Exhibit 10.1

1001 BOYLSTON STREET

BOSTON, MASSACHUSETTS

LEASE

FROM

S&A P-12 PROPERTY LLC

TO

CARGURUS, INC.

TABLE OF CONTENTS

ARTICLE I BASIC LEASE PROVISIONS AND ENUMERATIONS OF EXHIBITS		1

1.1	Introduction	1
1.2	Basic Data	1
1.3	Enumeration of Exhibits	7

ARTICLE II PREMISES		8

2.1	Demise and Lease of Premises; Condition of Premises	8
2.2	Appurtenant Rights and Reservations	9
2.3	Landlord’s Right to Modify the Project	11

ARTICLE III LEASE TERM AND EXTENSION OPTIONS		12

3.1	Term	12
3.2	Extension Option	12

ARTICLE IV ANNUAL FIXED RENT; ADDITIONAL RENT		15

4.1	Payment of Rent	15
4.2	Management Fee Rent	16
4.3	Late Payment	17
4.4	Tenant’s Payments	17

ARTICLE V TAXES		17

5.1	Definitions	17
5.2	Tenant’s Payment of Tenant’s Tax Share	19
5.3	Incentives	19

ARTICLE VI OPERATING EXPENSES		20

6.1	Definitions	20
6.2	Operating Expense Exclusions Defined	23
6.3	Payment of Tenant’s Expense Share	28
6.4	Tenant’s Audit Right	29

ARTICLE VII BUILDING SERVICES		30

7.1	Building Services	30
7.2	Heating, Ventilation and Air Conditioning	30
7.3	Electricity	31
7.4	Water	31
7.5	Gas	32
7.6	Elevators	32
7.7	Common Areas	32
7.8	Access and Security	32
7.9	Tenant’s Telecommunications Provider	33
7.10	Cleaning	33
7.11	No Damage	33
7.12	Tenant’s Remedy in the Event of Service Interruption	34
7.13	Property Management	35

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ARTICLE VIII REPAIRS		35

8.1	Landlord’s Repair and Maintenance	35
8.2	Tenant’s Repairs and Maintenance	36

ARTICLE IX ALTERATIONS		36

9.1	Landlord’s Approval	36
9.2	Plans; Conformity of Work	37
9.3	Performance of Work, Governmental Permits and Insurance	39
9.4	Liens	39
9.5	Nature of Alterations; Removal	40
9.6	Increases in Taxes	40

ARTICLE X PARKING		40

10.1	Parking Privileges	40
10.2	Parking Charges	41
10.3	Parking Facility Operation	42
10.4	Limitations	42

ARTICLE XI CERTAIN TENANT COVENANTS		43

11.1	Permitted Use	43
11.2	Signage and Items Visible Outside of the Premises	43
11.3	Rules and Regulations	43
11.4	Tenant’s Vendors	44
11.5	Floor Load	44
11.6	Taxes on Personal Property	44
11.7	Legal Fees	44
11.8	Compliance with Legal Requirements	44
11.9	Massachusetts Department of Transportation (“MDOT”)	45
11.10	Transportation Access Plan Agreement	46
11.11	OFAC	47
11.12	Permits and Approvals	47
11.13	Hazardous Materials	48

ARTICLE XII ASSIGNMENT AND SUBLETTING		50

12.1	Restrictions on Transfer	50
12.2	Tenant’s Notice	51
12.3	Landlord’s Recapture Right	51
12.4	Standards for Consent of Landlord	52
12.5	Permitted Transfers	53
12.6	Profit on Subleasing or Assignment	53
12.7	Additional Conditions	54
12.8	Space Sharing	55
12.9	Permitted Sublease Space	56

ARTICLE XIII INDEMNITY AND INSURANCE		56

13.1	Tenant’s Insurance	56
13.2	Tenant Indemnification	58

13.3	Property of Tenant	58
13.4	Limitation of Landlord’s Liability for Damage or Injury	59
13.5	Waiver of Subrogation; Mutual Release	59
13.6	Tenant’s Acts—Effect on Insurance	59
13.7	Landlord’s Insurance	60
13.8	Landlord Indemnity	60

ARTICLE XIV FIRE, CASUALTY AND TAKING		61

14.1	Damage	61
14.2	Termination Rights	61
14.3	Rent Abatement	63
14.4	Taking for Temporary Use	63
14.5	Disposition of Awards	64

ARTICLE XV DEFAULT		64

15.1	Tenant’s Default	64
15.2	Termination; Re-Entry	65
15.3	Continued Liability; Re-Letting	65
15.4	Liquidated Damages	66
15.5	Waiver of Redemption and Counterclaim	67
15.6	Landlord’s Default; Tenant Self-Help	67

ARTICLE XVI MISCELLANEOUS PROVISIONS		68

16.1	Waiver	68
16.2	Cumulative Remedies	69
16.3	Quiet Enjoyment	69
16.4	Surrender	71
16.5	Brokerage	71
16.6	Invalidity of Particular Provisions	72
16.7	Provisions Binding, etc	72
16.8	Recording; Confidentiality	72
16.9	Notices and Time for Action	72
16.10	When Lease Becomes Binding and Authority	73
16.11	Paragraph Headings	73
16.12	Rights of Mortgagee	74
16.13	[Reserved]	74
16.14	Notice to Mortgagee and Ground Lessor	74
16.15	Assignment of Rents	74
16.16	Estoppel Certificate and Financial Statements	75
16.17	Self-Help	76
16.18	Holding Over	76
16.19	Entry by Landlord	77
16.20	Counterparts; Electronic Signatures	78
16.21	Entire Agreement	78
16.22	Landlord Liability	78
16.23	No Partnership	79
16.24	Security Deposit	79

16.25	Governing Law; Survival	82
16.26	Waiver of Trial by Jury	82
16.27	Signage	82
16.28	Rooftop Equipment	84
16.29	Force Majeure	86
16.30	Landlord’s REIT Requirements	86
16.31	LEED Certification	87

ARTICLE XVII ARBITRATION		87

ARTICLE XVIII INITIAL PREMISES ADJUSTMENT		88

ARTICLE XIX INITIAL EXPANSION OPTION		89

19.1	Definitions	89
19.2	Tenant’s Initial Expansion Option	90
19.3	Exercise and Negotiation Period	90
19.4	Terms Applicable with respect to the Initial Expansion Premises	91

ARTICLE XX FUTURE EXPANSION OPTION		91

20.1	Definitions	91
20.2	Tenant’s Future Expansion Option	92
20.3	Exercise and Negotiation Period	92
20.4	Terms Applicable with respect to the Future Expansion Premises	92

ARTICLE XXI RIGHT OF FIRST OFFER		93

21.1	Definitions	93
21.2	Exercise and Negotiation Period	94

ARTICLE XXII SURRENDER OPTION		96

22.1	Definitions	96
22.2	Tenant’s Partial Termination Right	97
22.3	Surrender Notice	97
22.4	Surrender	98
22.5	Release of Liabilities	98
22.6	Holdover	98
22.7	Amendment	99

ARTICLE XXIII RIGHT OF FIRST OFFER TO PURCHASE BUILDING		99

23.1	Right of First Offer	99
23.2	Purchase and Sale Agreement	100
23.3	Termination	100
23.4	Landlord’s Obligation to Re-Offer Proposed Sale Property to Tenant	100
23.5	Right of First Offer Does Not Apply to Future Owners	101
23.6	Right of First Offer Personal to CarGurus, Inc	101
23.7	Landlord’s Right to Clear Title	101
23.8	Prime Lease	101
23.9	Time of the Essence	101

ARTICLE XXIV CAPITAL EVENTS; CONTINGENT PAYMENT		102

24.1	Contingent Payment Right	102
24.2	Allocations	104
24.3	Termination	105
24.4	Right Does Not Apply to Future Owners	105
24.5	Right Personal to CarGurus, Inc	105
24.6	Confirmation	105
24.7	Tax Structuring	105
24.8	Offset Right; Remedies	106
24.9	Illustrative Example	106

ARTICLE XXV TENANT’S COMPETITORS		106

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1001 BOYLSTON STREET

BOSTON, MASSACHUSETTS

THIS INSTRUMENT IS AN INDENTURE OF LEASE in which Landlord and Tenant are the parties hereinafter named, and which relates to space in the building to be constructed and known as 1001 Boylston Street, Boston, Massachusetts.

The parties to this instrument hereby agree with each other as follows:

ARTICLE I

BASIC LEASE PROVISIONS AND ENUMERATIONS OF EXHIBITS

1.1    Introduction

The following sets forth the basic data and identifying Exhibits elsewhere hereinafter referred to in this Lease, and, where appropriate, constitute definitions of the terms hereinafter listed.

1.2    Basic Data

Effective Date:	December 19, 2019.

Landlord:	S&A P-12 PROPERTY LLC, a Delaware limited liability company

Present Mailing Address of Landlord:	c/o Samuels & Associates 136 Brookline Avenue Boston, MA 02215

Tenant:	CarGurus, Inc., a Delaware corporation

Present Mailing Address of Tenant:	CarGurus, Inc. 2 Canal Park Cambridge, MA 02141 Attention: Senior Manager Facilities & Operations With a copy to: CarGurus, Inc. 2 Canal Park Cambridge, MA 02141 Attention: General Counsel

Original Term:	The period beginning on the Commencement Date and expiring on the date (the “Expiration Date”) that is one hundred eighty (180) full calendar months after the Commencement Date (plus the

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partial month, if any, immediately following the Commencement Date) unless sooner terminated as hereinafter provided.

Term or Lease Term:	Collectively, the Original Term and any Extended Term, if exercised by Tenant in accordance with Section 3.2.

Extension Options:	Two (2) periods of five (5) years each, as provided in and on the terms set forth in Section 3.2 hereof.

Commencement Date:	The date that is the earlier to occur of (i) the date that is twelve (12) months following the Delivery Date (as defined in Paragraph II.D(i) of Exhibit 2.1) and (ii) the date that Tenant first occupies the Premises for the normal conduct of business for the Permitted Use.

Fixed Rent Commencement Date:	The date that is eight (8) months after the Commencement Date. The period between the Commencement Date and the Fixed Rent Commencement Date is hereinafter referred to as the “Fixed Rent Abatement Period.”

Premises:

The Premises consist of the Prime Premises and the Rooftop Premises, each as hereinafter defined.

Prime Premises: The entire Rentable Floor Area of Floors 10 through 20 of the Office Area, all as shown on the floor plans annexed hereto as Exhibit 1.2-1, and incorporated herein by reference, and as further defined and limited in Section 2.1 hereof.

Rooftop Premises: The two (2) roof decks and the indoor amenity area as shown on the P12 Office – Level 21 Roof Plan, attached hereto and incorporated herein as Exhibit 1.2-2.

Rentable Floor Area of the Premises:	Agreed to be 273,595 square feet.

Rentable Floor Area of the Office Area:	As of the Effective Date, agreed to be 444,000 square feet.

Rentable Floor Area of the Building	As of the Effective Date, 491,023 square feet

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Annual Fixed Rent:	(a) During the Original Term:

Period of Time	Annual Fixed Rent		Monthly Fixed Rent
Commencement Date through the day immediately preceding the Fixed Rent Commencement Date	$0		$0
Fixed Rent Commencement Date though the end of Rent Year 1	$17,769,995.25	*	$1,480,832.94
Rent Year 2	$18,125,668.75		$1,510,472.40
Rent Year 3	$18,481,342.25		$1,540,111.85
Rent Year 4	$18,837,015.75		$1,569,751.31
Rent Year 5	$19,192,689.25		$1,599,390.77
Rent Year 6	$19,548,362.75		$1,629,030.23
Rent Year 7	$19,904,036.25		$1,658,669.69
Rent Year 8	$20,259,709.75		$1,688,309.15
Rent Year 9	$20,615,383.25		$1,717,948.60
Rent Year 10	$20,971,056.75		$1,747,588.06
Rent Year 11	$21,326,730.25		$1,777,227.52
Rent Year 12	$21,682,403.75		$1,806,866.98
Rent Year 13	$22,038,077.25		$1,836,506.44
Rent Year 14	$22,393,750.75		$1,866,145.90
Rent Year 15	$22,749,424.25		$1,895,785.35

* Annualized

(b) During any Extended Term (if exercised), as determined pursuant to Section 3.2.

Rent Year:	A period of twelve (12) consecutive calendar months beginning on the Commencement Date or an anniversary of the Commencement Date, except that if the Commencement Date does not fall on the first day of a calendar month, then the first Rent Year shall begin on the Commencement Date and end on the last day of the month containing the first anniversary of the Commencement Date, and each succeeding Rent Year shall begin on the day following the last day of the prior Rent Year, but the last Rent Year shall end on the Expiration Date.

Additional Rent:	All charges and other sums payable by Tenant as set forth in this Lease, other than Annual Fixed Rent.

Tenant’s Tax Share:	A fraction, the numerator of which is the Rentable Floor Area of the Premises and the denominator of

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which is the Rentable Floor Area of the Office Area or the Building, as applicable, as further set forth in Section 5.1.

Tenant’s Expense Share:	See Section 6.1.

Building:	The twenty-(20)-story building and other improvements on the Parcel to be constructed in accordance with Exhibit 2.1 hereto and to be known as 1001 Boylston Street in Boston, Massachusetts, as the same may, subject to the provisions of Section 2.3 of the Lease and Exhibit 2.1 hereto, be altered, expanded, reduced or otherwise changed by Landlord from time to time.

Air Rights Lease:	As defined in Section 11.9.

Parcel:

The parcels of land described in Exhibit 1.2-3 attached hereto and the air rights to be demised under the Air Rights Lease. The parties acknowledge that the Air Rights Lease will be signed after the Effective Date pursuant to the provisions of Section 11.9, and that the legal description of the Parcel will be modified in connection therewith. Upon execution of the Air Rights Lease, the parties agree to substitute the final legal description of the Parcel as Exhibit 1.2-3 to this Lease.

Landlord has advised Tenant that in the future Landlord may elect to subject the Parcel to a condominium or subdivide the Parcel, subject to the terms and conditions of this Lease. If the Parcel is either subjected to a condominium or subdivided, Landlord will notify Tenant of the new definition of the “Parcel”, which will be either the condominium unit which includes the Building or the subdivided portion(s) of the Parcel on which the Building is located.

Office Area:	The portions of the Building devoted from time to time for general office use, as the same may be altered, expanded, reduced or otherwise changed by Landlord from time to time in compliance with the terms and conditions of this Lease. The Office Area shall not include any areas which are to be leased for retail, restaurant or entertainment purposes, nor

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shall it include the parking facilities, including the Parking Facility, located within the Project. As of the Effective Date, but subject to Sections 2.2 and 2.3 hereof, the Office Area consists of the third (3rd) through twentieth (20th) floors of the Building.

Retail/Restaurant Area:

The portions of the Building devoted from time to time for retail, restaurant or entertainment purposes, as the same may be altered, expanded, reduced or otherwise changed by Landlord from time to time; provided, however, in no event shall Landlord permit any portion of the Retail/Restaurant Area to be used for any use set forth on Exhibit 1.2-4 attached hereto and made a part hereof. The Retail/Restaurant Area shall not include any areas which are to be leased for general office use, nor shall it include the parking facilities located within the Project. As of the Effective Date, but subject to Sections 2.2 and 2.3 hereof, the Retail/Restaurant Area consists of portions of the ground floor and second floor of the Building.

Landlord will use commercially reasonable efforts in its initial leasing of the Project to include at least one restaurant and bar providing food and beverage service, primarily for on-site consumption (as opposed to so-called “take out” service) within the Retail/Restaurant Area, which restaurant and bar will not be a so-called “fast food” restaurant such as McDonald’s or Burger King (“Restaurant/Bar Use”). In connection therewith, Landlord agrees to reserve approximately 3,000 rentable square feet in the Project (excluding a restaurant or bar operated as part of the hotel operation) for a Restaurant/Bar Use (and to not enter into a lease for such space for any other use) until the date which is the earlier of (i) the date on which Landlord enters into a lease in the Project for a Restaurant/Bar Use and (ii) the date which is twelve (12) months after the Substantial Completion Date (as defined in Paragraph II.E(i) of Exhibit 2.1).

Project:	The Building and the Parcel, together with all other buildings, land, air rights, garages, common areas and other improvements thereon, commonly known as “1001 Boylston”. Tenant acknowledges that the Project is a mixed use project expected to consist of

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retail areas, an office building, a hotel building, open spaces and other commercial uses and may be altered, expanded, reduced or otherwise changed from time to time and that Landlord reserves the right to modify the Project, to change the uses thereof, and to designate areas of the Project as common areas or as areas for the exclusive use of one or more occupants or the public, or one or more uses, subject to the terms and conditions of this Lease.

Permitted Use:	Subject in all events to applicable Legal Requirements (as defined in Section 9.2), Tenant shall have the right to use each portion of the Premises for general office purposes, consistent with a first-class office building in Boston and Cambridge and lawfully permitted uses accessory and/or ancillary to the foregoing use.

Maximum Amount of Landlord’s Allowance:	Up to $35,567,350.00 (i.e., $130.00 per rentable square foot of the Premises).

Landlord’s Fit Plan Allowance:	Up to $11,227.50 (i.e., $0.15 per rentable square foot of three (3) full floors of the Premises, containing approximately 74,850 rentable square feet in total).

Brokers:	CBRE, Inc. and Newmark Knight Frank

Security Deposit Amount:	$8,884,997.64 in the form of an irrevocable letter of credit, and subject to reduction as set forth in Section 16.24 hereof.

Normal Business Hours:	Monday through Friday of each week, from 8:00 A.M. to 6:00 P.M. on business days and 9:00 A.M. to 1:00 P.M. on Saturdays, excluding New Year’s Day, Martin Luther King Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day (“Holidays”).

Tenant Party:	Tenant, any affiliate of Tenant, any subtenant or any other occupant of the Premises, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents or representatives.

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Landlord Party:	Landlord, any affiliate of Landlord, Landlord’s managing agent for the Building and/or the Project, each mortgagee (if any), each ground lessor (if any), and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents or representatives.

1.3    Enumeration of Exhibits

The following Exhibits attached hereto are a part of this Lease, are incorporated herein by reference, and are to be treated as a part of this Lease for all purposes. Undertakings contained in such Exhibits are agreements on the part of Landlord and Tenant, as the case may be, to perform the obligations stated therein to be performed by Landlord and Tenant, as and where stipulated therein.

Exhibit 1.2-1	Floor Plans of Prime Premises
Exhibit 1.2-2	Plan of Rooftop Premises
Exhibit 1.2-3	Legal Description
Exhibit 1.2-4	Prohibited Retail/Restaurant Area Uses
Exhibit 2.1	Work Letter
Exhibit 2.1-1	Landlord/Tenant Responsibility Matrix
Exhibit 2.1-2	Base Building Plans and Specifications
Exhibit 2.1-3	Early Delivery Condition
Exhibit 2.1-4	Tenant Plan and Working Drawing Requirements
Exhibit 2.1-5	Form of Landlord Guaranty
Exhibit 2.1-6	Rules and Regulations for Rooftop Premises
Exhibit 2.1-7	Common Exterior Roof Deck Area and Outdoor Deck Areas A and B
Exhibit 2.2(b)	Fitness Center Specifications and Location
Exhibit 3.1	Declaration Affixing the Commencement Date of Lease
Exhibit 6.1(b)	Tenant’s Expense Share Allocation Methodology
Exhibit 7.10	Cleaning Specifications
Exhibit 10.1(b)	Reserved Parking Spaces
Exhibit 11.3	Building and Construction Rules and Regulations Governing Tenant Activities
Exhibit 11.3-1	Construction Rules and Regulations
Schedule 1	Insurance Requirements for Tenant’s Alterations
Exhibit 11.3-2	Loading Dock Rules and Regulations
Exhibit 11.10	TAPA
Exhibit 16.27(b)	Tenant’s Exterior Signage Location, Design and Dimensions
Exhibit 24	Contingent Payment Example

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ARTICLE II

PREMISES

2.1    Demise and Lease of Premises; Condition of Premises

(a)    Landlord hereby demises and leases to Tenant, and Tenant hereby hires and accepts from Landlord, the Premises for the Lease Term, excluding exterior walls (except the interior faces thereof), the common stairways and stairwells, elevators and elevator walls, mechanical rooms, electric and telephone closets, janitor closets, and pipes, ducts, shafts, conduits, wires and appurtenant fixtures serving the Premises exclusively or in common with other parts of the Building, and if the Premises includes less than the entire rentable area of any floor, excluding the common corridors, elevator lobbies and restrooms located on such floor and excluding any other Common Areas. Without limiting the foregoing, the Premises extend to the middle of any interior demising walls. The condition of the Premises upon Landlord’s delivery along with any work to be performed by either Landlord or Tenant shall be as set forth on Exhibit 2.1 attached hereto and made a part hereof.

(b)    Rooftop Premises.

(i)    The Rooftop Premises shall constitute a portion of the Premises and Tenant shall have exclusive access thereto on the condition that, and for so long as, Tenant is then leasing at least six (6) full floors of the Office Area, including, without limitation, Floors 15 through 20. Tenant, at Tenant’s sole cost, shall purchase, insure, and provide all furniture, fixtures, and equipment Tenant desires to use in the Rooftop Premises (“Tenant’s Rooftop FF&E”). Tenant shall be responsible for insuring, repairing, and maintaining Tenant’s Rooftop FF&E during the Term and shall remove same at the expiration or earlier termination of the Lease Term, and shall repair any damage caused by removal of said Tenant’s Rooftop FF&E, if necessary, at the expiration or earlier termination of the Lease Term. Tenant’s use of the Rooftop Premises shall be subject to such rules and regulations as Landlord may establish from time to time. The current rules and regulations for the use of the Rooftop Premises are attached hereto as Exhibit 2.1-6. Tenant shall not use the Rooftop Premises for any purpose which is unsafe or which otherwise may create a hazardous condition, or which may increase Landlord’s insurance rates (unless Tenant first gives assurance acceptable to Landlord for payment of such increased cost and that readaptation of the Rooftop Premises will be made prior to expiration or termination of the Lease without expense to Landlord), or cause a cancellation of Landlord’s insurance coverage for the Building. Landlord shall promptly provide Tenant notice if Landlord is informed that Tenant’s use of the Rooftop Premises is likely to result in an increase in Landlord’s insurance rates.

(ii)    In the event that Tenant no longer leases at least six (6) full floors of the Office Area, at Landlord’s election, Tenant shall surrender to Landlord possession of the Rooftop Premises in the condition required in accordance with the provisions of this Lease applicable to the Expiration Date and Tenant’s lease of the Rooftop Premises shall end and expire, subject to Tenant’s exclusive right to use a portion of the roof as set forth below. From and after the date on which Tenant’s exclusive use of the Rooftop Premises expires as set forth above, Annual Fixed Rent, Tenant’s Tax Share, Tenant’s Expense Share, the number of Tenant’s Parking Privileges, and all other rights and obligations of Tenant under this Lease which are calculated on a per square foot, pro rata or proportionate share basis, each shall be decreased on a pro rata basis

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to reflect the removal of the Rooftop Premises from the Premises and the conversion of the Rooftop Premises to Common Area.

(iii)    From and after the date that Tenant’s lease of the Rooftop Premises expires pursuant to this Section 2.1(b), Tenant shall, subject to complying with the rules and regulations for the use of the Rooftop Premises, have the exclusive right to use one of the two portions of the rooftop area shown as “Outdoor Deck Area A” and “Outdoor Deck Area B” on Exhibit 2.1-7 attached hereto. Tenant shall make its election of which of the two portions of the rooftop area Tenant elects to retain and designate as the portion for Tenant’s exclusive use by written notice to Landlord not later than thirty (30) days after Landlord has delivered notice to Tenant that Tenant’s lease of the Rooftop Premises has expired pursuant to this Section 2.1(b). In the event that Tenant fails to timely deliver such notice, Landlord will designate whether Outdoor Area A or Outdoor Area B will be the portion of the rooftop area designated for Tenant’s exclusive use.

(iv)    From and after the date that Tenant’s lease of the Rooftop Premises expires pursuant to this Section 2.1(b), Landlord reserves the right, to use or designate the portion(s) of the rooftop area which are not shown as “Common Exterior Roof Deck Area” on Exhibit 2.1-7 attached hereto and are not the portion of the rooftop area designated for Tenant’s exclusive use pursuant to Section 2.1(b)(iii) for other uses or for the exclusive use by other tenants; provided, however, that in no event shall Landlord permanently designate the portion(s) of the Rooftop Premises shown as “Common Exterior Roof Deck Area” on said plan for other uses or for the exclusive use by other tenants, and the portion(s) of the Rooftop Premises shown as “Common Exterior Roof Deck Area” on said plan shall, from and after the date that Tenant’s lease of the Rooftop Premises expires, be deemed Common Areas for the general use of tenants of the Office Area.

2.2    Appurtenant Rights and Reservations

(a)    Common Areas. Subject to Landlord’s right to change or alter any of the following in Landlord’s discretion as herein provided, Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use in common with others, but not in a manner or extent that would materially interfere with the normal operation and use of the Building as a multi-tenant mixed use building and subject to reasonable rules and regulations of the Building from time to time made by Landlord in accordance with Section 11.3 of which Tenant is given reasonable prior notice: (a) the common lobbies, corridors, stairways, and elevators of the Building, and the pipes, ducts, shafts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others, (b) the loading areas, loading docks, and freight elevators serving the Building and the common walkways and driveways necessary for access to the Building, (c) if the Premises include less than the entire rentable floor area of any floor, the common restrooms, corridors and elevator lobby of such floor, (d) the common shower facilities located in the Building, (e) the bicycle storage area located in the Building, which area shall accommodate approximately one hundred twenty (120) bicycles, of which Tenant shall receive its proportionate share thereof, and (f) the plazas and other common areas of the Project as Landlord makes the same available from time to time (collectively, the “Common Areas”); and no other appurtenant rights and easements, except as otherwise expressly set forth in the Lease.

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(b)    Fitness Center. The Building shall contain a fitness center (the “Fitness Center”), which will be available for use solely by tenants of the Office Area and their employees. The Fitness Center shall be constructed and operated in a first-class manner similar to other fitness centers in Class A buildings in the vicinity of the Building, substantially in accordance with the specifications set forth in Exhibit 2.2(b) attached hereto and made a part hereof. The Fitness Center shall initially be located on the third (3rd) floor of the Building in approximately the location shown on Exhibit 2.2(b). All use of the Fitness Center shall be at Tenant’s or its employees’ sole risk. In furtherance thereof, Tenant for itself and, to the fullest extent permitted by law, on behalf of its employees, does hereby waive any and all loss, claim, injury, damage or liability sustained or incurred during the use of, or as a result of the use of, the Fitness Center, and any apparatus, appliances or equipment located in the Fitness Center, other than for the negligence or willful misconduct of Landlord, its agents, employees or contractors. Use of the Fitness Center shall be subject to reasonable rules and regulations established by Landlord from time to time including, without limitation, the requirement that each individual desiring to use the Fitness Center execute and deliver a waiver for the benefit of Landlord and its managing agent. During the Term, Tenant, any subtenant, licensee, and Approved User and their employees shall have access to and the right to use the Fitness Center, at no additional cost (except that (x) each user of the Fitness Center shall pay a reasonable towel and service fee and (y) Landlord’s cost of operating and maintaining the Fitness Center shall be included in Operating Expenses to the extent provided in Article VI below). In addition, Landlord reserves the right, upon written notice to Tenant, to alter, modify, expand, reduce by not more than an immaterial extent, or relocate within the Building the Fitness Center, provided that it shall at all times be comparable to the initial Fitness Center.

(c)    Office Lobby Welcome Desk. Provided that Tenant (i) leases a minimum of fifty percent (50%) of the Rentable Floor Area of the Office Area and (ii) occupies at least fifty-seven percent (57%) of the Rentable Floor Area of the Premises (provided that such right shall not be affected by Tenant’s subleasing the Permitted Sublease Space), Tenant, at Tenant’s sole cost and expense, shall have the right to have a separate, exclusive welcome desk placed in the Office Lobby, the size, design, and location of such welcome desk shall be mutually acceptable to Landlord and Tenant.

(d)    Fire Staircases. During the Term of the Lease, Tenant shall have the right to use the fire staircase between the floors of the Premises for access to and egress from such floors of the Premises. Tenant’s use of the fire staircase pursuant to this Section 2.2(d) shall be at Tenant’s sole risk and in accordance with all applicable Legal Requirements, and Landlord shall have no liabilities or obligations, of any kind whatsoever, in connection therewith. Tenant hereby waives and releases any and all claims, actions or causes of action against Landlord for any losses, costs, expenses, or damages arising out of or resulting from use of the fire staircase and/or the installation, maintenance and use and operation of the Access System (as hereinafter defined) by Tenant or any Tenant Parties or Tenant Invitees, except to the extent caused by or due to the negligence or willful misconduct of Landlord or any of the Landlord Parties, but subject to the provisions of Sections 13.5 and 16.22. The indemnification obligations of Tenant pursuant to Section 13.2 of this Lease shall apply to the use of the fire staircase and the installation, maintenance, use and operation of the Access System, in all respects. Tenant may, at the sole cost and expense of Tenant, install a key card access system and related equipment (collectively, the “Access System”) in the fire staircase area for the floors of the Premises. The plans and specifications for the Access System shall be subject to the prior review and approval of Landlord in all respects. Without limitation,

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the Access System shall be compatible with the Building’s access control system and subject to the prior reasonable approval of Landlord, and Tenant shall provide Landlord with security cards, and the Access System shall permit so-called hard key override to enable Landlord to access the Premises in accordance with the provisions of this Lease. The Access System shall be considered to be an Alteration and shall be performed in accordance with the terms and conditions of this Lease, including, without limitation, Article IX. Tenant shall keep and maintain the Access System in good working order, condition and repair throughout the Term. The installation, maintenance, use and operation of the Access System shall comply with all applicable Legal Requirements. Upon the expiration or earlier termination of the Term of this Lease, Tenant shall, at its sole cost and expense, remove the Access System, repair all damage arising out of such removal, and restore the subject areas of the fire staircase to the condition which existed prior to such installation by Tenant, reasonable wear and tear, and damage from casualty and condemnation excepted.

2.3    Landlord’s Right to Modify the Project

(a)    Landlord reserves for its benefit the right from time to time, without unreasonable interference with Tenant’s use and in accordance with the applicable provisions of this Lease: (i) to enter the Premises to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises, the Building, or the Parcel, (ii) to alter or relocate or perform, or cause to be performed, construction in any other common facility, provided that substitutions are substantially equivalent or better and (iii) to reduce, increase, enclose or otherwise change at any time and from time to time the size, number, location, lay-out and nature of the Common Areas and facilities and other premises in the Building or the Parcel. Installations, replacements and relocations referred to in clause (i) above shall be located so far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises. Except in the case of emergencies or for normal cleaning and maintenance operations, Landlord agrees to give Tenant reasonable advance notice of any of the foregoing activities which require work in the Premises. In connection with any activities which require work in the Premises, Landlord shall (w) use first class materials, installations and finishes, (x) take reasonable care to safeguard the affected portion of the Premises, Alterations or the property of Tenant or any Tenant Parties, (y) upon completion of such activity, restore the portion of the Premises that is the subject of such activity to substantially the condition existing before such activity, and (z) not cause a material reduction in the usable area of the Premises.

(b)    Landlord reserves and excepts for its benefit all rights of ownership and use in all respects outside the Premises, including without limitation, the Building and all other structures and improvements and plazas and common areas in the Project, except that at all times during the Lease Term, Tenant shall retain all applicable appurtenant rights under this Lease, including, without limitation, a reasonable means of access from a public street to the Premises. Without limitation of the foregoing reservation of rights by Landlord, it is understood that in its sole discretion, Landlord shall have the right to change and rearrange the plazas and other common areas, to change, relocate and eliminate facilities therein, to erect new buildings thereon, to permit the use of or lease all or part thereof for exhibitions and displays and to sell, lease or dedicate all or part thereof to public use; and further that Landlord, shall have the right to make changes in, additions to and eliminations from the Building and other structures and improvements in the Project, the Premises excepted. Notwithstanding the foregoing, Landlord shall not exercise its rights pursuant to this Section 2.3 in

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any manner that (i) materially adversely affects the access of Tenant, its employees, agents, clients, customers, and invitees to the Premises, the Building or the Common Areas, (ii) materially adversely affects the views from any portion of the Premises located above the fourth (4th) floor of the Building, (iii) reduces or materially adversely affects the amount of parking committed to Tenant hereunder; (iv) after the Building is constructed and Tenant’s Exterior Signage is installed on the Building, materially adversely affects Tenant’s Exterior Signage and/or the prominence or the visibility thereof; provided, however, prior to completion of construction of the Building, the provisions of Exhibit 2.1 shall apply; (v) materially affects the size, usable area, configuration, location or dimensions of the Premises; (vi) increases Annual Fixed Rent; (vii) involves constructing or installing any new buildings or structures in the plaza that are taller than the fourth (4th) floor of the Building, (viii) allows a use other than primarily retail, restaurant or entertainment uses on the ground floor of the Building, (ix) requires the use of the elevators serving the Office Area to serve the Retail/Restaurant Area, (x) eliminates the plaza, and/or (xi) reduces the open space within the plaza to less than 5,000 square feet of open space, in the aggregate. In addition, any material changes to the main Building lobby shall use first class materials, installations and finishes, and any material changes to the use, size, location or entrances of, or access to retail areas from (except for shared doors to adjacent restaurants, coffee shops or the like), the main Building lobby shall be subject to Tenant’s prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

ARTICLE III

LEASE TERM AND EXTENSION OPTIONS

3.1    Term

The Lease Term hereof shall commence on the Commencement Date and expire on the Expiration Date, unless earlier terminated or extended as provided herein. Once the Commencement Date is determined, Landlord and Tenant shall endeavor to execute an agreement, substantially in the form attached hereto as Exhibit 3.1, confirming the Commencement Date, Fixed Rent Commencement Date and Expiration Date; provided, however, the failure to execute said agreement will not limit or detract from the occurrence of such dates. If Tenant shall fail to execute such agreement within fifteen (15) days after delivery thereof by Landlord, and such failure continues for an additional ten (10) days after notice from Landlord of such failure, then the Commencement Date, Fixed Rent Commencement Date and Expiration Date shall be as reasonably determined by Landlord in accordance with the terms of this Lease, absent manifest error.

3.2    Extension Option.

(a)    Definitions. For the purposes of this Section 3.2:

(i)    “Extension Option Conditions” shall be deemed to be satisfied if as of the date that Tenant gives its Extension Notice: (1) this Lease is in full force and effect, (2) there exists no uncured monetary or material non-monetary Event of Default by Tenant, and (3) CarGurus, Inc., itself, together with any Permitted Transferee, as defined in Section 12.5, are occupying at least fifty-seven percent (57%) of the rentable area of the Premises then demised to

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Tenant (provided that such right shall not be affected by Tenant’s subleasing the Permitted Sublease Space).

(ii)    “Market Area” shall be defined as the Back Bay and Downtown (excluding the Seaport) office submarkets of Boston, Massachusetts.

(iii)    “Prevailing Market Rent” shall be defined as the fair market rental value of the Premises then demised to Tenant as of the commencement of the date in question as determined in accordance with the process described below, for renewals and new leases of Class A office space in buildings comparable to the Building in the Market Area. All relevant factors shall be taken into account, including, without limitation: (1) tenant improvement funds and free rent, (2) provision for annual increases in rent during said Extended Term if so determined, (3) the as-is condition of the Premises, and (4) the Tenant’s obligation to pay its share of Taxes and Operating Expenses, and utility costs, as set forth in this Lease.

(b)    Tenant’s Extension Option. Subject to satisfaction of all of the Extension Option Conditions (any of which Extension Option Conditions Landlord may waive, by written notice to Tenant, in Landlord’s sole discretion), Tenant shall have the right (“Tenant’s Extension Option”) to extend the Term hereof upon all the same terms, conditions, covenants and agreements herein contained (except that (i) the Annual Fixed Rent shall be adjusted during the option period as hereinbelow set forth, (ii) the Premises may be reduced for either the First Extended Term or Second Extended Term in accordance with Section 3.2(e) hereof, and (iii) there shall be no further option to extend the Lease Term beyond the Second Extended Term (as hereinafter defined)) for two (2) periods of five (5) years each, as hereinafter set forth (the “First Extended Term” and the “Second Extended Term”, respectively; each, an “Extended Term”). Notwithstanding any provision of this Lease to the contrary Landlord has no obligation to make any additional payment to Tenant in respect of any construction allowance or the like or to perform any work to the Premises as a result of the exercise by Tenant of any such option (but the presence or absence thereof shall be relevant factors in determining Prevailing Market Rent).

(c)    Exercise and Negotiation Period. If Tenant desires to exercise an option to extend the Term, then Tenant shall give notice (“Extension Notice”) to Landlord, not later than eighteen (18) months prior to the expiration of the Term of this Lease (as it may have been previously extended) exercising such option to extend. Within thirty (30) days after Landlord’s receipt of the Extension Notice (but Landlord shall not be required to provide Landlord’s quotation more than twenty-three (23) months prior to the expiration of the Term of this Lease (as it may have been previously extended)), Landlord shall provide Landlord’s quotation to Tenant of a proposed Annual Fixed Rent for the applicable Extended Term (“Landlord’s Rent Quotation”) which shall be Landlord’s determination of the Prevailing Market Rent for the Applicable Portion of the Premises (as hereinafter defined) for the applicable Extended Term. If at the expiration of twenty (20) days after the date when Landlord provides such quotation to Tenant (the “Negotiation Period”), Landlord and Tenant have not reached agreement in writing on a determination of an Annual Fixed Rent for the applicable Extended Term, then, by not later than the expiration of the Negotiation Period, Tenant shall have the right to (i) rescind Tenant’s Extension Notice by delivering a notice (a “Rescission Notice”) of such rescission to Landlord, or (ii) make a request to Landlord for an arbitration determination (the “Arbitration Determination”) of the Prevailing Market Rent for such Extended Term, which Arbitration Determination shall be made in accordance with Article XVII. If

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Tenant timely shall have requested the Arbitration Determination, then the Annual Fixed Rent for such Extended Term shall be the Prevailing Market Rent as determined by the Arbitration Determination. If Tenant timely delivers a Rescission Notice, then the Term of this Lease shall expire (unless sooner terminated in accordance with the terms and conditions hereof) on the then-scheduled Expiration Date and Tenant shall have no further right or option to extend the Term of this Lease. If Tenant does not timely request the Arbitration Determination or deliver a Rescission Notice, then Tenant shall have no further right to rescind the exercise of the applicable Tenant’s Extension Option, and the Annual Fixed Rent during the applicable Extended Term shall be equal to Landlord’s final full written proposal for Annual Fixed Rent during the Negotiation Period.

(d)    Terms Applicable During Extended Terms. Unless Tenant timely delivers a Rescission Notice pursuant to Section 3.2(c), then upon the giving of the Extension Notice by Tenant to Landlord exercising Tenant’s applicable option to extend the Lease Term in accordance with the provisions of Section 3.2(b) above, this Lease and the Lease Term hereof shall automatically be deemed extended, for the applicable Extended Term for the Applicable Portion of the Premises, without the necessity for the execution of any additional documents, except that Landlord and Tenant agree to enter into an instrument in writing setting forth the Annual Fixed Rent for the Applicable Portion of the Premises for the applicable Extended Term as determined in the relevant manner set forth in this Section 3.2; and in such event all references herein to the Lease Term or the Term of this Lease shall be construed as referring to the Lease Term, as so extended, unless the context clearly otherwise requires, and except that there shall be no further option to extend the Lease Term beyond the Second Extended Term (provided that the failure of the parties to execute such instrument in writing shall not affect the validity of the exercise of such option). Notwithstanding anything contained herein to the contrary, in no event shall Tenant have the right to exercise more than one extension option at a time and, further, Tenant shall not have the right to exercise its second extension option unless it has duly exercised its first extension option.

(e)    Extension for less than the entire Premises. Tenant’s Extension Option for the First Extended Term only shall be exercised, at Tenant’s option, with respect to either (i) the entire Premises then demised under this Lease at the time that Tenant exercises Tenant’s Extension Option for the First Extended Term (the “Initial Term Premises”), or (ii) a portion of the Premises consisting of at least fifty-seven percent (57%) of the Initial Term Premises. In addition, in the event that the Extension Surrender Space for the First Extended Term was less than forty-three percent (43%) of the Initial Term Premises, Tenant’s Extension Option for the Second Extended Term shall be exercised, at Tenant’s Option, with respect to either (x) the entire Premises then demised under this Lease, or (y) a portion of the Premises consisting of at least fifty-seven percent (57%) of the Initial Term Premises. Without limitation, in no event shall Tenant be entitled to surrender in connection with the First Extended Term and the Second Extended Term, in the aggregate, more than forty-three percent (43%) of the Initial Term Premises. The portion of the Premises for which the Term is extended hereunder is referred to as the “Applicable Portion of the Premises”. The portion of the Premises for which the Term is not extended hereunder is referred to as the “Extension Surrender Space”. The Extension Surrender Space shall be located in a High/Low Permitted Area (as hereinafter defined). The “High/Low Permitted Area” shall mean the highest or lowest floor(s) of any contiguous block of space within the Premises, it being the intent of the parties that the Applicable Portion of the Premises (1) must consist of not more than the number of contiguous blocks of space in the Premises prior to any reduction, and (2) cannot create a “hole” in a previously contiguous block of space in the Premises. By way of

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example only, if Tenant were leasing Floors 4-6 (“Block One”) and Floors 8-20 (“Block Two”) at the time it gave an Extension Notice, and Tenant wanted to give back two (2) floors as Extension Surrender Space, then such Extension Surrender Space could only consist of any of the top or bottom floors of Block One and/or Block Two (that is, floors 4, 6, 8 or 20, and floors 5 in conjunction with 4 or 6, 9 in conjunction with 8, or 19 in conjunction with 20). Tenant shall specify in the applicable Extension Notice the Applicable Portion of the Premises and which floor(s) of the Premises, if any, shall be the Extension Surrender Space; provided, however if Tenant does not do so, then Tenant will be considered to have elected to extend the Term for the entire Premises. If Tenant exercises Tenant’s Extension Option for the applicable Extended Term for less than the entire Premises, then on the date immediately preceding the first day of the applicable Extended Term, Tenant shall surrender to Landlord possession of the applicable Extension Surrender Space free and clear of all occupants, vacant and free of any lien or encumbrance created by Tenant or persons claiming by, through or under Tenant and otherwise in the condition required in accordance with the provisions of this Lease. On the date immediately preceding the first day of the applicable Extended Term (each such date, the “Extension Surrender Date”), Tenant’s lease of the applicable Extension Surrender Space shall end and expire, and Tenant’s estate in and possession of the applicable Extension Surrender Space shall terminate and be extinguished as if the applicable Extension Surrender Date were the Expiration Date with respect thereto. From and after the applicable Extension Surrender Date, Tenant’s Tax Share, Tenant’s Expense Share, the number of Tenant’s Parking Privileges and all other rights of Tenant under this Lease which are calculated on a pro rata or proportionate share basis, each shall be reduced on a per square foot, pro rata basis to reflect the removal of the applicable Extension Surrender Space from the Premises. If, as a result of Tenant’s election hereunder, Tenant is no longer leasing at least six (6) full floors in the Office Area, then the Extension Surrender Space shall also include the Rooftop Premises (provided that the Rooftop Premises shall thereafter be subject to the terms of Section 2.1 hereof). If Tenant fails to surrender to Landlord possession of the Extension Surrender Space on the Extension Surrender Date, in the condition required, then Tenant shall be in holdover in the Extension Surrender Space and Landlord shall have the right to exercise any of Landlord’s rights and remedies at law and in equity (including, without limitation, pursuant to Section 16.18 of this Lease).

(f)    Determination of Prevailing Market Rent. Where in the Lease provision is made for an Arbitration Determination of Prevailing Market Rent, the procedures and requirements set forth in Article XVII shall apply.

ARTICLE IV

ANNUAL FIXED RENT; ADDITIONAL RENT

4.1    Payment of Rent

Tenant agrees to pay to Landlord, commencing on the Fixed Rent Commencement Date, and continuing and monthly in advance throughout the remainder of the Lease Term, on the first day of each and every calendar month during the Original Term, a sum equal to one-twelfth (1/12th) of the Annual Fixed Rent specified in Section 1.2 hereof and on the first day of each and every calendar month during each Extended Term (if exercised), a sum equal to one-twelfth of the Annual Fixed Rent as determined in Section 3.2 for the applicable Extended Term. Annual Fixed Rent for any partial month shall be paid by Tenant to Landlord at such rate on a pro rata basis, and,

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if the Fixed Rent Commencement Date shall be other than the first day of a calendar month, the first payment of Annual Fixed Rent which Tenant shall make to Landlord shall be a payment equal to a proportionate part of such monthly Annual Fixed Rent for the partial month from the Fixed Rent Commencement Date to the first day of the succeeding calendar month.

Until notice of some other designation is given Annual Fixed Rent, Additional Rent, and all other charges for which provision is herein made shall be paid by remittance to or for the order of Landlord as follows:

S&A P-12 Property LLC

c/o Samuels & Associates

136 Brookline Avenue

Boston, MA 02215

or by electronic ACH transfer to Landlord as follows:

Bank ABA Number: 211170101

Account Number: 23129197

Name of Bank: Webster Bank

Account Name: S&A P-12 Property LLC

Address: 136 Brookline Avenue

City: Boston

State: MA

Zip Code: 02215

Additional Rent payable by Tenant on a monthly basis, as elsewhere provided in this Lease, likewise shall be prorated for any partial month of the Lease Term, and the first payment on account thereof shall be determined in similar fashion and shall, unless otherwise expressly stated in this Lease, commence on the Commencement Date. Annual Fixed Rent, Additional Rent and all other charges payable under this Lease shall be paid by Tenant to Landlord in lawful money of the United States in immediately available funds and without notice or demand and with setoff, deduction or abatement, except as otherwise expressly set forth in this Lease.

Tenant shall pay when due all Annual Fixed Rent and Additional Rent and all charges for utility services rendered to the Premises and service inspections therefor except as otherwise provided in Article VII and, as further Additional Rent, all charges for additional and special services rendered pursuant to Article VII.

4.2    Management Fee Rent

Commencing as of the Commencement Date, and continuing thereafter throughout the remainder of the Lease Term, as it may be extended, Tenant shall pay Management Fee Rent, as hereinafter defined, to Landlord. Management Fee Rent shall be considered to be Additional Rent and shall be payable by Tenant at the same time and under the same terms and conditions as Annual Fixed Rent, Tenant’s Tax Share, and Tenant’s Expense Share are payable by Tenant to Landlord. “Management Fee Rent” shall be defined as two and one quarter percent (2.25%) of the sum of

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Annual Fixed Rent (if any during the applicable time period), Tenant’s Tax Share, and Tenant’s Expense Share which is payable by Tenant to Landlord, from time to time.

4.3    Late Payment

If Landlord shall not have received any payment or installment of Annual Fixed Rent or Additional Rent (the “Outstanding Amount”) on or before the date on which the same first becomes payable under this Lease (the “Due Date”), the amount of such payment or installment shall incur a late charge equal to the sum of: (a) the lesser of (x) $1,500.00 and (y) three percent (3%) of the Outstanding Amount for administration and bookkeeping costs associated with the late payment (“Late Fee”) and (b) interest on the Outstanding Amount from the Due Date through and including the date such payment or installment is received by Landlord, at an annual rate of interest (the “Lease Interest Rate”) of seven (7%) percent per annum. Landlord agrees to waive the Late Fee and Lease Interest Rate with respect to the first two (2) late payments in any twelve-(12)-month period. Such interest and any Late Fees payable by Tenant shall be deemed Additional Rent and shall be paid by Tenant to Landlord upon demand.

4.4    Tenant’s Payments

Each and every payment and expenditure from Tenant to Landlord, other than Annual Fixed Rent, shall be deemed to be “Additional Rent” hereunder, whether or not the provisions requiring payment of such amounts specifically so state, and shall be payable, unless otherwise provided in this Lease, within thirty (30) days after written demand by Landlord, and in the case of the non-payment of any such amount, Landlord shall have, in addition to all of its other rights and remedies, all the rights and remedies available to Landlord hereunder or by law in the case of non-payment of Annual Fixed Rent. Unless expressly otherwise provided in this Lease, the performance and observance by Tenant of all the terms, covenants and conditions of this Lease to be performed and observed by Tenant shall be at Tenant’s sole cost and expense. If Tenant has not objected to any statement of Additional Rent which is rendered by Landlord to Tenant within two hundred seventy (270) days after Landlord has rendered the same to Tenant, then the same shall be deemed to be a final account between Landlord and Tenant not subject to any further dispute. Except in cases where the applicable type of request is specifically addressed in a different section of this Lease, if Tenant seeks Landlord’s consent or approval under this Lease more than once in any twelve-(12)-month period, then with respect to any such request after the first (1st) request in such twelve-(12)-month period, Tenant shall reimburse Landlord, upon demand, as Additional Rent, for all reasonable costs and expenses, including legal and architectural costs and expenses, incurred by Landlord in processing such request, whether or not such consent or approval shall be given.

ARTICLE V

TAXES

5.1    Definitions

(a)    “Tax Year” means the twelve-(12)-month period beginning July 1 each year during the Lease Term or if the appropriate governmental fiscal period shall begin on any date other than July 1, such other date.

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(b)    “Real Estate Taxes” means all taxes and special assessments of every kind and nature and user fees and other like fees assessed by any Governmental Authority (collectively, “Taxes”) on, or allocable to (i) the Office Area or Building, as applicable, (ii) the Parcel, open areas, public areas and amenities, plazas, Common Areas and other non-leasable areas of the Building or Parcel which Landlord shall be obligated to pay because of or in connection with the ownership, leasing or operation of the Building and reasonable expenses of and fees for any formal or informal proceedings for negotiation or abatement of taxes (collectively, “Abatement Expenses”). Notwithstanding the foregoing, if: (x) Landlord subjects the Project to a condominium, then Real Estate Taxes shall mean all Taxes assessed against the unit(s) of the condominium that contain the Premises, and (y) Landlord subdivides the Parcel, then the Real Estate Taxes shall mean all Real Estate Taxes assessed against the subdivided portion of the Parcel that contains the Building. For so long as the Office Area, Building and/or Parcel are not separately assessed, Real Estate Taxes shall be determined as follows: (1) Real Estate Taxes shall include any Taxes attributable to the Office Area or Building, as applicable, based upon reasonable evidence, if any, provided by the tax assessor for the City of Boston, and otherwise based on Landlord’s reasonable determination of the portion of the Real Estate Taxes that is reasonably related to the Office Area or Building, as applicable, (2) Real Estate Taxes shall not include any Taxes attributable to any hotel buildings, and (3) Real Estate Taxes shall include an allocation of Taxes attributable to the Parcel based on Landlord’s reasonable determination of the portion of the Parcel that is reasonably related to the Building. In the event that Real Estate Taxes are assessed or allocated by Landlord to the Office Area separately from the Retail/Restaurant Area, then the denominator used to calculate Tenant’s Tax Share shall be the Rentable Floor Area of the Office Area and otherwise the denominator used to calculate Tenant’s Tax Share shall be the Rentable Floor Area of the Building. Any special taxes or special assessments to be included in Taxes shall be limited to the amount of the annual installment (plus any interest other than penalty interest payable thereon) of such special tax or special assessment required to be paid during the Tax Year in respect of which such taxes are being determined, and whether or not Landlord elects to pay the same over the longest period permitted, Tenant’s payments shall be based on the installments payable with respect to each year during the Term as if Landlord had elected to pay the same over the longest period permitted. Notwithstanding anything to the contrary, the following shall be excluded from Taxes: (x) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, mortgage recording taxes, transfer taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Building, but only to the extent such taxes on rents, receipts or income attributable to operations at the Building are levied in lieu of or in addition to customary ad valorem real estate taxes), and (y) taxes, assessments, special assessments, special improvement district assessments or other governmental charges arising from costs expended directly or indirectly by any governmental agency, subdivision, bonding authority or other special purpose authority for the development or capital improvements of the Building and/or the Parcel, except if created to provide supplemental governmental services that Tenant actually receives a benefit from, and (z) any other governmental charges, taxes or service fees that are otherwise included in Operating Expenses. Real Estate Taxes also shall not include any Taxes expressly attributed by the taxing authority to the alterations or personal property of another tenant in the Building and penalties or interest that derive from Landlord’s failure to pay Real Estate Taxes to the applicable governmental authority on a timely basis.

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(c)    If during the Lease Term the Tax Year is changed by applicable law to less than a full twelve-(12)-month period, the Taxes allocable to the Premises shall be proportionately reduced.

(d)    Landlord agrees to engage a consultant annually to evaluate the assessed amount of Taxes and to advise Landlord on the possibility of an abatement proceeding or other challenge to the assessed amount of Taxes. Landlord agrees to keep Tenant apprised of such consultant’s recommendations with respect to Taxes. In connection therewith, Landlord shall provide Tenant with regular updates regarding the consultant’s evaluation of the assessed amount of Taxes and discussions with the tax assessor, share any reports prepared by such consultant with Tenant, share any comments provided by Tenant on such reports with the consultant, and allow Tenant the opportunity to engage in discussion with the consultant regarding the assessed amount of Taxes. Such consultant shall be subject to Tenant’s approval, which shall not be unreasonably withheld, conditioned or delayed, and Tenant hereby preapproves Marvin Poer and Company as Landlord’s consultant.

5.2    Tenant’s Payment of Tenant’s Tax Share

Commencing on the Commencement Date, and continuing thereafter throughout the remainder of the Term of the Lease, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Tax Share. Landlord shall make a good faith estimate of the Taxes to be due by Tenant for any Tax Year or part thereof during the Term and shall deliver such estimate to Tenant at least sixty (60) days prior to the start of a Tax Year, and Tenant shall pay to Landlord, on the first (1st) day of each calendar month during such Tax Year thereafter, an amount equal to Tenant’s Tax Share for such Tax Year or part thereof divided by the number of months therein. Landlord may re-estimate Tenant’s Tax Share not more than one time during such Tax Year and deliver a copy of the re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Tax Share shall be appropriately adjusted in accordance with the estimations so that, by the end of the Tax Year in question, Tenant shall have paid all of Tenant’s Tax Share as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Taxes are available for each Tax Year. If the total of such monthly remittances is greater than Tenant’s Tax Share actually due for such Tax Year, then, Tenant may credit the difference against the next installments of Tenant’s Tax Share and Tenant’s Expense Share due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord. If the total of such remittances is less than Tenant’s Tax Share actually due for such Tax Year, Tenant shall pay the difference to Landlord, as Additional Rent hereunder, within thirty (30) days of Tenant’s receipt of an invoice therefor. Landlord’s estimate for the next Tax Year shall be based upon actual Taxes for the prior Tax Year plus a reasonable adjustment based upon estimated future Taxes. The provisions of this Section 5.2 shall survive the expiration or earlier termination of this Lease.

5.3    Incentives

In connection with the Project, the Project or Landlord or its affiliates may receive certain tax exemptions, abatements or credits and/or may agree to make payments in lieu of all or part of the Taxes for all or part of the Project and/or may receive a cash payment for the initial design or

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construction of infrastructure improvements for the Project (collectively, “Development Incentives”). If any Development Incentives result in a reduction of Taxes, then “Taxes” applicable to the Project for purposes hereunder shall be reduced by such amount; provided, however, if any Development Incentives which result in a reduction of Taxes are conditioned in whole or in part upon the occupancy of the Premises or the jobs created by occupancy of the Premises by any other tenant or occupant of the Project, then Taxes shall not be reduced and Landlord and/or such other tenant alone shall be entitled to the benefit of any income or excise or other tax reduction or credit in connection with such Development Incentives. In addition, if Landlord receives any Development Incentives, in the form of a cash payment, for the initial design or construction of infrastructure improvements for the Project, Landlord shall, within forty-five (45) days of the actual receipt of such payment, make a payment to Tenant in an amount equal to ten percent (10%) of the net amount of such payment, i.e., after deducting all costs and expenses reasonably incurred by Landlord in connection with obtaining such Development Incentive and Landlord shall be entitled to retain the remaining balance thereof.

Tenant shall have the right, but not the obligation, to pursue (on its own behalf) certain tax exemptions, abatements or other credits or tax relief programs in connection with the Lease and/or Tenant’s occupancy of or job creation at the Premises (“Tenant Tax Incentives”). In the event that Tenant elects to pursue any such Tenant Tax Incentives, Landlord hereby covenants and agrees (at no cost, expense or liability to Landlord) to reasonably cooperate with Tenant in Tenant’s pursuit of any such Tenant Tax Incentives, and Landlord and Tenant each agrees to reasonably cooperate and coordinate with each other on meetings with governmental officials, submission of documents and other aspects of the process required to obtain any such Tenant Tax Incentives. In the event the Project or Tenant receives any Tenant Tax Incentives (however any of the same may be named in the relevant authorizing legislation) or a portion thereof in any given year, Tenant alone shall receive the benefit of any income or excise or other tax credit in connection with the Tenant Tax Incentives. Notwithstanding the foregoing, any Tenant Tax Incentive affecting the Project or Landlord (including, without limitation, any so called Tax Increment Financing (TIF) or a M.G.L. ch. 121A designation, tax exemption, abatement, credit or relief related to Real Estate Taxes with respect to the Premises) shall be subject to Landlord’s prior approval, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that in no event shall Landlord be required to consent to or approve a Tenant Tax Incentive that results in any increased cost, obligation or liability of, or restriction on, Landlord or the Project.

Landlord and Tenant shall use good faith efforts to coordinate with one another regarding their pursuit of Development Incentives and Tenant Tax Incentives, as applicable, to ensure that any information and data in their respective applications are consistent.

ARTICLE VI

OPERATING EXPENSES

6.1    Definitions

For the purposes of this Article VI:

(a)    “Expense Pools” shall be defined as the amount of Operating Expenses, as hereinafter defined, which are allocated by Landlord, in accordance with this Section 6.1(a), either

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to the entirety of the Office Area (“Office Area Expense Pool”), to the entirety of the Building (“Building Expense Pool”), or to the entirety of the Project (“Project Expense Pool”). An Operating Expense shall be allocated by Landlord to an Expense Pool only if the rentable areas of the premises within such Expense Pool have the benefit from the service or facility on which such Operating Expense is based, and no Operating Expense shall be allocated to more than one Expense Pool. For example, premises janitorial services shall be allocated entirely to the Office Area Expense Pool, insurance premiums relating to the Building shall be included in the Building Expense Pool, and maintenance costs related to the plaza shall be included in the Project Expense Pool.

(b)    “Tenant’s Expense Share” shall be defined as the sum of the shares of each Expense Pool which is allocable to Tenant. The Project Expense Pool, the Building Expense Pool, and the Office Area Expense Pool shall all be allocated to Tenant on the basis of the relative square footage of the Premises to the aggregate square footage of the rentable areas within the applicable Expense Pool, unless Landlord has a reasonable and equitable basis for a different allocation. Subject to this Section 6.1(b), the methodology for calculating Tenant’s share of each of the Project Expense Pool, Building Expense Pool and Office Area Expense Pool shall be as set forth on Exhibit 6.1(b) attached hereto and made a part hereof. Tenant’s share of each of the Project Expense Pool, Building Expense Pool and Office Area Expense Pool shall be proportionately adjusted from time to time in connection with any increase or decrease in the size of the Premises, the Office Area, the Building or the Project, as applicable.

(c)    “Operating Expenses” means the cost of maintenance, repair, replacement, management and operation of the Building and the Project as more specifically provided below, and in each case, subject to allocation to the applicable Expense Pool. Operating Expenses shall not include Operating Expense Exclusions, as set forth in Section 6.2, but shall include, without limitation:

(i)    compensation, wages and all fringe benefits, workmen’s compensation insurance premiums and payroll taxes paid to, for or with respect to all persons for their services in the operating, maintaining, managing, insuring or cleaning of the Building;

(ii)    payments under service contracts with independent contractors for operating, repairing, maintaining or cleaning of the Project (provided that if Tenant shall elect to perform such janitorial services at its expense in the Premises pursuant to Section 7.10 below, the costs that Landlord would have incurred in providing such janitorial services to the Premises and other space in the Office Area leased or intending to be leased to other tenants shall be excluded from Operating Expenses);

(iii)    steam, water, sewer, gas, oil, electricity and data and telephone charges (excluding such utility charges separately chargeable to tenants for additional or separate services and electricity charges paid by Tenant) and costs of maintaining letters of credit or other security as may be required by utility companies as a condition of providing such services;

(iv)    cost of maintenance, cleaning and repairs and replacements (other than repairs reimbursed from contractors under warranties or guarantees), including costs imposed by any governmental authority or the Air Rights Lease;

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(v)    cost of snow and ice removal, care of landscaping, security and trash collection;

(vi)    cost of building and cleaning supplies and equipment;

(vii)    cost of operating and maintaining the Fitness Center and rent for the Fitness Center at the rental rate of $64.95 per rentable square foot per annum thereof for the first year of the Term, which rate shall increase by $0.75 per rentable square foot each year;

(viii)    premiums for insurance carried with respect to the Building (including, without limitation, liability insurance, insurance against loss in case of fire or casualty and of monthly installments of Annual Fixed Rent and any Additional Rent which may be due under this Lease and other leases of space in the Building and, if there be any first mortgage on the Building, including such insurance as may be required by the holder of such first mortgage);

(ix)    Operating Expenses related to the operation of the common, exterior, public areas and amenities, plazas, Common Areas, facilities and other non-leasable areas of the Project;

(x)    Any shuttle buses and other like amenities, for use of tenants of the Office Area either alone or in common with tenants of other buildings in the Project;

(xi)    Costs of capital repairs, improvements or replacements made by Landlord during the Lease Term (x) that will effect savings in the operation or maintenance of the Parcel or Building, or reduce future Operating Expenses, based on engineering estimates prepared by or on behalf of Landlord, which estimates and savings shall be included in the budgets provided to Tenant pursuant to Section 6.1(e) and 6.3(a) as well as the Year End Statement (as hereinafter defined), or (y) to comply with Legal Requirements not in effect as of the substantial completion of Landlord’s Work (the capital expenditures described in subsections (x) and (y) being hereinafter referred to as “Permitted Capital Expenditures”) plus, in the case of both (x) and (y), with interest thereon at the rate of four percent (4%) per annum or such higher rate as may have been paid by Landlord on funds borrowed for the purpose of funding such expenditure, and all costs in the case of both (x) and (y) shall be the amount of the straight-line amortization of such cost over the useful life of the associated item, which useful life shall be determined reasonably by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item; provided, however, (I) the annual amortization included in Operating Expenses shall not exceed the annual savings realized by such capital expenditures, and (II) subject to the foregoing clause (I), if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in other Operating Expenses, including, without limitation, energy related costs, and that such projected savings will, on an annual basis (“Projected Annual Savings”), exceed the annual depreciation therefor, then and in such event the amount of depreciation for such capital expenditure shall be increased to an amount equal to the Projected Annual Savings; and in such circumstance, the increased depreciation (in the amount of the Projected Annual Savings) shall be made for such period of time as it would take to fully amortize the cost of the item in question, together with interest thereon at the interest rate as aforesaid in equal monthly payments, each in the amount of 1/12th of the Projected Annual Savings, with such payment to be applied first to interest and the balance to principal; and

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(xii)    all other reasonable and necessary expenses paid in connection with the operating, cleaning and maintenance of the Building, Project or said Common Areas and facilities.

(d)    Notwithstanding anything to the contrary herein contained, in no event shall the amount of Controllable Expenses, as hereinafter defined, included in Operating Expenses for any calendar year after the second (2nd) full calendar year of operation of the Building exceed the Controllable Expense Cap, as hereinafter defined. “Controllable Expenses” shall be defined as any Operating Expenses, except for utility and other energy related costs, amortization of capital expenditures, snow and ice removal, taxes, security costs to the extent any increase is due to a material change in scope of the security services provided (which material scope change is comparable to the level of security services then being provided by owners of other comparable buildings in the Market Area), and insurance premiums. The initial “Controllable Expense Cap” shall be defined as one hundred three percent (103%) of the actual amount of Controllable Expenses for the second (2nd) full calendar year of operation of the Building, and each Controllable Expense Cap thereafter shall be one hundred three percent (103%) of the Controllable Expense Cap for the immediately preceding calendar year, on a cumulative basis.

(e)    Operating Expenses for any calendar year shall not exceed one hundred percent (100%) of the actual Operating Expenses incurred by Landlord in that calendar year, excluding the annual amortization of Permitted Capital Expenditures. All Operating Expenses shall be reduced by amounts of any insurance, reimbursements and other payments from contractors under guarantees, reimbursements and compensatory payments on account of property damage, and other payments, credits and reimbursement which Landlord has received or to which Landlord is entitled, and which are applicable to Operating Expenses. Upon Tenant’s written request from time to time, but no more than twice in any twelve-(12)-month period, Landlord shall meet with representatives of Tenant to discuss the current and upcoming budgets of Operating Expenses and Landlord’s plans for upcoming maintenance, repair, and replacement, and contracts coming up for bidding. In such case, the parties shall work together in good faith to review and discuss Tenant’s comments and concerns, make adjustments to current service contracts and Operating Expenses, and to plan for timing, bidding, and performance of Landlord obligations and future requirements for annual Operating Expenses.

(f)    Notwithstanding the foregoing, in determining the amount of Operating Expenses for the Office Area or the Building, as applicable, for any calendar year or portion thereof falling within the Lease Term, if less than ninety-five percent (95%) of the total Rentable Floor Area of the Office Area or the Building, as applicable, shall have been occupied by tenants at any time during the period in question, then, at Landlord’s election, those components of Operating Expenses for the Office Area or Building, as applicable, that vary based on occupancy for such period shall be adjusted to equal the amount such components of Operating Expenses for the Office Area or Building, as applicable, would have been for such period had occupancy been ninety-five percent (95%) throughout such period.

6.2    Operating Expense Exclusions Defined. “Operating Expense Exclusions” shall mean:

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(i)    leasing and/or brokerage commissions, attorneys’ fees, advertising, marketing, public relations, and promotional expenses, costs and disbursements and other expenses incurred in connection with leasing or attempted leasing, any sale or attempted sale of the Building or any interest therein or any portion thereof, renovating or improving vacant space in the Building for tenants, occupants or prospective tenants or occupants of the Building;

(ii)    the cost of Landlord’s Work (as hereinafter defined), Landlord’s Contribution, Landlord’s Planning Allowance, costs (including, without limitation, permit, license, inspection fees and all third-party fees and charges) incurred in constructing, renovating or otherwise improving or decorating, painting or redecorating space for Tenant or other tenants or vacant space and any allowances therefor;

(iii)    Landlord’s costs of any services provided to tenants or other occupants to the extent Landlord is entitled to be reimbursed by such tenants and other occupants as an additional charge or rental over and above the annual fixed rent, taxes and operating expenses payable under the lease with such tenant or other occupant;

(iv)    any depreciation or amortization of the Building, or any part thereof or any property or equipment therein, except as expressly permitted herein;

(v)    costs incurred due to a violation of Legal Requirements by Landlord;

(vi)    financing or refinancing costs (including brokers’, bankers’ and attorneys’ fees and disbursements), prepayment premiums and principal and interest payments and penalties on debt or amortization payments on any mortgages or deeds of trust or any other debt for borrowed money, except as expressly permitted herein;

(vii)    repairs, replacements, improvements or other work occasioned by fire, windstorm or otherwise or by action of public authority or by any taking by eminent domain to the extent paid for through insurance or condemnation proceeds (or which would have been paid from the proceeds of insurance required to be carried by Landlord under this Lease if Landlord failed to carry such insurance, or which would have been paid from the proceeds of insurance), including the deductible portion of any insurance carried or required to be carried, which portions shall not be an Operating Expense, or paid directly by Tenant or any other tenants of the Building or any other third party;

(viii)    accounting fees, legal fees and expenses or other professional or consulting fees and expenses incurred for (1) negotiating lease terms for prospective tenants, (2) negotiating termination, amendment, take-over or extension of leases with existing tenants, (3) proceedings against any tenant relating solely to the collection of rent or other sums due to Landlord from such tenant or any other disputes with any tenant (including Tenant), (4) the purchase or sale of the Building or (5) negotiating or enforcing any ground lease related to all or any portion of the Parcel;

(ix)    except as expressly set forth above, the cost of alterations, additions, capital improvements, equipment replacements and other items which under generally accepted accounting principles are properly classified as capital expenditures;

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(x)    ground rent and any costs associated with the creation of a ground lease, including without limitation the Air Rights Lease and all costs and expenses incurred to initially construct and install, and to maintain, repair and replace the platform and related infrastructure over the Massachusetts Turnpike (other than the Building), and permitting, site and construction costs associated with any public transit services and improvements located at the Parcel, including without limitation the MBTA head house;

(xi)    expenses (including, without limitation, expenses for repairs) resulting from the negligence or willful misconduct of Landlord or Landlord’s property manager or their employees, contractors or agents;

(xii)    compensation, salaries, wages, bonuses, severance pay, vacation, medical, surgical, union and general welfare benefits, pension, retirement or life insurance plan and other benefit or similar compensation paid to (A) any employee (of Landlord and/or Landlord’s property manager) (X) above the level of Building manager (or similarly designated on-site individual who has responsibility for the management of the Building, however titled) or (Y) who does not devote substantially all of his/her time to the Building (unless such compensation, salaries, wages and benefits of any such employee at or below the level of Building manager in this subclause (Y) are equitably prorated to reflect a reasonable allocation of time spent on operating, managing or otherwise servicing the Building); (B) any officer, trustee, member, executive or partner of Landlord and/or Landlord’s property manager or any of Landlord’s affiliates, or (C) clerks, attendants or other persons or entities in commercial concessions, if any, operated by Landlord or any affiliate thereof;

(xiii)    the cost of electricity furnished to Tenant pursuant to Section 7.3;

(xiv)    Operating Expenses which are the individual responsibility of Tenant or of other tenants and the cost of performing additional services that are separately charged to Building tenants or other occupants, including without limitation Tenant;

(xv)    any amounts payable by Landlord as a result of Landlord’s failure to perform its obligations on a timely basis, or by way of indemnity or for damages or which constitute a fine, interest, or penalty, including interest or penalties for any late payments of Operating Expenses;

(xvi)    any costs representing an amount paid for services or materials to a related person, firm, or entity to the extent such amount exceeds the amount that would be paid for such services or materials at the then existing market rates to an unrelated person, firm or corporation;

(xvii)    the cost of overtime or other expenses (including, without limitation, attorney’s fees) incurred by Landlord in curing its defaults under this Lease or any other lease of space in the Building, a contract for services at the Building, or under any mortgage or insurance policy affecting the Building to the extent that such expenses are greater than the expenses Landlord would have incurred had Landlord performed such obligation timely;

(xviii)    succession, recording, transfer, inheritance, excise, excess profits, occupancy or rent, gift, foreign ownership or control, income, franchise, capital, payroll, and

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doing-business taxes payable by Landlord, gains or estate taxes imposed upon the income of Landlord, and any charges and/or taxes which are payable by individual tenants;

(xix)    any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(xx)    attorneys’ fees and other costs and expenses awarded to any tenant pursuant to any lease, or incurred as a result of Landlord’s failure to maintain any insurance required of Landlord under this Lease or any other lease;

(xxi)    costs associated with the operation of the legal entity which constitutes the Landlord or persons or entities which constitute or are affiliated with the Landlord or its partners or members, including, without limitation, legal entity formation, internal entity accounting and internal legal matters;

(xxii)    reserves of any kind, including, without limitation, with respect to any anticipated Operating Expenses;

(xxiii)    Real Estate Taxes;

(xxiv)    utilities furnished to any rentable areas of the Building and the cost of any utilities (including, without limitation, water, electricity, power, gas, sewer, waste disposal, communication and cable television facilities, overtime heating, cooling, lighting and ventilation) for which Landlord is entitled to be reimbursed by Tenant or other tenants of the Building pursuant to any other provision of this Lease or such other tenant’s lease (i.e., other than an operating expense provision similar to this provision);

(xxv)    arbitration, auditing and legal fees and expenses which are unrelated to the repair, replacement, safety, maintenance, management, operation, cleaning or security of the Building and unrelated to the preparation of statements required pursuant to additional rent or lease escalation provisions;

(xxvi)    any rent, additional rent or other charge under any lease or sublease assumed, directly or indirectly, by Landlord, other than any sums (such as insurance premiums) payable thereunder that would otherwise constitute Operating Expenses hereunder;

(xxvii)    the cost of any award, judgment, settlement, damage, claims, or arbitration award resulting from any tort liability, including without limitation, all related legal fees and disbursements;

(xxviii)     expenditures on account of Landlord’s acquisition or sale of any air rights or development rights or any other real property interests pertaining to the Building or the Parcel, including related legal fees and disbursements;

(xxix)    the cost of installing, operating and maintaining any communications or other dishes or antennas on the roof of the Building which are unrelated to the maintenance, management, operation and security of the Building or any specialty service or amenity such as an observatory, broadcasting facility or club;

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(xxx)    the cost of enforcing any obligations of other tenants or occupants of the Building;

(xxxi)    the cost of any work or service performed for any facility other than the Building or any portion thereof;

(xxxii)    the cost of any expansions to the Building after the Effective Date and any costs arising therefrom;

(xxxiii)     any off-site general and administrative expenses not associated with the operation of the Building;

(xxxiv)     to the extent that any costs that are otherwise includable in Operating Expenses are incurred with respect to both the Parcel and Building and other properties, there shall be excluded from Operating Expenses a fair and reasonable percentage thereof that is properly allocable (or otherwise allocated) to such other properties;

(xxxv)    costs to acquire works of fine art to the extent that such costs exceed the costs of decorative art work customarily found in first class office buildings in the Market Area;

(xxxvi)     costs incurred for or on account of any alterations performed by any tenant including: (1) costs of reviewing plans and specifications and/or inspecting or supervising work, (2) costs of any services provided to such tenant in connection therewith, or (3) utility shutdowns;

(xxxvii)    any overhead (including general and administrative expenses) or profit increments to Landlord for services otherwise includable in Operating Expenses;

(xxxviii)    any costs incurred in installing or owning any conference facilities, dining facilities or transportation services, unless such improvements or services are offered for use by tenants of the office portions of the Building generally for such use;

(xxxix)     costs associated with the removal, encapsulation or other treatment of any Hazardous Materials (as hereinafter defined);

(xl)    costs, fines, penalties, legal fees, liens or costs of litigation incurred due to the late payment of taxes, utility bills or other costs incurred by Landlord’s failure to make such payments when due;

(xli)    any costs, other than costs relating to the Common Areas of the Building, incurred in connection with any space in the Building devoted to retail use, which costs shall be reasonably allocated by Landlord;

(xlii)    costs relating to withdrawal liability or unfunded pension liability under any multi-employer pension plan act or similar laws;

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(xliii)    costs and expenses that would not have been incurred but for an obligation to indemnify any Building tenant or occupant (including Tenant), pursuant to its lease or otherwise, to the extent that such costs and expenses are greater than the costs and expenses Landlord would have incurred in the absence of any such obligation;

(xliv)    costs arising from Landlord’s charitable or political contributions;

(xlv)    costs that Landlord incurs in operating an ancillary service in the Building in respect of which users pay a separate charge (such as a shoe shine stand, a newsstand or a stationery store), including any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;

(xlvi)    expenses of relocating or moving any tenant(s) of the Building; and

(xlvii)    management and administrative fees with respect to the operation and management of the Project (but the parties acknowledge that Tenant shall pay Management Fee Rent pursuant to Section 4.2 hereof).

6.3    Payment of Tenant’s Expense Share.

(a)    Commencing on the Commencement Date, and continuing thereafter throughout the remainder of the Term of the Lease, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Expense Share. Landlord shall make a good faith estimate of the Tenant’s Expense Share to be due from Tenant for any calendar year or part thereof during the Term and shall deliver such estimate to Tenant at least sixty (60) days prior to the start of such calendar year, and Tenant shall pay to Landlord, on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Expense Share for such calendar year and/or part thereof divided by the number of months therein. Landlord may re-estimate Tenant’s Expense Share not more than one time during such calendar year and deliver a copy of the re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Expense Share shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question, Tenant shall have paid all of Tenant’s Expense Share as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Expenses are available for each calendar year.

(b)    After the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar year during the Lease Term or fraction thereof at the end of the Lease Term, Landlord shall render Tenant a statement (“Year End Statement”) in reasonable itemized detail, showing for the preceding calendar year or fraction thereof, as the case may be, the Operating Expenses, Landlord’s calculation allocations for the applicable Expense Pools, and the Tenant’s Expense Share. Said statement to be rendered to Tenant also shall show for the preceding year or fraction thereof, as the case may be, the amounts already paid by Tenant on account of Tenant’s Expense Share and the amount of Tenant’s Expense Share remaining due from, or overpaid by, Tenant for the year or other period covered by the statement.

(c)    If such Year End Statement shows a balance remaining due to Landlord, Tenant shall pay same to Landlord on or before the thirtieth (30th) day following receipt by Tenant of said statement. Any balance shown as due to Tenant shall be credited against the next installments of Tenant’s Tax Share and Tenant’s Expense Share due hereunder, or refunded to Tenant if the Lease

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Term has then expired and Tenant has no further obligation to Landlord. Landlord’s failure to render any Year End Statement on a timely basis with respect to any calendar year shall not prejudice Landlord’s right to thereafter render a Year End Statement with respect to such calendar year or any subsequent calendar year, nor shall the rendering of a Year End Statement prejudice Landlord’s right to thereafter render a corrected Year End Statement for that calendar year; provided Landlord shall have waived reimbursement as to any item, cost or expense not billed to Tenant within two (2) years after the end of the calendar year to which such item, cost or expense relates.

6.4    Tenant’s Audit Right. Subject to the provisions of this Section 6.4, Tenant shall have the right, at Tenant’s cost and expense, to examine all documentation and calculations prepared in the determination of the Tenant’s Expense Share and Tenant’s Tax Share:

(a)    Tenant shall have the right to make such examination no more than once in respect of any period in which Landlord has given Tenant a Year End Statement of the actual amount of Operating Expenses and Real Estate Taxes. Tenant shall have no right to examine all documentation and calculations pursuant to this Section 6.4 unless Tenant has paid the amount shown on the Year End Statement. Tenant shall exercise such right by giving Landlord written notice (the “Documentation Request”) no more than twelve (12) months after Landlord gives Tenant a Year End Statement in respect of such period (the “Documentation Request Due Date”).

(b)    Such documentation and calculations shall be made available to Tenant at the offices in the Greater Boston area where Landlord keeps such records during normal business hours within a reasonable time after Landlord receives a Documentation Request. Landlord shall notify Tenant (the “Documentation Availability Notice”) when such documents and calculations are available for examination.

(c)    Such examination (the “Examination”) may be made only by a reputable certified public accounting firm licensed to do business in the jurisdiction where the Project is located, or such other real estate firm with sufficient experience reviewing operating expense statements and accounting for comparable buildings in Boston, Massachusetts. In no event shall Tenant use any examiner who is being paid by Tenant on a contingent fee basis.

(d)    As a condition to performing any such Examination, Tenant and its examiners shall be required to execute and deliver to Landlord an agreement, in form reasonably acceptable to Landlord and Tenant, agreeing to keep confidential any information which it discovers about Landlord or the Project in connection with such examination.

(e)    Provided that the Landlord provides reasonable access to all documentation necessary to conduct the Examination, the Examination shall be commenced within forty-five (45) days after Landlord delivers the Documentation Availability Notice and shall be concluded within one hundred twenty (120) days of its commencement.

(f)    If, after the Examination with respect to any calendar year, it is finally determined that: (a) Tenant has made an overpayment on account of the Tenant’s Expense Share or Tenant’s Tax Share, Landlord shall credit such overpayment against the next installment(s) of Annual Fixed Rent thereafter payable by Tenant, except that if such overpayment is determined after the termination or expiration of the Term, Landlord shall promptly refund to Tenant the amount of

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such overpayment less any amounts then due from Tenant to Landlord; or (b) Tenant has made an underpayment on account of the Tenant’s Expense Share or Tenant’s Tax Share, Tenant shall, within thirty (30) days of such determination, pay such underpayment to Landlord; and (c) if the amount of the Tenant’s Expense Share and Tenant’s Tax Share, in the aggregate, was overstated by more than four percent (4%), Landlord shall pay Tenant’s reasonable out-of-pocket cost for such audit.

(g)    Time is of the essence of the provisions of this Section 6.4. Should Tenant fail to give Landlord the Documentation Request by the Documentation Request Due Date, then in any such case Tenant shall have no further right to question said Operating Expenses or Real Estate Taxes, and the amounts shown on the applicable Year End Statement shall be final as between the parties.

ARTICLE VII

BUILDING SERVICES

7.1    Building Services. Landlord shall operate the Building in a first-class manner consistent with comparable first-class office buildings in the Market Area. Landlord shall provide the Building services to Tenant set forth in this Article VII, subject to reimbursement as part of Operating Expenses (to the extent provided in Article VI). In addition, Landlord agrees to furnish, at Tenant’s expense, such additional special services as may be mutually agreed upon by Landlord and Tenant, upon reasonable and equitable rates from time to time established by Landlord and agreed to by Tenant. Tenant agrees to pay to Landlord, as Additional Rent, the cost of any such additional Building services requested by Tenant and agreed to be provided by Landlord within thirty (30) days after delivery of an invoice therefor. Except as otherwise expressly provided in this Article VII, Landlord shall not be required to furnish any other services to the Premises.

7.2    Heating, Ventilation and Air Conditioning. The parties hereby acknowledge that the Base Building portion of the HVAC System (“Base Building HVAC System”) to be installed by Landlord as part of Landlord’s Work, will provide: (i) chilled water (“Chilled Water”) to be utilized by the portion of the HVAC System to be installed by Tenant as part of Tenant’s Work (“Premises HVAC Equipment”), (ii) condenser water (“Condenser Water”) which may, if applicable, be utilized by Tenant to serve supplemental air conditioning units and related equipment (“Supplemental HVAC Equipment”) to cool areas in the Premises which may be installed by Tenant in accordance with the provisions of this Lease, and (iii) hot water for heating (“Hot Water”), all at least equal to the minimum specifications and requirements set forth in the Base Building Plans and Specifications. Landlord shall not be responsible based upon any failure or defect in either the Premises HVAC Equipment and/or any Supplemental HVAC Equipment or Tenant’s use of the Premises which exceeds the electrical, human occupancy or environmental factors for which the Premises HVAC Equipment or Supplemental HVAC Equipment is designed (based on the capacity set forth in the Base Building Plans and Specifications). Tenant shall install (as part of Tenant’s Work), at Landlord’s cost and expense, one or more submeters to measure Tenant’s use of Chilled Water, Hot Water and, if applicable, Condenser Water, in the Premises. Tenant shall pay the actual utility cost of Tenant’s use of (x) the Chilled Water outside of Normal Business Hours, (y) Hot Water outside of Normal Business Hours, and (z) if applicable, Condenser Water both within and outside of Normal Business Hours, each of which is comprised of the cost of domestic water, electricity and gas consumed in connection therewith and as measured by said submeter(s), without markup. From and after the Commencement Date or such later date as

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Chilled Water, Hot Water and, if applicable, Condenser Water, is provided to the Premises, Tenant shall pay to Landlord, as Additional Rent, on demand from time to time, but not more frequently than monthly, for Chilled Water, Hot Water and, if applicable, Condenser Water, as aforesaid, based on such submeter(s) (“Tenant’s HVAC Charge”). At Landlord’s election, on a monthly basis at the time and in the fashion herein provided for the payment of Annual Fixed Rent, Tenant shall pay Landlord, as Additional Rent, an amount equal to 1/12th of the annual amount of Tenant’s HVAC Charge, as reasonably estimated by Landlord. Following the end of each full or partial calendar year during the Lease Term, Landlord shall deliver to Tenant a statement setting forth the amount of Tenant’s HVAC Charge based on Tenant’s actual usage of Chilled Water, Hot Water and, if applicable, Condenser Water for the partial or full calendar year in question and the sum of Tenant’s HVAC Charge estimates that have been paid by Tenant. If the amount of Tenant’s HVAC Charge exceeds the sum of the Tenant’s HVAC Charge estimates paid by Tenant for such period, Tenant shall pay Landlord the difference within thirty (30) days after receipt of such statement. If the sum of the Tenant’s HVAC Charge estimates paid by Tenant for such period exceeds Tenant’s HVAC Charge for such period, Landlord shall credit the difference toward the Tenant’s HVAC Charge estimate payment(s) next due and, at the end of the Lease Term, refund any excess amount of Tenant’s HVAC Charge estimates paid by Tenant, less the amount of any moneys owed to Landlord by Tenant.

7.3    Electricity. Landlord shall provide electricity to the Premises through the Base Building electrical system to be installed by Landlord as part of Landlord’s Work. Tenant’s electrical use in the Premises shall be separately metered for lights, plugs, and electricity to power Tenant’s HVAC equipment, which meter shall be installed by Tenant as part of Tenant’s Work, at Landlord’s cost and expense, and from and after the Commencement Date, Tenant shall pay for all electricity charges directly to the supplier of the same. Tenant shall maintain in good order and repair (and replace, if necessary) all meters serving the Premises. Tenant shall not install or use within the Premises any equipment, appliance or machine which shall require amounts of electrical energy exceeding the standard capacity provided for the Premises (based on the capacity set forth in the Base Building Plans and Specifications) unless the installation and use of such additional equipment, appliance, or machine has been approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. If Tenant fails to pay any charges for electricity on a timely basis, and such failure remains uncured for thirty (30) days after notice thereof to Tenant, then Landlord may pay such charges directly to the utility company, and Tenant shall reimburse Landlord as Additional Rent for all amounts reasonably expended by Landlord in connection therewith within thirty (30) days after receipt of an invoice therefor. Landlord shall not be liable in any way to Tenant for any failure, defect or interruption of, or change in the supply, character and/or quantity of electricity service furnished to the Premises by any utility provider, except to the extent caused by the negligence or willful misconduct of any Landlord Party, but subject to the provisions of Sections 13.5 and 16.22.

7.4    Water. Landlord shall provide (i) cold water to each floor of the Building on which the Premises are located for Base Building equipment only, the cost of which shall be included in Operating Expenses, and (ii) hot and cold water to the core restrooms on each floor of the Building on which the Premises are located, the cost of which shall be included in Operating Expenses. Tenant shall pay the cost of heating water and of redistributing water within the Premises and/or additional water capacity, and for all maintenance, repairs and replacements of all installations, improvements, and equipment relating thereto. Tenant shall install (as part of Tenant’s Work), at

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Landlord’s cost and expense, one or more submeters to measure Tenant’s use of such water. From and after the Commencement Date or such later date as water is provided to the Premises, Tenant shall pay to Landlord, as Additional Rent, on demand from time to time, but not more frequently than monthly, for such water, based on such submeter(s).

7.5    Gas. Landlord shall provide gas service to the Base Building equipment only, the cost of which shall be included in Operating Expenses. In the event that Tenant elects as part of Tenant’s Work to install gas service to the Premises, Tenant shall install (as part of Tenant’s Work), at Landlord’s cost and expense, one or more submeters to measure Tenant’s use such gas. From and after the Commencement Date or such later date as gas is provided to the Premises, Tenant shall pay to Landlord, as Additional Rent, on demand from time to time, but not more frequently than monthly, for such gas, based on such submeter(s).

7.6    Elevators. Landlord shall provide eight (8) passenger elevators providing service to the floors on which the Premises are located (one of which is a combination passenger and freight elevator), freight elevator service on a non-exclusive basis with other tenants of the Building in such combination elevator, and elevator access to the Parking Facility. One (1) of the passenger elevators shall be a dedicated elevator for Tenant’s exclusive use during the Term provided that and so long as Tenant is leasing at least ten (10) full floors of the Building. Subject to Force Majeure, Landlord shall provide passenger elevator service to each floor of the Premises on a twenty-four hours (24) a day, seven (7) days a week, three hundred sixty-five (365) days a year basis subject always to restrictions based on emergency conditions and with at least four (4) elevators in the Building in operation at all times.

7.7    Common Areas. Landlord shall provide in the Common Areas of the Building: electricity for normal lighting purposes, customary heating, air conditioning, cleaning and trash removal services on business days and routine repair and maintenance in such manner as Landlord deems reasonable and consistent with comparable first-class office buildings in the Market Area.

7.8    Access and Security. So long as Tenant, and any person accessing the Building or the Premises pursuant to Tenant’s access rights hereunder, including, without limitation, Tenant’s invitees (collectively, “Tenant’s Invitees”) shall comply with Landlord’s reasonable security program for the Project, Landlord shall provide Tenant with, and Tenant’s Invitees shall have, access to the Building and Premises twenty-four (24) hours per day, seven (7) days per week, during the Term of this Lease, except in an emergency or due to casualty or Force Majeure. Outside of Normal Business Hours, Landlord may control access to the Building in accordance with the Building security system and procedures. Tenant shall be responsible for all security for and within the Premises and provide such security for and within the Premises as Tenant deems appropriate, at Tenant’s sole cost and expense. All security systems installed by Tenant shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed, and shall be compatible with the Base Building systems. Landlord, as part of the Base Building delivery, shall provide the proper interface for Tenant to tie its Access System into the Landlord’s building card key access system. Tenant acknowledges and agrees that Landlord will not provide Tenant with any security guards or alarm or security systems of any kind or nature for the Premises. During the Lease Term, Landlord will provide Building security and concierge personnel and Building security services consistent with the general standards from time to time of comparable first-class office buildings in the Market Area. Said Building security personnel and Building

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security services shall be provided on a 24 hour per day, 365 day per year basis and concierge service will be provided during Normal Business Hours. Notwithstanding the foregoing, in no event shall Landlord have any liability or obligation to Tenant arising from any claims for loss, injury or damage to persons or property in connection therewith, except to the extent caused by the negligence or willful misconduct of any Landlord Party, but subject to the provisions of Sections 13.5 and 16.22.

7.9    Tenant’s Telecommunications Provider. Tenant shall have the right to select its own telecommunications provider (“Tenant’s Telecom Provider”) for the Premises for telecommunications services, including a DAS or similar system, which may be installed in the Building by Tenant. Subject to Tenant’s Telecom Provider entering into reasonable access agreement with Landlord consistent with this Section 7.9, Landlord shall permit Tenant’s Telecom Provider to install cabling to Tenant’s floors, and to have access to the Office Area and the Premises to install telecommunications equipment, using a portion of available Building shafts, conduits, and related telecommunications rooms (on floors on which the Premises is located and in Building shafts proportionate to the portion of the Building leased by Tenant). All such installations and replacements from time to time shall be made by Tenant or the applicable service provider in accordance with Article IX.

7.10    Cleaning. Landlord shall provide nightly cleaning services for the Premises (Mondays through Fridays only), except during Holidays or in the event of an emergency including removal and disposal of usual and customary office trash and refuse, substantially in accordance with the cleaning standards attached hereto as Exhibit 7.10, as the same may be modified by Landlord in its reasonable discretion with respect to the Building from time to time, which shall be consistent with comparable first-class office buildings in the Market Area. By written notice given to Landlord at least ninety (90) days prior to the commencement of a calendar year, Tenant may elect to furnish its own janitorial services for the Premises, in which event Landlord shall not have the obligation to provide any janitorial services for the Premises and the costs of janitorial services for other tenants in the Office Area (but not the Common Areas) shall not be included in Operating Expenses for the year in question for purposes of calculating Tenant’s Expense Share. If Tenant elects to provide such janitorial services, then the identity of the vendor providing the same shall be disclosed to Landlord and such vendor shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and Tenant and such vendor shall comply with the provisions of Sections 9.2, 9.3 and 9.4 of this Lease, including, without limitation, the provisions thereof relating to Legal Requirements, Insurance Requirements and harmonious labor relations, and shall reasonably cooperate with any other vendors providing services to the Building from time to time. Any vendor providing janitorial services to the Premises pursuant to this Section 7.10 shall be considered to be a Tenant Party.

7.11    No Damage.

(a)    Subject to Section 7.12, Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any purposes authorized in this Lease, or for repairing or replacing the Premises or any portion of the Building or Project however the necessity may occur. If Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to

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be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, including by reason of Force Majeure or for any cause due to any act or neglect of Tenant or Tenant’s servants, agents, employees, licensees or any person claiming by, through or under Tenant, Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in this Lease, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, or right to terminate this Lease, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

(b)    Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord (i) will give Tenant no less than five (5) business days’ notice of any contemplated stoppage, (ii) will use commercially reasonable efforts to minimize interference with Tenant’s use and occupancy of, or access to, the Premises for the usual and customary operation of Tenant’s business, the Parking Facility and the Common Areas, and (iii) will not effectuate or continue any interruption of shutdown of electricity, domestic water, or chilled or condenser water other than between the hours of 10:00 pm and 6:00 am during the work week from Monday through Friday, during the weekend or during Holidays.

7.12    Tenant’s Remedy in the Event of Service Interruption.

The provisions of this Section 7.12 set forth Tenant’s sole right and remedy, both in law and in equity, in the event of any Service Interruption, as hereinafter defined, subject to Tenant’s rights pursuant to Sections 15.6 and 16.22 of this Lease. In the event that: (i) there shall be an interruption, curtailment or suspension of any service or failure to perform any obligation required to be provided or performed by Landlord pursuant to Article VII or Article X (and no reasonably equivalent alternative service or supply is provided by Landlord) that shall materially interfere with Tenant’s use and enjoyment of the Premises, or any portion thereof, or materially interfere with Tenant’s ability to use Tenant’s Parking Privileges (any such event, a “Service Interruption”), and (ii) such Service Interruption shall continue for more than three (3) consecutive business days (or ten (10) business days within a twelve-(12)-month period, provided that if Landlord’s insurance reimburses Landlord for a rent abatement for less than ten (10) business days within a twelve-(12)-month period without additional cost to Landlord (“Abatement Service Interruption Cure Period”), then Tenant shall be entitled to the equitable abatement of Annual Fixed Rent, Tenant’s Tax Share, Tenant’s Expense Share and Management Fee Rent set forth below for such lesser period of a Service Interruption), following receipt by Landlord of written notice (the “Service Interruption Notice”) from Tenant describing such Service Interruption and (iii) such Service Interruption shall not have been caused by an act or omission of Tenant or Tenant’s agents, employees, or contractors (an event that satisfies the foregoing conditions (i)-(iii) being referred to hereinafter as a “Material Service Interruption”) then, Tenant, subject to the next following sentence, shall be entitled to an equitable abatement of Annual Fixed Rent, Tenant’s Tax Share, and Tenant’s Expense Share based on the nature and duration of the Material Service Interruption and the area of the Premises affected, for any and all days following the Abatement Service Interruption Cure Period that both (x) the Material Service Interruption is continuing and (y) Tenant does not use such affected areas of the Premises for a bona fide business purpose. Any efforts by Tenant to respond or react to any Material Service Interruption, including, without limitation, any exercise of Tenant’s rights under Section 15.6

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hereof or any activities by Tenant to remove its personal property from the affected areas of the Premises, shall not constitute a use that precludes abatement pursuant to this Section 7.12. The Abatement Service Interruption Cure Period shall be extended by reason of any delays in Landlord’s ability to cure the Service Interruption in question caused by Force Majeure, provided however, that in no event shall the Abatement Service Interruption Cure Period with respect to any Service Interruption be longer than fifteen (15) consecutive business days after Landlord receives the applicable Service Interruption Notice. The provisions of this Section 7.12 shall not apply in the event of a Service Interruption caused by Casualty or Taking (see Article XIV hereof).

7.13    Property Management. At all times during the Lease Term, the Building shall be managed in a first-class manner by either Samuels & Associates or an affiliate thereof, or another first-class property manager with a successful track record managing comparable office buildings in the Market Area. If at any time Tenant reasonably determines that the quality of property management services being provided by the third-party property manager are inconsistent with the requirements of this Lease or those of a first-class office building in the Market Area, Tenant shall provide written notice to Landlord, which notice shall contain details and reasonable back-up information relating to the asserted deficiency in the quality of services sufficient for Landlord to reasonably address Tenant’s concerns. Promptly thereafter, Landlord and Tenant shall meet to discuss possible solutions for such asserted deficiency in service, taking into account the nature and extent of such asserted deficiency, which may include replacement of Building-level staff, and the parties shall reasonably cooperate to implement such solutions.

ARTICLE VIII

REPAIRS

8.1    Landlord’s Repair and Maintenance

Except for (a) normal and reasonable wear and use for comparable first class buildings in the Market Area and (b) damage caused by fire or casualty and by eminent domain, Landlord shall, throughout the Lease Term, keep and maintain, or cause to be kept and maintained, in good order, condition and repair and in compliance with all applicable Legal Requirements (to the extent that non-compliance would (i) materially impair Tenant’s use and occupancy of the Premises for the Permitted Uses, including, without limitation, the usual and customary operation of Tenant’s business; (ii) would materially and adversely restrict Tenant’s access to the Premises, or (iii) would materially and adversely affect the provision of Building services to be provided by Landlord to Tenant pursuant to this Lease), the following portions of the Building: the structural portions of the roof, roof membrane (including, without limitation, such portions of the foregoing located in the Rooftop Premises), the exterior and load bearing walls, the foundation, the structural columns and floor slabs and other structural elements of the Building, the Base Building systems, Common Areas and facilities of the Building, except that Landlord shall in no event be responsible to Tenant for (x) the condition of glass in and about the Premises (other than for windows and glass in exterior walls for which Landlord shall be responsible unless the damage thereto is attributable to Tenant’s or a Tenant Party’s negligence or misuse, in which event the responsibility therefor shall be Tenant’s, subject to the terms and conditions of Section 13.5), (y) any condition in the Premises or the Building caused by any act, omission or negligence of Tenant or any Tenant Party, subject to the terms and conditions of Section 13.5 or (z) any specialized or supplemental HVAC equipment installed by Tenant, which shall be Tenant’s responsibility. Tenant shall, subject to

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Section 13.5, pay to Landlord, as Additional Rent, the cost of any and all such repairs which may be required as a result of repairs, alterations, or installations made by Tenant or any Tenant Party or to the extent of any loss, destruction or damage caused by the act, omission or negligence of Tenant or any Tenant Party. Without limitation, Landlord shall not be responsible to make any improvements or repairs to the Building or the Premises other than as expressly provided in this Section 8.1, unless expressly otherwise provided in this Lease.

8.2    Tenant’s Repairs and Maintenance

Tenant covenants and agrees that, from and after the date that possession of the Premises is delivered to Tenant and until the end of the Lease Term, Tenant will keep neat and clean and maintain in good order, condition and repair the Premises and every part thereof, including, without limitation, heating, ventilating, air conditioning, plumbing and other Building systems equipment located within or exclusively servicing the Premises, excepting only for those repairs for which Landlord is responsible under the terms of Article VIII of this Lease and damage by fire or casualty and as a consequence of the exercise of the power of eminent domain, and subject to usual and customary construction activity during the performance of Tenant’s Work. Tenant shall not permit or commit any waste, and Tenant shall, subject to the provisions of Section 13.5 and Article XIV, be responsible for the cost of repairs which may be made necessary by reason of damages to Common Areas in the Building or the common areas of the Project by Tenant, or any Tenant Party. Tenant shall maintain all its equipment, furniture and furnishings in good order and repair. With respect to the HVAC system and other systems within the Premises, Tenant specifically agrees to maintain at all times a service contract satisfactory to Landlord with respect thereto, furnishing evidence thereof (including renewals) to Landlord.

ARTICLE IX

ALTERATIONS

9.1    Landlord’s Approval

(a)    Tenant shall not make alterations, additions, installations or improvements to the Premises (collectively “Alterations”), whether before or during the Lease Term, without Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned, or delayed, and the prior approval of MDOT to the extent required under the Air Rights Lease; provided, however, the parties acknowledge that with respect to Tenant’s Work the approval process for plans and specifications and all time periods for responding to requests made by Landlord or Tenant in connection with Tenant’s Work shall be governed by Exhibit 2.1. Notwithstanding anything to the contrary contained herein, Tenant shall not make Alterations to the Premises which: (i) relate to aesthetic issues which are intended to be visible outside the Premises or otherwise do not comply with the provisions of Section 11.2 below, (ii) in Landlord’s reasonable determination may affect any structural or exterior element of the Building, any area or element outside of the Premises, or any facility or Base Building mechanical system serving any area of the Building outside of the Premises, (iii) affect the exterior design, size, height or other exterior dimensions of the Building, (iv) enlarge the Rentable Floor Area of the Premises, or (v) will increase the cost of insurance on the Building or of the services called for by Article VII (unless Tenant first gives assurance acceptable to Landlord for payment of such increased cost), in each case without Landlord’s prior written approval, which may be granted or withheld in Landlord’s sole discretion.

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In the event of any conflict between this Article IX and the provisions of Exhibit 2.1, the provisions of Exhibit 2.1 shall control with respect to Tenant’s Work.

(b)    Alterations Permitted without Landlord’s Approval. Notwithstanding the terms of Section 9.1(a), Tenant shall have the right, without obtaining the prior approval of Landlord, but upon written notice to Landlord given at least thirty (30) days prior to the commencement of any work (which notice shall specify the nature of the work in reasonable detail and plans and specifications therefor to the extent plans and specifications are typically prepared in accordance with such work), to make Alterations to the Premises which (x) are solely cosmetic or decorative, comply with the provisions of Section 11.2 below, and are not intended to be visible from outside of the Premises or the Building, or (y) are solely within the interior of the Premises and (i) do not affect the exterior of the Building, (ii) do not affect the roof, any structural element of the Building, or the Building’s systems, (iii) cost less than $10.00 per rentable square foot for any single project calculated based on the area of the Premises affected by such Alteration (provided that all Alterations being performed reasonably simultaneously shall be considered a single project), and (iv) in all respects, comply with applicable Legal Requirements. In the event Tenant makes any such Alterations that do not require Landlord’s prior approval, Tenant shall not be charged any supervisory or administrative fee by Landlord. Notwithstanding the foregoing, Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed, shall be required for all Alterations otherwise permitted without Landlord’s approval on and to the Rooftop Premises.

(c)    Specialty Alterations. At the time Landlord approves any of Alterations, Landlord shall notify Tenant which of the subject Alterations, if any, constitute Specialty Alterations and whether Tenant will be required to remove such Specialty Alterations at the end of the Term, provided that Tenant shall include the following legend in capitalized and bold type displayed prominently on the top of the first page of Tenant’s notice delivered concurrently with such plans and specifications: “IF LANDLORD FAILS TO NOTIFY TENANT AT THE TIME LANDLORD APPROVES THESE PLANS AND SPECIFICATIONS THAT ANY ALTERATIONS SHOWN THEREON ARE SPECIALTY ALTERATIONS (AS DEFINED IN THE LEASE), LANDLORD MAY NOT REQUIRE TENANT TO REMOVE SUCH SPECIALTY ALTERATIONS AT THE END OF THE TERM OF THE LEASE.” “Specialty Alterations” shall mean any structural modifications (excluding interior or interconnecting stairs), gyms or fitness centers, full catering kitchens, additional restrooms, and any other Alterations which are not standard office Alterations which in Landlord’s commercially reasonable judgment adversely affect the general utility of the Premises for use by prospective future tenants thereof and/or would require unusual expense to readapt the Premises to normal use as office space. If Landlord fails to notify Tenant at the time Landlord approves any Alterations that such Alterations have been deemed Specialty Alterations, then Tenant shall not be required to remove such Alterations at the end of the Term.

9.2    Plans; Conformity of Work

(a)    Prior to making any Alterations that require Landlord’s approval, Tenant, at its cost and expense, shall submit to Landlord for its approval in accordance with Section 9.1 above, detailed plans and specifications for such proposed Alteration. Landlord’s review and approval of any such plans and specifications or under Exhibit 2.1 and consent to perform work

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described therein shall not be deemed an agreement by Landlord that such plans, specifications and work conform with applicable all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions, and orders and requirements of all public authorities (“Legal Requirements”) and requirements of insurers of the Building and the other requirements of the Lease with respect to Tenant’s insurance obligations (herein called “Insurance Requirements”) nor deemed a waiver of Tenant’s obligations under this Lease with respect to applicable Legal Requirements and Insurance Requirements nor impose any liability or obligation upon Landlord with respect to the completeness, design sufficiency or compliance of such plans, specifications and work with applicable Legal Requirements and Insurance Requirements. Further, Tenant acknowledges that Tenant is acting for its own benefit and account, and that Tenant shall not be acting as Landlord’s agent in performing any work in the Premises, accordingly, no contractor, subcontractor or supplier shall have a right to lien Landlord’s interest in the Project in connection with any such work. Promptly after receipt of any plans and specifications for proposed Alterations (but in no event later than ten (10) Business Days following such receipt), Landlord will respond to such plans and specifications; provided that the foregoing time period shall be extended by the number of days required by any governmental authority to review and deliver its comments or approvals). If Landlord shall advise Tenant of any deficiencies in such plans and specifications, then Tenant shall revise such plans and specifications to address the deficiencies, and resubmit such revised plans and specifications to Landlord. Notwithstanding the foregoing, if Landlord fails to respond to any submission or resubmission of any plans and specifications for Alterations (other than plans and specifications for Tenant’s Work under Exhibit 2.1) within the time period set forth above, then Tenant may, at any time prior to the receipt of Landlord’s response to such submission, submit to Landlord another request (a “Second Request”) therefor, which request shall clearly identify the relevant plans and specifications and state the following in bold face, capital letters at the top of such request: “WARNING: SECOND REQUEST, FAILURE TO RESPOND TO THIS REQUEST WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN DEEMED APPROVAL THEREOF.” If Landlord fails to respond to a Second Request within five (5) Business Days of receipt of such Second Request, the applicable plans and specifications submitted to Landlord with such Second Request shall be deemed approved. Without limitation, in no event shall Tenant’s plans and specifications for Tenant’s Work under Exhibit 2.1 ever be subject to a deemed approval pursuant to this Section 9.2.

(b)    Within thirty (30) days after receipt of an invoice from Landlord, Tenant shall pay to Landlord, as a fee for Landlord’s review of any plans or work (excluding any review respecting initial improvements performed pursuant to Exhibit 2.1, but including any review of plans or work relating to any assignment or subletting), as Additional Rent, all reasonable third party expenses incurred by Landlord to review Tenant’s plans and Tenant’s work; provided, however, in no event shall such reimbursement exceed $5,000.00 in connection with any single request for review or any Tenant’s plans and Tenant’s work, except in the case of Alterations involving any structural or exterior elements of the Building, or any Base Building mechanical, electrical or plumbing system serving any area of the Building outside of the Premises, in which case such reimbursement shall not exceed $10,000.00 in connection with such request. The parties expressly agree that, notwithstanding the foregoing, the fees payable with respect to the initial improvements shall be as set forth in Exhibit 2.1. Tenant covenants and agrees that any Alterations made by it to or upon the Premises shall be done in a good and workmanlike manner and in compliance with all applicable Legal Requirements and Insurance Requirements now or hereafter in force, that materials of first and otherwise good quality shall be employed therein,

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that the structure of the Building shall not be endangered or impaired thereby and that the Premises shall not be diminished in value thereby.

9.3    Performance of Work, Governmental Permits and Insurance

All of Tenant’s Alterations and installation of furnishings shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or Project or interfere with Project construction or operation and, except for installation of furnishings, shall be performed by contractors or workers first approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall not take any action which would cause a work stoppage, picketing, labor disruption or dispute, or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building or cause any harm or damage to Landlord or the Building or the Project. Tenant shall take the actions necessary to resolve any labor disruption in connection with any Alterations or other work performed by or on behalf of Tenant, and shall have pickets removed and, at the request of Landlord, immediately cease any work in the Premises that gave rise to such labor disruption. Except for work by or on behalf of Landlord, Tenant shall procure all necessary governmental permits before making any repairs or Alterations. Tenant agrees to save harmless and indemnify Landlord from any and all injury, loss, claims or damage to any person or property occasioned by or arising out of the doing of any such work whether the same be performed prior to or during the Term of this Lease. At Landlord’s election, for any future Alterations (other than Permitted Alterations) the cost of which is expected to exceed $1,000,000.00, Tenant shall either (a) cause its contractor to obtain and maintain: (i) a payment and performance bond in such amount and with such companies as Landlord shall reasonably approve, and (ii) a lien bond, in recordable form, covering all work performed on the Premises, or (b) furnish to Landlord reasonably satisfactory evidence of Tenant’s ability to complete and to fully pay for such Alterations. Tenant shall not be required to cause its contractor to obtain such bonds with respect to Tenant’s Work to be performed pursuant to Exhibit 2.1. In addition, Tenant shall cause each contractor to carry insurance in accordance with Schedule 1 of Exhibit 11.3-1 hereof and to deliver to Landlord certificates of all such insurance. Tenant shall also prepare and submit to Landlord a set of as-built plans, in both print and electronic forms, showing such work performed by Tenant to the Premises promptly after any such Alterations are substantially complete and, upon written request by Landlord, showing any wiring or cabling for Tenant’s computer, telephone and other communications systems installed by Tenant or Tenant’s contractor. Landlord shall, in accordance with Section 11.4, have the right to provide rules and regulations relative to the performance of any Alterations by Tenant hereunder and Tenant shall abide by all such reasonable rules and regulations and shall cause all of its contractors to so abide including, without limitation, payment for the costs of using Building services. Tenant acknowledges and agrees that Landlord shall be the owner of any additions, alterations and improvements in the Premises or the Building to the extent paid for by Landlord.

9.4    Liens

Tenant covenants and agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees or contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises

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or the Building or the Project and to discharge or bond over any such liens which may so attach within ten (10) business days after written notice of such lien from Landlord.

9.5    Nature of Alterations; Removal

All work, construction, repairs, Alterations or installations made to or upon the Premises (including, but not limited to, the construction performed by Landlord under Exhibit 2.1), shall become part of the Premises and shall become the property of Landlord and remain upon and be surrendered with the Premises as a part thereof upon the expiration or earlier termination of the Lease Term, except as follows:

(a)    All furniture, equipment, trade fixtures and other personal property whether by law deemed to be a part of the realty or not, installed at any time by or on behalf of Tenant or any Tenant Party shall remain the property of Tenant or such Tenant Party and may be removed by Tenant or any Tenant Party at any time or times during the Lease Term or any occupancy by Tenant thereafter and shall be removed by Tenant at the expiration or earlier termination of the Lease Term. Tenant shall repair any damage to the Premises occasioned by the removal by Tenant or any person claiming under Tenant of any such property from the Premises.

(b)    At the expiration or earlier termination of the Lease Term, Tenant shall remove any Specialty Alterations designated by Landlord for removal pursuant to Section 9.1 above. Upon such removal Tenant shall restore the Premises to their condition prior to such Specialty Alterations and repair any damage occasioned by such removal and restoration.

(c)    If Tenant shall make any Alterations to the Premises for which Landlord’s approval is required under Section 9.1 without obtaining such approval, then at Landlord’s request at any time during the Lease Term, and at any event at the expiration or earlier termination of the Lease Term, Tenant shall remove such Alterations and restore the Premises to their condition prior to same and repair any damage occasioned by such removal and restoration. Nothing herein shall be deemed to be a consent to Tenant to make any such Alterations, the provisions of Section 9.1 being applicable to any such work.

9.6    Increases in Taxes

Tenant shall pay, as Additional Rent, one hundred percent (100%) of any increase in real estate taxes on the Building which shall result from Alterations to the Premises made by Tenant after the Commencement Date if the taxing authority specifically determines such increase results from such Alterations made by Tenant.

ARTICLE X

PARKING

10.1    Parking Privileges

(a)    Parking Ratio. Commencing as of the Substantial Completion Date, and continuing thereafter throughout the Term of this Lease, but subject to Section 10.1(c) below, Tenant shall be entitled to monthly parking privileges (“Parking Privileges”) equal to one (1) parking space per 3,000 square feet of Rentable Floor Area of the Premises (the “Parking Ratio”) (i.e., Parking

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Privileges for ninety-one (91) passenger automobiles) for parking by Tenant’s employees in unreserved stalls in the garage on the Parcel (the “Parking Facility”). Tenant shall have the right to use up to twenty-five percent (25%) of Tenant’s Parking Privileges (“Tenant’s Allocated Spaces”) for parking on a twenty-four-(24)-hour, seven-(7)-days-per-week basis, with the remaining Parking Privileges to be available for use from 7 a.m. through 7 p.m. on business days. In the event that the Rentable Floor Area of the Premises increases or decreases at any time during the Lease Term, the number of parking privileges provided to Tenant shall be increased or reduced proportionately (i.e., one (1) space per 3,000 rentable square feet of the Premises).

(b)    Reserved Parking. Landlord shall designate three (3) of Tenant’s Parking Privileges as reserved self-park spaces (“Reserved Parking Spaces”) in the location shown on Exhibit 10.1(b) attached hereto and made a part hereof. Landlord agrees to post one or more signs in front of such reserved parking spaces indicating that the same are “reserved for CarGurus.” Landlord shall cause the Reserved Parking Spaces to be monitored for violations of such signs.

(c)    Parking Privileges Reduction. Tenant may elect, upon not less than ninety (90) days prior written notice given to Landlord (a “Parking Privileges Notice”), to reduce the number of Parking Privileges Tenant receives. Commencing on the date which occurs ninety (90) days following the date of Tenant’s Parking Privileges Notice, the number of Parking Privileges allocated to Tenant shall be reduced to the number of Parking Privileges set forth in the applicable Parking Privileges Notice. After any such election to receive less than ninety-one (91) Parking Privileges, Tenant may from time to time, upon not less than ninety (90) days prior written notice, request additional Parking Privileges; provided, however, (i) at no time shall Tenant be entitled to more than ninety-one (91) Parking Privileges, and (ii) neither Landlord nor the Parking Facility Manager (as hereinafter defined) shall have any obligations to provide such additional Parking Privileges unless the Parking Facility Manager determines in its sole good faith discretion that a sufficient number of parking spaces are then available in the Parking Facility.

(d)    Additional Parking. Landlord shall, at no cost or expense to Landlord, use good faith efforts to assist Tenant in securing up to one hundred (100) additional parking spaces located in the Market Area; provided, however, Landlord’s obligations pursuant to this Section 10.1(d) shall expire on the earliest to occur of (i) the date Tenant secures one hundred (100) additional parking spaces located in the Back Bay, (ii) the date Tenant notifies Landlord that Tenant is no longer seeking additional parking spaces located in the Market Area, or (iii) the date which is twelve (12) months after the Commencement Date.

10.2    Parking Charges

Tenant shall pay to Landlord, or, if directed by Landlord, to the operator of the Parking Facility (each, sometimes referred to as a “Parking Facility Manager”) fees for such parking privileges at the monthly rates from time to time charged by the applicable Parking Facility Manager, which as of the Effective Date is $490.00 per month per car (the “Monthly Parking Charge”). Tenant acknowledges that the Monthly Parking Charges to be paid under this Section are for the use by Tenant of the parking privileges referred to herein, and not for any other service. Tenant’s failure to make payment when due to the applicable Parking Facility Manager shall be considered to be a failure in the payment of rent hereunder for which Landlord shall have all its rights and remedies under this Lease and at law and in equity. Landlord agrees that (i) there will

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be no increase in the Monthly Parking Charge during the initial two (2) years of the Term following the Commencement Date, (ii) the Monthly Parking Charge may be increased not more than annually thereafter to reflect the prevailing market rates then being charged in similar Parking Facilities in the Market Area, (iii) such annual increases shall not exceed five percent (5%) of the prior year’s Monthly Parking Charge, and (iv) Landlord or the Parking Facility Manager shall provide Tenant with at least three (3) months’ prior written notice of any increase in the Monthly Parking Charge.

10.3    Parking Facility Operation

As of the Effective Date, the Garage is intended to be professionally operated as a valet assist parking facility. Unless otherwise determined by the applicable Parking Facility Manager and except for Tenant’s Reserved Parking, the Parking Facility shall be operated on a valet or managed parking basis. Tenant’s access and use privileges with respect to the Parking Facility shall be in accordance with regulations of uniform applicability to the users of such Parking Facility, from time to time established by the applicable Parking Facility Manager. Tenant shall receive one (1) identification sticker or pass and one (1) magnetic card so-called, or other suitable device providing access to the Parking Facility, for each parking privilege paid for by Tenant. Tenant shall supply the applicable Parking Facility Manager with an identification roster listing, for each identification sticker or pass, the name of the employee and the make, color and registration number of the vehicle to which it has been assigned, and shall provide a revised roster to the applicable Parking Facility Manager monthly indicating changes thereto. Any automobile found parked in the Parking Facility during normal business hours without appropriate identification will be subject to being towed at said automobile owner’s expense. The parking privileges granted herein are non-transferable (other than to a permitted assignee or subtenant pursuant to the applicable provisions of Article XII hereof). The Parking Facility Manager shall have the right to alter the Parking Facility, which it operates as it sees fit and, in such case, to change in the Parking Facility, including the reduction in area of the same. The Parking Facility Manager reserves the right at any time and from time to time to (i) reserve one or more parking spaces for use for visitors, small cars, electronic vehicles, disabled persons or for other tenants or guests, and Tenant shall not park and shall not allow any Tenant Parties to park in any such assigned or reserved spaces, (ii) change the operation of the Parking Facility from to self-parking system from a valet or managed parking system and vice versa and any combination of the foregoing, or (iii) implement automated parking systems (such as lifts or stackers) in the Parking Facility. All of the obligations and liabilities of Landlord pursuant to this Article X shall be performed by the Parking Facility Manager; provided, however that Landlord shall cause the Parking Facility Manager to perform all of the obligations of Landlord pursuant to this Article X.

10.4    Limitations

Tenant agrees that it and all persons claiming by, through and under it, shall at all times abide by all reasonable rules and regulations promulgated by the Parking Facility Manager with respect to the use of the Parking Facility in accordance with Section 11.3. Except to the extent of its negligence or willful misconduct, the Parking Facility Manager does not assume any responsibility whatsoever for loss or damage due to fire or theft or otherwise to any automobile or to any personal property therein, however caused, and Tenant agrees, upon request from the Parking Facility Manager, from time to time, to notify its officers, employees and agents then using

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any of the Parking Privileges provided for herein, of such limitation of liability. Tenant further acknowledges and agrees that a license only is hereby granted, and no bailment is intended or shall be created.

ARTICLE XI

CERTAIN TENANT COVENANTS

Tenant covenants and agrees to the following during the Lease Term and for such further time as Tenant occupies any part of the Premises.

11.1    Permitted Use. Tenant shall use the Premises only for the Permitted Use, including, without limitation, the following accessory uses: conference and meeting facilities and services, administrative support, café facilities (which may be operated by Tenant or an operator retained by Tenant) and which may sell and/or serve food items, beverages, including, subject to compliance with all Legal Requirements, beer, wine and liquor solely for consumption by Tenant, its employees and guests within the Premises, lounge areas, recreational areas and traveling and concierge services for Tenant’s employees. Tenant shall not (i) injure or deface the Premises or the Building or the Project, (ii) permit in the Premises any auction sale or flammable fluids or chemicals, or nuisance, or the emission from the Premises of any objectionable noise or odor, (iii) permit in the Premises anything which would in any way result in the leakage of fluid or the growth of mold, and (iv) use or devote the Premises or any part thereof for any purpose other than the Permitted Use, nor any use thereof which is inconsistent with the maintenance of the Building as an office building of the first-class in the quality of its maintenance, use and occupancy, or which is contrary to Legal Requirements or liable to invalidate or increase the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building. Tenant shall use all service and utility areas (whether or not a part of the Premises) only for the particular purpose for which they are designed. Tenant shall keep the Premises equipped with appropriate safety appliances to the extent required by applicable Legal Requirements or Insurance Requirements.

11.2    Signage and Items Visible Outside of the Premises. Tenant shall not obstruct in any manner any portion of the Building or of the Project used by Tenant in common with others; nor without prior consent of Landlord, permit the painting or placing of any signs, curtains, blinds, shades, awnings, aerials or flagpoles, or the like, to be installed on or affixed to any exterior windows or installed within five (5) feet of any exterior windows which either (i) are intended to be visible from the ground or the Massachusetts Turnpike or (ii) are visible from the ground or the Massachusetts Turnpike and are either inconsistent with first-class office buildings in the Market Area or are prohibited under the Air Rights Lease without the consent of MDOT. Notwithstanding the foregoing, Tenant shall be entitled to install (x) the signage in accordance with the terms and conditions of Section 16.27 and (y) first-class window coverings, such as blinds or shades, with Landlord’s prior consent, which shall not be unreasonably withheld, conditioned or delayed.

11.3    Rules and Regulations. Tenant shall comply with the Rules and Regulations attached hereto as Exhibit 11.3, the Construction Rules and Regulations attached hereto as Exhibit 11.3-1, the Loading Dock Rules and Regulations attached hereto as Exhibit 11.3-2, and all other reasonable rules and regulations hereafter made by Landlord, of which Tenant has been given notice, for the care and use of the Building and the Project and their facilities and approaches.

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Landlord shall not be liable to Tenant for the failure of other occupants of the Building to conform to such rules and regulations; provided that Landlord shall enforce all rules and regulations against Tenant in a non-discriminatory fashion, except where differing circumstances justify different treatments. In the event of any conflict between any rule or regulation promulgated by Landlord and the provisions of this Lease, the provisions of this Lease shall control.

11.4    Tenant’s Vendors. Any vendors engaged by Tenant to perform services in or to the Premises shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or Project or interfere with Building construction or operation and shall be performed by vendors first approved by Landlord, which approval shall not be unreasonably withheld.

11.5    Floor Load. Tenant shall not place a load upon any floor in the Premises exceeding the live load (including partitions) per square foot of floor area for which the Building is designed; and shall not move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize. Tenant’s business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration or noise that may be transmitted to the Building structure or to any other space in the Building.

11.6    Taxes on Personal Property. Tenant shall pay promptly when due all taxes which may be imposed upon personal property (including, without limitation, fixtures and equipment) in the Premises to whomever assessed.

11.7    Legal Fees. In the event of litigation or other legal proceeding between Landlord and Tenant relating to the provisions of this Lease or Tenant’s occupancy of the Premises, the losing party shall, upon demand, reimburse the prevailing party for its reasonable costs of prosecuting and/or defending such proceeding (including, without limitation, reasonable attorneys’ fees).

11.8    Compliance with Legal Requirements. Tenant shall, and shall cause all Tenant Parties to, comply with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions, and orders and requirements of all public authorities (“Legal Requirements”) now or hereafter in force which shall impose a duty on Landlord or Tenant relating to the operation of Tenant’s business and/or the use, condition, configuration and occupancy of the Premises, including without limitation, all applicable standards and regulations of the Federal Occupational Safety and Health Administration (“OSHA Requirements”), which obligation shall include ensuring that all contractors (including sub-contractors) that Tenant utilizes to perform work in the Premises comply with OSHA Requirements. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Section 11.8. Notwithstanding the foregoing, Tenant shall not be required to make any alterations or additions to the structure, roof, exterior and load bearing walls, foundation, structural floor slabs and other structural elements of the Building, the Base Building (as hereinafter defined), or to add, install or upgrade any Building systems, unless the same are required by Legal Requirements as a result of or in connection with:

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(a)    Tenant’s use or occupancy of the Premises, provided, however, that Tenant shall not be required to make such Alterations if the same are required for general office use, or

(b)    Alterations performed or requested by Tenant (excluding Landlord’s Work), or

(c)    arising from the negligence or willful misconduct of Tenant, its agents, contractors or employees.

“Base Building” shall mean the structural portions of the Building, Common Areas, and the Building mechanical, electrical, plumbing, and life safety systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located.

11.9    Massachusetts Department of Transportation (“MDOT”). Landlord intends to enter into an air rights lease with MassDOT (as amended, modified, extended, restated, supplemented or replaced from time to time, the “Air Rights Lease”) for the Parcel. This Lease and Tenant’s interest and rights hereunder are and shall be subject and subordinate at all times to the Air Rights Lease. Concurrent with the execution of the Air Rights Lease, Tenant and MassDOT shall enter into a recognition and non-disturbance agreement satisfactory to Tenant, in its reasonable discretion. The terms and conditions of the Air Rights Lease which could reasonably result in a Tenant Adverse Impact (as hereinafter defined) shall be subject to Tenant’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. For purposes of this Lease, “Tenant Adverse Impact” shall mean:

(a)    a material increase or decrease in the usable size of the Premises or any change in the configuration of the Premises,

(b)    a material adverse effect on Tenant’s access to the Premises or the utility of the Premises for the Permitted Use,

(c)    the ability for MassDOT to approve (I) subleases of the Premises under 100,000 square feet or (II) a Permitted Transfer of this Lease (it being acknowledged that it shall not be a Tenant Adverse Impact if (x) MassDOT has the right to approve assignees of Tenant under the Lease or any sublease of the Premises over 100,000 square feet (other than to Permitted Transferees), or (y) MassDOT prohibits the assignment or subleasing of any portion of the Premises (including any Permitted Transfer) to a list of prohibited parties maintained by MassDOT from time to time as the so-called “debarred list”, including, without limitation, Prohibited Persons),

(d)    the prohibition of Tenant’s Exterior Signage on the Building substantially in the form attached hereto as Exhibit 16.27, or

(e)    the ability for MDOT to approve Tenant Alterations that are not subject to Landlord’s sole discretion pursuant to the terms of this Lease.

Notwithstanding anything to the contrary contained herein, the parties agree that the inclusion of any of the following in the Air Rights Lease shall not be considered to be a Tenant Adverse Impact: (i) MassDOT approval of any purchaser of the Building (including Tenant or

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any affiliate of Tenant purchasing the Building pursuant to Article XXIII of the Lease) and/or a requirement that any such purchaser, including Tenant or any affiliate of Tenant, satisfy a standard of financial wherewithal or creditworthiness as a condition to such purchase, (ii) MassDOT approval over structural modifications to the Building or modifications to the Building that affect the exterior of the Building, (iii) MassDOT approval over signage that is not identifying Tenant or that MassDOT determines would pose a safety hazard to the motoring public on the Massachusetts Turnpike, (iv) a requirement that Tenant and any future assignee or subtenant each waives any claims it might have due to the proximity of highways and streets to the Premises, including, without limitation, due, direct or indirectly, to noise, vibration, odors, electromagnetic fields, particles, pollution and fumes from motor vehicle traffic on the Massachusetts Turnpike and related power, ventilation, and maintenance systems.

Once a draft of the proposed Air Rights Lease has sufficiently progressed, in Landlord’s reasonable determination, Landlord shall provide Tenant with a draft of the proposed Air Rights Lease for Tenant’s review. Tenant shall approve or disapprove the initial proposed Air Rights Lease within ten (10) business days after receipt thereof, and if Tenant so disapproves Tenant shall specify the reason for disapproval with sufficient specificity so as to allow Landlord to make such revisions as maybe necessary to address Tenant’s objections. If Tenant fails to approve or disapprove the initial proposed Air Rights Lease within ten (10) business days after receipt thereof, then the initial proposed Air Rights Lease shall be considered to have been approved by Tenant.

In addition, Landlord shall provide Tenant with a final version of the Air Rights Lease, together with a comparison showing changes from the draft that Tenant reviewed and approved (or was deemed to have approved), and Landlord may elect to provide Tenant with subsequent interim drafts of the Proposed Air Rights Lease after the initial draft. Tenant shall approve or disapprove the final Air Rights Lease, or such subsequent interim drafts, as applicable, within five (5) business days after receipt thereof, and if Tenant so disapproves Tenant shall specify the reason for disapproval with sufficient specificity so as to allow Landlord to make such revisions as maybe necessary to address Tenant’s objections. If Tenant fails to approve or disapprove the final Air Rights Lease or subsequent interim drafts, as applicable, within five (5) business days after receipt thereof, then such final Air Rights Lease or subsequent interim drafts, as applicable, shall be considered to have been approved by Tenant.

Landlord agrees that it shall not amend or modify (or consent to the amendment or modification of) the Air Rights Lease in any manner that (i) materially adversely affects the access of Tenant, its employees, agents, clients, customers, and invitees to the Premises, the Building or the Common Areas, (ii) materially decreases any of Landlord’s obligations or responsibilities or Tenant’s rights and remedies under this Lease and/or (iii) materially increases any of Tenant’s obligations or responsibilities under this Lease.

11.10    Transportation Access Plan Agreement. The Project will be subject to a Transportation Access Plan Agreement (“TAPA”) with The City of Boston Transportation Department, a current draft of which is attached hereto as Exhibit 11.10 (“Proposed TAPA”). Tenant agrees, at its sole expense, to comply with the requirements of the TAPA, to the extent that it applies to the Premises and/or Tenant’s use and occupancy thereof. In the event that the Proposed TAPA is modified, supplemented, amended or replaced (the “TAPA Modifications”), Tenant agrees, at its sole expense, to comply with the requirements of the TAPA Modifications, to the

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extent that they apply to the Premises and/or Tenant’s use and occupancy thereof, but only to the extent that the TAPA Modifications are not materially inconsistent with parking and traffic demand requirements then being imposed by the City of Boson on other multi-tenant office buildings in the City of Boston.

11.11    OFAC. As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned, controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed an Event of Default by Tenant under Section 15.1(d) of this Lease and shall be covered by the indemnity provisions of Section 13.1 below, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease. Landlord hereby represents and warrants that: (x) Landlord is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by OFAC pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a Prohibited Person; (y) Landlord is not (nor is it owned, controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (z) from and after the effective date of the above-referenced Executive Order, Landlord (and any person, group, or entity which Landlord controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including without limitation any assignment of this Lease or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. The representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

11.12    Permits and Approvals.

(a)    Tenant shall maintain in full force and effect all licenses, permits, certifications or permissions required by any authority having jurisdiction to authorize, franchise or regulate Tenant’s use of the Premises. Tenant shall be solely responsible for procuring and

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complying at all times with any and all necessary permits and approvals directly or indirectly relating or incident to the conduct of its activities on the Premises. Within ten (10) days of a request by Landlord, which request shall be made not more than once during each period of twelve (12) consecutive months during the Lease Term, unless otherwise requested by any mortgagee of Landlord or unless Landlord reasonably suspects that Tenant has violated the provisions of this Section 11.12, Tenant shall furnish Landlord with copies of all such permits and approvals that Tenant possesses or has obtained together with a certificate certifying that such permits are all of the permits that Tenant possesses or has obtained with respect to the Premises. Tenant shall promptly cure the conditions causing any warnings or violations relative to the above received from any federal, state or municipal agency or by any court of law. Tenant shall not be deemed to be in default of its obligations under the preceding sentence to promptly cure any condition causing any such violation in the event that, in lieu of such cure, Tenant shall contest the validity of such violation by appellate or other proceedings permitted under applicable law, provided that: (i) any such contest is made reasonably and in good faith, (ii) Tenant makes provisions, including, without limitation, posting bond(s) or giving other security, reasonably acceptable to Landlord to protect Landlord, the Building and the Project from any liability, costs, damages or expenses arising in connection with such alleged violation and failure to cure, (iii) Tenant shall agree to indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from and against any and all liability, costs, damages, or expenses arising in connection with such condition and/or violation, (iv) Tenant shall promptly cure any violation in the event that its appeal of such violation is overruled or rejected, and (v) Tenant’s decision to delay such cure shall not, in Landlord’s good faith determination, be likely to result in any actual or threatened bodily injury, property damage, or any civil or criminal liability to Landlord, any tenant or occupant of the Project. Nothing contained in this Section 11.12 shall be construed to expand the uses permitted hereunder beyond the Permitted Uses.

(b)    Provided that Tenant (i) succeeds in obtaining and maintains a license permitting the service of beer, wine and liquor in the Premises and delivers a copy of the same to Landlord (the “Liquor License”), (ii) complies with all Legal Requirements with respect to the service of beer, wine or liquor as aforesaid applicable thereto, (iii) causes its general liability insurance to include Liquor Legal Liability coverage at the same minimum limits of liability required for general liability insurance in Section 13.1 hereof, and provides Landlord with evidence of such coverage upon request, and (iv) complies with applicable provisions of this Lease, Landlord agrees that Tenant shall have the right to serve beer, wine or liquor for consumption within the Premises solely to any Tenant Invitee, subject to and in accordance with all applicable provisions of the Liquor License and this Lease. Notwithstanding the foregoing, in no event shall Tenant or any Tenant Party sell and/or serve beer, wine or liquor to any members of the public who are not a Tenant Invitee.

11.13    Hazardous Materials

(a)    Prohibition. Tenant shall not, without the prior written consent of Landlord, bring or permit to be brought or kept in or on the Premises or elsewhere in the Building or the Project any inflammable, combustible or explosive fluid, material, chemical or substance (except for standard office supplies stored in proper containers).

(b)    Environmental Laws. For purposes hereof, “Environmental Laws” shall mean all laws, statutes, ordinances, rules and regulations of any local, state or federal governmental

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authority (collectively, “Governmental Authorities”) having jurisdiction concerning environmental, health and safety matters, including but not limited to any discharge by any of the Tenant Parties into the air, surface water, sewers, soil or groundwater of any Hazardous Material (hereinafter defined) whether within or outside the Premises, including, without limitation (a) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., (b) the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (c) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., (d) the Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601 et seq., and (e) Chapter 21E of the General Laws of Massachusetts. Tenant, at its sole cost and expense, shall comply with (i) Environmental Laws, and (ii) any rules, requirements and safety procedures of the Massachusetts Department of Environmental Protection, the City of Boston and any insurer of the Building or the Premises in each case with respect to Tenant’s use, storage and disposal of any Hazardous Materials.

(c)    Hazardous Material Defined. As used herein, the term “Hazardous Material” means asbestos, oil or any hazardous, radioactive or toxic substance, material or waste or petroleum derivative which is or becomes regulated by any Environmental Law, including without limitation live organisms, viruses and fungi, medical waste and any so-called “biohazard” materials. The term “Hazardous Material” includes, without limitation, oil and/or any material or substance which is (i) designated as a “hazardous substance,” “hazardous material,” “oil,” “hazardous waste” or toxic substance under any Environmental Law or other chemical or biological materials used in the operation of the Premises.

(d)    Indemnity. Tenant hereby covenants and agrees to indemnify, defend and hold the Landlord Parties harmless from and against any and all losses, costs, damage, expenses, liabilities, claims, actions, and causes of action including, without limitation, reasonable attorneys’ fees and disbursements in connection with any such claim or any action or proceeding brought thereon, and the defense thereof, against any of the Landlord Parties arising out of contamination of any part of the Project or other adjacent property, which contamination arises as a result of: (i) the presence of Hazardous Material in the Premises, the presence of which is caused by any act or omission of any of the Tenant Parties, or (ii) from a breach by Tenant of its obligations under Sections 11.12 and 11.13. This indemnification of the Landlord Parties by Tenant includes, without limitation, reasonable costs incurred in connection with any investigation of site conditions or any cleanup, remediation, removal or restoration work or any other response actions required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil, soil vapor or ground water on or under or any indoor air in the Building based upon the circumstances identified in the first sentence of this Section.

(e)    Without limiting the foregoing, if the presence of any Hazardous Material in the Building or otherwise in the Project is caused or permitted by any of the Tenant Parties and results in any contamination of any part of the Project or any adjacent property, Tenant shall promptly take all actions at Tenant’s sole cost and expense as are necessary to return the Project and/or the Building or any adjacent property to their condition as of the Effective Date, provided that Tenant shall first obtain Landlord’s written approval of such actions, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions, in Landlord’s reasonable discretion, would not potentially have any adverse effect on the Project, and, in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws.

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(f)    Landlord’s Representations and Covenants.

(i)    Landlord hereby represents and warrants to Tenant that, to the Best of Landlord’s Knowledge (as that term is defined in clause (c) below), as of the Effective Date of this Lease, there is no violation of Environmental Laws affecting the Parcel. Landlord covenants that neither Landlord nor any of the Landlord Parties shall bring or use any Hazardous Materials in or on to the Building or the Parcel or discharge any Hazardous Materials in or on to the Building or the Parcel which are, in either case, in violation of applicable Environmental Laws. Landlord hereby indemnifies and shall defend and hold Tenant, its officers, directors, employees, and agents harmless from any claims arising as a result of any breach by Landlord of its representations, warranties, or covenants under this Section 11.13(f).

(ii)    If Hazardous Materials are discovered in, on or under the Parcel which are not in compliance with applicable Environmental Laws or that require reporting, investigation, remediation or other response under Chapter 21E or other Environmental Laws, and which are not the responsibility of Tenant pursuant to this Article XI, then Landlord shall remove or remediate the same, when, if, and in the manner required by applicable Environmental Laws.

(iii)    The phrase “to the Best of Landlord’s Knowledge” shall mean the best of the knowledge of Abe Menzin, Landlord’s Development Manager.

(g)    The provisions of this Section shall survive the expiration or earlier termination of this Lease.

ARTICLE XII

ASSIGNMENT AND SUBLETTING

12.1    Restrictions on Transfer

Except as otherwise expressly provided herein, Tenant covenants and agrees that it shall not directly or indirectly assign, mortgage, pledge, hypothecate or otherwise transfer this Lease and/or Tenant’s interest in this Lease or sublet (which term, without limitation, shall include granting of concessions, licenses or the like) the whole or any part of the Premises (any such assignment, mortgage, pledge, hypothecation, transfer, and sublease being referred to herein sometimes as a “Transfer”). If Tenant is a legal entity, the transfer (by one or more transfers), directly or indirectly, by operation of law or otherwise, of a majority of or the controlling interest in the membership interests, or the stock or other beneficial ownership interests in Tenant (collectively “Ownership Interests”), shall be deemed a voluntary Transfer of this Lease, except in the event of a transfer of Ownership Interests in Tenant if and so long as Tenant is publicly traded on a nationally recognized stock exchange and subject further to the provisions of Section 12.5 below. Any Transfer not expressly permitted in or consented to by Landlord under this Article XII shall, at Landlord’s election, be void; shall be of no force and effect; and shall confer no rights on or in favor of third parties. In addition, Landlord shall be entitled to seek specific performance of or other equitable relief with respect to the provisions hereof.

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12.2    Tenant’s Notice

Notwithstanding the provisions of Section 12.1 above, in the event Tenant desires to assign this Lease or to sublet the whole or any portion of the Premises, Tenant shall give Landlord notice (the “Proposed Transfer Notice”) of any proposed sublease or assignment, and said notice shall specify the provisions of the proposed assignment or subletting, including (a) the name and address of the proposed assignee or subtenant, (b) in the case of a proposed assignment or subletting pursuant to Section 12.4 below, such information as to the proposed assignee’s or proposed subtenant’s net worth and financial capability and standing as may reasonably be required for Landlord to make the determination referred to in said Section 12.4 (provided, however, that Landlord shall hold such information confidential having the right to release the same to its officers, accountants, investors, attorneys and lenders on a confidential basis), (c) all of the material terms and provisions upon which the proposed assignment or subletting is to be made, (d) in the case of a proposed subletting identifies the portion of the Premises to be sublet (“Affected Portion”), (e) in the case of a proposed assignment or subletting pursuant to Section 12.4 below, all other information necessary to make the determination referred to in said Section 12.4 and (f) in the case of a proposed assignment or subletting pursuant to Section 12.5 below, such information as may be reasonably required by Landlord to determine that such proposed assignment or subletting complies with the requirements of said Section 12.5.

12.3    Landlord’s Recapture Right

Prior to marketing this Lease for assignment (other than pursuant to a Permitted Transfer) or for sublease of more than the greater of 50,000 rentable square feet of the Premises or two (2) full floors in the aggregate (other than a Permitted Transfer or a Permitted Sublease Space, as hereinafter defined) for a term of more than five (5) years (including any extensions or renewals), Tenant shall give Landlord written notice (“Tenant’s Recapture Notice”) of such intention along with the proposed effective date of such assignment or sublease, the Affected Portion to be sublet and the term of such sublease. Landlord shall have the right at its sole option, to be exercised within thirty (30) days after receipt of Tenant’s Recapture Notice (the “Acceptance Period”), to terminate this Lease (i) with respect to any sublease of more than 50,000 rentable square feet of the Premises in the aggregate (other than a Permitted Transfer or a Permitted Sublease Space, as hereinafter defined) for a sublease term of more than five (5) years (including any extensions or renewals), and (ii) with respect to the entire Premises in the case of a proposed assignment, as of a date specified in a notice to Tenant, which date shall not be earlier than sixty (60) days after Landlord’s notice to Tenant; provided, however, that upon the termination date as set forth in Landlord’s notice, all obligations relating to the period after such termination date (but not those relating to the period before such termination date) shall cease and promptly upon being billed therefor by Landlord, Tenant shall make final payment of all Annual Fixed Rent and Additional Rent due from Tenant through the termination date. In the event that Landlord shall not exercise its termination rights as aforesaid, or shall fail to give any or timely notice pursuant to this Section the provisions of Sections 12.4, 12.6 and 12.7 shall be applicable. This Section 12.3 shall not be applicable to an assignment or sublease pursuant to Section 12.5 or Section 12.9.

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12.4    Standards for Consent of Landlord

Notwithstanding the provisions of Section 12.1 above, but subject to the provisions of this Section 12.4 and the provisions of Sections 12.6 and 12.7 below, in the event that Landlord shall not have exercised the termination right as set forth in Section 12.3, or shall have failed to give any or timely notice under Section 12.3, then for a period of one hundred twenty (120) days (i) after the receipt of Landlord’s notice stating that Landlord does not elect the termination right, or (ii) after the expiration of the Acceptance Period, in the event Landlord shall not give any or timely notice under Section 12.3 as the case may be, Tenant shall have the right to assign this Lease or sublet the whole or any portion of the Premises in accordance with the Proposed Transfer Notice provided that, in each instance, Tenant first obtains the express prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting the foregoing standard, Landlord shall not be deemed to be unreasonably withholding its consent to such a proposed assignment or subleasing if:

(a)    the proposed assignee does not possess adequate financial capability to perform Tenant obligations as and when due or required, or

(b)    the assignee or subtenant proposes to use the Premises (or part thereof) for a purpose other than the purpose for which the Premises may be used as stated in Section 1.2 hereof, or

(c)    the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant or assignee shall (i) be likely to increase Operating Expenses for the Building beyond that which Landlord now incurs for use by Tenant; (ii) be likely to increase the burden on elevators or other Building systems or equipment over the burden prior to such proposed subletting or assignment; or (iii) violate or be likely to violate any provisions or restrictions contained herein relating to the use or occupancy of the Premises, or

(d)    there shall be existing an Event of Default (defined in Section 15.1), or

(e)    Tenant shall not publicly advertise the proposed rent and other charges to be payable by the proposed assignee or subtenant as less than the market rent and other charges for first class office space for properties of a similar character in the Market Area, or

(f)    any part of the rent payable under the proposed assignment or sublease shall be based in whole or in part on the income or profits derived from the Premises or if any proposed assignment or sublease shall potentially have any adverse effect on the real estate investment trust qualification requirements applicable to Landlord and its affiliates, or

(g)    MDOT under the Air Rights Lease or the holder of any mortgage or ground lease on property which includes the Premises does not approve of the proposed assignment or sublease; however, in the case of a sublease of less than all or substantially all of the Premises only, the holder of any such mortgage or ground lease shall apply the same standards for consent applicable to Landlord under this Section 12.4.

If Landlord shall consent to the proposed assignment or subletting, as the case may be, then, in such event, Tenant may thereafter sublease or assign pursuant to Tenant’s notice, as given

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hereunder; provided, however, that if such assignment or sublease shall not be executed and delivered to Landlord within ninety (90) days after the date of Landlord’s consent, the consent shall be deemed null and void and the provisions of Section 12.2 shall be applicable.

Landlord may not withhold its approval of a proposed assignment or sublease solely because the proposed assignee or subtenant is then a tenant in the Building.

12.5    Permitted Transfers

(a)    Notwithstanding the foregoing provisions of Sections 12.1, 12.3 and 12.4 above, but subject to the provisions of Section 12.7 below, Tenant shall have the right, without obtaining Landlord’s consent, to assign this Lease or to sublet the Premises (in whole or in part) to any Permitted Transferee, as hereinafter defined (any such assignment and sublease being referred to herein as a “Permitted Transfer”), provided that the transaction is for a legitimate business purpose of Tenant other than the limitation or segregation of the liabilities of Tenant or the transfer of this Lease. Except in cases of statutory merger, in which case the surviving entity in the merger shall be liable as Tenant under this Lease, Tenant shall continue to remain fully liable under this Lease, on a joint and several basis with the Permitted Transferee. “Permitted Transferee” shall be defined as: (i) any Successor Entity, and (ii) any Tenant Affiliate.

(b)    A “Successor Entity” shall be defined as (A) (i) any entity which purchases all or substantially all of the assets of Tenant in a single transaction or series of transactions, or (ii) any entity which merges or combines with Tenant, provided that, in the case of clause (i) or (ii), the entity to which this Lease is so assigned has a tangible net worth which is the same or better than the tangible net worth of Tenant as of the date of such Permitted Transfer, or (B) if and so long as Tenant is not publicly traded on a nationally recognized stock exchange, Tenant, following the transfer of all or a majority or the controlling share of Ownership Interests in Tenant provided that the transaction is for a legitimate business purpose of Tenant other than the limitation or segregation of the liabilities of Tenant or the transfer of this Lease and the net worth (defined as total assets less total liabilities) of Tenant or such successor immediately after such Transfer is no less than Two Hundred Thirty-Seven Million Dollars ($237,000,000.00).

(c)    A “Tenant Affiliate” shall be defined as: (i) any entity which controls or is controlled by Tenant or Tenant’s parent corporation, or (ii) which is under common control with Tenant. If any parent or subsidiary of Tenant to which this Lease is assigned or the Premises sublet (in whole or in part) shall cease to be such a parent or subsidiary, then such parent or subsidiary shall no longer be considered as a Tenant Affiliate and such cessation shall be considered an assignment or subletting requiring Landlord’s consent.

12.6    Profit on Subleasing or Assignment

In the case of any assignment or subleasing as to which Landlord may consent (other than a Permitted Transfer and other than with respect to the Permitted Sublease Space during the first (1st) five (5) years of the Term following the Fixed Rent Commencement Date) such consent shall be upon the express and further condition, covenant and agreement, and Tenant hereby covenants and agrees that, in addition to the Annual Fixed Rent, Additional Rent and other charges to be paid pursuant to this Lease, fifty percent (50%) of the “Assignment/Sublease Profits” (hereinafter

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defined), if any, shall be paid to Landlord. The “Assignment/Sublease Profits” shall be the excess, if any, of (a) the “Assignment/Sublease Net Revenues” as hereinafter defined over (b) the Annual Fixed Rent and Additional Rent and other charges provided in this Lease (provided, however, that for the purpose of calculating the Assignment/Sublease Profits in the case of a sublease, appropriate proportions in the applicable Annual Fixed Rent, Additional Rent and other charges under this Lease shall be made based on the percentage of the Premises subleased and on the terms of the sublease). The “Assignment/Sublease Net Revenues” shall be the fixed rent, additional rent and all other charges and sums payable either initially or over the term of the sublease or assignment plus all other profits and increases to be derived by Tenant as a result of such subletting or assignment, less the reasonable costs of Tenant incurred in such subleasing or assignment (which shall include the unamortized costs and expenses of Tenant’s Work (excluding soft costs, the costs of any fixtures, furniture and equipment, and the costs and expenses of any premium improvement, fits and finishes, such as a cafeteria or other food service area (unless such subtenant shall be subleasing same)) brokerage commissions and alteration allowances, in each case actually paid, free rent, legal fees, other market concessions, and architectural and engineering expenses), as set forth in a statement certified by an appropriate officer of Tenant and delivered to Landlord within thirty (30) days of the full execution of the sublease or assignment document, amortized over the term of the sublease or assignment. All payments of the Assignment/Sublease Profits due to Landlord shall be made within thirty (30) days after receipt by Tenant.

12.7    Additional Conditions

(a)    It shall be a condition of the validity of any assignment or subletting consented to under Section 12.4 above, or any Permitted Transfer or Permitted Sublease, that both Tenant and the assignee or sublessee enter into a separate written instrument directly with Landlord in a form and containing terms and provisions reasonably required by Landlord, including, without limitation, the agreement of the assignee or sublessee to be bound directly to Landlord for all the obligations of Tenant under this Lease (including any amendments or extensions thereof), including, without limitation, the obligation (a) to pay the rent and other amounts provided for under this Lease (but in the case of a subletting, such subtenant shall agree on a pro rata basis to be so bound and only to the extent of rental amounts payable under such sublease) and (b) to comply with the provisions of Article XII hereof and (c) to indemnify, defend and hold harmless the Landlord Parties. Such assignment or subletting shall not relieve Tenant named herein of any of the obligations of Tenant hereunder and Tenant shall remain fully and primarily liable therefor and the liability of Tenant and such assignee (or subtenant, as the case may be) shall be joint and several. Further, and notwithstanding the foregoing, the provisions hereof shall not constitute a recognition of the sublease or the subtenant thereunder, as the case may be, and at Landlord’s option, upon the termination or expiration of the Lease (whether such termination is based upon a cause beyond Tenant’s control, a default of Tenant, the agreement of Tenant and Landlord or any other reason), the sublease shall be terminated.

(b)    As Additional Rent, Tenant shall pay to Landlord as a fee for Landlord’s review of any proposed assignment or sublease requested by Tenant and the preparation of any associated documentation in connection therewith, within thirty (30) days after receipt of an invoice from Landlord, an amount equal to the reasonable out of pocket legal fees or other expenses incurred by Landlord in connection with such request not to exceed $5,000 for any one request, unless such assignment or sublease does not occur in the ordinary course of business (e.g. is in connection with

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a bankruptcy or reorganization of Tenant) or involves an amendment to this Lease or other additional documentation (other than a customary Landlord’s consent to assignment or sublease agreement), or if Landlord provides unusual or extraordinary services in connection therewith.

(c)    Upon the occurrence of an Event of Default, Landlord may, upon prior notice to Tenant and any subtenant or other occupant, collect rent and other charges from the sublessee or occupant and apply the net amount collected to the rent and other charges herein reserved, but no such subletting, occupancy or collection shall be deemed a waiver of this covenant, or a waiver of the provisions of Article XII hereof, or the acceptance of the sublessee or occupant as a tenant or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained, Tenant herein named to remain primarily liable under this Lease.

(d)    The consent by Landlord to any Transfer under Section 12.4 above, or the consummation of a Permitted Transfer under Section 12.5 above, shall in no way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further Transfer.

(e)    Without limiting Tenant’s obligations under Article IX, Tenant shall be responsible, at Tenant’s sole cost and expense, for performing all work necessary to comply with Legal Requirements and Insurance Requirements in connection with any Transfer hereunder including, without limitation, any work in connection with such Transfer and the cost to make the Affected Portion a self-contained rental unit (including installing any required common corridors).

12.8    Space Sharing. Notwithstanding anything to the contrary contained herein, Tenant shall have the right, upon ten (10) business days’ prior notice to Landlord, but without having to obtain Landlord’s consent, to permit Tenant’s clients, customers and vendors (each, an “Approved User”) to temporarily occupy space within the Premises, provided that (a) Tenant does not separately demise such space and the Approved Users utilize, in common with Tenant, common entryways to the Premises as well as shared central services, such as reception, photocopying and the like; (b) the Approved Users occupy space in the Premises for the Permitted Use and for no other purpose; and (c) if requested by Landlord, Tenant notifies Landlord, in writing, of the identity of any such Approved Users prior to occupancy of the Premises by such Approved Users, (d) no such “desk sharing” arrangement is effected solely for the purpose of qualifying as a transaction which does not require Landlord’s consent (i.e., and thereby avoiding the operation of the provisions of this Article XII, and (e) the Approved Users shall not occupy, in the aggregate, more than ten percent (10%) of the Rentable Floor Area of the Premises. If any Approved Users occupy any portion of the Premises as described herein, (i) the Approved Users shall comply with all provisions of this Lease, and a default by any Approved User shall be deemed a default by Tenant under this Lease; (ii) all notices required to be provided by Landlord under this Lease shall be forwarded only to Tenant in accordance with the terms of this Lease and in no event shall Landlord be required to send any notices to any Approved Users; (iii) in no event shall any use or occupancy of any portion of the Premises by any Approved User release or relieve Tenant from any of its obligations under this Lease; (iv) the Approved Users shall be deemed to be contractors of Tenant for purposes of Tenant’s indemnification obligations set forth in this Lease; and (v) in no event shall the occupancy of any portion of the Premises by Approved Users be deemed to create a landlord/tenant relationship between Landlord and such Approved Users, and, in all instances, Tenant shall be considered the sole tenant under this Lease notwithstanding the occupancy of any portion of the Premises by the Approved Users.

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12.9    Permitted Sublease Space. Notwithstanding the foregoing provisions of Sections 12.1, 12.3 and 12.4 above, but subject to the provisions of Sections 12.6 and 12.7 above, Tenant shall have the right, upon ten (10) business days’ prior written notice to Landlord, without obtaining Landlord’s consent, to sublease up to the greater of 50,000 of Rentable Floor Area of the Premises or two (2) full floors in the aggregate (the “Permitted Sublease Space”) at an Annual Fixed Rent solely determined by Tenant, and Tenant shall be entitled to one hundred percent (100%) of any Sublease Profits associated with the Permitted Sublease Space for the first (1st) five (5) years after the Fixed Rent Commencement Date, and thereafter, Tenant shall be entitled to Sublease Profits from such Permitted Sublease Space in accordance with Section 12.6.

ARTICLE XIII

INDEMNITY AND INSURANCE

13.1    Tenant’s Insurance.

(a)    Liability Insurance. Tenant shall procure, pay for and keep in force, commencing on the date on which any Tenant Party first enters the Premises as may be permitted under Exhibit 2.1, and throughout the Term (and for so long thereafter as Tenant remains in occupancy of the Premises) commercial general liability insurance insuring Tenant on an occurrence basis against all claims and demands for personal injury liability (including, without limitation, bodily injury, sickness, disease, and death) or damage to property which may be claimed to have occurred from and after the time any of the Tenant Parties shall first enter the Premises, of not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) in the aggregate annually on a per location basis, and from time to time thereafter shall be not less than such higher amounts, if procurable and comparable to amounts required by other owners of comparable first class buildings in the Market Area, as may be reasonably required by Landlord. Tenant shall also carry umbrella liability coverage in an amount of no less than Ten Million Dollars ($10,000,000.00) per occurrence and in the aggregate on a per location basis. Such umbrella insurance must apply as excess to Tenant’s General Liability, Automobile Liability, Liquor Liability (where applicable), and Employers’ Liability policies and must provide coverage as broad as those underlying policies. Such General Liability and Umbrella policies shall include contractual liability coverage covering Tenant’s liability assumed under this Lease. Such insurance policy(ies) shall include coverage for hostile fire, and terrorism. All liability, umbrella and excess policy(ies) shall name Landlord, Landlord’s managing agent and persons claiming by, through or under them, as well as Landlord’s Lender/mortgagee where warranted, if any, as additional insureds on a primary and non-contributory basis, on ISO Forms CG 20 10, CG 20 37, and CG 20 01 or their equivalents.

(b)    Property Insurance. Tenant shall procure and maintain throughout the Term a property insurance policy on a special cause of loss form or its equivalent including coverage for flood, earthquake and terrorism in an amount equal to one hundred percent (100%) of the replacement cost insuring (i) all items or components of Alterations, including Tenant’s Work, made by, for, or on behalf of Tenant (collectively, the “Tenant-Insured Improvements”), and (ii) all of Tenant’s furniture, machinery and equipment, fixtures, contents and property of every kind, nature and description related or arising out of Tenant’s leasehold estate and occupancy hereunder, which may be in or upon the Premises or the Building, including without limitation Tenant’s Rooftop Equipment (collectively, “Tenant’s Property”); provided, however, that for insured perils of flood and earthquake only, the limits of insurance maintained may be to commercially reasonable sub-

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limits in lieu of 100% replacement cost value. The insurance required to be maintained by Tenant pursuant to this Section 13.1(b) (referred to herein as “Tenant Property Insurance”) shall insure the interests of both Landlord and Tenant as their respective interests may appear from time to time. The insurance shall name (x) Landlord as loss payee for and with respect to claims in excess of $5,000,000.00 only and (y) Landlord, Landlord’s managing agent and Landlord’s Lender/mortgagee where warranted, if any, as additional insureds, in each case as their interests may appear.

(c)    Business Interruption Insurance. Tenant shall procure and maintain a policy of business interruption insurance throughout the Term sufficient to cover at least twelve (12) months of Rent due hereunder and Tenant’s business-related losses during such twelve-(12)-month period or such greater time period as Tenant may desire; however, in no event shall Tenant look to Landlord for Tenant business interruption losses whether insured or not, including any expenses relating to research costs and related losses, if any.

(d)    Builders Risk Insurance. During periods when Tenant’s Work and/or any Alterations are being performed, Tenant shall maintain, or cause to be maintained, so-called all risk or special cause of loss property insurance or its equivalent and/or builders risk insurance on 100% replacement cost coverage basis, including hard and soft costs coverages. Such insurance shall (x) name Landlord as a loss payee for and with respect to claims in excess of $5,000,000.00 only, and (y) protect and insure Landlord, Landlord’s agents, Tenant and Tenant’s contractors, as their interests may appear, against loss or damage by fire, water damage, vandalism and malicious mischief, and such other risks as are customarily covered by so-called all risk or special cause of loss property / builders risk coverage or its equivalent.

(e)    Worker’s Compensation and Employer’s Liability Insurance. Tenant shall procure and maintain worker’s compensation insurance to meet statutory requirements and Employer’s Liability Insurance with limits no less than One Million Dollars ($1,000,000.00) per occurrence for injury or death.

(f)    Automobile Liability Insurance. Tenant shall procure and maintain auto liability coverage for all Tenant-owned, hired, and non-owned vehicles, with a combined single of not less than One Million Dollars ($1,000,000.00) each accident for bodily injury and property damage.

(g)    Liquor Liability. Should Tenant serve or furnish alcoholic beverages, or if service of alcohol is provided by a third party, Tenant’s Liability Insurance must include coverage for Host Liquor Liability. If the sale of liquor is to take place or a liquor license is required for Tenant to furnish alcohol, then Tenant must obtain the appropriate liquor license and full liquor liability insurance of not less than Three Million Dollars ($3,000,000.00) per occurrence. This limit may be achieved by any combination of liquor liability and umbrella liability policy limits.

(h)    Tenant shall procure and maintain at its sole expense such additional insurance as may be necessary to comply with any Legal Requirements.

(i)    Tenant shall cause all contractors and subcontractors to maintain during the performance of any Alterations the insurance described in Exhibit 11.3-1 attached hereto.

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(j)    The insurance required pursuant to Sections 13.1(a), (b), (c), (d), (e), (f), and (g), etc. (collectively, “Tenant’s Insurance Policies”) shall be effected with insurers approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, with a rating of not less than “A-VII” by the then current Best’s Insurance Reports, and authorized to do business in the Commonwealth of Massachusetts under valid and enforceable policies. Tenant shall endeavor that Tenant’s Insurance Policies shall each provide that it shall not be canceled or materially reduced without at least ten (10) days’ prior written notice to Tenant and Landlord; provided, however, in the event Tenant’s insurer shall not provide such written notice to Landlord, Tenant shall provide the same. Tenant’s Insurance Policies may include deductibles in an amount no greater than the greater of (x) $50,000.00 or (y) commercially reasonable amounts. Tenant’s insurance policies may be maintained on blanket policies and/or programs, provided that by doing so, the insurance provided is not diminished or reduced and such coverage will meet the location specific insurance requirements herein. On or before the date on which any of the Tenant Parties shall first enter the Premises and thereafter no later than fifteen (15) days after the expiration date of each expiring policy, Tenant shall deliver to Landlord binders or certificates of insurance as evidence of all insurance coverage required of Tenant herein issued by the respective insurers together with evidence satisfactory to Landlord of the payment of all premiums for such policies. In the event of any claim, and upon Landlord’s request, Tenant shall deliver to Landlord complete copies of Tenant’s Insurance Policies.

13.2    Tenant Indemnification. Except to the extent caused by the negligence or willful misconduct of any of the Landlord Parties, but subject to the provisions of Section 13.5, Tenant shall defend, indemnify and save the Landlord Parties harmless from and against any and all losses, costs, damage, expenses, liabilities, claims, actions, and causes of action including, without limitation, reasonable attorneys’ fees and disbursements in connection with any such claim or any action or proceeding brought thereon, and the defense thereof, asserted by or on behalf of any person, firm, corporation or public authority arising from:

(a)    Tenant’s breach of any covenant or obligation under this Lease;

(b)    Any injury to or death of any person, or loss of or damage to property, sustained or occurring in or upon the Premises;

(c)    Any injury to or death of any person, or loss of or damage to property arising out of the negligence or willful misconduct of any of the Tenant Parties; and

(d)    On account of or based upon any work or thing whatsoever done (other than by Landlord or any of the Landlord Parties) in the Premises during the Term and during the period of time, if any, prior to the Commencement Date that any of the Tenant Parties may have been given access to the Premises.

13.3    Property of Tenant. Tenant covenants and agrees that, to the maximum extent permitted by Legal Requirements, all of Tenant’s Property (and related operations/business interruption and related research exposure) at the Premises shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed from any cause or reason whatsoever, no part of said damage or loss shall be charged to, or borne

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by, Landlord, except, subject to Sections 13.5 and 16.22 hereof, to the extent such damage or loss is due to the negligence or willful misconduct of any of the Landlord Parties.

13.4    Limitation of Landlord’s Liability for Damage or Injury. Landlord shall not be liable for any injury or damage to persons, animals or property including, business interruption, research, and/or related studies, resulting from fire, explosion, falling plaster, steam, gas, air contaminants or emissions, electricity, electrical or electronic emanations or disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances, equipment or plumbing works or from the roof, street or sub-surface or from any other place or caused by dampness, vandalism, malicious mischief or by any other cause of whatever nature, except, subject to Sections 13.5 and 16.22, to the extent caused by or due to the negligence or willful misconduct of any of the Landlord Parties. In no event shall any of the Landlord Parties be liable for any loss which is covered by insurance policies actually carried or required to be so carried by this Lease; nor shall any of the Landlord Parties be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public, or quasi-public work; nor, subject to Landlord’s Warranty and Landlord’s obligations under Section 8.1 above, shall any of the Landlord Parties be liable for any latent defect in the Premises or in the Building.

13.5    Waiver of Subrogation; Mutual Release. Landlord and Tenant each hereby waives on behalf of itself and its property insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action against the other and its agents, officers, servants, partners, shareholders, or employees (collectively, the “Related Parties”) for any loss or damage that may occur to or within the Premises or the Building or the Project (for so long as it is owned by Landlord or an affiliate of Landlord) or any improvements thereto, or any business and/or personal property of such party therein, including any related business interruption, which is insured against under any Property or Business Interruption Insurance (as defined in Sections 13.1 and 13.7) policy or any self-insurance maintained by the waiving party from time to time, even if not required hereunder, or which would be insured against under the terms of any such policies policy required to be carried or maintained by the waiving party hereunder, whether or not such insurance coverage is actually being maintained (including deductibles and/or self-insurance), including, in every instance, such loss or damage that may be caused by the negligence of the other party hereto and/or its Related Parties. Landlord and Tenant each agrees to cause appropriate clauses to be included in its Property Insurance and Business Interruption policies (including self-insurance where applicable) necessary to implement the foregoing provisions.

13.6    Tenant’s Acts—Effect on Insurance. Tenant shall not do or permit any Tenant Party to do any act or thing upon the Premises or elsewhere in the Building which will invalidate or be in conflict with any insurance policies covering the Building and the fixtures and property therein; and shall not do, or permit to be done, any act or thing upon the Premises which shall subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon said Premises or for any other reason. If by reason of the failure of Tenant to comply with the provisions hereof the insurance rate applicable to any policy of insurance shall at any time thereafter be higher than it otherwise would be, Landlord shall promptly provide Tenant notice of such increase in the insurance rate. If Tenant continues to fail to comply with the provisions hereof following receipt of such notice, Tenant shall

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reimburse Landlord upon demand for that part of any insurance premiums which shall have been charged because of such failure by Tenant, together with interest at the Lease Interest Rate until paid in full, within thirty (30) days after receipt of an invoice therefor. In addition, Tenant shall reimburse Landlord for any increase in insurance premium arising as a result of Tenant’s use and/or storage of any Hazardous Materials in the Premises.

13.7    Landlord’s Insurance.

(a)    Required insurance. Landlord shall maintain insurance against loss or damage with respect to the Building on an “all risk” type insurance form, with customary exceptions, subject to commercially reasonable deductibles, in an amount equal to at least the replacement value of the Building (including Landlord’s Work) (the “Landlord-Insured Improvements”), but Landlord shall not be responsible for insuring any Tenant-Insured Improvements. Such insurance shall be maintained with an insurance company selected by Landlord. Payment for losses thereunder shall be made solely to Landlord. Landlord shall also carry liability insurance in limits of not less than Ten Million ($10,000,000.00) which may be met by a combination of general liability and excess/umbrella policies. The cost of all such insurance shall be treated as a part of Operating Expenses for the Building.

(b)    Optional insurance. Landlord may maintain such additional insurance with respect to the Building and the Project, including, without limitation, earthquake insurance, terrorism insurance, flood insurance, liability insurance and/or rent insurance, as may from time to time be required by the holder of any mortgage on the Building or the Project, or customarily carried by other owners of comparable first-class buildings in the Market Area. The cost of all such additional insurance shall also be part of the Operating Expenses for the Building.

(c)    Blanket Insurance. Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties, and in such event Operating Expenses for the Building shall include the portion of the reasonable cost of blanket insurance that is allocated to the Building.

(d)    No obligation. Landlord shall not be obligated to insure, and shall not assume any liability of risk of loss for, Tenant’s Property, including any such property or work of Tenant’s subtenants or occupants. Landlord will also have no obligation to carry insurance against, nor be responsible for, any loss suffered by Tenant, subtenants or other occupants due to interruption of Tenant’s or any subtenant’s or occupant’s business.

13.8    Landlord Indemnity. Except to the extent caused by the negligence or willful misconduct of any of the Tenant Parties, to the maximum extent permitted by law but subject to the provisions of Sections 13.5 and 16.22, Landlord shall defend, indemnify and save the Tenant Parties harmless from and against any and all losses, costs, damage, expenses, liabilities, claims, actions, and causes of action including, without limitation, reasonable attorneys’ fees and disbursements in connection with any such claim or any action or proceeding brought thereon, and the defense thereof, asserted by or on behalf of any person, firm, corporation or public authority to the extent arising from any injury to or death of any person, or loss of or damage to property arising out of the negligence or willful misconduct of any of the Landlord Parties.

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ARTICLE XIV

FIRE, CASUALTY AND TAKING

14.1    Damage. If the Premises or any portion of the Building that materially adversely affects Tenant’s access to or use of the Premises are damaged in whole or part because of fire or other insured casualty (“Casualty”), or if the Premises or any portion of the Building that materially adversely affects Tenant’s access to or use of the Premises are subject to a taking in connection with the exercise of any power of eminent domain, condemnation, or purchase under threat or in lieu thereof (any of the foregoing, a “Taking”), then unless this Lease is terminated in accordance with Section 14.2 below, Landlord shall restore the Building and the portions of the Premises constituting Landlord-Insured Improvements to substantially the same condition as existed immediately following completion of Landlord’s Work, or in the event of a partial Taking which affects the Building and the Premises, restore the remainder of the Building and the Premises not so Taken to substantially the same condition as is reasonably feasible. In the event that neither party terminates this Lease pursuant to Section 14.2 below, then, subject to rights of the holders of any mortgages, the lessors under any ground leases or the Air Rights Lease, Tenant Delays, Legal Requirements then in existence and to delays for adjustment of insurance proceeds or Taking awards, as the case may be, and instances of Force Majeure, Landlord shall commence such restoration promptly receipt of all required permits therefor. Upon substantial completion of such restoration by Landlord, Tenant shall use diligent efforts to complete restoration of the Premises to substantially the same condition as existed immediately prior to such Casualty or Taking, as the case may be, as soon as reasonably possible in accordance with the terms of Article IX, and, Landlord agrees that Landlord shall release to Tenant for Tenant’s restoration of the Premises any insurance proceeds if and to the extent received by Landlord from Tenant’s insurer under Tenant’s Property Insurance. Landlord and Tenant agree to cooperate with each other in such manner as a party may reasonably request to assist such party in collecting insurance proceeds due in connection with any Casualty which affects the Premises or the Building. In no event shall Landlord be required to expend more than the greater of (a) Five Million Dollars ($5,000,000.00) (“Landlord’s Casualty Contribution”) and (b) the Net (hereinafter defined) insurance proceeds Landlord receives for damage to the Premises and/or the Building or the Net Taking award attributable to the Premises and/or the Building. “Net” means the insurance proceeds or Taking award actually paid to Landlord (and not paid over to the holder of any mortgagee) less all costs and expenses, including adjusters and attorney’s fees, of obtaining the same. Except as Landlord may elect pursuant to this Section 14.1, under no circumstances shall Landlord be required to repair any damage to, or make any repairs to or replacements of, any Tenant-Insured Improvements.

14.2    Termination Rights.

(a)    Landlord’s Termination Rights. Landlord may terminate this Lease upon thirty (30) days’ prior written notice to Tenant:

(i)    if Landlord contemporaneously terminates the leases of all of the occupants of the Office Area similarly affected by such fire or casualty; and

(1)    any material portion of the Office Area or any material means of access thereto is taken; or

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(2)    more than fifty percent (50%) of the Office Area is damaged by Casualty; or

(ii)    if the estimated time to complete restoration exceeds one (1) year from the date on which Landlord would receive all required permits for such restoration; or

(iii)    if a Casualty occurs that is not covered by the forms of casualty insurance at the time maintained by Landlord and the cost of the restoration of such uninsured Casualty is expected to exceed ten percent (10%) of the replacement cost of the Building after deducting Landlord’s Casualty Contribution.

(b)    Tenant’s Termination Right.

(i)    If, as a result of a Casualty or Taking, all or any portion of the Premises shall be made untenantable, Landlord shall, with reasonable promptness but not to exceed sixty (60) days, cause Landlord’s architect or general contractor to prepare and provide to Landlord and Tenant a written estimate (“Restoration Estimate”) of the amount of time required to substantially complete the repair and restoration of the Premises and make the Premises tenantable again, using customary and reasonable working methods. If the Restoration Estimate indicates that such damage cannot, in the ordinary course, reasonably be expected to be repaired within (x) one (1) year from the date on which Landlord would receive all required permits for such restoration if more than fifty percent (50%) of the Building is damaged by such Casualty, or (y) one hundred eighty (180) days after Landlord would receive all required permits for such restoration if less than fifty percent (50%) of the Building is damaged by such Casualty, then Tenant may, at its election, terminate this Lease by notice given to Landlord within sixty (60) days after Landlord’s delivery of the Restoration Estimate to Tenant, which termination shall be effective as of the date which is thirty (30) days following the date of such notice by Tenant.

(ii)    If this Lease is not terminated pursuant to Sections 14.2(a) or 14.2(b)(i) above, and Landlord is so required but fails to complete restoration of the Premises within the time frames set forth in Section 14.2(b)(i) above, as such time frames may be extended by up to one hundred twenty (120) days due to the rights of the holders of any mortgages, the lessors under any ground leases or the Air Rights Lease, Tenant Delays, Legal Requirements then in existence and to delays for adjustment of insurance proceeds or Taking awards, as the case may be, and instances of Force Majeure, then Tenant may terminate this Lease upon thirty (30) days’ written notice to Landlord; provided, however, that if Landlord substantially completes such restoration within thirty (30) days after receipt of any such termination notice, such termination notice shall be null and void and this Lease shall continue in full force and effect.

(iii)    If the estimated cost of repairing the damage exceeds the amount of the Net insurance proceeds actually received by Landlord (provided that Landlord has maintained at least the amount of insurance required under Section 13.7), and Landlord exercises the option not to expend more than the amount of Net insurance proceeds actually received by it to repair such damage, then as soon as reasonably possible after the determination that such Net insurance proceeds are insufficient to restore the damage, Landlord shall give notice (a “Casualty Proceeds Deficiency Notice”) thereof to Tenant, in which event Tenant may elect to terminate this Lease by

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giving notice of such termination to Landlord by not later than thirty (30) days after the giving of the Casualty Proceeds Deficiency Notice.

(iv)    The remedies set forth in this Section 14.2(b) and in Section 14.2(c) below are Tenant’s sole and exclusive rights and remedies based upon Landlord’s failure to complete the restoration of the Premises as set forth herein.

(c)    Either Party May Terminate. In the case of any Casualty or Taking affecting the Premises and occurring during the last twelve (12) months of the Term, then (i) if such Casualty or Taking results in more than twenty-five percent (25%) of the floor area of the Premises being unsuitable for the Permitted Uses, or (ii) the damage to the Premises costs more than Landlord’s Casualty Contribution to restore, then either Landlord or Tenant shall have the option to terminate this Lease upon thirty (30) days’ written notice to the other. In addition, if Landlord’s Mortgagee does not release sufficient insurance proceeds to cover the cost of Landlord’s restoration obligations (in excess of Landlord’s Casualty Contribution), then Landlord shall (i) notify Tenant thereof, and (ii) have the right to terminate this Lease, provided that Landlord contemporaneously terminates the leases of all of the occupants of the Office Area similarly affected by such fire or casualty. If Landlord does not terminate this Lease pursuant to the previous sentence and such notice by Landlord does not include an agreement by Landlord to pay for the difference between the cost of such restoration and such released insurance proceeds, then Tenant may terminate this Lease by written notice to Landlord on or before the date that is thirty (30) days after such notice.

(d)    Automatic Termination. In the case of a Taking of the entire Premises, then this Lease shall automatically terminate as of the date of possession by the Taking authority.

(e)    Tenant’s Insurance Proceeds. In the event that Tenant terminates this Lease as the result of a Casualty pursuant to Section 14.2, Tenant shall promptly pay over to Landlord the proceeds received by Tenant from insurance maintained (or required to be maintained) by Tenant for the Tenant-Insured Improvements in an amount equal to the unamortized portion of the Maximum Amount of Landlord’s Contribution, calculated as amortized over the Original Term of the Lease on a straight line basis beginning on the Rent Commencement Date.

14.3    Rent Abatement. In the event of a Casualty affecting the Premises, there shall be an equitable adjustment of Fixed Rent, Operating Expenses, Taxes and Management Fee Rent based upon the degree to which Tenant’s ability to conduct its business in the Premises is impaired by reason of such Casualty from and after the date of a Casualty, and continuing until the following portions of the repair and restoration work to be performed by Landlord, as set forth above, are substantially completed: (i) any repair and restoration work to be performed by Landlord within the Premises, and (ii) repair and restoration work with respect to the Common Areas to the extent that damage to the Common Areas caused by such Casualty materially adversely affects Tenant’s use of, or access to, the Premises.

14.4    Taking for Temporary Use. If the Premises are Taken for temporary use, this Lease and Tenant’s obligations, including without limitation the payment of Rent, shall continue. For purposes hereof, a “Taking for temporary use” shall mean a Taking of ninety (90) days or less.

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14.5    Disposition of Awards. Tenant may pursue its own claim against the Taking authority for Tenant’s movable trade fixtures, relocation expenses, and unamortized leasehold improvements paid for by Tenant (provided that the same may not reduce Landlord’s award). All other Taking awards shall be Landlord’s property without Tenant’s participation, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such separate award. Tenant may pursue its own claim against the Taking authority. Notwithstanding the foregoing, Tenant shall be entitled to receive any award or payment from the condemning authority with respect to any Taking for temporary use, which award shall be received, held and applied by Tenant as a trust fund for payment of the Rent. Time is of the essence with respect to Landlord’s and Tenant’s obligations under this Article XIV.

ARTICLE XV

DEFAULT

15.1    Tenant’s Default

This Lease and the term of this Lease are subject to the limitation that Tenant shall be in default if, at any time, any one or more of the following events (herein called an “Event of Default”, a “default of Tenant” or similar reference) shall occur and not be cured prior to the expiration of the grace period (if any) herein provided, as follows:

(a)    Tenant shall fail to pay any installment of the Annual Fixed Rent, or any Additional Rent or any other monetary amount payable to Landlord under this Lease on or before the date on which the same becomes due and payable, and such failure continues for five (5) business days after notice from Landlord thereof; or

(b)    Landlord having rightfully given the notice specified in (a) above to Tenant twice in any twelve (12) month period, Tenant shall fail thereafter during such twelve-(12)-month period to pay the Annual Fixed Rent, Additional Rent or any other monetary amount payable to Landlord under this Lease on or before the date on which the same becomes due and payable; or

(c)    Tenant shall assign its interest in this Lease or sublet any portion of the Premises in violation of the requirements of Article XII of this Lease; or

(d)    Tenant shall fail to perform or observe the following obligations of Tenant under this Lease, and such failure continues for three (3) business days after notice from Landlord to Tenant thereof: (i) failure to maintain general liability insurance, (ii) the employment of labor and contractors within the Premises which interfere with Landlord’s Work, in violation of Sections 9.3 or 11.13 or Exhibit 2.1, (iii) a failure to observe the requirements of Section 11.2, and (iv) the failure to observe the requirements of Section 11.12; or

(e)    Tenant shall fail to perform or observe any other requirement, term, covenant or condition of this Lease (not hereinabove in this Section 15.1 specifically referred to) on the part of Tenant to be performed or observed and such failure shall continue for thirty (30) days after notice thereof from Landlord to Tenant, or if said default shall reasonably require longer than thirty (30) days to cure, if Tenant shall fail to commence to cure said default within thirty (30) days after notice thereof and/or fail to continuously prosecute the curing of the same to completion with due diligence, provided in all events the same is completed within one hundred twenty (120) days; or

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(f)    The estate hereby created shall be taken on execution or by other process of law; or

(g)    Tenant shall make an assignment or trust mortgage arrangement, so-called, for the benefit of its creditors; or

(h)    Tenant shall judicially be declared bankrupt or insolvent according to law; or

(i)    a receiver, guardian, conservator, trustee in involuntary bankruptcy or other similar officer is appointed to take charge of all or any substantial part of Tenant’s property by a court of competent jurisdiction; or

(j)    any petition shall be filed against Tenant in any court, whether or not pursuant to any statute of the United States or of any State, in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceeding, and such proceedings shall not be fully and finally dismissed within sixty (60) days after the institution of the same; or

(k)    Tenant shall file any petition in any court, whether or not pursuant to any statute of the United States or any State, in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceeding; or

(l)    Any default by Tenant which is expressly defined in this Lease as an “Event of Default”.

15.2    Termination; Re-Entry

Upon the happening of any one or more of the aforementioned Events of Default (notwithstanding any license of a former breach of covenant or waiver of the benefit hereof or consent in a former instance), Landlord or Landlord’s agents or servants may give to Tenant a notice (hereinafter called “notice of termination”) terminating this Lease on a date specified in such notice of termination (which shall be not less than five (5) days after the date of the mailing of such notice of termination), and this Lease and the Lease Term, as well as any and all of the right, title and interest of Tenant hereunder, shall wholly cease and expire on the date set forth in such notice of termination (Tenant hereby waiving any rights of redemption) in the same manner and with the same force and effect as if such date were the date originally specified herein for the expiration of the Lease Term, and Tenant shall then quit and surrender the Premises to Landlord.

15.3    Continued Liability; Re-Letting

If this Lease is terminated for an Event of Default, or in the event of the termination of this Lease by or under any proceeding or action or any provision of law by reason of an Event of Default hereunder on the part of Tenant, Tenant covenants and agrees forthwith to pay and be liable for, on the days originally fixed herein for the payment thereof, amounts equal to the several installments of Annual Fixed Rent, all Additional Rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Lease Term, or for the whole thereof, but, in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net

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amount of rent and other charges received by Landlord in reletting, after deduction of all reasonable expenses incurred in reletting the Premises (including, without limitation, remodeling costs, brokerage fees and the like), and in collecting the rent in connection therewith, in the following manner:

Amounts received by Landlord after reletting shall first be applied against such Landlord’s expenses, until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease (Tenant’s liability prior to any such reletting and such recovery not in any way to be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Lease); when and if such expenses have been completely recovered, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant’s obligations as of each day when a payment would fall due under this Lease, and only the net amount thereof shall be payable by Tenant. Further, Tenant shall not be entitled to any credit of any kind for any period after the date when the term of this Lease is scheduled to expire according to its terms.

Landlord agrees to use reasonable efforts to relet the Premises after Tenant vacates the same in the event this Lease is terminated based upon an Event of Default by Tenant hereunder. The marketing of the Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control within the Office Area shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts” hereunder. In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises (including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant), (ii) relet the Premises before leasing other vacant space in the Office Area, or (iii) lease the Premises for a rental less than the current fair market rent then prevailing for similar office space in the Office Area.

15.4    Liquidated Damages

Landlord may elect, as an alternative, to have Tenant pay liquidated damages, which election may be made by notice given to Tenant at any time after the termination of this Lease under Section 15.2, above, and whether or not Landlord shall have collected any damages as hereinbefore provided in this Article XV, and in lieu of all other such damages beyond the date of such notice. Upon such notice, Tenant shall promptly pay to Landlord, as liquidated damages, in addition to any damages collected or due from Tenant from any period prior to such notice and all expenses which Landlord may have incurred with respect to the collection of such damages, such a sum as at the time of such notice represents the amount of the excess, if any, of (a) the discounted present value, at a discount rate of 6%, of the Annual Fixed Rent, Additional Rent and other charges which would have been payable by Tenant under this Lease for the remainder of the Lease Term if the Lease terms had been fully complied with by Tenant, plus expected costs and expenses to relet the Premises, over and above (b) the discounted present value, at a discount rate of 6%, of the Annual Fixed Rent, Additional Rent and other charges that would be received by Landlord if the Premises were re-leased at the time of such notice for the remainder of the Lease Term at the fair market value (taking into account all relevant factors and including provisions regarding periodic increases in Annual Fixed Rent if such are applicable) prevailing at the time of such notice

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as reasonably determined by Landlord, plus all expenses which Landlord may have incurred with respect to the collection of such damages.

For the purposes of this Article, if Landlord elects to require Tenant to pay liquidated damages in accordance with this Section 15.4, the total rent shall be computed by assuming the Tenant’s Tax Share under Section 5.2 and Tenant’s Expense Share under Section 6.3 to be the same as were payable for the twelve (12) calendar months (or if less than twelve (12) calendar months have been elapsed since the date hereof, the partial year) immediately preceding such termination of re-entry.

Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceeds in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

In lieu of any other damages or indemnity and in lieu of the recovery by Landlord of all sums payable under all the foregoing provisions of this Section 15.4, Landlord may elect to collect from Tenant, by notice to Tenant, at the time this Lease is terminated under any of the provisions contained in this ARTICLE XV or otherwise terminated by breach of any obligation of Tenant and before such full recovery, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the sum of the Annual Fixed Rent and all Additional Rent payable for the twelve (12) months ended next prior to the such termination plus the amount of Annual Fixed Rent and Additional Rent of any kind accrued and unpaid at the time of such election plus any and all expenses which Landlord may have incurred for and with respect to the collection of any of such rent.

15.5    Waiver of Redemption and Counterclaim

Tenant, for itself and any and all persons claiming through or under Tenant, including its creditors, upon the termination of this Lease and of the term of this Lease in accordance with the terms hereof, or in the event of entry of judgment for the recovery of the possession of the Premises in any action or proceeding, or if Landlord shall enter the Premises by process of law or otherwise, hereby waives any right of redemption provided or permitted by any statute, law or decision now or hereafter in force, and does hereby waive, surrender and give up all rights or privileges which it or they may or might have under and by reason of any present or future law or decision, to redeem the Premises or for a continuation of this Lease for the term of this Lease hereby demised after having been dispossessed or ejected therefrom by process of law, or otherwise. If Landlord commences any summary proceeding against Tenant, Tenant will not interpose any non-compulsory counterclaim of any nature or description in any such proceeding (unless failure to interpose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or is thereafter brought in any other court by Tenant.

15.6    Landlord’s Default; Tenant Self-Help

(a)    Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such

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obligations within thirty (30) days after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation, or such additional time as is reasonably required to correct any such default (provided Landlord is continuously prosecute the curing of the same to completion with due diligence) (such period of time, the “Landlord Cure Period”). Nothing in this Section 15.6, however, shall extend or delay Tenant’s rights of rent abatement under Section 7.12. Except as expressly set forth in Section 15.6(b), Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against Landlord from rent thereafter due and payable, but shall look solely to Landlord for satisfaction of such claim.

(b)    If Landlord fails to undertake any work or repairs within the Premises or in other areas of the Office Area exclusively serving the Premises that Landlord is obligated to perform under this Lease (excluding the Landlord Work) within the Landlord Cure Period and such failure has a material adverse impact on Tenant or the Premises, then Tenant may perform such obligations. Notwithstanding the preceding sentence to the contrary, Tenant shall not have the right to perform Landlord’s maintenance, repair or other obligation, unless Landlord fails to commence the required action within the Landlord Cure Period and such failure continues for an additional period of five (5) business days after Tenant delivers to Landlord a second Landlord Default Notice (the “Second Default Notice”) which shall include the following caption, in bold and capitalized letters: LANDLORD’S FAILURE TO RESPOND TO THIS SECOND DEFAULT NOTICE WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE SHALL RESULT IN TENANT’S ELECTION TO EXERCISE ITS SELF-HELP RIGHTS PURSUANT TO SECTION 15.6 OF THE LEASE.” In connection with any performance of Landlord’s obligations by Tenant hereunder (i) in no event shall any work or repairs performed by Tenant materially adversely affect the structure of the Project or any Building systems; (ii) the insurance and indemnity provisions of this Lease shall apply to Tenant’s performance of such work or repairs; (iii) Tenant shall perform all such work or repairs in accordance with all applicable Legal Requirements; (iv) Tenant shall retain only reputable and qualified contractors and suppliers as are duly licensed to perform such work or repairs; (v) Tenant shall perform such work or repairs in a good and workmanlike manner, consistent with the standards of the Building, using new or like new materials; and (vi) Tenant shall use diligent efforts to minimize any material interference or impact on the other tenants and occupants of the Project. Landlord shall reimburse Tenant for the amount of all reasonable costs actually incurred by Tenant in curing any such failure of Landlord within thirty (30) days following Landlord’s receipt of an invoice therefor from Tenant. In the event Landlord fails to reimburse such Tenant’s costs and expenses within thirty (30) days after delivery of a second notice to Landlord, then Tenant may apply such amount as a credit against up to twenty-five percent (25%) of Tenant’s next payment(s) of Annual Fixed Rent until Tenant is fully repaid.

ARTICLE XVI

MISCELLANEOUS PROVISIONS

16.1    Waiver

Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of its rights hereunder. No waiver by Landlord of any condition of this Lease, nor any failure by Tenant to deliver any security deposit, letter of credit, pre-paid rent, financial information, guaranty or other item required upon the execution and delivery of this

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Lease, shall be construed as excusing satisfaction of any such condition or the delivery of any such item by Tenant, and Landlord reserves the right to declare the failure of Tenant to satisfy any such condition or deliver any such item an Event of Default under this Lease.

Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of any subsequent similar act by the other.

No payment by either party, or acceptance by the other party, of a lesser amount than shall be due from one party to the other shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant. Further, the acceptance by Landlord of Annual Fixed Rent, Additional Rent or any other charges paid by Tenant under this Lease shall not be or be deemed to be a waiver by Landlord of any default by Tenant, whether or not Landlord knows of such default, except for such defaults as to which such payment relates.

16.2    Cumulative Remedies

Except as expressly provided in this Lease, the specific remedies to which Landlord and Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress which they may be lawfully entitled to seek in case of any breach or threatened breach of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord and Tenant shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to seek specific performance of any such covenants, conditions or provisions, provided, however, that the foregoing shall not be construed as a confession of judgment by Tenant.

16.3    Quiet Enjoyment

(a)    This Lease is subject and subordinate to all matters of record as of the Date of this Lease and to all matters of record hereafter recorded and affecting the Property (provided that, except with respect to any mortgages which shall be governed by Sections 16.12-16.15 of this Lease, respectively, any such future matters of record to which this Lease is subject and subordinate shall not materially adversely affect Tenant’s rights, remedies or obligations under this Lease). Landlord agrees that, so long as no uncured Event of Default exists, Tenant shall and may peaceably hold and enjoy the Premises during the term of this Lease (exclusive of any period during which Tenant is holding over after the expiration or termination of this Lease without the consent of Landlord), without interruption or disturbance from Landlord or persons claiming through or under Landlord, subject, however, to the terms of this Lease. This covenant shall be construed as running with the land to and against subsequent owners and successors in interest, and is not, nor shall it operate or be construed as, a personal covenant of Landlord, except to the extent of Landlord’s

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interest in the Project, and this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and upon such subsequent owners or successors in interest of Landlord’s interest under this Lease, including ground or master lessees, to the extent of their respective interests, as and when they shall acquire same and then only for such matters arising during the period of such ownership.

(b)    Landlord shall have the right to subdivide the Project and/or enter into one or more master leases of the Project, and to enter into, and subject the Project to the terms and conditions of, a commercially reasonable cost sharing agreement (“Cost Sharing Agreement”) implementing a regime for the use, operation and cost responsibility for common areas and other shared facilities within the Project, provided that such subdivision, master lease(s) and/or Cost Sharing Agreement shall not adversely affect Tenant’s rights or increase Tenant’s obligations hereunder by more than a de minimis amount, and provided that such subdivision, master lease and/or Cost Sharing Agreement shall not adversely affect Tenant’s rights or increase Tenant’s obligations hereunder by more than a de minimis amount, and provided that Landlord shall deliver to Tenant for review of the foregoing standard a draft of the applicable document(s) at least ten (10) business days in advance of the anticipated signing of the same. In connection with such subdivision, master lease(s) and/or Cost Sharing Agreement, Tenant shall, within ten (10) business days of Landlord’s written request, execute such commercially reasonable documents (which may be in recordable form) evidencing such subordination, consistent with the foregoing. If Landlord subjects the Project and this Lease to a master lease or Cost Sharing Agreement, either (x) the master lease or Cost Sharing Agreement, as applicable, shall include commercially reasonable nondisturbance and recognition requirements for any master landlord or lien holders, as applicable, pursuant to rights under the master lease or Cost Sharing Agreement, with respect to this Lease, or (y) the parties to the master lease or Cost Sharing Agreement, as applicable, shall enter into a commercially reasonable nondisturbance and recognition agreement with Tenant contemporaneously with entering into the master lease or Cost Sharing Agreement, whereby any master landlord or future lien holder, as applicable, shall be required to recognize this Lease and the right of Tenant to use and occupy the Premises provided that there is then no Event of Default hereunder, and wherein Tenant shall agree to attorn to such master landlord or future lien holder, as applicable, as its Landlord and to perform and observe all of the tenant obligations hereunder, in the event such master landlord or future lien holder succeeds to the interest of Landlord hereunder.

(c)    Landlord shall have the right to establish a condominium (“Condominium”) and to subject the Project and this Lease to such Condominium, provided that such Condominium shall not adversely affect Tenant’s rights or increase Tenant’s obligations hereunder by more than a de minimis amount. In connection with the subordination of the Project and the Lease to such Condominium, Tenant shall, within ten (10) business days of Landlord’s written request, execute such commercially reasonable documents (which may be in recordable form) evidencing such subordination, consistent with the foregoing. If Landlord subjects the Project and this Lease to a Condominium, either (x) the condominium documents for such Condominium shall include commercially reasonable nondisturbance and recognition requirements for the condominium association with respect to this Lease, or (y) the condominium association shall enter into a commercially reasonable nondisturbance and recognition agreement with Tenant contemporaneously with the creation of the Condominium, wherein the condominium association will agree to recognize this Lease and the right of Tenant to use and occupy the Premises provided that there is then no Event of Default hereunder, and wherein Tenant shall agree to attorn to such

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condominium association as its Landlord and to perform and observe all of the tenant obligations hereunder, in the event the condominium association succeeds to the interest of Landlord hereunder.

16.4    Surrender

(a)    Upon the expiration or earlier termination of the Term, Tenant shall (i) peaceably quit and surrender to Landlord the Premises (including Alterations) broom clean, in good order, repair and condition excepting only ordinary wear and tear and damage by fire or other insured Casualty; (ii) remove all of Tenant’s Property and, to the extent specified by Landlord in accordance with the terms of this Lease, Specialty Alterations made by Tenant; and (iii) repair any damages to the Premises or the Project caused by the installation or removal of Tenant’s Property and/or such Specialty Alterations. Tenant’s obligations under this Section 16.4(a) shall survive the expiration or earlier termination of this Lease.

(b)    No act or thing done by Landlord during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. Unless otherwise agreed by the parties in writing, no employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the expiration or earlier termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises.

(c)    Notwithstanding anything to the contrary contained herein, Tenant shall, at its sole cost and expense, remove from the Premises, prior to the end of the Term, any item installed by or for Tenant and which, pursuant to Legal Requirements, must be removed therefrom before the Premises may be used by a subsequent tenant.

(d)    Landlord agrees that Tenant shall have no obligation to remove any portion of Landlord’s Work’s, and Tenant’s Work (other than any Specialty Alterations so identified by Landlord) at the expiration or earlier termination of the Lease Term. Notwithstanding the foregoing, in no event shall Tenant be obligated to remove internal connecting stairs between floors, customary office improvements or customary office cabling.

16.5    Brokerage

Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Lease other than the brokers, person or firm designated in Section 1.2 hereof; and in the event any claim is made against Landlord relative to Tenant’s dealings with brokers other than the brokers designated in Section 1.2 hereof, Tenant shall defend the claim against Landlord with counsel of Landlord’s selection and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim. Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Lease other than the brokers, person or firm designated in Section 1.2 hereof; and in the event any claim is made against Tenant relative to Landlord’s dealings with brokers other than the brokers designated in Section 1.2 hereof, Landlord shall defend the claim against Tenant and save harmless and indemnify Tenant on account of actual loss, cost or damage which may arise by reason of such claim. Landlord agrees that it shall be solely responsible for the payment of brokerage commissions to the brokers, person or firm designated in Section 1.2 hereof.

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16.6    Invalidity of Particular Provisions

If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

16.7    Provisions Binding, etc.

The obligations of this Lease shall run with the land, and except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his/her heirs, executors, administrators, successors and assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained herein to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may have later given consent to a particular assignment as required by the provisions of Article XII hereof.

16.8    Recording; Confidentiality

Each of Landlord and Tenant agree not to record the within Lease, but each party hereto agrees, on the request of the other, to execute a so-called Notice of Lease or short form lease in form recordable and complying with applicable law and reasonably satisfactory to Landlord’s and Tenant’s attorneys. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

Tenant agrees that this Lease and the terms contained herein will be treated as strictly confidential and except as required by law, including all regulations applicable to Tenant as a public company (or except with the written consent of Landlord) Tenant shall not disclose the same to any third party except for Tenant’s partners, lenders, accountants and attorneys who have been advised of the confidentiality provisions contained herein and agree to be bound by the same. In the event Tenant is required by law to provide this Lease or disclose any of its terms, Tenant shall give Landlord prompt notice of such requirement prior to making disclosure so that Landlord may seek an appropriate protective order. If failing the entry of a protective order Tenant is compelled to make disclosure, Tenant shall only disclose portions of the Lease which Tenant is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed.

16.9    Notices and Time for Action

Whenever, by the terms of this Lease, notice shall or may be given either to Landlord or to Tenant, such notices shall be in writing and shall be sent by hand, registered or certified mail, or reputable national overnight courier, postage or delivery charges, as the case may be, prepaid as follows:

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If intended for Landlord, addressed to Landlord at the address set forth on the first page of this lease to the attention of General Counsel, and copies in like fashion to:

Landlord

c/o Goulston & Storrs PC

400 Atlantic Avenue

Boston, Massachusetts 02110-3333

Attention: William Dillon

If intended for Tenant, addressed to Tenant at the address set forth in Article I of this Lease except that from and after the Commencement Date the address of Tenant shall be the Premises (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice).

Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused, (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted, (iii) if the notice address is a post office box number, notice shall be effective the day after such notice is sent as provided hereinabove or (iv) if the notice is to a foreign address, notice shall be effective two (2) days after such notice is sent as provided hereinabove.

Any notice given by an attorney on behalf of a party shall be considered as given by such party and shall be fully effective. The notice provisions of this Section are subject to the additional requirements of Section 16.14.

Time is of the essence with respect to any and all notices and periods for giving of notice or taking any action thereto under this Lease.

16.10    When Lease Becomes Binding and Authority

Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof. Landlord and Tenant each hereby represents and warrants to the other that all necessary action has been taken to enter this Lease and that the person signing this Lease on behalf of Landlord and Tenant has been duly authorized to do so.

16.11    Paragraph Headings

The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

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16.12    Rights of Mortgagee

This Lease shall be subject and subordinate to any mortgage now or hereafter on the Building (or any part thereof), and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor, provided that the holder of such mortgage enters into subordination, non-disturbance and recognition agreement with Tenant, in the standard form used by such holder, with such commercially reasonable changes as Tenant may request (“SNDA”). In the event that any mortgagee or its respective successor in title shall succeed to the interest of Landlord, then this Lease shall nevertheless continue in full force and effect and Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its landlord. If any holder of a mortgage which includes the Premises, executed and recorded prior to the Effective Date, shall so elect, this Lease, and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed, delivered and recorded, or a statutory Notice hereof recorded, prior to the execution, delivery and recording of any such mortgage. The election of any such holder shall become effective upon either notice from such holder to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder’s office of an instrument in which such holder subordinates its rights under such mortgage to this Lease.

If in connection with obtaining financing a bank, insurance company, pension trust or other institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or condition its consent thereto, provided that such modifications do not increase the monetary obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created or Tenant’s rights hereunder.

16.13    [Reserved]

16.14    Notice to Mortgagee and Ground Lessor

After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord as ground lessee which includes the Premises as a part of the leased premises, any notice from Tenant to Landlord alleging a breach or default hereunder shall promptly be given to such holder or ground lessor at the address as specified in said notice (as it may from time to time be changed), and the curing of any of Landlord’s defaults by such holder or ground lessor within a reasonable time after such notice is received by such holder or ground lessor (including a reasonable time to obtain possession of the premises if the mortgagee or ground lessor elects to do so) shall be treated as performance by Landlord. For the purposes of this Section 16.14, the term “mortgage” includes a mortgage on a leasehold interest of Landlord (but not one on Tenant’s leasehold interest).

16.15    Assignment of Rents

With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises, Tenant agrees:

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(a)    That the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage, or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder, or ground lessor, shall, by notice sent to Tenant, specifically otherwise elect; and

(b)    That, except as aforesaid, such holder or ground lessor shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises, or, in the case of a ground lessor, the assumption of Landlord’s position hereunder by such ground lessor. In no event shall the acquisition of title to the Office Area and the land on which the same is located by a purchaser which, simultaneously therewith, leases the entire Office Area or such land back to the seller thereof be treated as an assumption, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser provided that such purchaser-lessor agrees to recognize the rights of Tenant under this Lease so long as no uncured Event of Default exists. For all purposes, such seller-lessee, and its successors in title, shall be the landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor. Further, no Annual Fixed Rent or Additional Rent may be paid by Tenant more than thirty (30) days in advance except with Lenders’ prior written consent, and any such payment without such consent shall not be binding on Lenders.

16.16    Estoppel Certificate and Financial Statements

Recognizing that Landlord may find it necessary to establish to third parties, such as accountants, banks, potential or existing mortgagees, potential purchasers or the like, the then current status of performance hereunder, Tenant, within ten (10) business days after the request of Landlord made from time to time, will furnish to Landlord, or any existing or potential holder of any mortgage encumbering the Premises, the Office Area or the Project, or any potential purchaser of the Premises, the Office Area, or the Project (each an “Interested Party”) an estoppel certificate stating the status of any matter pertaining to this Lease, including, without limitation, acknowledgments that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease.

In addition, within ten (10) business days of Landlord’s written request, Tenant shall deliver to Landlord, or any Interested Party designated by Landlord (but only in connection with a sale or financing or after an Event of Default by Tenant), financial statements of Tenant, as reasonably requested by Landlord including, but not limited to, financial statements for the past two (2) years prepared by Tenant in the ordinary course of business, which may not be audited, certified by Tenant to be true and correct, reflecting Tenant’s then current financial condition. Upon Tenant’s request, Landlord shall execute a commercially reasonable nondisclosure agreement in connection with any financial statements delivered by Tenant to Landlord pursuant to this Section 16.16. Any such status statement or financial statement delivered by Tenant pursuant to this Section 16.16 may be relied upon by any Interested Party. Notwithstanding the foregoing, if Tenant’s financial statements are accessible online through filings with the United States Securities and Exchange Commission, or any other governmental authority of which Tenant notifies Landlord and Landlord is readily able to access the website of the other governmental authority, Tenant shall not be required to deliver to Landlord to requested financial statements.

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16.17    Self-Help

If an Event of Default is continuing, Landlord may (but shall not be required to do so) make any payment or perform such requirement necessary to cure such Event of Default and shall not be responsible to Tenant for any loss or damage that may accrue to Tenant’s stock or business by reason thereof. No act taken or payment made by Landlord pursuant to this Section 16.17 shall be deemed to waive, or release, Tenant from, any obligations of Tenant in this Lease contained. Landlord may exercise its rights under this Section 16.17 in such manner and to such extent as may be reasonably necessary, and, in exercising any such rights, pay any costs and expenses, employ counsel and incur and pay reasonable attorneys’ fees. All sums so paid by Landlord and all reasonable and necessary costs and expenses of Landlord incidental thereto, together with interest thereon at the annual rate equal to the Lease Interest Rate, as defined in Section 4.3, from the date of the making of such expenditures by Landlord, shall be deemed to be Additional Rent and, except as otherwise in this Lease expressly provided, shall be payable to Landlord within thirty (30) days after written notice, and if not promptly paid shall be added to any rent then due or thereafter becoming due under this Lease, and Tenant covenants to pay any such sum or sums with interest as aforesaid, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of Annual Fixed Rent.

16.18    Holding Over

Any holding over by Tenant after the expiration of the Term of this Lease (which term shall include, without limitation, the failure of Tenant or any Tenant Party to perform all of its obligations under Section 16.4 above) shall be treated as a monthly tenancy at will and shall be on the terms and conditions as set forth in this Lease, as far as applicable, except that Tenant shall pay as a use and occupancy charge an amount (the “Holdover Charge”) equal to:

(a)    One hundred percent (100%) of the Annual Fixed Rent calculated (on a daily basis) at the rate payable under the terms of this Lease for the last month of the then Term for the initial thirty (30) days of such holding over;

(b)    One hundred fifty percent (150%) of the Annual Fixed Rent calculated (on a daily basis) at the rate payable under the terms of this Lease for the last month of the then Term for the subsequent sixty (60) days of such holding over; and

(c)    Two hundred percent (200%) of the Annual Fixed Rent calculated (on a daily basis) at the rate payable under the terms of this Lease for the last month of the then Term for the balance of the term of such holding over.

(d)    Plus in, all cases, one hundred percent (100%) of all Additional Rent otherwise due and payable hereunder.

Each of the foregoing holding over periods shall be measured from the day on which Tenant’s hold-over commences and shall terminate on the day on which Tenant vacates the Premises.

In addition to the foregoing, if Tenant holds over in the Premises for more than one hundred twenty (120) days after the expiration of the then Term, Tenant shall save Landlord, its agents and

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employees harmless and will exonerate, defend and indemnify Landlord, its agents and employees from and against any and all direct and actual damages (exclusive of any consequential damages) which Landlord may suffer on account of Tenant’s holding over in the Premises after the expiration or prior termination of the Term of this Lease, such Holdover Charge and the reimbursement for all direct and actual damages being Landlord’s sole and exclusive rights and remedies against Tenant in the case of Tenant’s holding over in the Premises beyond the expiration of the then Term of the Lease. Nothing in the foregoing nor any other term or provision of this Lease shall be deemed to permit Tenant to retain possession of the Premises or hold over in the Premises after the expiration or earlier termination of the Lease Term. All property which remains in the Office Area or the Premises upon the expiration or termination of this Lease or, if applicable, the expiration of any occupancy in accordance with the holdover provisions of this Section 16.18, shall be conclusively deemed to be abandoned and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any part thereof shall be sold, then Landlord may receive the proceeds of such sale and apply the same, at its option against the expenses of the sale, the cost of moving and storage, any arrears of rent or other charges payable hereunder by Tenant to Landlord and any damages to which Landlord may be entitled under this Lease and at law and in equity.

16.19    Entry by Landlord

Landlord, and its duly authorized representatives, shall, upon reasonable prior notice (except in the case of emergency or for normal cleaning and maintenance operations), have the right to enter the Premises at all reasonable times (except at any time in the case of emergency) for the purposes of inspecting the condition of same and making such repairs, Alterations thereto as may be necessary if Tenant fails to do so as required hereunder (but Landlord shall have no duty whatsoever to make any such inspections, repairs, Alterations except as otherwise provided in Sections 4.1, 8.1 and 8.2 and Exhibit 2.1), and to show the Premises to prospective tenants during the twelve (12) months preceding expiration of the term of this Lease as it may have been extended and at any reasonable time during the Lease Term to show the Premises to prospective purchasers and mortgagees. During any access to the Premises by Landlord or its employees, agents or contractors, except in an emergency, (i) Landlord must give Tenant reasonable prior notice prior to entering the Premises, (ii) Tenant shall have the right to accompany Landlord during any such entry into the Premises, provided that Tenant makes someone available to Landlord on a reasonable basis, (iii) upon entering the Premises Landlord shall cause as little inconvenience, annoyance and disturbance to Tenant (and any Tenant Parties) as is reasonably possible under the circumstances and shall comply with all reasonable safety, security and crisis management policies and procedures as may then be in effect with respect to Tenant’s operations in the Premises (provided Tenant has given Landlord notice of such policies and procedures); and (iv) with respect to any portion of the Premises which is actually occupied by Tenant or any Tenant Parties, any noisy or disruptive work shall be performed after Normal Business Hours. Notwithstanding the foregoing, Tenant may elect, by written notice to Landlord, to designate its server rooms as a “Secure Area” of the Premises. Notwithstanding the foregoing, Tenant may not designate areas as “Secured Areas” if such designation would prohibit Landlord free access to any mechanical or electrical room, or other portion of the Premises which Landlord deems necessary to enter in connection with the repair, maintenance or operation of Building systems and/or equipment providing services to other tenants in the Building, such as through riser closets or electrical rooms. Landlord and its agents shall not enter said Secure Area unless accompanied by an agent or

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employee of Tenant, excepting only in the event of an emergency when no such agent or employee shall be required to be present. Upon twenty-four (24) hours prior notice (except in the event of emergencies when no such notice shall be required), Tenant shall permit Landlord to enter said Secure Area for purposes of performing usual and customary maintenance and repair work. Landlord’s cleaning contractor will not provide cleaning services to the Secure Areas.

16.20    Counterparts; Electronic Signatures

This Lease may be executed in several counterparts, each of which shall be deemed an original, and such counterparts shall constitute but one and the same instrument. The parties acknowledge and agree that this Lease may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.

16.21    Entire Agreement

This Lease constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior dealings between them with respect to such subject matter, and there are no verbal or collateral understandings, agreements, representations or warranties not expressly set forth in this Lease. No subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant, unless reduced to writing and signed by the party or parties to be charged therewith.

16.22    Landlord Liability

Tenant shall neither assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Project, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease, it being specifically agreed that neither Landlord, nor any successor holder of Landlord’s interest hereunder, nor any beneficiary of any Trust of which any person from time to time holding Landlord’s interest is Trustee, nor any such Trustee, nor any member, manager, partner, director or stockholder nor Landlord’s managing agent shall ever be personally liable for any such liability. This paragraph shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors-in-interest, or to take any other action which shall not involve the personal liability of Landlord, or of any successor holder of Landlord’s interest hereunder, or of any beneficiary of any trust of which any person from time to time holding Landlord’s interest is Trustee, or of any such Trustee, or of any manager, member, partner, director or stockholder of Landlord or of Landlord’s managing agent, to respond in monetary damages from Landlord’s assets other than Landlord’s interest in said Project, as aforesaid, but in no event shall Tenant have the right to terminate or cancel this Lease (except as expressly set forth herein) or to withhold rent or to set-off any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the Premises (constructive or actual) by Landlord continuing after notice to Landlord thereof and a reasonable opportunity for Landlord to cure the same. In no event shall either party ever be liable for any indirect or consequential damages or loss

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of profits or the like. Upon any sale or transfer of Landlord’s interest in the Premises, Landlord shall be freed of any liability or obligation thereafter arising under this Lease and, thereafter, Tenant shall look solely to the transferee landlord for satisfaction of such liability or obligation thereafter arising under this Lease.

16.23    No Partnership

The relationship of the parties hereto is that of landlord and tenant and no partnership, joint venture or participation is hereby created.

16.24    Security Deposit

(a)    Concurrently with the execution of this Lease by Landlord and Tenant, Tenant shall deliver to Landlord a security deposit in the amount of $8,884,997.64 (the “Security Deposit”), as security for the faithful performance and observance by Tenant of the terms, covenants and conditions of the Lease. The Security Deposit shall be in the form of a clean, irrevocable, and unconditional letter of credit (the “Letter of Credit”) issued by and drawable upon a commercial bank which is reasonably satisfactory to Landlord (the “Issuing Bank”), which has outstanding unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for any outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then rated, without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation, “Aa” or better by Moody’s Investors Service and “AA” or better by Standard & Poor’s Rating Service, and has combined capital, surplus and undivided profits of not less than $2,000,000,000.00. Landlord hereby approves Bank of America as the Issuing Bank. The Letter of Credit shall (i) name Landlord as beneficiary, (ii) have a term of not less than one year, (iii) permit multiple drawings, (iv) either (x) be fully transferable by Landlord without the payment of any fees or charges by Landlord, or (y) Tenant shall be obligated to cause a replacement Letter of Credit to be issued for the benefit of Landlord’s transferee, at no fee or charge to Landlord, subject only to the return of the original Letter of Credit, and (v) otherwise be in a form reasonably acceptable to Landlord. If upon any transfer of the Letter of Credit, any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Tenant, and the Letter of Credit shall so specify. The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one year each thereafter during the Term (and in no event shall the Letter of Credit expire prior to the sixtieth (60th) day following the Expiration Date); provided, however, the Issuing Bank may retain the right to send duplicate notices (the “Non-Renewal Notices”) to Landlord and Tenant by certified mail, return receipt requested addressed to Landlord, not less than sixty (60) days next preceding the then expiration date of the Letter of Credit, stating that the Issuing Bank has elected not to renew the Letter of Credit. The Issuing Bank shall agree with all drawers, endorsers and bona fide holders that drafts drawn under and in compliance with the terms of the Letter of Credit will be duly honored upon presentation to the Issuing Bank or its correspondent bank at an office location in Boston, Massachusetts or by overnight delivery or facsimile in the continental United States. The Letter of Credit shall be subject in all respects to the International Standard Practice 1998 (ISP 98), International Chamber of Commerce Practice, Publication No. 590.

(b)    If (i) an Event of Default of Tenant occurs under this Lease, or (ii) Landlord receives a Non-Renewal Notice and a replacement Letter of Credit is not delivered within ten (10)

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days thereafter, or (iii) Tenant files a voluntary petition under any Federal or state bankruptcy or insolvency code, law or proceeding, then Landlord shall have the right by sight draft to draw, at its election, all or a portion of the proceeds of the Letter of Credit and thereafter hold, use, apply, or retain the whole or any part of such proceeds, as the case may be, (x) to the extent required for the payment of any Rent or any other sum as to which Tenant is in default including (1) any sum which Landlord may expend or may be required to expend by reason of Tenant’s default, and/or (2) any damages to which Landlord is entitled pursuant to the Lease, whether such damages accrue before or after summary proceedings or other reentry by Landlord, and/or (y) as a cash security deposit, unless and until, in the case of clause (ii) above, Tenant delivers to Landlord a substitute Letter of Credit which meets the requirements of this section. If Landlord applies or retains any part of the proceeds of the Letter of Credit, or cash security, Tenant, upon demand, shall amend the Letter of Credit to increase the amount thereof by the amount so applied or retained or provide Landlord with an additional Letter of Credit in the amount so applied or retained so that Landlord shall have the full amount thereof on hand at all times during the Term. The Letter of Credit or cash security, as the case may be, shall be returned to Tenant not more than thirty (30) days after the Expiration Date and after delivery of possession of the Premises to Landlord in the manner required by this Lease and less any amount required to cure any outstanding Event of Default of Tenant under this Lease.

(c)    The Letter of Credit shall also provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the Letter of Credit to the holder of any mortgage upon the Building or the successor landlord in connection with a transfer of the Building, from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit, in whole or in part, to the transferee and thereupon Landlord shall without any further agreement between the parties, be released by Tenant from all liability therefor. The provisions of this section shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Issuing Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.

(d)    If, as a result of any drawing by Landlord on the Letter of Credit, the amount of the Letter of Credit shall be less than the Security Deposit Amount, Tenant shall, within five (5) business days thereafter, provide Landlord with additional letter(s) of credit or an amendment to the existing letter of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Section and upon delivery, Landlord shall return to Tenant any cash security amount being held by Landlord. Tenant further agrees that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

(e)    Tenant hereby acknowledges and agrees that Landlord is entering into the Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any Event of Default on the part of Tenant under the Lease. If an Event of Default shall occur, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon

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the Letter of Credit, in part or in whole, to cure any Event of Default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained resulting from Tenant’s Event of Default. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the Letter of Credit. No condition or term of the Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that (i) the Letter of Credit constitutes a separate and independent contract between Landlord and the Issuing Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

(f)    Provided that as of the applicable Reduction Date, as set forth below, (x) no Event of Default then exists (provided that Tenant may effect such reduction upon curing such default) and (y) there have been no more than two (2) monetary defaults by Tenant beyond notice and cure periods during the preceding five-(5)-year periods (provided that Tenant may effect such reduction upon curing such default and expiration of the five year period after the initial default) (the “Reduction Conditions”), the amount of the Security Deposit shall be reduced as follows:

Reduction Date	Reduced Security Deposit Amount
5th anniversary of the Fixed Rent Commencement Date	$5,923,331.76
7th anniversary of the Fixed Rent Commencement Date	$4,442,498.82
10th anniversary of the Fixed Rent Commencement Date	$1,480,832.94

The reduction in the Security Deposit shall be accomplished as follows: Tenant shall request such reduction in a written notice to Landlord, and if the Reduction Conditions have been met, Landlord shall so notify Tenant within ten (10) business days thereafter, whereupon (i) Tenant shall provide Landlord with a substitute Letter of Credit in the Reduced Security Deposit Amount, or an amendment to the Letter of Credit reducing it to the Reduced Security Deposit Amount, or (ii) Landlord shall return the positive excess of the cash then being held by Landlord as the Security Deposit, over the then-applicable Security Deposit amount within ten (10) business days. If the Reduction Conditions are not satisfied on a particular Reduction Date, and Tenant then cures the applicable default in accordance with the terms and conditions of the Lease and twelve (12) months

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expires without any new Event of Default by Tenant under the Lease, then Tenant shall have the right to resubmit the request for and be entitled to the applicable reduction that was previously scheduled pursuant to the term and conditions set forth above. The Security Deposit, as it may be reduced in accordance with the foregoing, shall continue to be held by Landlord.

16.25    Governing Law; Survival

This Lease shall be governed exclusively by the provisions hereof and by the law of The Commonwealth of Massachusetts, as the same may from time to time exist. All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Lease, and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to any rent and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease.

16.26    Waiver of Trial by Jury

Landlord and Tenant each hereby waives any right to trial by jury in any action, proceeding or counterclaim brought by either Landlord or Tenant on any matters whatsoever arising out of or any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, including but not limited to, any summary process eviction action.

16.27    Signage

(a)    Directories. Landlord shall provide building standard signage in the standard graphics for the Building listing Tenant on all internal directory(ies) for the Building, including elevator lobbies of any partial floor of the Premises. The initial listing of Tenant’s name shall be at Landlord’s expense. Any changes or additions to any non-electronic directory(ies) shall be at Tenant’s cost and expense. Tenant may install signage identifying Tenant, which may include Tenant’s corporate logo and colors, on the entrance door to the Premises and/or within the Premises, which signage shall be subject to Landlord’s approval. Any costs to Landlord relating to installing, maintaining, repairing, operating or replacing any such directories or elevator lobby signage shall be included in Operating Expenses.

(b)    Exterior Signage. Provided that CarGurus, Inc., itself, together with any Permitted Transferee, (i) leases a minimum of fifty percent (50%) of the Rentable Floor Area of the Office Area, and (ii) occupies at least fifty-seven percent (57%) of the Premises (provided that such right shall not be affected by Tenant’s subleasing the Permitted Sublease Space, as defined in Section 12.9 above), Tenant shall have the exclusive right, at its sole cost and expense, to install up to two (2) signs (the “Exterior Signage”) on mutually agreed upon locations within the signage zone designated by Landlord on the exterior of the Office Area, as shown on Exhibit 16.27(b) attached hereto and incorporated herein, on the exterior of the Office Area so long as (I) this Lease is in full force and effect, (II) Landlord approves in writing the final design and appearance of the Exterior Signage and location thereof), which approval shall not be unreasonably withheld, conditioned, or

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delayed, (III) the Exterior Signage is in compliance with all applicable Legal Requirements and Tenant has obtained all governmental permits and approvals required in connection therewith, including any approvals required under the Air Rights Lease and (IV) the fabrication, installation, maintenance and removal of such Exterior Signage (including, without limitation, the repair and cleaning of the Building façade upon removal of such Exterior Signage) is performed at Tenant’s expense in accordance with the terms and conditions governing Alterations pursuant to Article IX hereof. The preliminary design and dimensions of the Exterior Signage are set forth in Exhibit 16.27(b). Notwithstanding anything to the contrary contained herein, Tenant’s exclusive right shall not apply to retail, hotel and residential signage, which shall not be placed on the upper façade of the Building, and each retail tenant of the Building shall have the exclusive right to place signs on the exterior portion of the Building occupied for retail uses, including without limitation on each such retail tenant’s storefront, if applicable, and Tenant shall have no rights with respect thereto. Landlord shall be responsible (at no liability to Landlord) for obtaining the permits and approvals from the applicable governmental authorities for the Exterior Signage and shall use diligent efforts to obtain such permits and approvals. Tenant shall cooperate with Landlord in connection with such permitting efforts and shall promptly provide any information requested of Tenant by such applicable governmental authorities. Notwithstanding the foregoing, within thirty (30) days after the date on which (1) this Lease is no longer in full force and effect; (2) CarGurus, Inc., itself, together with any Permitted Transferee, is no longer leasing a minimum of fifty percent (50%) of the Rentable Floor Area of the Office Area; or (3) CarGurus, Inc., itself, together with any Permitted Transferee, is no longer occupying at least fifty-seven percent (57%) of the Premises (provided that such right shall not be affected by Tenant’s subleasing the Permitted Sublease Space, as defined in Section 12.9 above), and Landlord has notified Tenant that the Exterior Signage must be removed on account of the same, then Tenant shall, at its cost and expense, remove the Exterior Signage and repair all damage to the Building or Project caused by the installation and/or removal of the Exterior Signage, which removal and repair shall be performed in accordance with the terms and conditions governing Alterations pursuant to Article IX hereof. The right to the Exterior Signage is personal to Tenant and, except for a Permitted Transferee, may not be exercised by any occupant or subtenant of Tenant.

(c)    Lobby Signage. Provided that CarGurus, Inc., itself, together with any Permitted Transferee, (i) leases a minimum of fifty percent (50%) of the Rentable Floor Area of the Office Area and (ii) occupies at least fifty-seven percent (57%) of the Premises (provided that such right shall not be affected by Tenant’s subleasing the Permitted Sublease Space, as defined in Section 12.9 above), Tenant shall have the non-exclusive right, at its sole cost and expense, (x) to pursue and erect mutually agreed upon and readily identifiable signage in the Office Area lobby (the “Lobby Signage”) in a mutually agreed upon location and of a size at least equal to six (6) square feet, and (y) a plaque outside of the entrance to the Building (the “Plaque Signage”), the size, design, and final location of each of which shall be subject to Landlord’s prior written approval which approval shall not be unreasonably withheld, conditioned, or delayed provided that (I) the Lobby Signage is in compliance with all applicable Legal Requirements and Tenant has obtained all governmental permits and approvals required in connection therewith, and (II) the fabrication, installation, maintenance and removal of such Lobby Signage is performed at Tenant’s expense in accordance with the terms and conditions governing Alterations pursuant to Article IX hereof. Tenant’s Lobby Signage and the lobby signage of other tenants of the Building shall be proportionate to such tenant’s pro rata share of the Office Area. Notwithstanding the foregoing, within thirty (30) days after the date on which (1) this Lease is no longer in full force and effect; (2) CarGurus, Inc., itself, together with any Permitted Transferee, no longer leases a minimum of fifty percent (50%) of the Rentable

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Floor Area of the Office Area; or (3) CarGurus, Inc., itself, together with any Permitted Transferee, no longer occupies at least fifty-seven percent (57%) of the Premises (provided that such right shall not be affected by Tenant’s subleasing the Permitted Sublease Space, as defined in Section 12.9 above), and Landlord has notified Tenant that the Lobby Signage and Plaque Signage must be removed on account of the same, then Tenant shall, at its cost and expense, remove the Lobby Signage and Plaque Signage and repair all damage to the Building or Project caused by the installation and/or removal of the Lobby Signage and Plaque Signage, which removal and repair shall be performed in accordance with the terms and conditions governing Alterations pursuant to Article IX hereof. The right to the Lobby Signage and Plaque Signage granted pursuant to this Section 16.27 is personal to Tenant and, except for a Permitted Transferee, may not be exercised by any occupant, subtenant, or other assignee of Tenant.

16.28    Rooftop Equipment.

Subject to the terms of this Section 16.28, Tenant shall have the right to install, operate, maintain, repair and replace on the roof of the Office Area a satellite dish, antenna, generator and/or HVAC equipment required for its operations in the Premises in the location shown on Exhibit 1.2-2 attached hereto and made a part hereof, together with access to use of available Office Area shafts, conduits and risers to connect to such equipment (collectively, the “Rooftop Equipment”). There shall be no additional charges or fees payable by Tenant in connection therewith. Tenant shall not install any Rooftop Equipment until Landlord shall have approved the size, location, weight and manner of attachment thereof, such approval not to be unreasonably withheld, conditioned or delayed. Tenant’s rights under this Section 16.28 shall be subject to all of the terms and conditions of this Lease, as well as the following additional conditions:

(a)    Tenant shall be solely and exclusively responsible for all costs, expenses and charges, of every kind, of installing, operating, maintaining, repairing, replacing, and removing the Rooftop Equipment and, except to the extent resulting from the negligence or willful misconduct of Landlord, or its agents, employees or contractors, but subject to the provisions of Sections 13.5 and 16.22, Landlord shall have no liability or obligation in connection therewith. Tenant shall enter into a service contract with a contractor reasonably approved by Landlord for the installation, operation, maintenance, repair, replacement and removal of the Rooftop Equipment, which contract shall be subject to Landlord’s reasonable approval.

(b)    If, in the reasonable judgment of Landlord, any electrical, electromagnetic, radio frequency or other material interference shall result from the operation of any of the Rooftop Equipment to any equipment of Landlord or of other tenants placed on the roof of the Office Area prior to installation of Tenant’s Rooftop Equipment, Tenant agrees that Landlord may, at Landlord’s option, shut down Tenant’s equipment upon twenty-four (24) hours’ prior notice to Tenant, which notice may be electronic if given to Kevin Rockett (krockett@cargurus.com) or such other person as designed by Tenant in writing from time to time; provided, however, if an emergency situation exists, which Landlord reasonably determines in its good faith discretion to be attributable to the Rooftop Equipment, Landlord shall immediately notify Tenant verbally, who shall act immediately to remedy the emergency situation. Should Tenant fail to so remedy said emergency situation, Landlord may then act to shut down Tenant’s equipment. Except to the extent resulting from the negligence or willful misconduct of Landlord or its agents, employees or contractors, but subject to the provisions of Section 13.5, Tenant shall indemnify Landlord and hold it harmless from, and

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Tenant waives, all reasonable out-of-pocket expenses, costs, damages, losses, claims or other liabilities arising out of said shutdown. Tenant agrees to cease operations (except for intermittent testing on a schedule approved by Landlord) until the interference has been corrected to the reasonable satisfaction of Landlord. If such interference is caused by telecommunications equipment and has not been corrected to the reasonable satisfaction of Landlord within thirty (30) days, Landlord may require that Tenant immediately remove from the Roof the specific item of telecommunications equipment causing such interference.

(c)    Tenant shall, at its sole cost and expense, and at its sole risk, install, operate and maintain the Rooftop Equipment in a good and workmanlike manner, and in compliance with all electric, communication, and safety codes, ordinances, standards, regulations and requirements, now in effect or hereafter promulgated, of the Federal Government, including, without limitation, the Federal Communications Commission (the “FCC”), the Federal Aviation Administration (“FAA”) or any successor agency of either the FCC or FAA having jurisdiction over radio or telecommunications, and of the state, city and county in which the Office Area is located. Tenant shall reasonably cooperate generally with Landlord and other carriers to permit the Office Area’s rooftop to be and remain in compliance with all FCC and OSHA rules and regulations relating to radio frequency emission levels and maximum permissible exposure. Except to the extent resulting from Landlord’s negligence or willful misconduct, but subject to the provisions of Sections 13.5 and 16.22, neither Landlord nor its agents shall be liable to Tenant for any stoppages or shortages of electrical power furnished to the Rooftop Equipment or the roof area because of any act, omission or requirement of the public utility serving the Office Area, or the act or omission of any other tenant, invitee or licensee or their respective agents, employees or contractors, or for any other cause beyond the reasonable control of Landlord, and Tenant shall not be entitled to any rental abatement for any such stoppage or shortage of electrical power. Neither Landlord nor its agents shall have any responsibility or liability for the conduct or safety of any of Tenant’s representatives, repair, maintenance and engineering personnel while in or on any part of the Office Area or the roof area.

(d)    Landlord shall have no obligation to provide any electricity or other utilities or services to the Rooftop Equipment. Tenant shall be responsible for connecting the Rooftop Equipment to the Office Area’s utility systems and for the costs and expenses of all electricity consumed in connection with the Rooftop Equipment.

(e)    Tenant shall not make any changes, alterations, or other improvements on or to the roof of the Office Area without Landlord’s prior written consent in each instance, which consent, Landlord may withhold at its discretion; provided, however, in connection with the installation, operation, maintenance, repair or replacement of the Rooftop Equipment, Landlord’s consent shall not be unreasonably withheld, conditioned or delayed.

(f)    Tenant shall have no right of access to the roof of the Office Area unless Tenant has given Landlord reasonable advance notice and unless Tenant’s representatives are accompanied by a representative of Landlord. Landlord will make a representative available to Tenant (i) during Normal Business Hours upon reasonable advance notice and (ii) during emergencies, as soon as practicable (taking into account the circumstances) after receipt of a request from Tenant.

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(g)    At the expiration or prior termination of this Lease, Tenant shall remove the Rooftop Equipment from the roof of the Office Area, and Tenant shall be responsible for the cost of repairing any damage to the roof of the Office Area caused by the installation or removal of the Rooftop Equipment or the exercise of Tenant’s rights under this Section 16.28.

(h)    Tenant shall have no right to transfer or assign its rights under this Section 16.28, other than to transfer or assign its rights to install communications equipment to a permitted assignee or sublessee of at least two (2) floors of the Premises.

(i)    To the maximum extent permitted by law, the Rooftop Equipment and all other related installations shall be at the sole risk of Tenant, and except to the extent caused by negligent acts or willful misconduct by Landlord or its agents, employees or contractors, Landlord shall have no liability to Tenant in the event that the Rooftop Equipment or any related installations are damaged for any reason.

(j)    Tenant shall comply with all Legal Requirement and Insurance Requirements in connection with Tenant’s exercise of its rights pursuant to this Section 16.28.

Landlord shall have the right, upon thirty (30) days’ notice to Tenant, to require Tenant to relocate the Rooftop Equipment to another area on the roof of the Office Area equally suitable for Tenant’s use. In such event, Tenant shall on or before the thirtieth (30th) day after Landlord gives such notice, relocate the Rooftop Equipment and Landlord shall reimburse Tenant for all reasonable costs and expenses incurred by Tenant in connection with said relocation and any resulting relocation of utility lines.

In addition to the indemnification provisions set forth in this Lease (which indemnification provisions shall be applicable to the use by Tenant of the Rooftop Equipment), except to the extent resulting from the negligence or willful misconduct of Landlord or its agents, employees or contractors, but subject to the provisions of Sections 13.5 and 16.22, Tenant shall, to the maximum extent permitted by law, indemnify, defend, and hold Landlord harmless from any and all claims, losses, demands, actions or causes of actions suffered by any person, firm, corporation, or other entity to the extent that the same arises out of or results from Tenant’s use of the Rooftop Equipment and the rights granted to Tenant and the performance of Tenant’s obligations under this Section 16.28.

16.29    Force Majeure. Other than for Tenant’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, acts of terrorism, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party (collectively “Force Majeure”). In no event shall financial inability of a party be deemed to be Force Majeure.

16.30    Landlord’s REIT Requirements. Tenant and Landlord intend that all amounts payable by Tenant to Landlord shall qualify as “rents from real property,” and will otherwise not constitute “unrelated business taxable income” or “impermissible tenant services income,” all

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within the meaning of Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”) and the U.S. Department of Treasury Regulations promulgated thereunder (the “Regulations”). In the event that Landlord determines that there is any risk that any amount payable under this Lease may not qualify as “rents from real property” or will otherwise constitute unrelated business taxable income or impermissible tenant services income within the meaning of Sections 512(b)(3) or 856(d) of the Code and the Regulations promulgated thereunder, Tenant agrees (a) to cooperate with Landlord by entering into such amendment or amendments as Landlord deems necessary to qualify all amounts payable under the Lease as “rents from real property” and (b) to permit (and, upon request, to acknowledge in writing) an assignment of the obligation to provide certain services under this Lease, and, upon request, to enter into direct agreements with the parties furnishing such services (which shall include but not be limited to a taxable REIT subsidiary of Landlord). Notwithstanding the foregoing, Tenant shall not be required to take any action pursuant to the preceding sentence (including acknowledging in writing an assignment of services pursuant thereto) if such action would result in (A) Tenant’s incurring more than de minimus additional liability under this Lease or (B) more than a de minimus negative change in the quality or level of Project operations or services rendered to Tenant under this Lease. For the avoidance of doubt, (i) if Tenant does not acknowledge in writing an assignment as described in clause (b) above (it being agreed that Tenant shall not unreasonably withhold, condition or delay such acknowledgment so long as the criteria in clauses (A) and (B) are satisfied), then Landlord shall not be released from liability under this Lease with respect to the services so assigned; and (ii) nothing in this Section shall limit or otherwise affect Landlord’s ability to assign its entire interest in this Lease to any party as part of a conveyance of Landlord’s ownership interest in the Project.

16.31    LEED Certification. Tenant acknowledges and agrees that Landlord intends to construct and operate the Building so that it can maintain a LEED Certified certification (LEED-Core and Shell Gold), but Tenant shall not be obligated to expend any sums, in order to achieve such status for the Building.

ARTICLE XVII

ARBITRATION

Each of Landlord and Tenant shall make a separate determination of the Prevailing Market Rent, which shall be submitted to each other and to arbitration in accordance with the following items (a) through (d):

(a)    Landlord and Tenant shall each appoint, within ten (10) business days after the expiration of the Negotiation Period, one arbitrator who shall by profession be a current real estate appraiser in the City of Boston and who has been active in the field of leasing office space in the Market Area over the last ten (10) years. If either Landlord or Tenant fails to appoint an arbitrator within ten (10) business days after the expiration of the Negotiation Period, and such failure continues for five (5) Business Days after written notice thereof, which notice states in bold face font in capital letters at the top thereof “WARNING: SECOND NOTICE. FAILURE TO RESPOND WITHIN FIVE (5) BUSINESS DAYS MAY RESULT IN LOSS OF THE RIGHT TO APPOINT AN ARBITRATOR TO REPRESENT YOU IN THE DETERMINATION OF PREVAILING MARKET RENT”, the arbitrator appointed by one of them shall reach a decision,

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notify the Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

(b)    The two arbitrators thus appointed shall, within fifteen (15) days after the appointment of the second arbitrator, appoint a third arbitrator. If the two initial arbitrators are unable timely to agree on the third arbitrator, then either may, on behalf of both, request such appointment by the Boston office of JAMS, Inc., or its successor, or, on its failure, refusal or inability to act, by a court of competent jurisdiction. The Prevailing Market Rent shall be determined by the method commonly known as Baseball Arbitration, whereby Landlord’s selected arbitrator and Tenant’s selected arbitrator shall each set forth its respective determination of the Prevailing Market Rent, and the third arbitrator must select one or the other (it being understood that the third arbitrator shall be expressly prohibited from selecting a compromise figure).

(c)    Landlord’s selected arbitrator and Tenant’s selected arbitrator shall deliver their determinations of the Prevailing Market Rent to the third arbitrator within five (5) business days of the appointment of the third arbitrator and the third arbitrator shall render his or her decision within ten (10) days after receipt of both of the other two determinations of the Prevailing Market Rent. The third arbitrator’s decision shall be binding on both Landlord and Tenant. The third arbitrator shall satisfy the criteria set forth in clause (a) above.

(d)    Landlord and Tenant shall each pay the cost of their appointed arbitrator, and all other costs shall be shared equally.

ARTICLE XVIII

INITIAL PREMISES ADJUSTMENT

18.1.    The “Initial Premises Adjustment Conditions” shall be deemed to be satisfied if as of the date that Tenant gives its Adjustment Notice, as hereinafter defined: (a) this Lease is in full force and effect, (b) there exists no uncured monetary or material non-monetary Event of Default by Tenant, and (c) CarGurus, Inc., itself, together with any Permitted Transferee, is then the Tenant under this Lease. Provided the Initial Premises Adjustment Conditions are satisfied, Tenant shall have the one-time option of adjusting the Rentable Floor Area of the Prime Premises by expanding or contracting the Prime Premises by one (1) or two (2) contiguous full floors of the Office Area (the “Initial Premises Adjustment”) by providing Landlord written notice of Tenant’s election (an “Adjustment Notice”), which Adjustment Notice shall include whether or not Tenant elects to expand or contract the Prime Premises and shall designate the number of floors affected (the “Adjustment Premises”), by not later than June 1, 2020. In the event Tenant elects to expand the Prime Premises, the Adjustment Premises shall consist of either the ninth (9th) floor or the eighth (8th) and ninth (9th) floors, as applicable. In the event Tenant elects to contract the Prime Premises, the Adjustment Premises shall consist of either the one (1) or two (2), as applicable, upper- or lower-most floor(s) of the Prime Premises, which floor(s) shall be specified by Tenant in the Adjustment Notice.

18.2.    If Tenant elects to expand the Prime Premises, then effective as of date of Tenant’s Adjustment Notice (the “Adjustment Date”), Landlord shall lease and demise to Tenant, and Tenant shall hire and take from Landlord, the Adjustment Premises for the Term and upon all of the same terms and conditions of this Lease applicable to the Prime Premises, except as otherwise

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expressly set forth in this Lease, and all references to the Premises in this Lease shall be considered to include the Adjustment Premises. In the event that Tenant elects to lease the Adjustment Premises and delivers the Adjustment Notice prior to April 15, 2020, then the Annual Fixed Rent for the Adjustment Premises shall be as follows: (i) for and with respect to the additional floor if Tenant elects to expand onto one (1) floor only, or for and with respect to the first additional floor only if Tenant elects to expand onto two (2) floors, at the same rate and rate increases as the balance of the Prime Premises and (ii) for and with respect to the second additional floor only if Tenant elects to expand onto two (2) floors, at the rate of $70.00 per rentable square foot per annum, with annual increases of two percent (2%). In the event that Tenant elects to lease the Adjustment Premises and delivers the Adjustment Notice after April 15, 2020, the Annual Fixed Rent for the Adjustment Premises shall be as follows: for and with respect to such additional floors onto which Tenant elects to expand, at the rate of $70.00 per rentable square foot per annum, with annual increases of two percent (2%). From and after the Adjustment Date, Tenant’s Tax Share, Tenant’s Expense Share, the number of Tenant’s Parking Privileges, Landlord’s Allowance and all other rights and obligations of Tenant under this Lease which are calculated on a per square foot, pro rata or proportionate share basis, each shall be increased on a pro rata basis to reflect the addition of the Adjustment Premises to the Premises.

18.3.    If Tenant elects to contract the Prime Premises, then effective as of the Adjustment Date, this Lease solely with respect to the Adjustment Premises, and the rights of the Tenant solely with respect to the Adjustment Premises shall terminate and expire with the same force and effect as if the Adjustment Date had originally been specified as the Expiration Date. From and after the Adjustment Date, Tenant’s Tax Share, Tenant’s Expense Share, the number of Tenant’s Parking Privileges, Landlord’s Allowance and all other rights and obligations of Tenant under this Lease which are calculated on a per square foot, pro rata or proportionate share basis, each shall be reduced on a pro rata basis to reflect the removal of the Adjustment Premises from the Premises.

18.4.    Tenant’s exercise of the Initial Premises Adjustment by the timely delivery of the Adjustment Notice shall be self-executing and automatic, but at the request of either party, the parties hereby agree promptly to execute a lease amendment reflecting the addition or reduction of the Adjustment Premises, provided that the failure of the parties to execute such amendment shall not affect the validity of the exercise of such option. If Tenant fails timely to give Tenant’s Adjustment Notice or the Initial Premises Adjustment Conditions are not satisfied, Tenant shall have no further right to adjust the Rentable Floor Area of the Premises pursuant to this Article XVIII.

ARTICLE XIX

INITIAL EXPANSION OPTION

19.1    Definitions. For the purposes of this Article XIX:

(a)    “Initial Expansion Option Conditions” shall be deemed to be satisfied if as of both the date that Tenant gives its Initial Expansion Notice, and as of the commencement of the Initial Expansion Premises Term, as said terms are hereinafter defined: (1) this Lease is in full force and effect, (2) there exists no uncured monetary or material non-monetary Event of Default by Tenant, and (3) CarGurus, Inc., itself, together with any Permitted Transferee, is then the Tenant under this Lease.

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(b)    “Market Area” shall be as defined in Section 3.2(b).

(c)    “Prevailing Market Rent” shall be defined as the fair market rental value of the Initial Expansion Premises as of the commencement date therefor as determined in accordance with the process described below, for expansions and new leases of Class A office space in buildings comparable to the Building in the Market Area. All relevant factors shall be taken into account, including, without limitation: (1) tenant improvement funds and free rent, (2) provision for annual increases in rent during said Initial Expansion Term if so determined, (3) the as-is condition of the Premises, and (4) the Tenant’s obligation to pay its share of Taxes and Operating Expenses, and utility costs, as set forth in this Lease.

19.2    Tenant’s Initial Expansion Option. Subject to satisfaction of all of the Initial Expansion Option Conditions (any of which Initial Expansion Option Conditions Landlord may waive, by written notice to Tenant, in Landlord’s sole discretion), Tenant shall have a one-time option (“Tenant’s Initial Expansion Option”) to lease one (1) additional floor of the Office Area contiguous to the Premises (the “Initial Expansion Premises”) on all of the terms, conditions, covenants and agreements contained in this Lease (except for the business terms expressly set forth in Landlord’s Initial Expansion Rent Quotation) for a term that is coterminous with the Term of the Lease for the Premises (the “Initial Expansion Premises Term”).

19.3    Exercise and Negotiation Period. If Tenant desires to exercise Tenant’s Initial Expansion Option, then Tenant shall give notice (“Initial Expansion Notice”) to Landlord by not later than November 1, 2020. If Tenant fails timely to give the Initial Expansion Notice, Tenant shall have no further right to lease the Initial Expansion Premises pursuant to this Article XIX. Within ten (10) business days after Landlord’s receipt of Tenant’s Initial Expansion Notice, Landlord shall provide to Tenant: Landlord’s quotation of Annual Fixed Rent (which shall be Landlord’s determination of the Prevailing Market Rent for the Initial Expansion Premises), the delivery conditions (which shall be materially the same conditions that Landlord is required to deliver the Prime Premises pursuant to Exhibit 2.1 attached hereto), a fair market tenant improvement allowance for the Initial Expansion Premises, any security deposit, Landlord’s estimate of the commencement date for the Initial Expansion Premises, the rent commencement date with respect to such the Initial Expansion Premises (which shall not be less than one hundred twenty (120) days after the commencement date for the Initial Expansion Premises), and any other material business terms (collectively, “Landlord’s Initial Expansion Rent Quotation”). If at the expiration of twenty (20) business days after the date when Landlord provides Landlord’s Initial Expansion Rent Quotation to Tenant (the “Initial Expansion Negotiation Period”), Landlord and Tenant have not reached agreement on a determination of an Annual Fixed Rent for the applicable Initial Expansion Premises and executed a written instrument reflecting such agreement, then, by not later than the expiration of the Negotiation Period, Tenant shall have the right to (a) rescind Tenant’s Initial Expansion Notice by delivering a notice (an “Initial Expansion Premises Rescission Notice”) of such rescission to Landlord, or (b) make a request to Landlord for an Arbitration Determination of the Prevailing Market Rent for the Initial Expansion Premises, which Arbitration Determination shall be made in accordance with Article XVII. If Tenant timely shall have requested the Arbitration Determination, then the Annual Fixed Rent for the Initial Expansion Premises shall be the Prevailing Market Rent as determined by the Arbitration Determination. If Tenant timely delivers an Initial Expansion Rescission Notice, then Tenant shall have no further right to lease the Initial Expansion Premises pursuant to this Article XIX. If Tenant does not timely

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request the Arbitration Determination or deliver an Initial Expansion Premises Rescission Notice, then Tenant shall have no further right to rescind the exercise of the applicable Tenant’s Initial Expansion Notice and the Annual Fixed Rent for the Initial Expansion Premises shall be equal to the amount set forth in Landlord’s final full written proposal during the Initial Expansion Negotiation Period.

19.4    Terms Applicable with respect to the Initial Expansion Premises. Tenant’s exercise of Tenant’s Initial Expansion Option by the timely delivery of the Initial Expansion Notice shall be self-executing and automatic, unless Tenant timely delivers an Initial Expansion Premises Rescission Notice. The “Initial Expansion Premises Commencement Date” shall be the later to occur of (a) the date that Landlord delivers the Initial Expansion Premises to Tenant in the condition required hereunder; or (b) Landlord’s estimated commencement date designated by Landlord in Landlord’s Initial Expansion Rent Quotation. The leasing to Tenant of the Initial Expansion Premises shall be upon and subject to all of the terms and conditions of this Lease, except as set forth in Landlord’s Initial Expansion Rent Quotation. Without limiting the foregoing, upon the determination of the Prevailing Market Rent, Landlord and Tenant shall enter into an amendment to this Lease reflecting the expansion of the Premises to include the Initial Expansion Premises at the Prevailing Market Rent or other Annual Fixed Rent agreed upon by Landlord and Tenant and otherwise upon all of the terms and conditions set forth in the Lease (except for the business terms expressly set forth in Landlord’s Initial Expansion Rent Quotation); provided that the failure of the parties to execute such amendment shall not affect the validity of the exercise of such option. From and after the Initial Expansion Premises Commencement Date, Tenant’s Tax Share, Tenant’s Expense Share, the number of Tenant’s Parking Privileges, and all other rights and obligations of Tenant under this Lease which are calculated on a per square foot, pro rata or proportionate share basis, each shall be increased on a pro rata basis to reflect the addition of the Initial Expansion Premises to the Premises.

ARTICLE XX

FUTURE EXPANSION OPTION

20.1    Definitions. For the purposes of this Article XX:

(i)    “Future Expansion Option Conditions” shall be deemed to be satisfied if as of both the date that Tenant gives Tenant’s Future Expansion Notice, and as of the commencement of the Future Expansion Term, as said terms are hereinafter defined: (1) this Lease is in full force and effect, (2) there exists no uncured monetary or material non-monetary Event of Default by Tenant, and (3) CarGurus, Inc., itself, together with any Permitted Transferee, are occupying at least fifty-seven percent (57%) of the Rentable Floor Area of the Prime Premises then demised to Tenant (provided that all of the Permitted Sublease Space shall be deemed to be occupied by CarGurus, Inc. and/or a Permitted Transferee, regardless of whether or not it has been subleased).

(ii)    “Market Area” shall be as defined in Section 3.2(b).

(iii)    “Prevailing Market Rent” shall be defined as the fair market rental value of the Future Expansion Premises as of the commencement date therefor as determined in accordance with the process described below, for expansion and new leases of Class A office space

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in buildings comparable to the Building in the Market Area. All relevant factors shall be taken into account, including, without limitation: (1) tenant improvement funds and free rent, (2) provision for annual increases in rent during said Future Expansion Term if so determined, (3) the as-is condition of the Premises, (4) the Tenant’s obligation to pay its share of Taxes and Operating Expenses, and utility costs, as set forth in this Lease, and (5) five (5) months of construction down time.

20.2    Tenant’s Future Expansion Option. Subject to satisfaction of all of the Future Expansion Option Conditions (any of which Future Expansion Option Conditions Landlord may waive, by written notice to Tenant, in Landlord’s sole discretion), Tenant shall have the one-time option (“Tenant’s Future Expansion Option”) to lease one (1) additional full floor of the Office Area contiguous to the largest contiguous block of space in the Premises (the “Future Expansion Premises”) on all of the terms, conditions, covenants and agreements contained in this Lease (except for the business terms expressly set forth in Landlord’s Future Expansion Rent Quotation) for a term that is coterminous with the Term of the Lease for the Premises (the “Future Expansion Premises Term”).

20.3    Exercise and Negotiation Period. If Tenant desires to exercise Tenant’s Future Expansion Option, then Tenant shall give notice (“Future Expansion Notice”) to Landlord, not earlier than twenty-four (24) months nor later than twelve (12) months prior to the fifth (5th) anniversary of the Fixed Rent Commencement Date. If Tenant fails timely to give a Future Expansion Notice, Tenant shall have no further right to lease the Future Expansion Premises pursuant to this Article XX. Within ten (10) business days of Landlord’s receipt of Tenant’s Future Expansion Notice, Landlord shall provide to Tenant Landlord’s quotation of Annual Fixed Rent (which shall be Landlord’s determination of the Prevailing Market Rent for the Future Expansion Premises), the delivery conditions, any tenant improvement allowance, Landlord’s estimate of the commencement date for the Future Expansion Premises and any other material business terms (collectively, “Landlord’s Future Expansion Rent Quotation”), together with the location of the Future Expansion Premises designated by Landlord. If at the expiration of twenty (20) days after the date when Landlord provides Landlord’s Future Expansion Rent Quotation to Tenant (the “Future Expansion Negotiation Period”), Landlord and Tenant have not reached agreement on a determination of the Prevailing Market Rent for the Future Expansion Premises, then Tenant shall have the right to request an Arbitration Determination of the Prevailing Market Rent for such Future Expansion Premises, which Arbitration Determination shall be made in accordance with Article XVII hereof. If Tenant timely shall have requested the Arbitration Determination, then the Prevailing Market Rent for the Future Expansion Premises shall be the Prevailing Market Rent as determined by the Arbitration Determination. If Tenant does not timely request the Arbitration Determination, then the Prevailing Market Rent for the Future Expansion Premises shall be equal to the amount set forth in Landlord’s final full written proposal during the Future Expansion Negotiation Period.

20.4    Terms Applicable with respect to the Future Expansion Premises. Tenant’s exercise of Tenant’s Future Expansion Option by the timely delivery of the Future Expansion Notice shall be self-executing and automatic. The “Future Expansion Premises Commencement Date” shall be the later to occur of (a) the date that Landlord delivers the Future Expansion Premises to Tenant in the condition required hereunder; or (b) Landlord’s estimated commencement date designated by Landlord in Landlord’s Future Expansion Rent Quotation. The leasing to Tenant of the Future

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Expansion Premises shall be upon and subject to all of the terms and conditions of this Lease, except as set forth in Landlord’s Future Expansion Rent Quotation and except that the Future Expansion Premises Commencement Date shall occur within one (1) year following the fifth (5th) anniversary of the Fixed Rent Commencement Date. Without limiting the foregoing, upon the determination of the Prevailing Market Rent, Landlord and Tenant shall enter into an amendment to this Lease reflecting the expansion of the Premises to include the Future Expansion Premises at the Prevailing Market Rent and upon all of the terms and conditions set forth in the Lease (except for the business terms expressly set forth in Landlord’s Future Expansion Rent Quotation); provided that the failure of the parties to execute such amendment shall not affect the validity of the exercise of such option. From and after the Future Expansion Premises Commencement Date, Tenant’s Tax Share, Tenant’s Expense Share, the number of Tenant’s Parking Privileges, and all other rights and obligations of Tenant under this Lease which are calculated on a per square foot, pro rata or proportionate share basis, each shall be increased on a pro rata basis to reflect the addition of the Future Expansion Premises to the Premises.

ARTICLE XXI

RIGHT OF FIRST OFFER

21.1    Definitions. For the purposes of this Article XXI:

(a)    “RFO Conditions” shall be deemed to be satisfied if as of both the date that Landlord provides Landlord’s RFO Notice, and as of the commencement of the RFO Term, as said terms are hereinafter defined: (1) this Lease is in full force and effect, (2) there exists no uncured monetary or material non-monetary Event of Default by Tenant, (3) CarGurus, Inc., itself, together with any Permitted Transferee, are occupying at least sixty-five percent (65%) of the Rentable Floor Area of the Prime Premises then demised to Tenant (provided that all of the Permitted Sublease Space shall be deemed to be occupied by CarGurus, Inc. and/or a Permitted Transferee, regardless of whether or not it has been subleased) and (4) as of the date on which such RFO Premises are expected to be delivered to Tenant, there are at least two (2) years left in the Term, or Tenant still has an extension option pursuant to Section 3.2 hereof.

(b)    “Market Area” shall be as defined in Section 3.2(b).

(c)    “Prevailing Market Rent” shall be defined as the fair market rental value of the applicable RFO Premises as of the commencement date therefor as determined in accordance with the process described below, for expansions and new leases of Class A office space in buildings comparable to the Building in the Market Area. All relevant factors shall be taken into account, including, without limitation: (1) tenant improvement funds and free rent, (2) provision for annual increases in rent during said RFO Term if so determined, (3) the as-is condition of the RFO Premises, and (4) the Tenant’s obligation to pay its share of Taxes and Operating Expenses, and utility costs, as set forth in this Lease.

(d)    “RFO Premises” shall be all or any separately demised office space in the Office Area when such area becomes Available for Lease to Tenant, as hereinafter defined. Notwithstanding the foregoing, with respect to any portions of the Building which have not yet been leased as of the Execution Date hereof, such portions shall not be deemed to be RFO Premises until

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they have been leased to a third party (an “Initial Lease”) and thereafter become Available for Lease to Tenant.

(e)    “Prior Rights” shall be defined as any extension or renewal option under the Initial Lease of such RFO Premises. A tenant under an Initial Lease of any potential RFO Premises shall be deemed to have exercised an extension or renewal option under its Initial Lease of such RFO Premises if: (1) the Initial Lease for such RFO Premises includes an extension or renewal option, (2) such extension or renewal option has not been previously exercised or waived by such tenant, and has not lapsed unexercised, (3) such tenant extends the term of its Initial Lease (whether or not through the express exercise of its option) for no more than the period of time that such tenant is expressly entitled to extend its term as set forth in the extension or renewal option in its Initial Lease (collectively, the “Initial Lease Extension Conditions”). For avoidance of doubt, so long as the Initial Lease Extension Conditions are satisfied, a tenant under an Initial Lease of any potential RFO Premises and Landlord may modify or negotiate any other terms or conditions of the extension of such Initial Lease and still be deemed to have validly exercised such tenant’s extension or renewal option for purposes of this Section 21.1(e).

(f)    Any RFO Premises shall be deemed to be “Available for Lease to Tenant”: (1) when all Prior Rights to lease such RFO Premises have either lapsed unexercised by or have been irrevocably waived by the holder of such Prior Rights, and (2) when Landlord intends to offer such RFO Premises for lease.

21.2    Exercise and Negotiation Period. Subject to satisfaction of all of the RFO Conditions (any of which RFO Conditions Landlord may waive, by written notice to Tenant, in Landlord’s sole discretion), Tenant shall have an ongoing right of first offer to lease any RFO Premises when such RFO Premises become Available for Lease to Tenant. When Landlord determines that a RFO Premises is Available for Lease to Tenant, Landlord shall give Tenant a written notice (“RFO Notice”) offering to lease such RFO Premises to Tenant. Each RFO Notice shall set forth: (i) the location and size of the RFO Premises, (ii) the Annual Fixed Rent which would be payable by Tenant (which Annual Fixed Rent shall be equal to the Prevailing Market Rent of such RFO Premises), (iii) the estimated commencement date with respect to such RFO Premises (“Estimated RFO Commencement Date”) which shall not be less than ninety (90) days after the date of such RFO Notice, (iv) the term of the Lease and the estimated expiration date with respect to the RFO Premises, (v) the rent commencement date with respect to such RFO Premises (which shall not be less than one hundred twenty (120) days after the Estimated RFO Commencement Date), (vi) a fair market tenant improvement allowance for the RFO Premises, (vii) the number of Parking Privileges to be provided with respect to the RFO Premises, if any (which shall be no less than the number of Parking Privileges then-being provided to the tenant under the Initial Lease for such RFO Premises), and (viii) any other business terms applicable to the leasing of such RFO Premises. Tenant may accept such offer by giving written notice (“RFO Acceptance”) to Landlord on or before the date ten (10) days after Landlord gives such RFO Notice to Tenant. Any RFO Acceptance by Tenant must be unconditional, except that Tenant may, in its RFO Acceptance, object to Landlord’s designation of the Prevailing Market Rent of such RFO Premises and request an Arbitration Determination of the Prevailing Market Rent for such RFO Premises, which Arbitration Determination shall be made in accordance with Article XVII hereof after a Negotiation Period of five (5) business days. If the RFO Acceptance does not include an objection to Landlord’s designation of the Prevailing Market Rent of such RFO Premises, then

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Tenant shall conclusively be deemed to have accept such designation. If Tenant timely shall have requested the Arbitration Determination, then the Prevailing Market Rent for the RFO Premises shall be the Prevailing Market Rent as determined by the Arbitration Determination. If Tenant fails timely give a RFO Acceptance of such RFO Notice to Landlord, then Tenant shall have no further right to lease the offered RFO Premises pursuant to this Article XXI until they have been leased to a third party and thereafter become Available for Lease to Tenant.

21.3.    Except as set forth herein, the leasing to Tenant of such RFO Premises shall be upon all of the same terms and conditions of the Lease, except as follows:

(a)    The RFO commencement date shall be the later of: (x) the Estimated RFO Commencement Date in respect of such RFO Premises as set forth in Landlord’s RFO Notice or (y) the date that Landlord delivers such RFO Premises to Tenant.

(b)    The RFO rent commencement date shall be as set forth in the RFO Notice.

(c)    The Annual Fixed Rent with respect to such RFO Premises shall be the Annual Fixed Rent set forth in the RFO Notice or the Annual Fixed Rent for the RFO Premises determined in accordance with Article XVII, as applicable.

(d)    Except as may be otherwise set forth in the RFO Notice, Tenant shall take such RFO Premises “as-is” in its then (i.e., as of the date of premises delivery) state of construction, finish, and decoration, without any obligation on the part of Landlord to construct or prepare any RFO Premises for Tenant’s occupancy.

(e)    The number of Parking Privileges provided with respect to the RFO Premises shall be as set forth in the RFO Notice.

(f)    The term of the Lease with respect to the RFO Premises shall be as follows, subject to Section 21.7 below:

(i)    If Landlord delivers Tenant a RFO Notice for RFO Premises with an Estimated RFO Commencement Date occurring on or prior to the tenth (10th) anniversary of the Commencement Date, the term of the Lease with respect to the RFO Premises shall be coterminous with the Term of the Lease for the Premises.

(ii)    If Landlord delivers Tenant a RFO Notice for RFO Premises with an Estimated Commencement Date occurring after the tenth (10th) anniversary of the Commencement Date, Tenant shall have the right to elect either (x) to lease the RFO Premises for the term set forth in the RFO Notice, or (y) simultaneously with the delivery of the RFO Acceptance, to deliver an Extension Notice in accordance with Section 3.2 hereof, in which event the term of the Lease with respect to the RFO Premises shall expire on the Expiration Date with respect to the Premises as so extended by the delivery of such Extension Notice.

(iii)     Notwithstanding the foregoing, (x) if Landlord delivers Tenant a RFO Notice for RFO Premises with an Estimated RFO Commencement Date occurring after the tenth (10th) anniversary of the Commencement Date, and (y) the proposed term for such RFO Premises is greater than five (5) years, and (z) the proposed RFO Premises contains no more than

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the greater of 25,000 rentable square feet or one (1) full floor, then Tenant shall have the one-time option (exercisable only with respect to the first such RFO Premises satisfying the conditions of clauses (x), (y) and (z) above) to elect, simultaneously the delivery of the RFO Acceptance, to lease such RFO Premises for a term of five (5) years from the Estimated RFO Commencement Date.

21.4.    Notwithstanding anything to the contrary contained herein, if (i) Tenant received a RFO Notice that it was entitled to accept, but failed to deliver a RFO Acceptance within the ten (10) day period provided in Section 21.2 above, and (ii) Landlord does not enter into a lease for the respective RFO Premises within a period of fourteen (14) months following the date of the applicable RFO Notice, then Tenant’s rights shall be revived and Tenant shall once again have a right of first offer to lease the respective RFO Premises.

21.5.    Notwithstanding the fact that Tenant’s exercise of the above-described option to lease RFO Premises shall be self-executing, the parties hereby agree promptly to execute a lease amendment reflecting the addition of such RFO Premises, and the Annual Fixed Rent payable in respect of such RFO Premises. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of the herein option to lease the RFO Premises, unless otherwise specifically provided in such lease amendment.

21.6.    Notwithstanding anything herein to the contrary, Tenant’s RFO is subject and subordinate to the Prior Rights existing on the Effective Date. As of the Effective Date, there are no Prior Rights.

21.7.    If Landlord delivers Tenant a RFO Notice for RFO Premises with an Estimated RFO Commencement Date falling within the last twenty-four (24) months of the Lease Term, Tenant may only deliver a RFO Acceptance if it simultaneously delivers an Extension Notice in accordance with Section 3.2 hereof. Notwithstanding anything to the contrary contained herein, in the event that Tenant delivers a RFO Acceptance and simultaneously delivers an Extension Notice in accordance with Section 3.2 hereof, the term of the Lease with respect to the RFO Premises shall expire on the Expiration Date with respect to the Premises as so extended by the delivery of such Extension Notice. All rights of Tenant under this Article XXI shall terminate upon the expiration or earlier termination of the Term of this Lease.

ARTICLE XXII

SURRENDER OPTION

22.1    Definitions. For the purposes of this Article XXII:

(a)    The “Surrender Conditions” shall be deemed to be satisfied if (i) as of both the date that Tenant gives Tenant’s Surrender Notice, and as of the Partial Termination Date, as said terms are hereinafter defined, (1) this Lease is in full force and effect, and (2) the Premises consists of at least nine (9) full floors of the Office Area, (ii) Tenant shall pay Landlord the Surrender Fee, as hereinafter defined, in accordance with the terms and conditions of Section 22.3 below, and (iii) as of the date that Tenant gives Tenant’s Surrender Notice only, there exists no uncured monetary or material non-monetary Event of Default by Tenant.

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(b)    The “Surrender Fee” shall be an amount equal to (i) the Transaction Costs, as hereinafter defined, multiplied by a fraction, the numerator of which is the rentable area of the Surrender Space and the denominator of which is the Rentable Floor Area of the Premises, plus (ii) four (4) months’ payment of the sum of Annual Fixed Rent, Tenant’s Tax Share, Tenant’s Expense Share and Management Fee Rent applicable to the Surrender Space as of the Partial Termination Date.

(c)    The “Transaction Costs” shall be an amount equal to (i) if the Surrender Space is one of the original floors leased as of the Effective Date, the Unamortized Portion (as hereinafter defined) as of the Partial Termination Date (defined below) of $56,587,452.00 (representing the sum of Landlord’s Allowance, Fixed Rent abated during the Fixed Rent Abatement Period, Landlord’s legal fees incurred in connection with the negotiation of this Lease, and all brokerage commissions paid by Landlord to Broker in connection with this Lease), or (ii) if the Surrender Space is a floor leased pursuant to Articles XVIII through XXI, the Unamortized Portion as of the Partial Termination Date of the sum of the amount of any rent that would have been payable during any free rent periods, plus the amount of any rent abatements, plus the cost of any work performed by Landlord in connection with Tenant’s occupancy of the RFO/Expansion Premises and/or the amount of any allowances therefor, all incurred by Landlord in connection with the leasing of the Adjustment Premises, Initial Expansion Premises, Future Expansion Premises or RFO Premises, as applicable, together with Landlord’s legal fees incurred in connection with the negotiation of the applicable amendment to this Lease and all brokerage commissions paid by Landlord in connection with Tenant’s leasing of the foregoing.

(d)    The “Unamortized Portion” shall mean the applicable amount, amortized on a straight line basis over the Term, together with interest thereon at the rate of 6.5% per annum, compounded monthly in advance provided, however, that all costs and expenses relating to the leasing of any RFO Premises, the Adjustment Premises, the Initial Expansion Premises and the Future Expansion Premises, as applicable, (as described in clause (d)(ii) above) shall be amortized on a straight line basis over the period of time commencing on the respective commencement date and ending on the applicable expiration date therefor. Within not more than thirty (30) days after a request by Tenant, Landlord shall provide Tenant, with a determination of the foregoing costs, along with Landlord’s calculation of the Unamortized Portion of the costs as of the Partial Termination Date.

22.2    Tenant’s Partial Termination Right. Tenant shall have a one-time irrevocable right to terminate this Lease (a “Partial Termination”) solely with respect to one (1) full floor of the Premises, at Tenant’s election, on the upper- or lower-most floor of any contiguous block of space then demised under the Lease (the “Surrender Space”), effective as of the eighth (8th) anniversary of the Fixed Rent Commencement Date (the “Partial Termination Date”). By way of example only, if Tenant were leasing floors 3, 5-8 and 10-20, the Surrender Space could be any one of floors 3, 5, 8, 10 or 20.

22.3    Surrender Notice. Tenant shall deliver written notice (a “Surrender Notice”) of such Partial Termination to Landlord, by not later than the seventh (7th) anniversary of the Fixed Rent Commencement Date, and Tenant shall pay to Landlord, without deduction or offset, the Surrender Fee. Fifty percent (50%) of the Surrender Fee shall be payable concurrently with the delivery of the Surrender Notice, and the remaining balance of the Surrender Fee shall be payable

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not later than the Partial Termination Date. Said Surrender Fee shall be Additional Rent and shall be in addition to, and not in lieu of, any other payments due under this Lease (including payments of Fixed Rent and Additional Rent). If Tenant fails (i) to timely pay the first installment of the Surrender Fee, which failure continues for ten (10) business days after written notice from Landlord specifying such failure and specifying the amount of the Surrender Fee, or (ii) to timely pay the second installment of the Surrender Fee, then at Landlord’s option, by written notice to Tenant given within thirty (30) days after such failure, Tenant’s Surrender Notice shall be of no further force and effect, Landlord shall return any portion of the Surrender Fee previously paid by Tenant, and this Lease shall remain in full force and effect with respect to the Surrender Space.

22.4    Surrender. Provided that all of the Surrender Conditions have been fully and completely and timely satisfied, then effective as of the Partial Termination Date, this Lease solely with respect to the Surrender Space, and the rights of the Tenant solely with respect to the Surrender Space shall terminate and expire with the same force and effect as if such Partial Termination Date had originally been specified as the Expiration Date. Prior to the later of (such later date, the “Partial Surrender Date”) (i) the Partial Termination Date, and (ii) the date on which Tenant actually surrenders and yields-up the Surrender Space, Tenant shall comply with all of the terms and provisions of the Lease and shall perform all of its obligations hereunder with respect to the Surrender Space including, without limitation, the obligation to pay when due all Annual Fixed Rent and other Additional Rent. By not later than the Partial Termination Date, Tenant shall surrender and yield-up the Surrender Space in good and broom-clean order, repair and condition, free of all tenants and occupants, and otherwise in the condition in which the Premises are required to be surrendered, subject to and in accordance with the provisions of Section 16.4 of this Lease at the expiration of the Term. All property and Alterations of any kind, nature or description remaining in the Surrender Space after the Partial Surrender Date shall be and become the property of Landlord and may be disposed of by Landlord, without payment from Landlord and without the necessity to account therefor to Tenant.

22.5    Release of Liabilities. Effective as of the Partial Termination Date, Landlord shall be released from any and all obligations and liabilities thereafter accruing under this Lease with respect to the Surrender Space. Nothing contained herein shall constitute a waiver, limitation, amendment, or modification of any of the liabilities and obligations of Landlord under this Lease (i) with respect to the Surrender Space, which accrue or arise prior to the Partial Termination Date or (ii) with respect to the remaining Premises. Effective as of the Partial Surrender Date, Tenant shall be released from any and all liabilities and obligations thereafter accruing under this Lease with respect to the Surrender Space. Nothing contained herein shall constitute a waiver, limitation, amendment, or modification of any of the liabilities and obligations of Tenant under this Lease (i) with respect to the Surrender Space, which accrue or arise prior to the Partial Surrender Date or (ii) with respect to the remaining Premises.

22.6    Holdover. Without limiting the foregoing, if Tenant fails to yield up and surrender the Surrender Space by the Partial Termination Date, in the condition required, then Tenant shall be in holdover in the Surrender Space and Landlord shall have the right to exercise any of Landlord’s rights and remedies at law and in equity (including, without limitation, pursuant to Section 16.18 of this Lease).

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22.7    Amendment. The Annual Fixed Rent, Additional Rent and the Parking Privileges shall be reduced as of the Partial Termination Date to an amount which shall reflect the deletion of the Surrender Space from the Premises, and Landlord and Tenant shall enter into an amendment of this Lease to reflect the foregoing within five (5) business days of the date on which the Surrender Notice shall have been delivered to Landlord, provided that the effectiveness of such amendment shall be conditioned upon Tenant’s payment to Landlord of the Surrender Fee.

ARTICLE XXIII

RIGHT OF FIRST OFFER TO PURCHASE BUILDING

23.1    Right of First Offer. On the conditions (which conditions Landlord may waive by written notice to Tenant at any time), that Landlord, in its sole discretion, determines to offer the Proposed Sale Property (as hereinafter defined) for sale to an unaffiliated third party, and that: (i) this Lease is in full force and effect, (ii) there exists no uncured monetary or material non-monetary Event of Default by Tenant, and (iii) CarGurus, Inc., itself, together with any Permitted Transferee, are leasing at least fifty percent (50%) of the rentable area of the Office Area, then commencing on the Commencement Date through the last day of the nineteenth (19th) month prior to the expiration of the Original Term of this Lease (the “ROFO Purchase Period”), Tenant shall have a one-time right of first offer to purchase Landlord’s interest in the Office Area, except that if Landlord’s leasehold interest in the Office Area is not separately demised from the balance of the Project (or is not a separate leasehold condominium unit), then Tenant’s right of first offer to purchase pursuant to this Article XXIII shall apply to such additional portion(s) of the Landlord’s interest in the Project as shall be designated by the Landlord (the Office Area and, if applicable, such additional portion(s), being referred to in this Article XXIII as the “Proposed Sale Property”). If Landlord determines to offer the Proposed Sale Property for sale during the ROFO Purchase Period, Landlord shall, in accordance with and subject to this Article XXIII, offer to sell the Proposed Sale Property to Tenant by sending to Tenant a written notice (the “Proposed Sale Notice”) of the price (the “Offering Amount”), payment and deposit (“Deposit”) terms, proposed form of Purchase Agreement (as hereinafter defined) and the other material contract terms, prior to offering to sell the Proposed Sale Property to any other unaffiliated third party during the ROFO Purchase Period.

The provisions of this Article XXIII shall not apply to: (a) (i) a sale or transfer of the Proposed Sale Property to a Landlord Joint Venture (as hereinafter defined), or (ii) any sale or transfer of the Proposed Sale Property to an entity which controls, is controlled by, is under common control with, Landlord, or (iii) any sale or transfer of the Proposed Sale Property to an entity which is a direct or indirect member, partner or shareholder of Landlord, (provided that for purposes of clauses (i)-(iii) such sale or transfer is for a legitimate business purpose of Landlord other than the transfer of Proposed Sale Property), or (iv) the establishment of a condominium and any connected transfer of any condominium unit in which any portion of the Proposed Sale Property is located to an entity affiliated with Landlord, or (v) a direct or indirect transfer of ownership interests in Landlord or its affiliates, provided that such transfer does not result in a Change of Control of Landlord (as hereinafter defined) (collectively, “Permitted Landlord Transferees”); (b) the granting of any mortgage (including, without limitation, any amendments, modifications, or extensions thereof) of, the foreclosure of any mortgage of, or the execution and delivery by Landlord of deed or assignment in lieu or contemplation of foreclosure in regard to, Landlord’s interest in the Proposed Sale Property; (c) any sale or transfer of the Proposed Sale

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Property as part of a transfer of a majority of the real property in which Steven B. Samuels owns a direct or indirect interest in the City of Boston in a single transaction, or a series of related transactions to a single purchaser or affiliated purchasers.

As used in this Article XXIII: (i) a “Landlord Joint Venture” means a joint venture in which: (A) Landlord and/or a Landlord affiliate is a joint venture partner, and (B) Landlord or a Landlord affiliate, is responsible for day-to-day operations (even though certain so-called “major decisions” require the consent of the other venturer(s)); and (b) a “Change of Control of Landlord” means a change in the person or entity responsible for day-to-day operations of the Landlord entity (even though certain so-called “major decisions” require the consent of others) unless such new person or entity was, or was an affiliate of, a direct or indirect member, partner or shareholder of Landlord prior to such transfer.

23.2    Purchase and Sale Agreement. Tenant shall have ten (10) business days after the receipt of the Proposed Sale Notice to give Landlord written notice of Tenant’s exercise of its right of first offer under this Article XXIII (“Tenant’s Exercise Notice”). If Tenant timely delivers Tenant’s Exercise Notice, then, within ten (10) business days following Landlord’s receipt of Tenant’s Exercise Notice (the “10-Day Period”), Landlord and Tenant shall negotiate in good faith to enter into a commercially reasonable form of purchase and sale agreement (the “Purchase Agreement”), at the Offering Amount and upon the other terms and conditions set forth in the Proposed Sale Notice.

23.3    Termination. If (i) Tenant does not timely deliver Tenant’s Exercise Notice, (ii) despite the parties’ good faith efforts, Landlord and Tenant fail to execute and deliver the Purchase Agreement within the 10-Day Period, (iii) if Tenant shall fail to make the Deposit as and when required pursuant to Purchase Agreement, and/or (iv) the Purchase Agreement shall expire or terminate without the closing having occurred thereunder for any reason other than a seller default, then Tenant’s right of first offer with respect to the Proposed Sale Property shall be null and void and of no further force or effect, except as expressly set forth in Section 23.4 below.

23.4    Landlord’s Obligation to Re-Offer Proposed Sale Property to Tenant. Tenant shall again have a right of first offer to purchase the Proposed Sale Property and Landlord shall provide Tenant with a revised Proposed Sale Notice and shall otherwise comply with the procedures set forth in this Article XXIII in any of the foregoing circumstances: (i) if Landlord is willing to accept an offer for the sale of the Proposed Sale Property for a purchase price that is materially different (as hereinafter defined) from that contained in the Proposed Sale Notice, or (ii) Landlord does not sell the Proposed Sale Property on or before the date twelve (12) months after Tenant receives the Proposed Sale Notice in question. For the purposes of this paragraph (d), “materially different” shall mean a reduction of the Net Effective Purchase Price of ten percent (10%) or more. As used herein, the “Net Effective Purchase Price” shall mean the purchase price to be paid for the Proposed Sale Property by the purchaser, less any credits or reductions to the agreed upon purchase price expressly agreed upon by Landlord and such purchaser (but such credits or reductions shall in no event include, without limitation, brokerage fees, customary pro rations, transfer taxes, attorneys’ fees, title premiums, etc.). The provisions of this Section 23.4 shall not apply if the Tenant’s right of first offer has terminated pursuant to clauses (ii), (iii) or (iv) of Section 23.3 above.

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23.5    Right of First Offer Does Not Apply to Future Owners. If the Proposed Sale Property is conveyed to anyone other than to a Permitted Landlord Transferee, and Landlord has complied with its obligations under this Article XXIII, this Article XXIII shall not apply to any future owner of Landlord’s interest in the Proposed Sale Property.

23.6    Right of First Offer Personal to CarGurus, Inc. The right of first offer pursuant to this Article XXIII is personal to CarGurus, Inc. and any Permitted Transferee and may not be exercised by another person or entity, including, without limitation, any holder of Tenant’s interest under the Lease other than CarGurus, Inc. and any Permitted Transferee.

23.7    Landlord’s Right to Clear Title. If Landlord shall make and record an affidavit stating that: (1) a conveyance by Landlord is being or will be made pursuant to a bona fide offer to purchase, (2) Landlord has first made an offer to Tenant as required by the provisions of this Article XXIII, (3) Landlord has not timely received Tenant Exercise Notice in accordance with the provisions hereof, or that Tenant’s right of first offer has otherwise terminated pursuant to this Article XXIII, and (4) Landlord has given Tenant at least five (5) business days’ prior written notice that Landlord intends to execute and file an affidavit pursuant to the provisions of this Article XXIII; then such affidavit shall be conclusive evidence of (x) compliance with the requirements hereof with respect to such conveyance; and (y) termination of the right of first offer under this Article XXIII.

(a)    1031 Exchange. Landlord shall have the right to structure the sale of the Property as a forward or reverse exchange thereof for other real property of a like-kind to be designated by Landlord and/or an affiliate of Landlord (including the ability to assign Landlord’s rights under this Article XXIII to an entity established in order to effectuate such exchange), with the result that the exchange shall qualify for non-recognition of gain or loss under Section 1031 of the Internal Revenue Code of 1986, as amended, in which case Tenant shall execute any and all documents reasonably necessary to effect such exchange and otherwise assist and cooperate with Landlord in effecting such exchange, provided that: (i) any costs and expenses incurred by Tenant as a result of structuring such transaction as an exchange, as opposed to an outright sale, shall be borne solely by Landlord; (ii) Landlord shall indemnify and hold harmless Tenant from and against any and all liabilities, costs, damages, claims or demands directly resulting from the cooperation of Tenant in effecting the exchange contemplated hereby; (iii) such exchange shall not result in any delay in the Closing Date without Tenant’s prior written consent; and (iv) Tenant shall not be required to take title to any property other than the Proposed Sale Property.

23.8    Prime Lease. Tenant acknowledges and agrees that Tenant’s rights under this Article XXIII are and shall be subject in all respects to the terms and conditions of the Air Rights Lease, including, without limitation, any rights of the lessor under the Air Rights Lease to approve an assignment of Landlord’s leasehold interest, the assignee of Landlord’s leasehold interest and/or any required or proposed amendments to the Air Rights Lease.

23.9    Time of the Essence. Time shall be of the essence as to all time periods and deadlines set forth in this Article XXIII.

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ARTICLE XXIV

CAPITAL EVENTS; CONTINGENT PAYMENT

24.1    Contingent Payment Right. On the conditions (which conditions Landlord may waive by written notice to Tenant at any time) that, at the time of a Qualifying Capital Transaction (as hereinafter defined): (i) this Lease is in full force and effect, and (ii) there exists no monetary or material non-monetary Event of Default by Tenant, then, in the event of a Qualifying Capital Transaction between the Effective Date and the Expiration Date of the Original Term (the “Contingent Payment Period”), Landlord will pay to Tenant, as part, and directly out, of the settlement of proceeds at the closing of the Qualifying Capital Transaction, a contingent payment (the “Contingent Payment”) in an amount equal to Fourteen and One-Half Percent (14.5%) multiplied by the Applicable Share of Office Building Profit (as hereinafter defined). Notwithstanding the foregoing, the Contingent Payment made in connection with any Sale shall be reduced by the amount of any Contingent Payments made to Tenant in connection with any Refinancings or Re-Capitalizations prior to the date of such Sale. Landlord shall notify Tenant of Landlord’s intent to engage in a Qualifying Capital Transaction not less than thirty (30) days prior to the anticipated closing of such Qualifying Capital Transaction.

In determining the amount of the Contingent Payment, the following definitions shall apply:

(a)    “Applicable Share of Office Building Profit” means the Net Sale Proceeds or Net Refinancing Proceeds or Net Re-Capitalization Proceeds, as applicable, multiplied by a fraction, the numerator of which is the rentable square footage of the Premises and the denominator of which is the number of rentable square feet in the Office Area, in each case as determined upon the earlier of: (a) the date of the applicable Qualifying Capital Transaction; or (b) the Construction Commencement Date. Any amounts escrowed in connection with a Sale, or reserved for contingent liabilities, or to satisfy Lender requirements (other than escrows or reserves for leasing transaction costs relating to future vacancies in the Building), shall be excluded from Applicable Share of Office Building Profit unless and until the date such amounts are unconditionally released to Landlord from such escrow or reserve. In no event shall any (A) proceeds of casualty insurance and (B) receipts from awards or sales in connection with any eminent domain taking, from other transfers in lieu of and under the threat of any eminent domain taking, and other receipts in connection with any eminent domain taking, be considered to constitute or contribute to the Applicable Share of Office Building Profit.

(b)    “Disregarded Transfer” means: (i) a transfer of all or substantially all of the direct or indirect interests in Landlord’s leasehold interest in the Office Area to a Landlord Joint Venture (as hereinafter defined), or (ii) any transfer of a direct or indirect interest in Landlord’s leasehold interest in the Office Area to an entity which controls, is controlled by, or is under common control with, the transferor, or (iii) any transfer of a direct or indirect interest in Landlord to an entity which is a direct or indirect member, partner or shareholder of Landlord, or (iv) a transfer of a direct or indirect interest in Landlord for estate planning purposes, (v) the establishment of a condominium and any connected transfer of any condominium unit in which any portion of the Office Area is located to an entity affiliated with Landlord, (vi) the granting of any mortgage (including, without limitation, any amendments, modifications, or extensions thereof) of, the foreclosure of any mortgage of, or the execution and delivery by Landlord of deed or assignment in lieu or

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contemplation of foreclosure in regard to, Landlord’s interest in all or substantially all of the Office Area, or (vii) a direct or indirect interest transfer comprising less than fifteen percent (15%) of the ownership in any entity the majority of which is owned by Steven B. Samuels, Joel Sklar, Peter Sougarides, Leslie Cohen, Thomas Bloch and/or employees of Samuels & Associates Management LLC. As used in this Article XXIV, a “Landlord Joint Venture” means a joint venture in which: (A) Landlord and/or a Landlord affiliate is a joint venture partner, and (B) Landlord or a Landlord affiliate, is responsible for day-to-day operations (even though certain so-called “major decisions” require the consent of the other venturer(s)).

(c)    “Investor” means an unrelated institutional/high net worth investor providing equity capitalization to the Landlord and the Project, including but not limited to a bank, insurance company, pension fund, or real estate investment trust, sovereign wealth fund, endowment fund, foundation, family office, individual or registered investment advisor.

(d)    “Lender” means an unrelated institutional lender providing debt capitalization to the Landlord and the Project, including but not limited to a bank, insurance company, pension fund, conduit lender, but not including any person or entity providing preferred equity or mezzanine debt.

(e)    “Net Re-Capitalization Proceeds” means the gross amount invested by an Investor in connection with a Re-Capitalization and applicable to the Office Area, as determined/allocated by the Investor providing such Re-Capitalization, in excess of the Project Costs. If the Investor’s ownership interest constitutes less than one-hundred percent (100%) of the ownership interests in the Office Area, the Net Re-Capitalization Proceeds shall be determined using a pro rata portion of the Project Costs proportionate to the Investor’s share of the total ownership interest in the Office Area. Any partial ownership interest in the Office Area transferred in connection with a Qualifying Capital Transaction shall be considered to have fully paid the Contingent Payment corresponding to such interest and shall not be subject to this Article XXIV upon subsequent transfers.

(f)    “Net Refinancing Proceeds” means the actual cash proceeds received by Landlord in connection with a Refinancing and applicable to the Office Area, as determined/allocated by the Lender providing such Refinancing, in excess of the Project Costs. For avoidance of doubt, Net Refinancing Proceeds shall not be deemed to include amounts used to pay off a then-existing Lender.

(g)    “Net Sale Proceeds” means the gross proceeds of any Sale allocable to the Office Area at the time of the Sale, as agreed upon with the third party buyer, in excess of the Project Costs.

(h)    “Permanent Refinancing” means any Refinancing that pays off the construction loan for the Project with a so-called permanent loan.

(i)     “Project Costs” means (A) Landlord’s total development costs allocable to the Office Area, including, without limitation, all so-called “hard costs” and “soft costs”, less the allocable portion of any Development Incentives received in cash by Landlord for the design or construction of infrastructure improvements for the Project (net of all costs and expenses incurred

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by Landlord in connection with obtaining such Development Incentive), all as determined by Bedford Strategies and Solutions, or another independent third party cost segregation analyst reasonably selected by Landlord and approved by Tenant, which approval shall not be unreasonably withheld, conditioned or delayed, using the hard cost allocations set forth in the construction contract for the Project, to the extent applicable; and (B) without double counting any defined Project Costs contained within (A), all fees, costs and expenses incurred by Landlord in connection with the applicable Qualifying Capital Transaction, allocated to the Office Area by Landlord in a commercially reasonable manner and as reasonably documented by Landlord, including, without limitation, broker’s fees, legal fees and expenses, title insurance and survey costs, transfer taxes and recording costs; and (C) the value of Landlord’s leasehold interest in the Office Area equal to the product of $75.00 multiplied by the Rentable Floor Area of the Office Area; and (D) any amounts payable to the lessor under the Air Rights Lease due to such Qualifying Capital Transaction (such as so-called “transaction rent”), allocated to the Office Area by Landlord in a commercially reasonable manner and as reasonably documented by Landlord; and (E) an imputed amount determined by calculating a 6.25% compounded cumulative return on the amounts set forth in (A), (C) and (D) above from the date each such cost is incurred to the date of the applicable Qualifying Capital Transaction.

(j)    “Qualifying Capital Transaction” means the closing of a Sale, Re-Capitalization, or Refinancing, as applicable.

(k)    “Refinancing” means any third party debt refinancing with respect to all or substantially all of the Project that is secured by a leasehold mortgage of Landlord’s interest under the Air Rights Lease, including, without limitation, a conversion of the initial construction loan for the Project to a so-called permanent loan with the same lender. For avoidance of doubt, the initial construction financing for the Project shall not constitute a Refinancing.

(l)    “Sale” means a transfer, assignment, sale, or other disposition, whether in a single or series of related transactions, to an unrelated third party or parties, of Landlord’s leasehold interest in all or substantially all of the Office Area (including, without limitation, a Re-Capitalization that transfers one hundred percent (100%) of the ownership interests in the Office Area, whether in a single or series of related transactions, to an Investor or affiliated Investors), excluding a Disregarded Transfer; provided, however, that in the event of a sale or transfer as part of a transfer of all or a majority of all of the real property in which Steven B. Samuels owns a direct or indirect interest in the City of Boston in a single transaction, or a series of related transactions, to a single purchaser or affiliated purchasers, the Net Sale Proceeds under this Article XXIV shall be determined using the portion of the gross proceeds allocable to the Office Area, as agreed upon with the third-party buyer.

(m)    “Re-Capitalization” means a transfer, assignment, sale, or other disposition, other than a Sale or a Disregarded Transfer, of an ownership interest in the Office Area, whether in a single or series of related transactions, to an Investor or affiliated Investors.

24.2    Allocations. Landlord shall use commercially reasonable efforts to establish with the applicable third party a separate allocation of the fair market value of the Office Area, the gross proceeds of the Sale applicable to the Office Area, and/or the gross amount invested by an Investor applicable to the Office Area, as applicable, in connection with any Qualifying Capital Transaction.

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If, despite Landlord’s commercially reasonable efforts, such third party does not agree to such an allocation, Landlord shall determine such allocation in a commercially reasonable manner and shall provide reasonable documentation of the same to Tenant.

24.3    Termination. If (i) no Qualifying Capital Transaction has occurred during the Contingent Payment Period, or (ii) a Sale has occurred before the expiration of the Contingent Payment Period and Tenant has received the Contingent Payment, if any, due in accordance with this Article XXIV, or (iii) Re-Capitalization(s) relating to one-hundred percent of the ownership interests in the Office Area have occurred during the Contingent Payment Period and Tenant has received the Contingent Payment(s), if any, due in accordance with this Article XXIV, or (iv) there is any foreclosure of any mortgage of, or the execution and delivery by Landlord of deed or assignment in lieu or contemplation of foreclosure in regard to, Landlord’s interest in the Office Area, then Tenant’s right to receive any Contingent Payment hereunder shall terminate and this Article XXIV shall be of no further force or effect.

24.4    Right Does Not Apply to Future Owners. If the Premises are conveyed other than pursuant to a Disregarded Transfer, and Landlord has complied with its obligations under this Article XXIV, Tenant’s right to a Contingent Payment pursuant to this Article XXIV shall not apply to any future owner of Landlord’s interest in the Premises. Notwithstanding the foregoing, if a Sale occurs prior to the Commencement Date, Tenant shall be entitled to receive a one-time Contingent Payment from the successor Landlord with respect to the next successive Sale, it being understood and agreed that such future Contingent Payment shall be debited by any Contingent Payment made to Tenant with respect to such Sale which occurs prior to the Commencement Date.

24.5    Right Personal to CarGurus, Inc. The right to a Contingent Payment pursuant to this Article XXIV is personal to CarGurus, Inc. and any Tenant Affiliate of CarGurus and may not be exercised by another person or entity, including, without limitation, any holder of Tenant’s interest under the Lease other than CarGurus, Inc. and any Tenant Affiliate of CarGurus.

24.6    Confirmation. Tenant shall, at the request of Landlord, execute a confirmation or such other written acknowledgment of Landlord’s compliance with the terms of this Article XXIV setting forth, to the extent then accurate, that the Contingent Payment obligation, if any, has been satisfied or that the Contingent Payment Period has expired with no Contingent Payment having become due hereunder. Upon request from Landlord, Tenant shall enter into an amendment of any recorded notice of lease, in recordable form, pursuant to which amendment reference to the Contingent Payment right shall be deleted. If Tenant is entitled to a Contingent Payment hereunder, confirmation, acknowledgement and/or notice of lease amendment shall be delivered simultaneously with the payment of the Contingent Payment and, otherwise, within fifteen (15) days of Landlord’s request. Tenant shall cooperate with Landlord in good faith in connection with any Qualifying Capital Transaction and in the event of any disagreement between Landlord and Tenant with relating to the amount and/or applicability of a Contingent Payment, Tenant agrees, without waiving its others rights and remedies under this Lease, not to seek to enjoin or impede such Qualifying Capital Transaction, by seeking injunctive relief, a lis pendens or otherwise.

24.7    Tax Structuring. If Tenant is entitled to a Contingent Payment hereunder, Landlord shall reasonably cooperate with Tenant to minimize adverse tax consequences to Tenant in connection with such Contingent Payment, provided that (a) any efforts taken pursuant to the

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foregoing shall not economically disadvantage Landlord, (b) the Qualifying Capital Transaction shall not be delayed or affected by reason of the tax structuring, nor shall the consummation or accomplishment of the tax structuring be a condition precedent or condition subsequent to Tenant’s obligations under this Lease; (c) the tax structuring shall not affect or diminish Landlord’s rights under this Lease; (d) neither the Annual Fixed Rent nor the Additional Rent payable under this Lease by Tenant shall be reduced; and (e) Landlord shall not incur any out-of-pocket expense in facilitating the tax structuring for Tenant (other than for review of documents related to the tax structuring).

24.8    Offset Right; Remedies. Notwithstanding any provisions herein to the contrary, if a Qualifying Capital Transaction has occurred before the expiration of the Contingent Payment Period and: (i) Tenant has not received the Contingent Payment arising from such Qualifying Capital Transaction, and (ii) Tenant has not received such Contingent Payment within thirty (30) days after Tenant issues a written notice to Landlord specifying in reasonable detail the Tenant’s basis for determining that Landlord has failed to pay all or any portion of the Contingent Payment, then, as Tenant’s sole and exclusive remedy at law and in equity, Tenant shall have the right to offset the amount of the Contingent Payment, together with interest accruing on any unpaid amount, at the Lease Interest Rate (but in no event greater than the maximum rate permitted by applicable law), from the date of the Qualifying Capital Transaction against the next installments of Annual Fixed Rent to become due until offset in full; provided, however, that in no event shall the aggregate amount offset by Tenant on account of the Contingent Payment in any calendar month exceed twenty-five percent (25%) of the monthly installment of Annual Fixed Rent payable by Tenant to Landlord for such calendar month. If Landlord, in good faith, disputes in writing, within such 30-day period, the Tenant’s basis for receiving or determining the unpaid portion of the Continent Payment, then Tenant’s right to offset rental payments hereunder shall be subject to Tenant’s obligation to first pay into an escrow, the terms of which shall be mutually acceptable to Landlord and Tenant in their reasonable discretion, each monthly offset amount until the disputed amount has been fully paid into escrow. In no event shall Tenant have the right to offset against, withhold or deduct from Annual Fixed Rent or Additional Rent payable under this Lease for any reason relating to this Article XXIV, except as expressly provided in this subsection.

24.9    Illustrative Example. Attached hereto as Exhibit 24, is an example of the calculation of the Contingent Payment based on a series of hypothetical factors. Landlord and Tenant acknowledge and agree that such example is for illustrative purposes only and shall not affect the calculation of the Contingent Payment in the event of an actual Qualifying Capital Transaction in any way, it being understood and agreed that any such calculation shall be made in accordance with the terms and conditions of this Article XXIV.

ARTICLE XXV

TENANT’S COMPETITORS

25.1.    On the conditions (which conditions Landlord may waive at any time by written notice to Tenant) (collectively, the “Tenant’s Competitors Conditions”) that (i) this Lease is in full force and effect, (ii) there exists no uncured Event of Default by Tenant, (iii) CarGurus, Inc., itself, together with any Permitted Transferee, as defined in Section 12.5, are occupying at least fifty-seven percent (57%) of the rentable area of the Premises then demised to Tenant, Landlord agrees that Landlord will not (a) enter into a lease with a Tenant Competitor, as hereinafter defined,

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for space in the Project, (b) consent to a sublease with respect to any portion of the Project to a Tenant Competitor, or (c) consent to an assignment of a lease of any portion of the Project to a Tenant Competitor (excepting assignments which are permitted pursuant to the respective lease without Landlord’s consent, such as in connection with a sale, merger, consolidation or asset sale involving the respective tenant).

25.2.    The foregoing covenant is subject to the following conditions and limitations: (i) the foregoing covenant shall expire on the date that this Lease terminates or expires, or otherwise ceases to be in full force and effect; (ii) the foregoing covenant shall expire if an order or decision is issued by a court of competent jurisdiction or governmental authority which declares this or such exclusionary covenants void; and (iii) if any governmental agency or authority, or other person (other than Landlord or an affiliate of Landlord) challenges the enforceability, legality or validity of the foregoing covenant, either by commencement of a legal action or proceeding or by an action before a governmental agency, authority or tribunal, then Tenant shall, upon notice thereof from Landlord, either waive the foregoing covenant and release Landlord from all obligations or liabilities in connection therewith, or defend the challenge with counsel of its own selection, whereupon Tenant shall indemnify, defend and hold Landlord harmless from and against any claims, expenses, losses, damages, fines and liability (including, without limitation, reasonable attorneys’ fees) arising out of or resulting therefrom. This indemnity shall survive the expiration or earlier termination of this Lease.

25.3.    For purposes hereof, “Tenant Competitor” shall mean the following: Cars.com, TrueCar, Cox Enterprises (Auto Trader), Carvana and CarFax. If and as long as the Tenant’s Competitors Conditions are satisfied, Tenant shall have the right periodically (but not more than once every twenty-four (24) months) to substitute for the foregoing list of entities an updated list of Tenant Competitors comprised of up to but not more than five (5) entities (which entity may be an affiliate or subsidiary of a larger entity with multiple lines of business), provided that the principal and primary business of the listed entity is substantially the same as one of the lines of business of CarGurus, Inc., and such list shall be substituted for the list of Tenant Competitors set forth above; provided, however, said updated Tenant Competitors shall not include any entities (or the affiliates thereof) (i) with which Landlord is then actively negotiating for space in the Building, or (ii) any then current tenants or occupants of the Building. For clarity, if any updated list of Tenant Competitors includes one or more entities which are an affiliate or subsidiary of a larger entity with multiple lines of business, Landlord shall not be prohibited from entering into a lease, or consenting to a sublease or an assignment of a lease, with such larger entity or any subsidiary or affiliate thereof which is not expressly included on the list of Tenant Competitors or which is engaged in a line of business which is not one of the lines of business of CarGurus, Inc.

[Signature Page Follows]

107

EXECUTED in two or more counterparts by persons or officers hereunto duly authorized on the Date set forth in Section 1.2 above.

LANDLORD:

S&A P-12 PROPERTY LLC, a Delaware limited liability company

By: P-12 Vertical Investment LLC, a Delaware limited liability company, its Manager

By: J-S P-12 MANAGING MEMBER LLC, a Delaware limited liability company, its Managing Member

By: S&A P-12 HOLDINGS LLC, a Delaware limited liability company, its Managing Member

By: S&A GP LLC, a Massachusetts limited liability company, its Manager

By:	/s/ Steven B. Samuels
Name:	Steven B. Samuels
Title:	Manager
Hereunto duly authorized

TENANT:

CARGURUS, INC., a Delaware corporation

By:	/s/ Langley Steinert

Name:	Langley Steinert
Title:	CEO
Hereunto duly authorized

108

EXHIBIT 1.2-1

FLOOR PLANS OF PRIME PREMISES

Exhibit 1.2-1, Page 1

Exhibit 1.2-1, Page 2

Exhibit 1.2-1, Page 3

Exhibit 1.2-1, Page 4

Exhibit 1.2-1, Page 5

Exhibit 1.2-1, Page 6

Exhibit 1.2-1, Page 7

Exhibit 1.2-1, Page 8

Exhibit 1.2-1, Page 9

Exhibit 1.2-1, Page 10

Exhibit 1.2-1, Page 11

EXHIBIT 1.2-2

PLAN OF ROOFTOP PREMISES

Exhibit 1.2-2, Page 1

EXHIBIT 1.2-3

LEGAL DESCRIPTION

A portion of the following:

All that certain parcel of land with the improvements located thereon, situated at Parcel 12 Boylston Street, Massachusetts Avenue and Newbury Street in the City of Boston, County of Suffolk, and Commonwealth of Massachusetts being more particularly described as follows:

Parcel B1-13, B1-14, B1-15 and B1-16 shown on Order of Taking Plan No. B1, as shown on Book 7639, Page 50.

A portion of Parcel B2-1, Parcels B2-2, B2-3, B2-4, B2-5 and B2-6 shown on Order of Taking Plan No. B2 in Book 7655, Page 576.

Also, a portion of the land shown on a Taking Plan No. B50, recorded at Book 7710, Page 172.

Excepting lot containing 81 sq. ft. shown on plan at Book 8599, Page 724.

Excepting Taking 72 sq. ft. shown on plan in Book 8617, Page 44.

Note: The parties acknowledge that this legal description will be updated upon execution of the Air Rights Lease pursuant to the terms and conditions set forth in the Lease, included Section 11.9 of the Lease.

Exhibit 1.2-3, Page 1

EXHIBIT 1.2-4

PROHIBITED RETAIL/RESTAURANT AREA USES

No portion of the Building may be used for any of the following: an adult bookstore, theatre or similar business that primarily sells, rents or displays obscene or pornographic materials, devices or objects; a tattoo parlor; a package store (except for an upscale operations such as a wine shop or craft beer store); a funeral parlor or mortuary; the carrying on of any barter; trade, or exchange of goods or a second hand store (except for upscale second hand stores, consignment shops or concepts similar to Rent the Runway that are found in first-class retail centers); an odd lot, closeout or liquidation store; an auction house (except for first-class operations such as but not limited to Skinner’s or Sotheby’s); insurance salvage stock; or fire sale stock; a flea market (excluding temporary holiday markets and craft fairs); a blood bank; a massage parlor (except for upscale massage operations such as but not limited to Massage Envy or massage services offered in connection with a permitted day spa, salon, fitness or physical therapy use); any industrial or warehouse use (including, without limitation, any manufacturing, smelting, rendering, refining, chemical manufacturing or processing, or other manufacturing uses, except that (i) light manufacturing and assembly uses ancillary to research, development and laboratory uses permitted by applicable law and (ii) incidental manufacturing type uses in jewelry stores and other retail stores as well as brewing or distilling alcohol in restaurants or in breweries with a so-called tap room or in distilleries with a retail component shall be permitted; amusement park or circus; an off track betting or gambling establishment; a bingo hall; comic book or novelty stores, tarot card reading, palm reading or psychic or similar uses; bail bond sales; pawn shop; wholesale or factory outlet store (except for premium brand outlet stores); surplus store; central laundry, dry cleaning plant, or laundromat (except that a dry cleaner that performs all dry cleaning off premise shall be permitted); check-cashing operation other than a bank or other financial operation or retailer; and any obnoxious or nuisance use (which shall include without limitation a use which emits or results in strong, unusual or offensive odors, fumes, dust or vapors), is a public or private nuisance, emits noise or sounds which are objectionable due to intermittence, beat, frequency, shrillness or loudness, creates a hazardous condition, or is used in whole or in part for the dumping or disposing of garbage or refuse.

Exhibit 1.2-4, Page 1

EXHIBIT 2.1

WORK LETTER

This Work Letter shall set forth the obligations of Landlord and Tenant with respect to (i) the improvements to be performed by Landlord in constructing the Project and (ii) the improvements to be performed by Tenant in preparing the Premises for Tenant’s Permitted Use.

I.	Landlord’s Work.

A.    Landlord’s Work. Subject to the provisions of the Lease, including, without limitation this Exhibit 2.1, Landlord shall, at Landlord’s cost and expense, perform the base building work and construct the Building (collectively “Landlord’s Work”) substantially in accordance with the components marked “Landlord” in the Landlord/Tenant Responsibility Matrix attached hereto as Exhibit 2.1-1 and the schedule of plans and specifications attached hereto as Exhibit 2.1-2 (collectively, the “Base Building Plans and Specifications”). Landlord shall update Tenant and its representatives about the status of Base Building Plans and Specifications, Landlord’s Work, and the then estimated Delivery Date on at least a monthly basis and otherwise upon request by Tenant. Tenant shall receive notices of any design and construction meetings applicable to the Building and be permitted to attend such meetings. Landlord will update, modify and refine such Base Building Plans and Specifications from time to time, as part of the completion of the construction documents phase of the Building’s design process, whereupon the construction documents shall become the final Base Building Plans and Specifications and Exhibit 2.1-2 shall be considered to be amended accordingly to reflect the final Base Building Plans and Specifications. Landlord shall deliver to Tenant for Tenant’s review, the building permit set of drawings (which is estimated to be delivered by Landlord’s architect on or about December 15, 2019) and the final construction document set of drawings for Landlord’s Work (which is estimated to be delivered by Landlord’s architect on or about May 1, 2020) (each, a “Base Building Plan Set”), and in each case Tenant shall have the right to review and approve such Base Building Plan Set for those elements (excluding elements required by Legal Requirements or by permits or approvals issued by governmental authorities having jurisdiction over the Project) of the applicable Base Building Plan Set that (i) would materially and adversely affect Tenant’s use of or access to the Premises, (ii) would require material changes to Tenant’s Plans and/or would materially adversely affect the schedule of performance of Tenant’s Work, in each case after Tenant has submitted design development level documents to Landlord, (iii) would materially adversely affect Tenant’s Exterior Signage and/or the prominence or the visibility thereof, or (iv) does not otherwise comply with the terms and conditions of this Lease (the foregoing, collectively, “Tenant’s Base Building Scope of Review”). Tenant’s approval with respect to items or elements within Tenant’s Base Building Scope of Review and Landlord’s revisions to a Base Building Plan Set in response to any comments made by Tenant within Tenant’s Base Building Scope of Review shall not be unreasonably withheld, conditioned or delayed so long as Landlord’s Work is consistent with standards for a first-class office building in the Market Area. Tenant shall respond to Landlord’s delivery of the applicable Base Building Plan Set within ten (10) business days after delivery thereof. If Tenant has not responded within such ten (10) business day period then Tenant shall have no rights to object thereto; provided, however that the foregoing does not limit or prevent Tenant from proposing Tenant Change Orders pursuant to Section 1(D) below.

Exhibit 2.1, Page 1

B.	Landlord Changes to Landlord’s Work.

(i)    Notwithstanding the foregoing, after the issuance of final construction document set of the Base Building Plans and Specifications, Landlord may update, modify and refine such Base Building Plans and Specifications from time to time (a “Landlord Change Order”). Unless a Landlord Change Order is required by Legal Requirements or by permits or approvals issued by governmental authorities having jurisdiction over the Project (in which event Landlord shall reasonably promptly provide Tenant with notice thereof and a copy of any revised plans in connection therewith affecting the Premises or Tenant’s Work), Landlord shall deliver to Tenant and Tenant shall have the right to review and approve Landlord Change Orders if such Landlord Change Order affects an item or element within Tenant’s Base Building Scope of Review; provided, however, that with respect to Landlord Change Orders that would require material changes to Tenant’s Plans and/or would materially adversely affect the schedule of performance of Tenant’s Work, such determination shall apply with respect to a Landlord Change Order only after Tenant has submitted construction documents to Landlord for Tenant’s Work. Tenant’s approval of any Landlord Change Order and Landlord’s revisions to a Landlord Change Order in response to any comments made by Tenant within Tenant’s Base Building Scope of Review shall not be unreasonably withheld, conditioned or delayed so long as Landlord’s Work is consistent with standards for a first-class office building in the Market Area, and Landlord agrees to pay for the actual increased costs, if any, of Tenant’s Work resulting from such Landlord Change Order.

(ii)    Tenant shall notify Landlord whether Tenant approves the Landlord Change Order or, if not, the revisions required to be made by Landlord in order to address the adverse effect on Tenant’s Work or Tenant’s use or enjoyment of, or access to, the Premises, and shall also notify Landlord of Tenant’s estimate of the additional costs of Tenant’s Work, if any, and the anticipated delay in the completion of Tenant’s Work, if any, which Tenant reasonably and in good faith estimates it will incur in the performance of Tenant’s Work as a result of the Landlord Change Order, in each case together with reasonably detailed back-up documentation for Tenant’s determination (“Tenant’s Change Estimate Notice”). Tenant shall respond to any Landlord Change Order (x) within ten (10) business days after Landlord’s notice of the Landlord Change Order if such request is an initial request, or (y) within five (5) business days after Landlord’s notice of the Landlord Change Order if such request is being submitted to Tenant following Tenant’s initial comments on such Landlord Change Order. If Tenant has not responded within such ten (10) business day or five (5) business day period, as applicable, then Landlord may proceed with the Landlord Change Order and Tenant shall have no rights to object thereto, there shall be no delay in the Fixed Rent Commencement Date on account thereof and Landlord shall have no obligation to reimburse costs to Tenant in connection therewith; provided, however that the foregoing does not limit or prevent Tenant from proposing Tenant Change Orders pursuant to Section 1(D) below. In the event that Tenant timely objects to a Landlord Change Order, the parties shall work together in good faith for a period of ten (10) business days to resolve the Tenant’s objection to the proposed Landlord Change Order. In the event that Tenant has not yet delivered construction documents to Landlord for Tenant’s Work or after a Landlord Change Order has taken effect, Tenant

Exhibit 2.1, Page 2

shall work with Tenant’s architect to reasonably modify Tenant’s design of the Premises to incorporate the Landlord Change Order.

C.    Disputes Regarding Landlord Changes. In the event that the parties are unable to resolve Tenant’s objection to a Base Building Plan Set or a Landlord Change Order within fifteen (15) business days after Tenant’s response thereto, either Landlord or Tenant may elect to submit the resolution of such dispute to the arbitration procedure set forth in Section VII below. In the event that it is finally determined (either by the parties or through such arbitration proceeding) that a Landlord Change Order results in a material adverse effect on the schedule of performance or cost of Tenant’s Work, then Landlord may elect, at Landlord’s option, to implement the Landlord Change Order and reimburse Tenant for the actual increased cost thereof. In the event it is finally determined that a delay in the substantial completion of Tenant’s Work actually occurs as a result of a Landlord Change Order for which Tenant has notified Landlord in a Tenant’s Change Estimate Notice, or for which Tenant has otherwise notified Landlord of any such delay reasonably promptly after Tenant’s knowledge of the occurrence of such delay; then, in addition to Tenant’s right to receive reimbursement for increased costs thereof as provided for in this Section I.C, the Fixed Rent Commencement Date shall be extended by one day for each day of such delay in the substantial completion of Tenant’s Work.

D.    Tenant Changes to Landlord’s Work. Tenant will have the opportunity to provide written input regarding major structural elements of Landlord’s Work (i.e., the location of internal staircases), the Building core design and the Base Building systems and equipment until October 31, 2019, provided that such input by Tenant does not delay Landlord’s construction schedule or materially increase Landlord’s costs for Landlord’s Work or the Building, unless Tenant agrees to reimburse Landlord for such costs pursuant to mutually agreed upon terms. Thereafter, Tenant may elect to propose change orders (each, a “Tenant Change Order”) to the Base Building Plans and Specifications to accommodate Tenant’s design of Tenant’s Work, by delivering a written request for such Tenant Change Order to Landlord prior to the commencement of construction of the applicable component of Landlord’s Work. Each proposed Tenant Change Order shall be subject to Landlord’s approval, which approval will not be unreasonably withheld, conditioned or delayed, unless the proposed Tenant Change Order is (i) reasonably likely to materially interfere with the schedule of delivery by Landlord of any portion of the Building to any other tenant, (ii) inconsistent with the Air Rights Lease or the requirements thereof or other governmental agreements or approvals for the Project or any Legal Requirements, (iii) inconsistent with design standards for first-class office buildings in the Market Area, (iv) alters the aesthetic design of the exterior or common areas of the Building, (v) affects the structural elements of the Building or the Building core design or (vi) is reasonably likely to have a material adverse effect on the value of the Building or the Project, in which case Landlord may grant or deny approval of such Tenant Change Order in its sole discretion. Landlord shall have no obligation to make any changes to the Base Building Plans and Specifications except in accordance with this Section I.D. If a proposed Tenant Change Order is determined by Landlord to be likely to increase the cost of Landlord’s Work, to delay the completion of Landlord’s Work, and/or to cause an increase in other costs and expenses payable by Landlord, then Landlord shall notify Tenant of the anticipated increased cost and anticipated Tenant Delays, if any, which would result from such Tenant Change Order, and within five (5) business days after receipt of such notice from Landlord, Tenant shall either (x) acknowledge and agree to pay to Landlord, as Additional Rent, the actual amount of the increased costs and expenses resulting from the Tenant Change Order, and/or acknowledge the Tenant

Exhibit 2.1, Page 3

Delays anticipated to result from the Tenant Change Order, as applicable, or (y) withdraw the proposed Tenant Change Order. Without limitation, Landlord will not be obligated to implement the proposed Tenant Change Order unless and until Tenant agrees to pay the increased costs and expenses and/or acknowledges the anticipated Tenant Delays resulting therefrom. Within not more than thirty (30) days after delivery by Landlord to Tenant of an invoice and reasonably detailed back-up for the actual increased costs and expenses resulting from an approved Tenant Change Order, Tenant shall pay such increased costs and expenses incurred by Landlord resulting from all Tenant Change Orders.

E.    Tenant Responses; Tenant Delay. Tenant shall respond, in writing, to any requests from Landlord, Landlord’s contractor, or Landlord’s architect for information, consents, or authorizations to proceed, within five (5) business days of Tenant’s receipt of such request. Any failure by Tenant to respond within such time period may be the basis of a Tenant Delay. “Tenant Delay” shall mean any actual delay in the performance and timely completion of Landlord’s Work arising out of or resulting from (i) any delay by Tenant or Tenant’s architect in submission of information or plans or to timely respond to requests for information within the time periods set forth in this Exhibit 2.1, (ii) subject to the provisions of Section 1(F) below, any interference with the performance of Landlord’s Work by Tenant or any Tenant Party, (iii) any Tenant Change Order, or (iv) any other act or omission by Tenant and/or any Tenant Party. Notwithstanding the foregoing, except where a Tenant Delay arises from Tenant’s failure timely to act within on or before a date or time period expressly set forth in the Lease (in which event no Tenant Delay Notice shall be required): (x) in no event shall any act or omission be deemed to be a Tenant Delay until and unless Landlord has given Tenant written notice (the “Tenant Delay Notice”) advising Tenant (a) that a delay is occurring, and (b) of the basis on which Landlord has determined that a delay is occurring and (c) and an additional three (3) business days has passed without a resolution of such delay, and (y) no period of time prior to the expiration of such three (3) business days following Tenant’s receipt of a Tenant Delay Notice shall be included in the period of time charged to Tenant pursuant to such Tenant Delay Notice.

F.    Performance and Coordination of Landlord’s Work. Subject to the provisions of this Section I.F, each party shall take necessary reasonable measures to the end that each party’s contractors shall cooperate in all ways with the other party’s contractors in such manner as may be reasonably requested to avoid any delay to the work being performed by each party’s contractors or conflict in any other way with the performance of each party’s work. Landlord shall respond, in writing, to any written requests from Tenant or Tenant’s architect for information within five (5) business days of Tenant’s receipt of such request to the extent such information is then available to Landlord, and otherwise reasonably promptly after Landlord’s receipt of such request. Tenant acknowledges that, notwithstanding Landlord’s satisfaction of the Early Delivery Condition (as hereinafter defined), Landlord may still be in the process of completing the construction of the Building, and that Landlord may enter the Premises and complete work constituting Landlord’s Work during the performance of Tenant’s Work, and when applicable, Landlord shall have priority for the use of certain base building infrastructure and systems located outside of the Premises; provided that Landlord and Tenant shall cooperate in good faith to coordinate such access with Tenant’s Work in a manner that does not unreasonably impact or delay Landlord’s Work and Tenant’s Work during such period. After the Delivery Date, Tenant and Tenant’s contractor shall have priority access to the Premises, provided that Tenant shall cooperate with Landlord and provide such access to the Premises as may be required to perform any

Exhibit 2.1, Page 4

remaining Landlord’s Work which must be performed in the Premises in a manner that will not adversely affect the conduct of Tenant’s Work. After Tenant opens for business in the Premises, Tenant shall cooperate with Landlord in providing access to the Premises on a mutually coordinated schedule as may be required to perform any remaining Landlord’s Work which must be performed in the Premises, including the Punchlist Items. After Tenant opens for business in the Premises, any further access shall be governed by the Lease and Landlord shall conduct core drilling and other work of excessive noise or excessive vibration and any work emitting noxious or unpleasant odors after normal working hours.

G.    Substantial Completion. “Substantially Complete” or “Substantial Completion,” when referring to Landlord’s Work shall mean that: (1) Landlord’s Work is completed, other (x) than Landlord’s Remaining Work (as hereinafter defined) and (y) Punchlist Items (defined below) which do not materially affect Tenant’s use of, or access to, the Premises or the performance of Tenant’s Work, (2) the Premises and those portions of the Common Areas of the Building which affect Tenant’s occupancy for the Permitted Use, including, without limitation the elevators serving the Prime Premises, the main office lobby, the Fitness Center, the bicycle storage area and the Parking Facility, are substantially complete other than Punchlist Items, and in conformance with all applicable Legal Requirements, (3) Landlord has delivered to Tenant a certificate of substantial completion from Landlord’s architect stating that Landlord’s Work is substantially complete, and (4) Landlord has delivered to Tenant a certificate of occupancy for Landlord’s Work for the Office Area (which may be a temporary certificate of occupancy) sufficient to permit Tenant to commence and perform Tenant’s Work.

H.    Landlord’s Remaining Work. Tenant acknowledges that portions of Landlord’s Work comprised of Landlord’s Work in the exterior portion of the Rooftop Premises, the construction of the Retail/Restaurant Area and work outside of the Building such as landscaping and work within the Project’s plaza and exterior common areas (collectively, “Landlord’s Remaining Work”) may remain to be completed after the Substantial Completion Date has occurred. Landlord’s Remaining Work shall be limited to work that will not materially interfere with or delay Tenant’s ability to perform or complete Tenant’s Work, open for business in the Prime Premises and use the Prime Premises for the Permitted Use. Landlord and Tenant shall (and shall direct their respective contractors to) coordinate such Landlord’s Remaining Work with Tenant’s Work to the extent possible. Landlord shall use commercially reasonable and good faith efforts to complete the exterior portion of the Rooftop Premises portion of Landlord’s Remaining Work by not later than sixty (60) days after the Substantial Completion Date. In addition, Landlord shall use commercially reasonable efforts to substantially complete, or cause the substantial completion of, (i) the plaza area of the Project and, provided that construction of the hotel building has commenced, the core and shell of the hotel building at the Project, prior to the date that Tenant opens for business in the Premises and (ii) the MBTA headhouse at the Project, subject to delay resulting from MBTA review and requirements, by the date that is six (6) months after the Substantial Completion Date. In addition, Landlord shall use diligent efforts to obtain a permanent certificate of occupancy for Landlord’s Work for the Office Area.

I.    Punchlist. Concurrently with Substantial Completion of Landlord’s Work, Landlord shall provide Tenant with a draft punchlist prepared by Landlord’s architect. Within five (5) business days after delivery of such draft punchlist, Landlord and Tenant shall jointly inspect the Premises and amend the punchlist to incorporate those items jointly identified by Landlord and

Exhibit 2.1, Page 5

Tenant during such inspection (the “Punchlist Items”). Subject to Landlord’s Force Majeure and Tenant Delays, Landlord shall complete all Punchlist Items within sixty (60) days of the date of the Punchlist (other than seasonal items, such as landscaping, requiring a longer period).

J.    Landlord’s Warranty. Landlord hereby warrants and represents to Tenant that Landlord’s Work shall be performed: (i) in a good and workmanlike manner; (ii) in all material respects, in accordance with the Base Building Plans and Specifications, and (iii) in accordance with all applicable Legal Requirements. The Landlord warranty and representations set forth in this Section I.J are referred to herein as “Landlord’s Warranty”. If, on or before the Warranty Expiration Date, Tenant gives Landlord written notice of any breach of Landlord’s Warranty, Landlord shall, at no cost to Tenant, correct or repair such breach as soon as conditions reasonably permit and as to which, in either case, Tenant shall have given notice to Landlord, as aforesaid.    Tenant shall give Landlord notice of any alleged breach promptly after Tenant becomes aware of such breach. The “Warranty Expiration Date” shall be defined as the date twelve (12) months after the Commencement Date. Except to the extent to which Tenant shall have given Landlord notice of respects in which Landlord has breached Landlord’s Warranty or Landlord has otherwise failed to perform Landlord’s construction obligations under this Exhibit 2.1, Tenant shall be deemed conclusively to have: (x) approved Landlord’s Work, (y) waived any claim that Landlord has breached Landlord’s Warranty, and (z) have agreed that Tenant has no claim that Landlord has failed to perform any of Landlord’s obligations under this Work Agreement. The provisions of this Section I.J set forth the Tenant’s sole and exclusive remedies for any breach of the Landlord’s Warranty; however nothing in this Section I.J shall be deemed to relieve Landlord of its responsibilities to perform maintenance and repairs and ensure compliance with Legal Requirements, in each case as required pursuant to Section 8.1 of the Lease. No cost incurred by Landlord pursuant to this Section I.J shall be included in Operating Expenses.

K.    Tenant’s Early Access. So long as it does not interfere with the performance or completion of Landlord’s Work, Tenant shall have access to the Premises prior to the Delivery Date at times mutually agreed upon by Landlord and Tenant for purposes of taking measurements and undertaking design-related activities relating to Tenant’s Work. No Base Rent or Additional Rent will be charged in connection with any such access, nor shall the Term commence on account thereof. Such right of entry shall be deemed a license from Landlord to Tenant, and any entry thereunder shall be at the risk of Tenant.

II.	Schedule, Milestones and Remedies.

A.    General. Subject to delays due to Force Majeure or attributable to a Tenant Delay, Landlord shall use reasonable efforts to achieve the Scheduled Construction Commencement Date, Scheduled Delivery Date and Scheduled Substantial Completion Date, but Tenant shall have no claim against Landlord for failure so to complete construction of Landlord’s Work by any particular date, except as expressly set forth in this Section II. For any period of delay (regardless of the cause) that extends both the Delivery Date and the Substantial Completion Date beyond the Scheduled Delivery Date and the Scheduled Substantial Completion Date, respectively, the rent credits set forth below shall only apply with respect to the Delivery Date and not the Substantial Completion Date (i.e., such credit shall be applied without duplication).

B. [Intentionally	Omitted].

Exhibit 2.1, Page 6

C.	Construction Commencement Date and Remedies.

(i)    The “Actual Construction Commencement Date” shall be the date that (i) the Air Rights Lease, as approved by Tenant to the extent of Tenant’s approval rights set forth in Section 11.9, is fully-executed and in full force and effect without conditions to the effectiveness of the Air Rights Lease, and MDOT has executed and delivered a recognition and non-disturbance agreement reasonably satisfactory to Tenant with respect to the Air Rights Lease; and (ii) Landlord has closed any initial debt or equity construction financing and delivered to Tenant a fully-executed SNDA from any mortgagee; and (iii) Landlord is issued a building permit (which may be a foundation permit) enabling Landlord to commence construction of Landlord’s Work; and (iv) Landlord has obtained approval from the Boston Planning and Development Agency (which may be in the form of a stamped signage plan) for the Exterior Signage; and (v) Landlord and Landlord’s general contractor have mobilized at the site to commence construction; and (vi) Landlord’s affiliate has executed and delivered the guaranty set forth in Section VI below. The “Construction Commencement Date” shall be the “Actual Construction Commencement Date”, unless the issuance of a building permit is delayed by Tenant Delays, as hereinafter defined, in which event the “Construction Commencement Date” shall be the date that the Actual Construction Commencement Date would have occurred but for such Tenant Delays. Landlord anticipates that the Construction Commencement Date will occur by not later than March 15, 2020 (the “Scheduled Construction Commencement Date”).

(ii)    Notwithstanding the foregoing, if for any reason the Construction Commencement Date shall not have occurred on or before the date ninety (90) days after the Scheduled Construction Commencement Date (as the same shall be extended for delays arising out of or resulting from Force Majeure, such Force Majeure not to exceed ninety (90) days in the aggregate, the “Outside Construction Commencement Date”), then Tenant may elect, as its sole and exclusive remedy on account thereof (except as provided in II.F below), to terminate the Lease by giving Landlord written notice (a “Termination Notice”), which Termination Notice may be given not earlier than the Outside Construction Commencement Date and not later than thirty (30) days following the Outside Construction Commencement Date, with such termination to be effective on the date which is thirty (30) days after the delivery of such Termination Notice; provided however, Landlord shall have the right to vitiate Tenant’s said termination of the Lease if (x) Landlord is then diligently pursuing the satisfaction of all conditions to the occurrence of the Construction Commencement Date and (y) by the thirtieth (30th) day immediately following delivery of Tenant’s Termination Notice, Landlord notifies Tenant that the Construction Commencement Date has occurred. If Tenant validly terminates the Lease in accordance with the foregoing provisions, the Lease shall be null and void and of no further force and effect, and except as expressly and specifically set forth herein, the parties shall have no further liabilities, responsibilities or obligations hereunder.

(iii)    Notwithstanding the foregoing, if for any reason the Construction Commencement Date shall not have occurred on or before the date ninety (90) days after the Outside Construction Commencement Date (as the same shall be extended for delays arising out of or resulting from Force Majeure, such Force Majeure not to exceed ninety

Exhibit 2.1, Page 7

(90) days in the aggregate, the “Lease Termination Date”), then Tenant may elect, as its sole and exclusive remedy on account thereof, to terminate the Lease by giving Landlord a Termination Notice. Without limiting the foregoing, if for any reason the Air Rights Lease, as approved by Tenant to the extent of Tenant’s approval rights set forth in Section 11.9, is not fully-executed and in full force and effect without conditions to its effectiveness, and MDOT has not executed and delivered a recognition and non-disturbance agreement reasonably satisfactory to Tenant with respect to the Air Rights Lease on or before the Lease Termination Date, then Landlord may elect, as its sole and exclusive remedy on account thereof, to terminate the Lease by giving Tenant a Termination Notice. In either case, a Termination Notice from either party may be given not earlier than the Lease Termination Date and not later than thirty (30) days following the Lease Termination Date, with such termination to be effective on the date which is ten (10) days after the delivery of such Termination Notice; provided however, Landlord shall have the right to vitiate Tenant’s said termination of the Lease if (x) Landlord is then diligently pursuing the satisfaction of all conditions to the occurrence of the Construction Commencement Date and (y) by the tenth (10th) day immediately following delivery of Tenant’s Termination Notice, Landlord notifies Tenant that the Construction Commencement Date has occurred. If either Landlord or Tenant validly terminates the Lease in accordance with the foregoing provisions, the Lease shall be null and void and of no further force and effect, and except as expressly and specifically set forth herein, the parties shall have no further liabilities, responsibilities or obligations hereunder. For avoidance of doubt, the Outside Construction Commencement Date, and the Lease Termination Date shall not be extended beyond ninety (90) days collectively in the aggregate on account of Force Majeure, even if such dates are delayed by more than one event of Force Majeure. Without limiting the foregoing, if Landlord exercises its right to terminate the Lease pursuant to this Section II.C(iii), Landlord shall reimburse Tenant for the actual third party out-of-pocket costs and expenses incurred by Tenant in connection with this Lease, not to exceed Seven Hundred Fifty Thousand Dollars ($750,000.00) (the “Landlord Termination Payment”). Landlord shall pay the Landlord Termination Payment within thirty (30) days of receiving Tenant’s written request therefor (which written request shall include copies of invoices and other reasonable documentation evidencing Tenant’s costs and expenses).

D.	Delivery Date and Remedies.

(i)    The “Actual Delivery Date” shall be the date that Landlord delivers possession of the Premises to Tenant substantially in the condition described on Exhibit 2.1-3 attached hereto (the “Early Delivery Condition”), such portion of Landlord’s Work being referred to herein as “Landlord’s Early Delivery Work”. The parties hereby agree that if Landlord’s Early Delivery Work identified on Exhibit 2.1-3 is substantially completed, then the Actual Delivery Date shall have occurred. The “Delivery Date” shall be the “Actual Delivery Date”, unless Landlord’s Early Delivery Work is delayed by Tenant Delays, in which event the “Delivery Date” shall be the date that the Actual Delivery Date would have occurred but for such Tenant Delays. Landlord anticipates that it will deliver possession of the Premises to Tenant in the Early Delivery Condition by not later than March 15, 2022 (the “Scheduled Delivery Date”). Landlord shall confirm the Delivery Date by providing at least forty-five (45) days prior written notice to Tenant.

Exhibit 2.1, Page 8

(ii)    Notwithstanding the foregoing, if the Delivery Date shall not have occurred on or before the Scheduled Delivery Date (as the same shall be extended for delays arising out of or resulting from Force Majeure, such Force Majeure not to exceed ninety (90) days in the aggregate, the “First Outside Delivery Date”), then (i) for and with respect to each day between the First Outside Delivery Date and the earlier of (x) the Delivery Date and (y) the date which is ninety (90) days after the First Outside Delivery Date (as the same shall be extended for delays arising out of or resulting from Force Majeure, such Force Majeure not to exceed ninety (90) days in the aggregate, the “Second Outside Delivery Date”), as its sole and exclusive remedy on account thereof, Tenant shall receive a credit against the Annual Fixed Rent next becoming payable under the Lease in an amount equal to the per diem Annual Fixed Rent payable for the Premises, and (ii) for and with respect to each day between the Second Outside Delivery Date and the earlier of (x) the Delivery Date and (y) the Third Outside Delivery Date (as hereinafter defined), as its sole and exclusive remedy on account thereof, Tenant shall receive a credit against the Annual Fixed Rent next becoming payable under the Lease in an amount equal to two (2) times the per diem Annual Fixed Rent payable for the Premises.

(iii)    Notwithstanding the foregoing, if for any reason the Delivery Date shall not have occurred on or before the date one hundred eighty (180) days after the Scheduled Delivery Date (as the same shall be extended for delays arising out of or resulting from Force Majeure, such Force Majeure not to exceed ninety (90) days in the aggregate, the “Third Outside Delivery Date”), then Tenant may elect, as its sole and exclusive remedy on account thereof, to terminate the Lease by giving Landlord a Termination Notice, which Termination Notice may be given not earlier than the Third Outside Delivery Date and not later than thirty (30) days following the Third Outside Delivery Date, with such termination to be effective on the date which is thirty (30) days after the delivery of such Termination Notice; provided however, Landlord shall have the right to vitiate Tenant’s said termination of the Lease if, by the thirtieth (30th) day immediately following delivery of Tenant’s Termination Notice, Landlord notifies Tenant that the Delivery Date has occurred. If Tenant validly terminates the Lease in accordance with the foregoing provisions, the Lease shall be null and void and of no further force and effect, and except as expressly and specifically set forth herein, the parties shall have no further liabilities, responsibilities or obligations hereunder.

(iv)    In the event that the Delivery Date does not occur by the Third Outside Delivery Date and Tenant’s right to terminate the Lease on account thereof was waived by Tenant or lapsed unexercised by Tenant, then (i) for and with respect to each day between the Third Outside Delivery Date and the earlier of (x) the Delivery Date and (y) the date which is ninety (90) days after the Third Outside Delivery Date (as the same shall be extended for delays arising out of or resulting from Force Majeure, such Force Majeure not to exceed ninety (90) days in the aggregate, the “Fourth Outside Delivery Date”), as its sole and exclusive remedy on account thereof, Tenant shall receive a credit against the Annual Fixed Rent next becoming payable under the Lease in an amount equal to the per diem Annual Fixed Rent payable for the Premises, and (ii) for and with respect to each day between the Fourth Outside Delivery Date and the Delivery Date, as its sole and exclusive remedy on account thereof, Tenant shall receive a credit against the Annual Fixed Rent next becoming payable under the Lease in an amount equal to two (2) times the per diem

Exhibit 2.1, Page 9

Annual Fixed Rent payable for the Premises. For avoidance of doubt, the First Outside Delivery Date, Second Outside Delivery Date, Third Outside Delivery Date and the Fourth Outside Delivery Date shall not be extended beyond ninety (90) days collectively in the aggregate on account of Force Majeure, even if such dates are delayed by more than one event of Force Majeure.

E.    Substantial Completion Date and Remedies.

(i)    The “Actual Substantial Completion Date” shall be the date on which Landlord’s Work is Substantially Completed. The “Substantial Completion Date” shall be the Actual Substantial Completion Date, unless Landlord’s Work is delayed by Tenant Delays, in which event the Substantial Completion Date shall be the date that the Actual Substantial Completion Date would have occurred but for such Tenant Delay. Landlord anticipates that Landlord’s Work will be Substantially Complete by not later than the date which is the later of (x) the Commencement Date and (y) the date which is ten (10) months after the Delivery Date (the “Scheduled Substantial Completion Date”), subject to delays due to Force Majeure or attributable to Tenant Delay as set forth herein.

(ii)    Notwithstanding the foregoing, if the Substantial Completion Date shall not have occurred on or before the Scheduled Substantial Completion Date (as the same shall be extended for delays arising out of or resulting from Force Majeure, such Force Majeure not to exceed ninety (90) days in the aggregate, the “First Outside Substantial Completion Date”), then (i) for and with respect to each day between the First Outside Substantial Completion Date and the earlier of (x) the Substantial Completion Date and (y) the date which is thirty (30) days after the First Outside Substantial Completion Date (as the same shall be extended for delays arising out of or resulting from Force Majeure, such Force Majeure not to exceed ninety (90) days in the aggregate, the “Second Outside Substantial Completion Date”), as its sole and exclusive remedy on account thereof, Tenant shall receive a credit against the Annual Fixed Rent next becoming payable under the Lease in an amount equal to the per diem Annual Fixed Rent payable for the Premises, and (ii) for and with respect to each day from and including the Second Outside Substantial Completion Date through the earlier of (x) the Substantial Completion Date and (y) the date which is two hundred seventy (270) days after the Second Outside Substantial Completion, as its sole and exclusive remedy on account thereof, Tenant shall receive a credit against the Annual Fixed Rent next becoming payable under the Lease in an amount equal to two (2) times the per diem Annual Fixed Rent payable for the Premises.

F.    Additional Allowance. The “Additional Allowance Conditions” shall mean that (i) the Construction Commencement Date did not occur by the Outside Construction Commencement Date, (ii) Tenant’s right to terminate the Lease on account of the failure of the Construction Commencement Date to occur by the Outside Construction Commencement Date, was waived by Tenant or lapsed unexercised by Tenant, (iii) the Delivery Date did not occur by the First Outside Delivery Date, and (iv) Tenant had obtained a building permit for Tenant’s Work and Tenant’s general contractor was ready to proceed with Tenant’s Work as of the Scheduled Delivery Date. Provided that all of the Additional Allowance Conditions are fully and completely satisfied, Landlord shall pay to Tenant an additional tenant improvement allowance (the “Additional Allowance”) of up to Two Million and 00/100 Dollars ($2,000,000.00). The

Exhibit 2.1, Page 10

Additional Allowance shall be payable to Tenant for Permitted Costs of Tenant’s Work in accordance with the terms and conditions of Section III below, after completion of Tenant’s Work and delivery to Landlord for the items required under Section III(E) in connection with the final Requisition.

III.	Tenant’s Work.

A.    Performance of Tenant’s Work. Following the Actual Delivery Date, Tenant shall, at Tenant’s sole cost and expense, perform all alterations and improvements in the Premises to prepare the Premises for Tenant’s occupancy (the “Tenant’s Work”). Tenant’s Work shall be performed in accordance with the provisions of the Lease (including, without limitation, Article IX and this Exhibit 2.1). By not later than the date which is ninety (90) days after the Construction Commencement Date, Tenant shall deliver to Landlord Tenant’s preliminary layout and fit plan for the Premises for Landlord’s review and approval. Without limiting the foregoing, Tenant shall be permitted to keep not more than two (2) floors of the Premises in so-called shell condition, exclude such floors from Tenant’s Work and perform future Alterations therein in accordance with the terms and conditions of Article IX of the Lease. Provided that the Outside Draw Date has not yet occurred, Tenant shall be permitted to apply any remaining portion of the Maximum Amount of the Allowance toward the Permitted Costs of Alterations performed on the floor(s) which Tenant has elected to keep in shell condition, in accordance with the terms and conditions of this Section III.

B.    Tenant’s Plans. Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform Tenant’s Work in the Premises unless and until Tenant has complied with all of the terms and conditions of Article IX of the Lease, including, without limitation, approval by Landlord of the final plans for Tenant’s Work (“Tenant’s Plans”) and the architect and contractors to be retained by Tenant to perform such Tenant’s Work. In the event of any conflict between this Exhibit 2.1 and the provisions of Article IX, with respect to Tenant’s Work, the provisions of this Exhibit 2.1 shall control. Tenant shall submit to Landlord for Landlord’s approval an initial set of plans, progress plans from time to time, and a full set of construction plans for Tenant’s Work. Tenant’s Work and Tenant’s Plans shall comply with the requirements of this Lease, including, without limitation Exhibit 2.1-4. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord assumes no responsibility or liability whatsoever to Tenant or to any other person or entity for the suitability of the Plans for their intended purpose or compliance with applicable Legal Requirements. Unless otherwise expressly agreed to by Landlord in writing, Tenant’s plans shall be consistent with the Building’s standards for leasehold improvements. Provided that Tenant’s Plans contain at least the information required by, and conform to the requirements of Exhibit 2.1-4, Landlord’s approval of the Plans shall not be unreasonably withheld, conditioned or delayed.    Notwithstanding the foregoing, Landlord may grant or withhold its consent in its sole discretion to Tenant’s Plans for Tenant’s Work that adversely impact or affect the Building exterior, structure, roof or base building systems or the design aesthetics of the Building. No material changes shall be made to Tenant’s Plans approved by Landlord without Landlord’s prior written consent. Landlord agrees to review and provide comments on the layout contained in the design

Exhibit 2.1, Page 11

development set of Plans within ten (10) business days of receipt, unless additional third party review of structural or mechanical, electrical or plumbing systems is reasonably required, in which event the time period for review of those elements shall be reasonably extended. If Landlord reasonably disapproves of such layout, then Tenant shall promptly have the design development Plans revised by its architect to incorporate all objections and conditions presented by Landlord and shall resubmit such plans to Landlord. Upon approval of the design development Plans, Tenant shall prepare construction level Plans and Landlord agrees to review and provide comments on such Plans within ten (10) business days of receipt. If Landlord disapproves of any Plans, then Tenant shall promptly have the Plans revised by its architect to incorporate all objections and conditions presented by Landlord and shall resubmit such plans to Landlord. Such process shall be followed until the Plans shall have been approved by Landlord without objection or condition.

C.    Tenant’s Contractors. Landlord’s approval of the architect and contractors to perform Tenant’s Work shall not be unreasonably withheld, conditioned or delayed. Landlord hereby approves CUBE 3 as Tenant’s architect, and hereby approves Tenant’s use of one of the following general contractors (subject to Tenant’s right to suggest other general contractors, subject to Landlord’s approval): Lee Kennedy, StructureTone, Turner Construction, John Moriarty & Associates, and Shawmut Design and Construction. The parties agree that Landlord’s approval of the general contractor to perform Tenant’s Work shall not be considered to be unreasonably withheld if any such general contractor (i) does not maintain insurance as required pursuant to the terms of this Lease, (ii) does not have the ability to be bonded for the work in an amount of no less than 150% of the total estimated cost of Tenant’s Work, or (iii) is not licensed as a contractor in the Commonwealth of Massachusetts. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor. Tenant shall ensure that all contractors performing Tenant’s Work include Landlord and such other parties as Landlord shall require as additional insureds on the insurance policies maintained by such contractors.

D.    Landlord Delay. A “Landlord Delay” shall mean any actual delay in the performance or completion of Tenant’s Work arising out of or resulting from (i) any delay by Landlord to timely respond to Tenant’s proposed plans within the time periods set forth in this Exhibit 2.1, (ii) Tenant’s inability to obtain a building permit for Tenant’s Work or a certificate of occupancy for the Premises by reason of a violation of any portion of Landlord’s Work with applicable Legal Requirements, (iii) any material interference by Landlord or Landlord’s contractors with the performance of Tenant’s Work but subject to the priorities set forth in Section I.F above, or (iv) the systems expressly set forth in Exhibit 2.1-1 are not available for tempering/conditioning of the space by the dates stated in Exhibit 2.1-1, which such dates shall be extended by Tenant Delay and Force Majeure not to exceed ninety (90) days. Notwithstanding the foregoing, (x) in no event shall any of the foregoing be deemed to be a Landlord Delay until and unless Tenant has given Landlord written notice (the “Landlord Delay Notice”) advising Landlord (a) that a delay is occurring, and (b) of the basis on which Tenant has determined that a delay is occurring and (c) and an additional three (3) business days has passed without a resolution of such delay, and (y) no period of time prior to the expiration of such three (3) business days following Landlord’s receipt of a Landlord Delay Notice shall be included in the period of time charged to Landlord pursuant to such Landlord Delay Notice. If Tenant, as the result of a Landlord Delay, is actually delayed in completion of Tenant’s Work and Tenant provides a Landlord Delay Notice with Tenant’s good faith estimate of the likely length of such Landlord Delay, the Fixed

Exhibit 2.1, Page 12

Rent Commencement Date shall be postponed one day for each day of such Landlord Delay and Landlord shall reimburse Tenant for reasonable out-of-pocket costs actually incurred by Tenant as a result of such Landlord Delay.

E.    Budget for Tenant’s Work and Landlord’s Share. Concurrent with the preparation of Tenant’s plans for Tenant’s Work, Tenant shall deliver to Landlord an itemized statement (the “Budget”) of the estimated hard and soft costs of Tenant’s Work (the “Estimated Cost”). Tenant shall, on a monthly basis, deliver to Landlord an updated Budget of the Estimated Cost, based upon the information then available to Tenant. “Landlord’s Share” shall be defined as follows: (i) if the Estimated Cost, as set forth in the then last Budget delivered by Tenant before Tenant commences the performance of Tenant’s Work (the “Landlord’s Share Budget”) is less than, or equal to, the Maximum Amount of the Allowance, as set forth in Article I of this Lease, then Landlord’s Share shall be 100%, and (ii) if the Estimated Cost, as set forth in the Landlord’s Share Budget, is greater than the Maximum Amount of the Allowance, then Landlord’s Share shall be equal to a fraction, expressed as a percentage, the numerator of which is the Maximum Amount of the Allowance, and the denominator of which is the Estimated Cost, as set forth in the Landlord’s Share Budget.

F.    Definition of Allowance. Subject to the terms and conditions of this Exhibit, Landlord agrees to contribute up to the Maximum Amount of the Allowance, as set forth in Section 1.2 of the Lease, subject to increase as provided in this Exhibit 2.1, toward the cost of performing the Tenant’s Work in preparation of Tenant’s occupancy of the Premises. The Allowance may only be used for the costs (the “Permitted Costs”) incurred for (i) non-construction costs related to this Lease, including, without limitation, costs of preparing design and construction documents and mechanical and electrical plans for the Tenant’s Work, permitting, project management, furniture, fixtures and equipment to be installed in the Premises, and moving costs (collectively, the “Soft Costs”), and (ii) the hard costs in connection with the Tenant’s Work (collectively, the “Hard Costs”). In no event shall legal fees or amounts payable to employees of Tenant or Tenant Affiliates be included in Permitted Costs. No more than twenty percent (20%) of the Maximum Amount of the Allowance may be used to pay for Soft Costs.

G.    Payment Procedures. Landlord shall, subject to the provisions of this Exhibit, pay Landlord’s Share of the amount requested by Tenant pursuant to each Requisition, as hereinafter defined, to Tenant or, in the event that the contractor performing any portion of Tenant’s Work records a mechanics lien which is not timely discharged or bonded over in accordance with the Lease, at Landlord’s election to the order of such contractor, within forty-five (45) days after Landlord’s receipt of such Requisition. In no event shall Landlord be required to: (i) pay more than the Maximum Amount of the Allowance towards Permitted Costs, (ii) disburse the Allowance more than one time per month, or (iii) pay more than the Maximum Amount of the Allowance. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default of Tenant under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured. Landlord shall have the right, upon reasonable advance notice to Tenant, to inspect Tenant’s books and records relating to each Requisition in order to verify the amount thereof.

H.    Requisition. A “Requisition” shall be defined as the following documentation: (i) an application for payment and sworn statement of contractor substantially in the form of AIA

Exhibit 2.1, Page 13

Document G-702 covering all work for which disbursement is to be made to a date specified therein; (ii) a certification from an AIA architect substantially in the form of the Architect’s Certificate for Payment which is located on AIA Document G702, Application and Certificate of Payment; (iii) waivers of lien for contractor’s, subcontractor’s and material supplier’s with contracts in excess of $75,000.00, which shall cover all Tenant’s Work for which disbursement is being requested and all other statements and forms required for compliance with the mechanics’ lien laws of the state in which the Premises is located, together with all such invoices, contracts, or other supporting data as Landlord or Landlord’s mortgagee may reasonably require; (iv) a cost breakdown for each trade or subcontractor performing Tenant’s Work; (v) plans and specifications Tenant’s Work, together with a certificate from an AIA architect that such plans and specifications comply in all material respects with all Legal Requirements affecting the Building, Parcel and Premises; (vi) copies of all construction contracts for Tenant’s Work, together with copies of all change orders, if any; and (vii) a request to disburse from Tenant containing an approval by Tenant of the work done and an updated Budget of the Estimated Costs to complete Tenant’s Work. In addition, the final Requisition may only be submitted by Tenant to Landlord after the completion of Tenant’s Work and shall include the following documentation: (1) general contractor and architect’s completion affidavits, (2) full and final waivers of lien from all contractors, subcontractors and material suppliers, (3) receipted bills covering all labor and materials expended and used, (4) as-built plans of Tenant’s Work, and (5) the certification of Tenant and its architect that the Tenant’s Work have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with Legal Requirements.

Notwithstanding anything to the contrary herein contained, prior to Tenant’s completion of Tenant’s Work: (i) Landlord shall only be required to pay ninety-five percent (95%) of the amount of each approved Requisition, and (ii) the amount payable Landlord to Tenant on account of the Allowance shall not exceed ninety-five percent (95%) of the Maximum Amount. The final payment on account of the Allowance (i.e., the final five percent (5%) of the Allowance) shall be paid by Landlord on or before the date which is thirty (30) days after: (x) Landlord’s receipt of the final Requisition, and (y) Tenant demonstrates, to Landlord’s reasonable satisfaction, that Tenant has expended an amount towards Tenant’s Work that is equal to the difference between (a) the total cost of Tenant’s Work and (b) the total amount of the Allowance. Such expenditure of funds may be demonstrated through a construction budget and invoices with detail sufficient to reasonably verify the same.

I.    Outside Draw Date. If Tenant does not submit a request for payment of the entire Allowance to Landlord in accordance with the provisions contained in this Exhibit by twenty-four (24) months after the Rent Commencement Date (the “Outside Draw Date”), any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with Tenant’s Work and/or Allowance.

J.    Landlord’s Fit Plan Allowance. Landlord shall contribute up to the amount of Landlord’s Fit Plan Allowance set forth in Section 1.2 of the Lease towards the cost of the test fit plan prepared by Tenant’s architect. Landlord shall, within thirty (30) days of receipt of paid invoices from Tenant, pay the Landlord’s Fit Plan Allowance to Tenant.

Exhibit 2.1, Page 14

K.    Building Services and Supervision Fees. Tenant shall not be obligated to pay any administration and supervision fee to Landlord in connection with Tenant’s Work. Tenant expressly acknowledges that services rendered by the building manager are being rendered for the purpose of managing the Building in an efficient and proper manner and not for the benefit of Tenant or any other party. During the performance of Tenant’s Work, Tenant shall have reasonable access to the base building infrastructure, including electrical power, freight elevator (including elevator operator), HVAC, air handling capacity, and utilization for the Building chases for ducting purposes at no additional cost to Tenant, and Tenant shall not be required to pay any fees for the use of the elevators or loading dock during Tenant’s Work, nor any costs associated with Tenant utility consumption for the period prior to the Rent Commencement Date. In addition, during the performance of Tenant’s Work, Landlord shall provide a protected passenger elevator with an operator for the exclusive use of Tenant for the purpose of transporting construction personnel and their tools, ladders, carts, hampers, etc. from the entrance and between the floors of the Prime Premises. Notwithstanding the foregoing, Tenant shall reimburse Landlord for all reasonable third-party out-of-pocket expenses incurred by Landlord in reviewing Tenant’s plans and Tenant’s Work, not to exceed Forty Thousand Dollars ($40,000.00).

L.    Condition of Premises. Except for Landlord’s Work, Landlord shall not be required to perform any work or, except as expressly set forth herein, incur any costs in connection with the construction of any improvements in the Premises. This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

M.    Construction Representative. Each party authorizes the other to rely upon all approvals granted and other actions taken by the respective construction representative designated from time to time by such party, or any person hereafter expressly designated in writing in substitution or addition thereof by notice to the party relying thereon. Tenant hereby designates Kevin Rockett, email: krockett@cargurus.com as its construction representative (“Tenant’s Construction Representative”) and Landlord hereby designates Jon Elliott, email: jelliott@samuelsre.com as its construction representative (“Landlord’s Construction Representative”). Notices given under this Exhibit 2.1 shall comply with the terms and conditions of Section 16.9 of the Lease and simultaneously therewith, a copy of such notice shall be delivered to the applicable construction representatives by email at the addresses set forth above.

IV.    Holdover Compensation. On the conditions (which conditions Landlord may waive by written notice to Tenant at any time), that: (i) this Lease is in full force and effect, (ii) Tenant’s right to terminate the Lease on account of the failure of the Delivery Date to occur by the Third Outside Delivery Date and/or the failure of the Construction Commencement Date to occur by the Outside Construction Commencement Date, as applicable, was waived by Tenant or lapsed unexercised by Tenant, and (iii) unless Tenant is prevented from doing so due to the level of completion of Landlord’s Work, Tenant has commenced and is diligently pursuing Tenant’s Work, then the following provisions shall apply:

Exhibit 2.1, Page 15

A.    In addition to any rent credits due to Tenant pursuant to Section II(D) and (E), with respect to the period beginning on December 1, 2022 and ending on the Commencement Date (the “Holdover Period”), Landlord shall pay to Tenant the Holdover Compensation (as hereinafter defined) incurred by Tenant in connection with that certain Office Lease Agreement dated as of March 11, 2016, by and between 55 CAMBRIDGE PARKWAY, LLC, a Delaware limited liability company and Tenant, as amended by First Amendment to Lease dated as of July 30, 2016 and Second Amendment to Lease dated as of August 30, 2019 for premises in the building located at 55 Cambridge Parkway, Cambridge, Massachusetts (collectively, the “Cambridge Parkway Lease”) and that certain Lease dated October 8, 2014 by and between BCSP Cambridge Two Property LLC, a Delaware limited liability company and Tenant for premises in the building located at Two Canal Park, Cambridge, Massachusetts (the “Canal Park Lease”, and collectively, the “Existing Leases”), as each is in effect as of the date hereof. Tenant has furnished Landlord with true and complete copies of the holdover provisions of the Existing Leases. Landlord shall pay the Holdover Compensation, if any, to Tenant within thirty (30) days after Landlord’s receipt of billing, with reasonable documentation, from Tenant from time to time, provided that Tenant may submit such billing to Landlord no more than one time per month.

B.    The “Holdover Compensation” shall be equal to the Actual Holdover Payments incurred by Tenant; provided, however, that the aggregate amount of the Holdover Compensation with respect to the Holdover Period shall not exceed $2,000,000 (the “Holdover Cap”), unless if the Delivery Date shall not have occurred on or before the Scheduled Delivery Date (unless caused by Tenant Delay and/or Force Majeure such Force Majeure not to exceed ninety (90) days in the aggregate), in which case the Holdover Compensation shall be increased on a day-for-day basis by a daily amount equal to $8,494.30; provided, however, that the amount of the foregoing increase shall in no event exceed $1,528,974.00.

C.    The “Actual Holdover Payments” shall mean the sum of:

(i)    the monthly Holdover Premium payable by Tenant to each lessor under the Existing Leases (“Existing Landlord”) with respect to the Holdover Period, except to the extent that Tenant enters into a Holdover Agreement (as hereinafter defined) with an Existing Landlord for some or all of the Holdover Period; and

(ii)    if, in lieu of Tenant holding over under an Existing Lease, Tenant enters into an agreement (“Holdover Agreement”) with the Existing Landlord to extend the term of the Existing Lease, or enter into a new occupancy agreement, for some, or all, of the Holdover Period, the daily amount or monthly amount, as applicable, which Tenant is actually required to pay to the Existing Landlord with respect to Tenant’s occupancy under the Holdover Agreement during the Holdover Period; provided however, that such amount shall not exceed fifty percent (50%) of the amount of fixed rent and other charges which would have been payable by Tenant to the Existing Landlord during the Holdover Period had the term of the Existing Lease been extended for the Holdover Period at the same fixed rental and other charges payable by Tenant to the Existing Landlord immediately prior to the commencement of the Holdover Period.

D.    The “Holdover Premium” shall mean the excess, if any, of: (x) the amount which Tenant is actually required to pay to the Existing Landlord with respect to Tenant’s occupancy

Exhibit 2.1, Page 16

under the Existing Lease during the Holdover Period pursuant to the Existing Lease, over (y) the amount which Tenant would have been required to pay to the Existing Landlord with respect to its occupancy of the Existing Premises during the Holdover Period had the term of the Existing Lease been extended for the Holdover Period at the same fixed rental and other charges payable by Tenant to the Existing Landlord immediately prior to the commencement of the Holdover Period. In no event shall the Holdover Premium include consequential, incidental, indirect, or other damages, or loss of income or loss of profit, whether claimed by the Existing Landlord or anyone else.

V.    Offset Right. If Tenant submits a valid and proper Requisition for payment of any portion of the Allowance or if Tenant is entitled to payment of the Holdover Compensation and/or the Holdover Premium, and all of the conditions thereto as set forth herein have been timely and completely satisfied, and Landlord shall fail timely to pay the amount requested and such failure shall continue for thirty (30) days after Tenant provides a written notice to Landlord which expressly and specifically identifies such failure to pay the amount requested, then, so long as no default has occurred and is continuing, Tenant shall have the right to set-off such unpaid amount, with interest at the Lease Interest rate from the date due against the next monthly installments of Annual Fixed Rent, payable under this Lease until such amounts have been fully paid by Landlord or Tenant has been fully credited therefor; provided, however, that Tenant shall not, pursuant to this paragraph, reduce any monthly payment of Annual Fixed Rent by more than twenty-five percent (25%) in connection with exercising such set-off right.

VI.    Landlord Guaranty. Concurrently with the closing of the initial construction loan for Landlord’s Work, the affiliate of Landlord which is required to enter into a completion guaranty with the construction lender for the Building, shall execute and deliver a guaranty in the form attached hereto as Exhibit 2.1-5 of Landlord’s obligations hereunder to pay the Maximum Amount of the Allowance, the Holdover Compensation, the Additional Allowance, if any, and all of Landlord’s obligations to make payments to Tenant as set forth in Exhibit 2.1 above, including, without limitation, costs resulting from Landlord Change Orders, Landlord Delays, and Landlord’s failure to achieve the milestone dates set forth is Section II hereof.

VII.    Arbitration. Any disputes relating to provisions or obligations in the Lease in connection with Landlord’s Work, Tenant’s Work or this Exhibit 2.1 shall be submitted to arbitration in accordance with the provisions of Mass. General Laws, c. 251, as from time to time amended. Arbitration proceedings, including the selection of an arbitrator, shall be conducted pursuant to the Expediated Procedures rules, regulations and procedures from time to time in effect as promulgated by the American Arbitration Association. Prior written notice of application by either party for arbitration shall be given to the other at least ten (10) days before submission of the application to the said Association’s office in the City wherein the Building is situated (or the nearest other city having an Association office). The arbitrator shall hear the parties and their evidence. The written decision of the arbitrator shall contain a brief statement of the claim determined and the award made on each claim. The decision of the arbitrator shall be binding and conclusive, and judgment upon the award or decision of the arbitrator may be entered in the appropriate court of law, and the parties consent to the jurisdiction of such court and further agree that any process or notice of motion or other application to the Court or a Judge thereof may be served outside the State wherein the Building is situated by registered mail or by personal service, provided a reasonable time for appearance is allowed. The costs and expenses of each arbitration

Exhibit 2.1, Page 17

hereunder and their apportionment between the parties shall be determined by the arbitrator in his award or decision. No arbitrable dispute shall be deemed to have arisen under this Lease prior to the expiration of the period of twenty (20) days after the date of the giving of written notice by the party asserting the existence of the dispute together with a description thereof sufficient for an understanding thereof.

Exhibit 2.1, Page 18

EXHIBIT 2.1-1

LANDLORD/TENANT RESPONSIBILITY MATRIX

1001 Boylston - Office Core/Shell Scope LOI “Exhibit B” - Revised 11-7-19

Responsibility
Scope Item	Tenant	Landlord	As Existing	Comments
SITEWORK

Utilities		X

Pavements - sidewalks and roadways		X

Landscaping		X

STRUCTURE

Floor to Floor Height: 13’-6” typical on office floors		X

Fireproofing		X

Design floor live load: 100 psf		X

Tenant to reinforce floor locally if specialty program exceeds 100 PSF	X

Framed openings for additional Tenant shafts not part of base building	X

Provide client specified openings for communicating stair	X			By Tenant

MISCELLANEOUS METALS

Misc. metals for base building elements (canopies, elevators, railings, etc.)		X

Specialty misc. metals/structural work for Tenant rooftop equipment	X

Misc. metals/structural steel for base building rooftop equipment		X

Concrete pads and structural modifications related to Tenant fit-out	X

Egress stairs with concrete filled pan. Painted steel guardrails and handrails.		X

Steel frame and glass at exterior balconies and amenity deck as shown on the contract documents		X

BUILDING ENVELOPE

Exterior Walls

Aluminum and glass curtain wall.		X

Aluminum and glass exterior doors of similar construction to exterior glazing system		X

Mechanical penthouse: aluminum panel system		X

Penthouse louvers as required for base building common equipment		X

Penthouse louvers as required for specialty Tenant equipment	X

South side window treatment for significant sun penetration		X

Office Tower Roof

Adhered PVC or TPO membrane roofing system including insulation, transitions, parapets, and accessories		X

Walkway pads to base building rooftop equipment and perimeter as shown on LL drawings		X

Pedestal pavers and roof protection pads at office roof as shown on LL drawings		X

Roof penetrations and walkway pads for Tenant rooftop equipment	X

OFFICE COMMON AREA

Main Lobby - Finishes

Lobby floor finishes		X		Tenant involvement with finishes

Wall finishes		X		Tenant involvement with finishes

Ceiling finish		X		Tenant involvement with finishes

Upper Floor Elevator Lobbies

Lobby floor finishes	X			Landlord to credit cost for standard C/S finishes. Tenant to provide finishes in elevator lobby.

Wall finishes	X			see above note

Ceiling finish	X			see above note

Lighting	X			see above note

Exhibit 2.1-1, Page 1

1001 Boylston - Office Core/Shell Scope LOI “Exhibit B” - Revised 11-7-19

Responsibility
Scope Item	Tenant	Landlord	As Existing	Comments
Floor Common Area

Base building mechanical/electric/tel-data rooms - flooring, wall base, painted GBW walls		X

Taped and sanded GWB at Tenant side of core and mechanical rooms		X

Type X GWB at interior face of exterior walls	X

GWB at column enclosures	X			GWB by landlord at all column locations that BB infrastructure occurs (i.e.: rain leaders). - Landlord to credit cost for gwb walls at columns with BB infrastructure. Tenant to provide as part of Tenant Interiors work.

Base building door frames, doors, and hardware		X

Shaft enclosures for Tenant provided systems within building core	X

Partitions, ceilings, floorings, painting, finishes, doors, millwork, and all build-out within Tenant area	X

Base building toilet rooms - Tile or polished concrete floors, partial tile coverage on walls, finished ceiling, ADA bathroom accessories, fixtures, hand dryers, and toilet partitions (with privacy panels)		X		Meet 100 SF per person

Tenant kitchens, and Tenant fit-out toilet rooms including plumbing	X

Mechanical/electric/tel-data rooms for individual Tenant systems	X

Horizontal window blinds and/or window treatments (See LL standard shade, color, and mounting detail)	X

Exit stairs - Finishes include painted stringer, risers, and railings, sealed concrete floor and treads, vinyl base at landings, painted GWB walls (except at concrete core), no ceilings		X

Furnish and install of a larger, dressed up stair to act as a communication stair		X		Landlord to provide paint and flooring at one (1) exit stair at tenant floors to act as a communicating stair.

Vestibule at freight elevator/mechanical spaces including electrified door lock to receive card reader		X

ELEVATORS

Garage passenger elevator serving garage levels		X

Office tower passenger elevators		X

Building common fire extinguishers		X

Tenant fire extinguishers	X

Tenant equipment	X

Patio heat to extend season usage		X		Heat Lamps to be provided where feasible. South Terrace to be reviewed for alternative methods.

Snow/ice melting decking on patio	X	~~X~~

Patio - Exterior lighting, pavers, convenience power outlets				No

PLUMBING

Underground utility piping (water, waste, gas) to main service points and base building equipment		X

Domestic water to base building fixtures		X

HW generation for base building toilet rooms		X

2” domestic cold water stubbed into Tenant area and capped for Tenant use		X

Domestic water distribution within Tenant premises	X

Waste and vent service for base building areas		X

Exhibit 2.1-1, Page 2

1001 Boylston - Office Core/Shell Scope LOI “Exhibit B” - Revised 11-7-19

Responsibility
Scope Item	Tenant	Landlord	As Existing	Comments
Waste and vent from main service points stubbed into Tenant area and capped for Tenant use		X

Extend waste and vent piping within Tenant space, including final connections	X

Plumbing and fixtures within Tenant area (excludes Core restrooms)	X

Point of use water heaters for Tenant fixtures and equipment	X

Water meter with remote reading device		X

Storm drainage system		X

Showers at BB restrooms to meet LEED requirements		X

FIRE PROTECTION

Fire service entrance, back flow protection, and fire pump		X

Standpipes and hose connections within egress stairs and garage		X

Flow switches, tamper switches, pressure switches		X

Sprinkler coverage to all base building areas		X

Tenant space to be provided with upturned heads which can be modified/supplemented by Tenant.		X

Installation and modification of sprinkler piping and head layout to suit Tenant build-out and hazard index	X

Secondary fire suppression systems (if required by Tenant)	X

HVAC

Heating and cooling systems:

Chiller plant including centrifugal chiller and cooling towers		X

Central gas fired condensing boiler plant		X

Air handler with ERU providing 0.2 cfm/usf ventilation supply ai		X

Chilled water and hot water for building systems		X

Common chilled and hot water piping capped at each floor level to serve Tenant office area; sized for 400 SF/ton and 30 BTU/SF, respectively		X

Chilled water and hot water distribution piping on floors	X

Metering for use of chilled and hot water with remote monitoring capability, per Landlord’s specification	X			Metering furnished and installed by Tenant, paid for by Landlord.

Supply, return, and general exhaust duct risers for base building systems		X

Supply, return, and general exhaust distribution to common areas and service rooms		X

Supply and return air duct risers with stub out on floor for Tenant connection		X

Supply and return system, including distribution ductwork, fan coils, grilles, registers, and diffusers in Tenant premises	X

Fan coil Units and power, controls, chilled and hot water distribution to them	X

Automatic temperature controls for base building systems		X

Automatic temperature control for Tenant areas and systems. Tenant to tie into base building system.	X			Systems to be compatible and fully integrated

Stairway pressurization		X

Balancing and commissioning of Tenant systems	X

Power at 5 W/SF for HVAC		X		OK

Valved connections to tenant space on each floor for heating and cooling to accommodate operating conditions outlined below.		X		Tenant is assuming that we will be heating from overhead in a 4-pipe fan coil in perimeter. Please confirm tenant prefers to not have perimeter fin tube.OK

Operating criteria: Cooling season indoor temp not in excess of 70 – 74 degrees and not exceed 55% relative humidity. Heating season indoor temp not below 70 degrees		X		See note above. See markup above

Exhibit 2.1-1, Page 3

1001 Boylston - Office Core/Shell Scope LOI “Exhibit B” - Revised 11-7-19

Responsibility
Scope Item	Tenant	Landlord	As Existing	Comments
All metering is the responsibility of the LL		X		Metering furnished and installed by Tenant, paid for by Landlord.

Internal Load Densities for Cooling Load Design are very low, narrative states 0.65 W/SF for Lighting and 1.0 W/SF for plugs. Tenant understand typical is 0.9 W/SF for Lighting and 2.5 W/SF for plugs in densely packed tenants. Tenant requests at least 0.9 W/SF for lighting and 2.0 W/SF for plugs.		X		HVAC system has been designed for an overall internal load density of 5W/sf overall for electrical (Lighting, outlets and HVAC). Internal load density is limited to .7 W/SF overall (average) for lighting.

Occupancy is listed as 1 person per 150 gross square feet. CarGurus will be l/100sf pp having impact on the ventilation being provided by the LL. Calculations for fresh air need to be made off the CG density.		X		OK

Exhaust systems:

General for service rooms and corridors		X

Toilet exhaust for Tenant’s toilet rooms - ductwork and fans		X		Capped connection to be provided off main riser.

ELECTRICAL

Transformer with utility-supplied 480/277, 3-phase, 4-wire service		X

480/277V, 3 phase, 4 wire main switchboards, metered, for base building systems		X

480/277V normal power bus riser for Tenant areas		X

Office capacity of 5w/usf for Tenant lighting and power and HVAC		X

Electric closets at floors for base building systems and core areas.		X

Additional electric closets within Tenant Premises.	X

Circuit breaker bus plugs at all floors serving Tenant Premises.	X

Power distribution equipment and transformers for Tenant premises	X

Emergency generator for base building life safety systems, including fuel storage and transfer system		X

Emergency egress lighting within Tenant area		X		LL to provide Emergency Lighting Circuit

Standby power generator for Tenant equipment, if required	X

Fire alarm systems and risers		X

Fire Alarm devices in Tenant Premises shall be code-compliant and compatible for tie-in with Building systems.	X

Added infrastructure for base building fire alarm system panels or amplifiers to support Tenant fit out.		X

Lighting in base building and common areas		X

Lighting in Tenant premises	X

Temporary code-required minimum lighting, fire alarm, and exit signs at unoccupied Tenant areas		X

Lightning protection for base building systems		X

Lightning protection for Tenant systems	X

Electrified hardware for base building card key access doors		X

Electrified hardware for Tenant card key access doors	X

TELCOM

Building MDF room		X

IDF room		X		LL is providing conduit from main point of entry to MDF, then conduits to first floor IDF room with sleeves from IDF up to upper floors for tenant to run cable vertically from IDF room.

Exhibit 2.1-1, Page 4

1001 Boylston - Office Core/Shell Scope LOI “Exhibit B” - Revised 11-7-19

Responsibility
Scope Item	Tenant	Landlord	As Existing	Comments
Tenant tel/data rooms and tel/data infrastructure including but not limited to servers, computers, phone systems, equipment racks, etc.	X

Fiber optic service for Tenant use	X

Redundant paths for service providers with (2) entry points and (2) different users		X		LL to provie two entries from the street for service providers to provide redundancy.

SECURITY

Security system for the base building including card readers at building entries.		X

Card access into or within Tenant Premises on separate Tenant installed and managed system.	X

LL & Tenant to coordinate on badge access to eliminate the need for two cards	X	X

Card readers, low voltage and hardware wiring (including fire alarm/security system tie-in) and programming to activate card key stairwell access		X

Provide location for tenant reception/security in building main entry - including desk, branding, power and infrastructure to receive required tel/data and security system equipment		X

Exhibit 2.1-1, Page 5

EXHIBIT 2.1-2

BASE BUILDING PLANS AND SPECIFICATIONS

BASE BUILDING PLANS AND SPECIFICATIONS

Drawings and Specifications prepared by Elkus | Manfredi Architects

Project Name: Parcel 12 Air Rights Project, Boston, MA

All Drawings were issued in the 90/100% MassDOT Deck Submission Set dated October 1, 2019

•	Office and Podium Drawings: Set I - Volumes I & II

•	Set I - Volume I Contents:

•	00 General Information (Existing Conditions)

•	01 Geotechnical

•	02 Civil

•	03 Landscape

•	04 Architecture

•	Set I - Volume II Contents:

•	05 Structural

•	06 Mechanical

•	07 Electrical

•	08 Plumbing

•	09 Fire Protection

•	10 Security

•	11 Technology

•	12 Vertical Transportation

•	13 Tunnel Systems

•	14 Façade Access

All Specifications were issued in the 90/100% MassDOT Deck Submission Set dated October 1, 2019

•	Office and Podium Specifications: Set II

•	Set I Contents:

•	Division 00 General

•	Division 01 General Requirements

•	Division 02 Existing Conditions

•	Division 03 Concrete

•	Division 04 Masonry

•	Division 05 Metals

•	Division 06 Wood, Plastics and Composites

•	Division 07 Thermal and Moisture Protection

•	Division 08 Openings

•	Division 09 Finishes

Exhibit 2.1-2, Page 1

•	Division 10 Specialties

•	Division 11 Equipment

•	Division 12 Furnishings

•	Division 13 Special Construction

•	Division 14 Conveying Equipment

•	Division 20 Mechanical Support

•	Division 21 Fire Suppression

•	Division 22 Plumbing

•	Division 23 Heating, Ventilation, and Air Conditioning

•	Division 26 Electrical

•	Division 27 Communications

•	Division 28 Electronic Safety and Security

•	Division 31 Earthwork

•	Division 32 Exterior Improvements

•	Division 33 Utilities

•	Division 34 Transportation

•	Attachments:

•	Attachment A Building Imagery

•	Attachment B Code Compliance Approach Report

Exhibit 2.1-2, Page 2

EXHIBIT 2.1-3

EARLY DELIVERY CONDITION

1001 Boylston - Landlord’s Early Delivery Work “Exhibit 2.1-3” - Revised 11-11-19

Landlord Delivery Schedule
Scope Item	Substantially Complete at Early Delivery Condition	Complete at Substantial Completion	Comments
SITEWORK

Utilities	X

Pavements - sidewalks and roadways		X	Subject to Landlord’s Remaining Work

Landscaping		X	Subject to Landlord s Remaining Work

STRUCTURE

Floor to Floor Height: 13’-6” typical on office floors	NA - Building Spec

Fireproofing	X

Design floor live load: 100 psf	NA - Building Spec

Tenant to reinforce floor locally if specialty program exceeds 100 PSF	NA - By Tenant		All tenant reinforcing and fireproofing to occur prior to Substantial Completion

Framed openings for additional Tenant shafts not part of base building	NA - By Tenant		Completion of tenant work to occur prior to substantial Completion

Provide client specified openings for communicating stair	X		As applicable

MISCELLANEOUS METALS

Misc. metals for base building elements (canopies, elevators, railings, etc.)		X

Specialty misc. metals/structural work for Tenant rooftop equipment	NA - By Tenant		All tenant reinforcing and fireproofing to occur prior to Substantial Completion

Misc. metals/structural steel for base building rooftop equipment	X

Concrete pads and structural modifications related to Tenant fit-out	NA - By Tenant		Completion of tenant work to occur prior to substantial Completion

Egress stairs with concrete filled pan. Painted steel guardrails and handrails.		X

Steel frame and glass at exterior balconies and amenity deck as shown on the contract documents		X	Subject to Landlord’s Remaining Work

BUILDING ENVELOPE

Exterior Walls

Aluminum and glass curtain wall.	X

Aluminum and glass exterior doors of similar construction to exterior glazing system		X	Temp doors in place at Early Delivery Date

Mechanical penthouse: aluminum panel system	X

Penthouse louvers as required for base building common equipment	X

Penthouse louvers as required for specialty Tenant equipment	NA - By Tenant

South side window treatment for significant sun penetration		X

Office Tower Roof

Adhered PVC or TPO membrane roofing system including insulation, transitions, parapets, and accessories		X	Roof to be “Temp Tight” at Early Delivery Date

Walkway pads to base building rooftop equipment and perimeter as shown on LL drawings		X

Pedestal pavers and roof protection pads at office roof as shown on LL drawings		X	Subject to Landlord’s Remaining Work

Roof penetrations and walkway pads for Tenant rooftop equipment	NA - By Tenant

OFFICE COMMON AREA

Main Lobby - Finishes

Lobby floor finishes		X

Wall finishes		X

Ceiling finish		X

Upper Floor Elevator Lobbies

Lobby floor finishes		X

Wall finishes		X

Ceiling finish		X

Lighting		X

Floor Common Area

Base building mechanical/electric/tel-data rooms - flooring, wall base, painted GBW walls		X

Taped and sanded GWB at Tenant side of core and mechanical rooms		X

Type X GWB at interior face of exterior walls	NA - By Tenant

GWB at column enclosures	NA - By Tenant

Base building door frames, doors, and hardware		X

Shaft enclosures for Tenant provided systems within building core	NA - By Tenant

Partitions, ceilings, floorings, painting, finishes, doors, millwork, and all build-out within Tenant area	NA - By Tenant

Base building toilet rooms - Tile or polished concrete floors, partial tile coverage on walls, finished ceiling, ADA bathroom accessories, fixtures, hand dryers, and toilet partitions (with privacy panels)		X

Exhibit 2.1-3, Page 1

1001 Boylston - Landlord’s Early Delivery Work “Exhibit 2.1-3” - Revised 11-11-19

Scope Item	Landlord Delivery Schedule
	Substantially Complete at Early Delivery Condition	Complete at Substantial Completion	Comments
Tenant kitchens, and Tenant fit-out toilet rooms including plumbing	NA - By Tenant

Mechanical/electric/tel-data rooms for individual Tenant systems	NA - By Tenant

Horizontal window blinds and/or window treatments (See LL standard shade, color, and mounting detail)	NA - By Tenant

Exit stairs - Finishes include painted stringer, risers, and railings, sealed concrete floor and treads, vinyl base at landings, painted GWB walls (except at concrete core), no ceilings		X	Stair accessible at Early Delivery Date. Finishes complete (as applicable) at Substantial Completion

Furnish and install of a larger, dressed up stair to act as a communication stair		X	As applicable

Vestibule at freight elevator/mechanical spaces including electrified door lock to receive card reader		X

ELEVATORS

Garage passenger elevator serving garage levels		X

Office tower passenger elevators		X

Building common fire extinguishers		X

External hoist or Internal working freight elevator for deliveries	X		Base Building GC to work in harmony with TI GC to schedule deliveries

Passenger car for exclusive tenant use as defined in the lease	see note		To be delivered along with internal freight elevator

Tenant fire extinguishers	NA - By Tenant

Tenant equipment	NA - By Tenant

Patio heat to extend season usage		X	Subject to Landlord’s Remaining Work

Snow/ice melting decking on patio	NA - By Tenant

Patio - Exterior lighting, pavers, convenience power outlets	NA - By Tenant

PLUMBING

Underground utility piping (water, waste, gas) to main service points and base building equipment	X

Domestic water to base building fixtures	X		System in place at Early Delivery. System Start-up complete at Substantial Completion.

HW generation for base building toilet rooms	X		System in place at Early Delivery. System Start-up complete at Substantial Completion.

2* domestic cold water stubbed into Tenant area and capped for Tenant use	X		System in place at Early Delivery. System Start-up complete at Substantial Completion.

Domestic water distribution within Tenant premises	NA - By Tenant		Tie in to system to occur following Substantial Completion

Waste and vent service for base building areas	X

Waste and vent from main service points stubbed into Tenant area and capped for Tenant use	X		System in place at Early Delivery. System Start-up complete at Substantial Completion.

Extend waste and vent piping within Tenant space, including final connections	NA - By Tenant		Tie in to system to occur following Substantial Completion

Plumbing and fixtures within Tenant area (excludes Core restrooms)	NA - By Tenant		Tie in to system to occur following Substantial Completion

Point of use water heaters for Tenant fixtures and equipment	NA - By Tenant		Tie in to system to occur following Substantial Completion

Water meter with remote reading device	X		System in place at Early Delivery. System Start-up complete at Substantial Completion.

Storm drainage system	X

Showers at BB restrooms to meet LEED requirements	X		System in place at Early Delivery. System Start-up complete at Substantial Completion.

FIRE PROTECTION

Fire service entrance, back flow protection, and fire pump	X

Standpipes and hose connections within egress stairs and garage	X

Flow switches, tamper switches, pressure switches	X		System in place at Early Delivery. System Start-up complete at Substantial Completion.

Sprinkler coverage to all base building areas	X		System in place at Early Delivery. System Start-up complete at Substantial Completion.

Tenant space to be provided with upturned heads which can be modified/supplemented by Tenant.	X		System in place at Early Delivery. System Start-up complete at Substantial Completion.

Installation and modification of sprinkler piping and head layout to suit Tenant build-out and hazard index	NA - By Tenant		Modification to system by Tenant to occur following Substantial Completion

Secondary fire suppression systems (if required by Tenant)	NA - By Tenant		Modification to system by Tenant to occur following Substantial Completion

HVAC

Heating and cooling systems:

Chiller plant including centrifugal chiller and cooling towers	X		System in place at Early Delivery. System available for tempering space 7.5 months from Early Delivery. System Commissioning complete at Substantial Completion.

Central gas fired condensing boiler plant	X		System in place at Early Delivery. System available for tempering space 7.5 months from Early Delivery. System Commissioning complete at Substantial Completion.

Air handler with ERU providing 0.2 cfm/usf ventilation supply ai	X		System in place at Early Delivery. System available for tempering space 7.5 months from Early Delivery. System Commissioning complete at Substantial Completion.

Exhibit 2.1-3, Page 2

1001 Boylston - Landlord’s Early Delivery Work “Exhibit 2.1-3” • Revised 11-11-19

Landlord Delivery Schedule
Scope Item	Substantially Complete at Early Delivery Condition	Complete at Substantial Completion	Comments
Chilled water and hot water for building systems	X		System in place at Early Delivery. System available for tempering space 7.5 months from Early Delivery. System Commissioning complete at Substantial Completion.

Common chilled and hot water piping capped at each floor level to serve Tenant office area; sized for 400 SF/ton and 30 BTU/SF, respectively	X		System in place at Early Delivery. System available for tempering space 7.5 months from Early Delivery. System Commissioning complete at Substantial Completion.

Chilled water and hot water distribution piping on floors	NA - By Tenant		Tie-in to system to occur following Substantial Completion

Metering for use of chilled and hot water with remote monitoring capability, per Landlord’s specification		X

Supply, return, and general exhaust duct risers for base building systems	X		System Balancing to be completed at Substantial Completion

Supply, return, and general exhaust distribution to common areas and service rooms	X		System Balancing to be completed at Substantial Completion

Supply and return air duct risers with stub out on floor for Tenant connection	X		System Balancing to be completed at Substantial Completion

Supply and return system, including distribution ductwork, fan coiIs, grilles, registers, and diffusers in Tenant premises	NA - By Tenant		Tie-in to system to occur following Substantial Completion

Fan coil Units and power, controls, chilled and hot water distribution to them	NA - By Tenant		Tie-in to system to occur following Substantial Completion

Automatic temperature controls for base building systems		X

Automatic temperature control for Tenant areas and systems. Tenant to tie into base building system.	NA - By Tenant		Tie-in to system to occur following Substantial Completion

Stairway pressurization		X

Balancing and commissioning of Tenant systems	NA - By Tenant

Power at S W/SF for HVAC	NA - Building Spec

Valved connections to tenant space on each floor for heating and cooling to accommodate operating conditions outlined below.	X		System in place at Early Delivery. System available for tempering space 7.5 months from Early Delivery. System Commissioning complete at Substantial Completion.

Operating criteria: Cooling season indoor temp not in excess of 70-74 degrees and not exceed 55% relative humidity. Heating season indoor temp not below 70 degrees	NA - Building Spec

All metering is the responsibility of the LL		X

Internal Load Densities for Cooling Load Design are very low, narrative states 0.65 W/SF for Lighting and 1.0 W/SF for plugs. Tenant understand typical is 0.9 W/SF for Lighting and 2.5 W/SF for plugs in densely packed tenants. Tenant requests at least 0.9 W/SF for lighting and 2.0 W/SF for plugs.	NA - Building Spec

Occupancy is listed as 1 person per 150 gross square feet. CarGurus will be l/100sf pp having impact on the ventilation being provided by the LL. Calculations for fresh air need to be made off the CG density.	NA - Building Spec

Exhaust systems:

General for service rooms and corridors	X		System in place at Early Delivery. System Start-up complete at Substantial Completion

Toilet exhaust for Tenant’s toilet rooms - ductwork and fans	X		Tie-in to system to occur following Substantial Completion

ELECTRICAL

Transformer with utility-supplied 480/277, 3-phase, 4-wire service	X

480/277V, 3 phase, 4 wire main switchboards, metered, for base building systems	X

480/277V normal power bus riser for Tenant areas	X		Tie-in to system to occur following Substantial Completion

Office capacity of 5w/usf for Tenant lighting and power and HVAC	NA - Building Spec

Electric closets at floors for base building systems and core areas.	X

Additional electric closets within Tenant Premises.	NA - By Tenant		Tie-in to system to occur following Substantial Completion

Circuit breaker bus plugs at all floors serving Tenant Premises.	NA - By Tenant		Tie-in to system to occur following Substantial Completion

Power distribution equipment and transformers for Tenant premises	NA - By Tenant		Tie-in to system to occur following Substantial Completion

Emergency generator for base building life safety systems, including fuel storage and transfer system		X

Emergency egress lighting within Tenant area		X	Tie-in to system to occur following Substantial Completion

Standby power generator for Tenant equipment, if required	NA - By Tenant

Fire alarm systems and risers	X	X

Fire Alarm devices in Tenant Premises shall be code-compliant and compatible for tie-in with Building systems.	NA - By Tenant		Tie-in to system to occur following Substantial Completion

Added infrastructure for base building fire alarm system panels or amplifiers to support Tenant fit out.		X

Exhibit 2.1-3, Page 3

1001 Boylston - Landlord’s Early Delivery Work “Exhibit 2.1-3” - Revised 11-11-19

Landlord Delivery Schedule
Scope Item	Substantially Complete at Early Delivery Condition	Complete at Substantial Completion	Comments
Lighting in base building and common areas		X

Lighting in Tenant premises	NA - By Tenant		Tie-in to system to occur following Substantial Completion

Temporary code-required minimum lighting, fire alarm, and exit signs at unoccupied Tenant areas		X

Lightning protection for base building systems		X

Lightning protection for Tenant systems	NA - By Tenant

Electrified hardware for base building card key access doors		X

Electrified hardware for Tenant card key access doors	NA - By Tenant		Tie-in to system to occur following Substantial Completion

TELCOM

Building MDF room		X

IDF room		X

Tenant tel/data rooms and tel/data infrastructure including but not limited to servers, computers, phone systems, equipment racks, etc.	NA - By Tenant

Fiber optic service for Tenant use	NA - By Tenant

Redundant paths for service providers with (2) entry points and (2) different users	X

SECURITY

Security system for the base building including card readers at building entries.		X

Card access into or within Tenant Premises on separate Tenant installed and managed system.	NA - By Tenant		Tie-in to system to occur following Substantial Completion

LL & Tenant to coordinate on badge access to eliminate the need for two cards	NA - Building Spec

Card readers, low voltage and hardware wiring (including fire alarm/security system tie-in) and programming to activate card key stairwell access		X

Provide location for tenant reception/security in building main entry - including desk, branding, power and infrastructure to receive required tel/data and security system equipment	NA - Building Spec

Exhibit 2.1-3, Page 4

EXHIBIT 2.1-4

TENANT PLAN AND WORKING DRAWING REQUIREMENTS

Preparation of Tenant Plans. The Tenant Plans shall include all architectural, mechanical, electrical, fire protection, plumbing and structural drawings and detailed specifications for the Tenant’s Work and shall show all work necessary to complete the Tenant’s Work, including all cutting, fitting, and patching and all connections to the mechanical and electrical systems and other components of the Building as well as any re- balancing and re-commissioning scope that is necessary to address Building systems affected by the Tenant’s Work. Where Tenant’s Work interfaces with Landlord’s Work, the Tenant’s Work design shall visually integrate with the Landlord’s Work in a manner and with materials and finishes that are compatible with the Building finishes in that area. Landlord reserves the right to reject Tenant Plans which in its reasonable opinion fail to comply with this provision. The Tenant Plans shall include but not be limited to:

1.	Floor plan indicating location of partitions and doors (details required of partition and door types). Indicate ratings of all partitions and doors and all non-standard construction details.

2.	Location of all electrical convenience outlets and telephone outlets. Note non-standard power devices and/or related equipment.

3.	Location and details of electrical meters and special electrical outlets; (e.g. Xerox), including voltage, amperage, phase and NEMA configuration of outlets.

4.	Location of telecommunications equipment and conduits.

5.	Security system and requirements

6.	Reflected ceiling plan showing layout of standard ceiling and lighting fixtures. Partitions to be shown lightly with switches located indicating fixtures to be controlled.

7.	Locations and details of special ceiling conditions, lighting fixtures, speakers, etc.

8.	Location and heat load in BTU/Hr. of all special air conditioning and ventilating requirements and all necessary HVAC mechanical drawings.

9.	Location and details of special structural requirements, e.g., slab penetrations and areas with floor loadings exceeding a live load of 70 lbs./s.f.

10.	Locations and details of all plumbing fixtures; sinks, drinking fountains, etc. and, if applicable, water meters.

11.	Location and specifications of floor coverings, e.g., vinyl tile, carpet, ceramic tile, etc.

Exhibit 2.1-4, Page 1

12.	Finish schedule plan indicating wall covering, paint or paneling with paint colors referenced to standard color system.

13.	Details and specifications of special millwork, glass partitions, rolling doors and grilles, blackboards, shelves, etc.

14.

Hardware schedule indicating door number keyed to plan, size, hardware required including butts, latchsets or locksets, closures, stops, and any special items such as thresholds, soundproofing, etc. Keying schedule is required.

15.	Verified dimensions of all built-in equipment (file cabinets, lockers, plan files, etc.).

16.	Location of any special soundproofing requirements.

17.	Detailed plan of any existing and proposed roof equipment showing location and elevations of all equipment.

18.	Note any extension of any tenant system beyond demised space.

19.	Tenant Plans shall be fully detailed and fully coordinated with each other and with the Base Building Work.

20.	All drawings to be uniform size (30” X 42”) and shall incorporate the standard project electrical and plumbing symbols and be at a scale of 1/8” = 1’ or larger.

21.	Drawing submittal shall include the appropriate quantity required to file for permit along with four half size sets and one full size set for Landlord’s review and use.

22.	Provide all other information necessary to obtain all permits and approvals for Landlord’s Work.

23.

Upon completion of the work, Tenant shall provide Landlord with two hard copies and one CAD file (compatible with Landlord’s requirements) of updated architectural, mechanical, electrical, fire protection, plumbing and structural drawings to reflect all project sketches and changes.

Exhibit 2.1-4, Page 2

EXHIBIT 2.1-5

FORM OF LANDLORD GUARANTY

GUARANTY

THIS GUARANTY (this “Guaranty”), is made as of the      day of             , 20[    ], by [                    ], a [                    ], having an address c/o Samuels & Associates, 136 Brookline Avenue, Boston, Massachusetts 02215 (“Guarantor”), to and for the benefit of CarGurus, Inc., a Delaware corporation, having an address at 2 Canal Park, Cambridge, Massachusetts 02141 (“Tenant”).

W I T N E S S E T H:

WHEREAS, S&A P-12 Property LLC, a Delaware limited liability company having an address c/o Samuels & Associates, 136 Brookline Avenue, Boston, Massachusetts 02215 (“Landlord”), as landlord, and Tenant have entered into that certain Lease dated as of             , 2019 (as the same has been or may be amended, restated, modified and/or supplemented, the “Lease”) affecting certain property in Boston, Massachusetts referred to (or to be referred to) as 1001 Boylston Street;

WHEREAS, Landlord has certain obligations under the Lease;

WHEREAS, Landlord is a [wholly owned subsidiary] [affiliate] of Guarantor;

WHEREAS, the execution and delivery by Guarantor of this Guaranty is an obligation of Landlord under the Lease, and Guarantor expects to derive direct and/or indirect financial benefit from Tenant’s execution of the Lease; and

WHEREAS, unless otherwise stated herein, capitalized terms used and not defined herein shall have the meaning set forth in the Lease;

NOW, THEREFORE, in consideration of Tenant’s obligations under the Lease, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor hereby covenants and agrees as follows:

1.    Guaranteed Obligations. Guarantor hereby unconditionally and irrevocably guaranties to Tenant the timely and full payment of the following obligations of Landlord under the Lease commencing effective as of the Actual Construction Commencement Date (collectively, the “Guaranteed Obligations”):

(a)    The Maximum Amount of the Allowance in accordance with Section 1.2 of the Lease and Section III of Exhibit 2.1 of the Lease, when due and payable;

(b)    The Additional Allowance, if any, in accordance with Section II.F of Exhibit 2.1 of the Lease, when due and payable;

Exhibit 2.1-5, Page 1

(c)    The Holdover Compensation and/or the Holdover Premium, if any, in accordance with Section IV of Exhibit 2.1 of the Lease, when due and payable; and

(d)    any and all other obligations of Landlord to make payments to Tenant pursuant to obligations set forth in Exhibit 2.1 of the Lease (the “Additional Costs”), including, without limitation, costs resulting from Landlord Change Orders, Landlord Delays, and Landlord’s failure to achieve the milestone dates set forth in Section II of Exhibit 2.1.

2.    Guaranty Absolute.

(a)    Guarantor guaranties that the Guaranteed Obligations will be paid in accordance with the Lease and this Guaranty, regardless of any law, statute, rule, regulation, decree or order now or hereafter in effect in any jurisdiction affecting or purporting to affect in any manner any of such terms or the rights or remedies of Landlord with respect thereto.

(b)    Any payment or payments made to Tenant by Landlord or any other person or received or collected by Tenant from Landlord or any other person by virtue of any action or proceeding or any other set-off or appropriation or application at any time or from time to time in respect of any the Guaranteed Obligations (including, without limitation, a set-off against Annual Fixed Rent in accordance with the terms of and conditions of Section V of Exhibit 2.1 of the Lease) may be applied by Tenant in satisfaction of such Guaranteed Obligations in such order as Tenant may determine, and any such payment, credit or reimbursement by Landlord or Guarantor shall reduce the Guaranteed Obligations, on a dollar-for-dollar basis.

(c)    The liability of Guarantor under this Guaranty shall be absolute and unconditional, and shall not be affected, released, terminated, discharged or impaired, in whole or in part, by, and Tenant may proceed to exercise any right or remedy hereunder irrespective of, any or all of the following:

(i)    incapacity, lack of authority, death or disability of any person or persons or any lack of genuineness, regularity, validity, legality or enforceability, or the voidability of, the Lease or any other agreement or instrument relating thereto;

(ii)    the failure of Tenant to exercise or to exhaust any right or remedy or take any action against Landlord or any other security available to it;

(iii)    any amendment, restatement, amendment and restatement or modification of the terms of the Lease (each a “Lease Amendment”);

(iv)    any extensions of time for payment, performance or observance, whether in whole or in part, of the terms of the Lease on the part of the Landlord to be paid, performed or observed, as applicable;

(v)    any waiver of, or any assertion or enforcement or failure or refusal to assert or enforce, or any consent granted by Tenant with respect to a departure from, any term of the Lease, including, without limiting the generality of the foregoing, the waiver by Tenant of any default of Landlord, or the making of any other arrangement with, or the accepting of any compensation or settlement from, Landlord;

Exhibit 2.1-5, Page 2

(vi)    any failure or delay of Tenant to exercise, or any lack of diligence in exercising, any right or remedy with respect to the Lease or this Guaranty, provided however, that the provisions of this clause (vi) shall not be deemed to be a waiver of any right which Guarantor has under any applicable statute of limitations or repose;

(vii)     the exercise by Tenant of any right or remedy under the Lease, or the obtaining of any judgment against Landlord, or the taking of any action to enforce the same;

(viii)    any bankruptcy, insolvency, assignment for the benefit of creditors, receivership, trusteeship or dissolution of or affecting Landlord;

(ix)    any exchange, surrender or release, in whole or in part, of any security (other than this Guaranty) which may be held by Tenant at any time for or under the Lease or in respect of the Guaranteed Obligations;

(x)    any other guaranty now or hereafter executed by Guarantor or any other guarantor or the release of any other guarantor from liability for the payment of any of the Guaranteed Obligations or any of the terms of the Lease on the part of Landlord to be paid, whether by operation of law or otherwise;

(xi)    any change, restructuring or termination of the structure or existence of Landlord or any assignment of Landlord’s interest in the Lease or transfer of Tenant’s interest as tenant under the Lease; or

(xii)    any circumstance which might in any manner or to any extent vary the risk of Guarantor, or might otherwise constitute a legal or equitable discharge or defense available to a surety or guarantor, whether similar or dissimilar to the foregoing other than a Substantive Defense (as hereinafter defined);

in each case, whether occurring before or after any default by Landlord under the Lease, and with or without further notice to or assent from Guarantor.

As used in this Agreement, a “Substantive Defense” shall mean any defense, affirmative defense, right of set-off or counterclaim of a substantive nature which Landlord would have the right to assert against Tenant under the Lease; provided however, in no event shall any and/or all of the defenses, affirmative defenses, claims, rights of set-off and/or counterclaims described in clauses (i)-(xi) of this Section 2(c), or the waived rights under Section 4 be deemed to be Substantive Defenses.

(d)    Notwithstanding anything to the contrary contained in Section 11 hereof, this Guaranty shall continue to be effective or be reinstated, as the case may be, and the rights of Tenant hereunder shall continue with respect to, any Guaranteed Obligation (or portion thereof) at any time paid by Landlord which shall thereafter be required to be restored or returned by Tenant upon the insolvency, bankruptcy or reorganization of Landlord, all as though such Guaranteed Obligation (or portion thereof) had not been so paid or applied.

Exhibit 2.1-5, Page 3

(e)    Notwithstanding anything to the contrary contained herein, neither Guarantor’s obligation to make payment in accordance with the terms of this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed, stayed, released or limited in any manner whatsoever by any impairment, modification, change, release, limitation or stay of the liability of Landlord or its estate in bankruptcy or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of the Bankruptcy Code of the United States or other statute or from the decision of any court interpreting any of the same, and Guarantor shall be obligated under this Guaranty as if no such impairment, stay, modification, change, release or limitation had occurred.

(f)    The Guaranteed Obligations shall survive the expiration or earlier termination of the Lease; provided, however, the parties acknowledge that Guarantor shall have the right to assert Substantive Defenses to any Guaranteed Obligations that survive such expiration or termination.

(g)    Tenant may proceed to protect and enforce any or all of its rights under this Guaranty by suit in equity or action at law, whether for specific performance of any covenants or agreements contained in this Guaranty or otherwise, or to take any action authorized or permitted under applicable law, and shall be entitled to require and enforce the performance of all acts and things required to be performed hereunder by Guarantor. Each and every remedy of Tenant shall, to the extent permitted by law, be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

3.    Representations and Warranties. Guarantor represents and warrants to Tenant that, as of the date of execution of this Guaranty: (a) the making and performance of this Guaranty by Guarantor will not result in any breach of any term, condition or provision of, or constitute a default under, any contract, agreement or other instrument to which Guarantor is a party or by which is may be bound, or result in a breach of any regulation, order, writ, injunction, or decree of any court or any commission, board or other administrative agency entered in any proceeding to which Guarantor is a party or by which it may be bound, (b) Guarantor is the holder of a material equity interest in Landlord or a parent or affiliate of Landlord and has derived or expects to derive a material financial benefit from Tenant’s entering into the Lease, (c) Guarantor has read and is fully familiar with all of the provisions of the Lease, and (d) the execution and delivery of this Guaranty to Tenant has been duly authorized by all necessary corporate action of Guarantor.

4.    Waivers. Guarantor expressly waives the following:

(a)    notice of acceptance of this Guaranty and of any change in the financial condition of Landlord;

(b)    promptness, diligence, presentment, demand for payment of any of the Guaranteed Obligations (provided however, that the provisions of this Section 4(b) shall not be deemed to waive any Substantive Defense);

(c)    protest, notice of dishonor, notice of default and any other notice with respect to any of the Guaranteed Obligations and/or this Guaranty;

Exhibit 2.1-5, Page 4

(d)    any requirement that Tenant exhaust any right or remedy or take any action against Landlord, and agrees that Tenant may enforce its rights hereunder without taking any actions or proceedings against Landlord;

(e)    the right to interpose all procedural defenses of the law of guaranty, indemnification and suretyship; provided, however, and notwithstanding the foregoing, the parties acknowledge that Guarantor has the right to assert all Substantive Defenses;

(f)    all rights and remedies accorded by applicable law specifically to guarantors or sureties; provided, however, and notwithstanding the foregoing, the parties acknowledge that Guarantor has the right to assert all Substantive Defenses;

(g)    the right to interpose any set-off or counterclaim of any nature or description in any action or proceeding arising hereunder or with respect to this Guaranty; provided, however, and notwithstanding the foregoing, the parties acknowledge that Guarantor has the right to assert all Substantive Defenses;

(h)    any right or claim of right to cause a marshaling of the assets of Landlord or to cause Tenant to proceed against Landlord and/or any collateral or security held by Tenant at any time or in any particular order;

(i)    the expiration or termination of the Lease; and

(j)    the release or discharge of Landlord in any receivership, bankruptcy or other creditors’ proceedings or the rejection, disaffirmance or disclaimer of the Lease by any party in any such proceeding.

5.    Enforcement Costs. In the event suit or action by brought upon and in connection with the enforcement of this Guaranty, Guarantor shall pay reasonable attorneys’ fees and all court costs incurred by Tenant.

6.    Waiver of Rights Against Landlord; Subordination.

(a)     Guarantor hereby waives, until such time as all Guaranteed Obligations have been performed and discharged in full, all rights of subrogation and any other claims that it may now or hereafter acquire against Landlord that arise from the existence, payment, performance or enforcement of Guarantor’s obligations under this Guaranty or any other documents executed in connection herewith (collectively, the “Guaranty Documents”), including, without limitation, any right of reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Tenant against Landlord, whether or not such claim, remedy or right arises in equity or under contract, statute or common law and any right to take or receive from Landlord, directly or indirectly, in cash or other property or by set off or in any other manner, payment or security on account of such claim, remedy or right. Nothing herein shall be deemed to limit or affect Guarantor’s right to receive distributions of income or capital from Landlord or to receive repayment of loans made by Guarantor to Landlord; provided, however that any and/or all loans made by Guarantor to Landlord which allow for the satisfaction of a Guaranteed Obligation shall in all respects be subordinate to Landlord’s obligation to perform under the Lease.

Exhibit 2.1-5, Page 5

(b)    If any amount shall be paid to Guarantor in violation of the preceding subsection (a), such amount shall be held in trust for the benefit of Tenant and shall forthwith be paid to Tenant to be credited and applied to all amounts payable under this Guaranty in accordance with the terms of the Lease and the Guaranty Documents, or to be held as collateral for any amounts payable under this Guaranty thereafter arising.

7.    Amendment in Writing. No amendment or waiver of any provision of this Guaranty nor consent to any departure by Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by Tenant, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

8.    Remedies. The obligations of Guarantor under this Guaranty are separate and independent from Landlord’s obligations under the Lease, and a separate action or actions may be brought and prosecuted against Guarantor to enforce this Guaranty, irrespective of whether any action is brought against Landlord or whether Landlord is joined in any such action or actions. Any one or more successive and/or concurrent actions may be brought hereon against Guarantor either in the same action, if any, brought against Landlord or in separate actions, as often as Tenant, in its sole discretion, may deem advisable. Insofar as the payment by Landlord of any sums of money to Tenant is involved, this Guaranty is guaranty of payment and not of collection and shall remain in full force and effect until payment in full to Tenant of all sums payable under the Lease.

9.    Waiver of Trial By Jury. GUARANTOR (ON ITS OWN BEHALF AND ON BEHALF OF ITS SUCCESSORS AND ASSIGNS) HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF UNDER OR IN CONNECTION WITH THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTY. GUARANTOR ACKNOWLEDGES THAT THIS WAIVER IS KNOWING, VOLUNTARY AND INTENTIONAL, AND HAS BEEN MADE AFTER CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH GUARANTOR’S ATTORNEYS.

10.    Notices. Every notice, demand, request or other communication required or permitted hereunder shall be in writing and sent by registered mail or certified mail postage prepaid, return receipt requested or by nationally recognized overnight delivery, addressed to the respective parties as follows:

if to Tenant:	CarGurus, Inc.
2 Canal Park
Cambridge, MA 02141
Attention: Senior Manager Facilities & Operations

Exhibit 2.1-5, Page 6

with copies to:

CarGurus, Inc.
2 Canal Park
Cambridge, MA 02141
Attention: General Counsel

if to Landlord:	S&A P-12 Property LLC
c/o Samuels & Associates
136 Brookline Avenue
Boston, MA 02215
Attention: Peter Sougarides and Tom Bloch

with copies to:

Goulston & Storrs PC
400 Atlantic Avenue
Boston, MA 02110
Attention: William Dillon

if to Guarantor:	[ ]
c/o Samuels & Associates
136 Brookline Avenue
Boston, MA 02215
Attention: Peter Sougarides and Tom Bloch

with copies to:

Goulston & Storrs PC
400 Atlantic Avenue
Boston, MA 02110
Attention: William Dillon

or to such other address as may be specified by written notice sent in accordance herewith. Every notice, demand, request or other communication sent in accordance with the terms hereof shall be deemed to have been given or received upon the date same shall have been received or receipt thereof has been refused or rejected.

11.    Release of Guarantor. Notwithstanding any provisions of this Guaranty to the contrary, except to the extent of any unpaid Guaranteed Obligation, Guarantor shall be released and discharged from all liability under this Guaranty as follows: (a) with respect to the Maximum Amount of the Allowance, upon the earlier of (i) the full disbursement of the Maximum Amount of the Allowance, or (ii) the Outside Draw Date, (b) with respect to the Additional Allowance, upon the earliest of (i) the occurrence of the Construction Commencement Date on or prior to the Outside Construction Commencement Date, (ii) the occurrence of the Delivery Date on or prior to the First Outside Delivery Date, (iii) the full disbursement of the Additional Allowance, or (iv) the Outside Draw Date, (c) with respect to the

Exhibit 2.1-5, Page 7

Holdover Compensation and/or the Holdover Premium, upon the full payment of the Holdover Compensation and/or the Holdover Premium, if any, and (d) with respect to the Additional Costs, upon the full payment of the Additional Costs, if any. In addition to and without limiting the foregoing, if Landlord fails to timely pay any of the Guaranteed Obligations to Tenant and Tenant elects to set-off any portion of such unpaid amount against Annual Fixed Rent in accordance with the terms of and conditions of Section V of Exhibit 2.1 of the Lease, then the Guaranteed Obligations shall be reduced by the amount which Tenant has set-off against Annual Fixed Rent.

12.     Successors and Assigns. This Guaranty shall be binding upon Guarantor and its successors and assigns. This Guaranty shall inure to the benefit of and be enforceable by Tenant and any Permitted Transferee of Tenant. Wherever in this Guaranty reference is made to Landlord, the same shall be deemed to refer also to the then successor or assign of Landlord, and wherever in this Guaranty reference is made to Tenant, the same shall be deemed to refer also to the then holder of Tenant’s interest under the Lease so long as such holder is a Permitted Transferee. Notwithstanding anything herein to the contrary, Guarantor shall not have the right to assign this Guaranty or delegate its obligations without the prior written consent of Tenant, which may be withheld in Tenant’s sole and absolute discretion.

13.     Governing Law. This Guaranty shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts applicable to agreements made and to be performed entirely within said state. All disputes arising out of or relating to this Guaranty and all actions to enforce this Guaranty may be adjudicated in the state courts of Massachusetts or the federal courts sitting in the City of Boston and Guarantor hereby irrevocably submits to the jurisdiction of such courts in any suit, action or proceeding arising out of or relating to this Guaranty or in any action to enforce this Guaranty. So far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process as permitted by law, shall be necessary in order to confer jurisdiction upon the person of Guarantor in any such court.

14.    Merger; Severability. (a)    This Guaranty (and the Lease that this Guaranty relates to) constitutes the entire agreement and understanding between the parties, and is the complete and exclusive expression of the parties’ agreement on the matters contained herein, and all prior agreements (whether oral or written) between the parties hereto relating to the subject matter of this Guaranty are superseded by this Guaranty. There are no conditions precedent to the effectiveness of this Guaranty. The provisions of this Guaranty may not be explained, supplemented or qualified through evidence of trade usage or prior course of dealings or other parole evidence.

(b)    If any term, covenant, condition or provision of this Guaranty or the application thereof to any circumstance or to Guarantor shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Guaranty or the application thereof to any circumstances or to Guarantor other than those as to which any term, covenant, condition or provision is held invalid or unenforceable, shall not be affected thereby and each remaining term, covenant, condition and provision of this Guaranty shall be valid and shall be enforceable to the fullest extent permitted by law.

Exhibit 2.1-5, Page 8

15.    Headings. The headings used in this Guaranty are for convenience only and are not to be considered in connection with the interpretation or construction of this Guaranty.

[16.    Joint and Several. The obligations of Guarantor hereunder, if more than one party, shall be joint and several.]

[Signature Page Follows]

Exhibit 2.1-5, Page 9

IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty as of the date first above written.

[ ]

By:
Name:
Title:

Exhibit 2.1-5, Page 10

EXHIBIT 2.1-6

RULES AND REGULATIONS FOR ROOFTOP PREMISES

Please note the following policies for use of the exterior roof deck portions of the Rooftop Premises (the “Roof Deck”). Any and all use of the Roof Deck shall be subject to the terms and conditions set forth in the Lease. The foregoing guidelines are in addition to, and not in limitation of the Lease:

•	Occupancy limits must be adhered to at all times.

•	Smoking, vaping and/or any technological evolution of either is not permitted anywhere on the premises.

•	Anyone under the age of 18 must be accompanied by an adult at all times.

•	Animals/pets other than service animals are not allowed on the Roof Deck.

•	No glass containers or other glass objects are permitted on the Roof Deck and all trash must be disposed of in proper receptacles.

•	Items such as bikes, skate boards and rollerblades are not allowed on the Roof Deck.

•	Loud music is prohibited.

•

Tenant agrees that all use of the Roof Deck shall be undertaken at Tenant’s sole risk and except as otherwise provided by the terms of the Lease or applicable law, management shall not be liable for any claims, damages, or causes of action whatsoever to Tenant, Tenant’s heirs, next-of-kin, personal representatives, assigns or visitors arising out of or connected with the use of the Roof Deck.

Exhibit 2.1-6, Page 1

EXHIBIT 2.1-7

COMMON EXTERIOR ROOF DECK AREA AND OUTDOOR DECK AREAS A AND B

Exhibit 2.1-7, Page 1

EXHIBIT 2.2(b)

FITNESS CENTER SPECIFICATIONS AND LOCATION

Exhibit 2.2(b), Page 1

EXHIBIT 3.1

DECLARATION AFFIXING THE COMMENCEMENT DATE OF LEASE

THIS AGREEMENT made this      day of             , 20     , by and between [LANDLORD] (hereinafter “Landlord”) and [TENANT] (hereinafter “Tenant”).

W I T N E S S E T H T H A T:

1.    This Agreement is made pursuant to Section [3.1] of that certain Lease dated [date], between Landlord and Tenant (the “Lease”).

2.    It is hereby stipulated that the Lease Term commenced on [commencement date], (being the “Commencement Date” under the Lease), and shall end and expire on [expiration date], unless sooner terminated or extended, as provided for in the Lease.

WITNESS the execution hereof under seal by persons hereunto duly authorized, the date first above written.

LANDLORD:

[INSERT LL SIGNATURE BLOCK]

By:
Name:
Title:

TENANT:

ATTEST:	[TENANT]

By:	By:
Name:	Name:
Title:	Title:
Hereunto duly authorized

Exhibit 3.1, Page 1

EXHIBIT 6.1(b)

TENANT’S EXPENSE SHARE ALLOCATION METHODOLOGY

Expense Pool	Methodology
Project Expense Pool	The product of: (x) all Operating Expenses allocated to the Project Expense Pool, multiplied by a fraction, the numerator of which is the Rentable Floor Area of the Premises and the denominator of which is the total square footage of the Project.

Building Expense Pool	The product of: (x) all Operating Expenses allocated to the Building Expense Pool, multiplied by a fraction, the numerator of which is the Rentable Floor Area of the Premises and the denominator of which is the Rentable Floor Area of the Building.

Office Area Expense Pool	The product of: (x) all Operating Expenses allocated to the Office Area Expense Pool, multiplied by a fraction, the numerator of which is the Rentable Floor Area of the Premises and the denominator of which is the Rentable Floor Area of the Office Area.

Exhibit 6.1(b), Page 1

EXHIBIT 7.10

CLEANING SPECIFICATIONS

1001 Boylston Tenant Night Cleaning Specification

•	Office Area(s)

•	Contractor shall abide by all access policies provided by tenant

•	Empty and clean (when necessary) all waste/recycling receptacles and remove recyclable materials and rubbish to the designated area on a nightly basis

•	All recyclable materials to be separated and delivered to compactor on a nightly basis

•	Vacuum all carpeted main traffic areas on a nightly basis

•	Spot vacuum non-main traffic areas on a nightly basis

•	Fully vacuum non-main traffic areas no less than once per week

•	Vacuum furniture surfaces no less than once monthly

•	All hard surface flooring (uncarpeted) in main traffic and kitchen areas shall be spot cleaned on a nightly basis

•	All hard surface flooring (uncarpeted) in main traffic and kitchen areas shall be damp mopped at least once per week

•	Hand dust or wipe clean with damp or treated cloth reachable, cleared horizontal surfaces, desks, chairs, files, telephones, picture frames, etc. on a nightly basis

•

All high dusting beyond the reach of the normal nightly dusting will be accomplished quarterly. This will include, but will not be limited to, all pictures, frames, charts, display boards, exposed pipes, ventilation and air conditioning ducts and high molding, tops of door frames and other interior casting.

•

All metalwork, such as door hardware and frames, metal lettering, and other metal accessories will be wiped clean and left in uniformly clean and bright condition, free of all dust and streaks on a nightly basis

•	Restrooms

•	All restrooms tasks are to be completed on a nightly basis

•	Empty and clean (when necessary) all waste receptacles and remove waste paper and rubbish to the designated area

•	Clean and sanitize drinking fountains, follow with stainless steel cleaner as needed taking care not to leave any oily residue

•

Scour, wash and disinfect all basins, bowls and urinals with Owner-approved germicidal detergent solution, including tile walls near urinals. Special attention must be taken to inspect and clean areas of difficult access, such as the underside of toilet bowl rings and urinals, to prevent building up of calcium and iron oxide deposits. Wash both sides of all toilet seats with approved germicidal solution and wipe dry. Toilet seats to be left in an upright position

•

All mirrors, powder shelves, bright work (including exposed piping below wash basins), towel dispensers, receptacles and any other metal accessories will be washed and polished. Contractor shall use only non-abrasive, non-acidic material to avoid damage to metal fixtures

•

Spot clean all partitions, tile walls, doors and outside surfaces of all dispensers and receptacles. Damp wipe all lavatory tops and remove water spots from wall surfaces next to dispenser/receptacles. Spot clean around light fixtures

•

Damp wipe all metal toilet partitions and modesty screens and tiled walls using approved germicidal solution. All surfaces are to be wiped dry so that all wipe marks are removed and surfaces have a uniformly bright appearance

•	All stainless-steel surfaces should be cleaned and polished as necessary when marks appear

•	Fill soap, sanitizer, toilet tissue, towel and sanitary napkin dispensers

Exhibit 7.10, Page 1

•

Floors will be swept clean and wet-mopped using a germicidal detergent within LEED guidelines approved by owner. The floors will then be mopped dry and all watermarks and stains wiped from walls and metal partition bases

•	Tenant Common Areas

•	Contractor shall abide by all access policies provided by tenant

•	All hard floor surfaces to be spot cleaned with a damp mop on a nightly basis

•	All hard floor surfaces to be fully cleaned with a damp mop no less than once per week

•	Spot vacuum all carpeted areas on a nightly basis

•	Fully vacuum all carpeted areas, corners and edges not less than once per week

•	Hand dust or wipe clean with damp or treated cloth reachable, cleared horizontal surfaces, desks, chairs, files, telephones, picture frames, etc. on a nightly basis

•

All high dusting beyond the reach of the normal nightly dusting will be accomplished quarterly. This will include, but will not be limited to, all pictures, frames, charts, display boards, exposed pipes, ventilation and air conditioning ducts and high molding, tops of door frames and other interior casting.

•

All metalwork, such as door hardware and frames, metal lettering, and other metal accessories will be wiped clean and left in uniformly clean and bright condition, free of all dust and streaks on a nightly basis

•	Service elevator lobbies to be cleaned nightly

•	Kitchenettes and Cafes

•	Contractor shall abide by all access policies provided by tenant

•	Empty and clean (when necessary) all waste/recycling receptacles and remove recyclable materials and rubbish to the designated area on a nightly basis

•	All recyclable materials to be separated and delivered to compactor on a nightly basis

•	Remove dust from all furniture, window ledges, radiators, coat racks, artificial plants, paintings and other wall decorations on a nightly basis

•	Thoroughly wipe down all tables, chairs, appliances and counter tops on a nightly basis

•	Spot clean doors and walls especially around and behind trash receptacles on a nightly basis

•	Thoroughly vacuum all carpeting or dry-mop and damp mop all hard surfaces on a nightly basis

•	Clean and disinfect all trash and recycling containers no less than once per week

•	Clean all light fixtures and ceiling diffusers with a damp cloth no less than once quarterly

•	Window and Glass Cleaning

•	Entrance doors and other miscellaneous glass to be cleaned on a nightly basis

•	Interior glass panels in doors and offices to be spot cleaned on a nightly basis

•	Interior glass panels in doors and offices to be fully cleaned no less than once per month

•	All exterior windows to be cleaned no less than twice per year

NOTES:

1.	Tenant shall contract directly for all day services required within the tenant space including but not limited to exclusive restrooms, kitchens, office and lobby areas

2.	Base building common area restrooms will be stocked and maintained during business hours by LL

3.	LL will supply all consumables to be installed by tenant porter required for any LL installed accessories.

4.	Base building day staff is available to assist with tenant needs for a fee in accordance with current labor and material rates

Exhibit 7.10, Page 2

EXHIBIT 10.1(b)

RESERVED PARKING SPACES

11/19/2019 11:26:02 AM

EXHIBIT 10.1 (b)
RESERVED PARKING SPACES

FSA
LOBBY
PARKING
GARAGE
RESERVED PARKING SPACES
0 5 10 20 40 80

Parcel 12 | Boston, Massachusetts

P12 OFFICE - LEVEL P1 PLAN
NOVEMBER 19, 2019

Samuels & Associates

Exhibit 10.1(b), Page 1

EXHIBIT 11.3

BUILDING AND CONSTRUCTION

RULES AND REGULATIONS

GOVERNING TENANT ACTIVITIES

The following rules and regulations have been promulgated by the Landlord of 1001 Boylston Street, Boston, Massachusetts (the “Project”) to set forth the expectations as between Landlord and Tenant in the administration of Project, and regulation of the interrelationships involved in the orderly and coordinated conduct of all parties’ business activities on the Project, inclusive of shared Common Areas.

Notwithstanding these rules and regulations, the Landlord reserves expressly to itself the right, in its sole discretion and for whatever reasons or cause, to suspend, amend, supplement, revoke, terminate, and administer these rules and regulations in any manner which it deems necessary or desirable; without any recourse whatsoever to Tenant occasioned thereby; provided that (i) in the event of any conflict between any rule or regulation promulgated by Landlord and the provisions of the Lease, the provisions of the Lease shall control, and (ii) Landlord shall enforce all rules and regulations against Tenant in a non-discriminatory fashion, except where differing circumstances justify different treatments. Subject to the foregoing, no action undertaken or any failure to act, by Landlord, pursuant to these rules and regulations shall be deemed to be a default under the Lease. Except as expressly provided in the Lease, Tenant shall not be entitled to engage in any self-help or direct intervention in the administration of these rules and regulations as against Landlord, other tenants, invitees, or other individuals or entities.

The term “Landlord”, for the purpose of the administration of these rules and regulations shall mean S&A P-12 Property LLC, and its duly designated management company and its and their agents. Tenant is directed to comply with all requests and directives of said management company and agents. In the case of any inconsistency or question of authority, the directive of S&A P-12 Property LLC (or its legal successors or assigns), is determinative.

1.    Emergency Contact; Notification; and Access

Tenant shall provide in writing to Landlord, at the initiation of its tenancy, and from time to time upon request thereafter, with the name and phone number of its on-site employees or agents responsible for the Premises, who are work order contacts.

Tenant shall provide in writing to Landlord, at the initiation of its tenancy, and from time to time upon request thereafter, with an emergency phone number and contact name, with twenty- four (24) hour access and response, to which Landlord can report any and all emergency situations and circumstances. Tenant shall update this phone number and contact name, as it may change.

In the event of any disturbances, accidents or emergencies within the Premises, or in any Common Areas around or leading to the Premises of which Tenant is aware, Tenant shall immediately inform Landlord’s on site security and management personnel (by means of emergency phone numbers or call service and by means of email, provided to Tenant by the Landlord). Notwithstanding this requirement, Tenant shall be fully and solely responsible to

Exhibit 11.3, Page 1

contact separately any and all local police departments or fire departments, as Tenant determines in its reasonable discretion is necessary to respond to any disturbances, accidents, or emergencies within the Premises, or in any Common Areas around or leading to the Premises of which Tenant is aware. Under no circumstances may Tenant rely on the contact made with Landlord’s security services as being any substitute or conduit for contact with police or fire authorities; it being and remaining Tenant’s obligation to address any such situations as it determines in its reasonable discretion, independently, responsively, and in a lawful manner.

Tenant shall cooperate fully and with any local police department, fire department, and Landlord’s recognized security personnel in dealing with or responding to any disturbances, accidents or emergencies, within the Premises, or in any Common Areas around or leading to the Premises. Tenant, upon request of Landlord, shall participate in the reporting or any and all such disturbances, accidents or emergencies; in the preparation or filing of any formal or informal complaints against any individual perpetrators; in the preparation and filing of any accident or incident reports required by any and all state or municipal authorities, or by Landlord or its insurers or Lenders.

Subject to Section 16.19, Tenant shall provide Office Management with any and all emergency security codes, combinations, keys, key cards, or other means of access to the Premises, and any separately secured spaces therein (other than vaults or safes); to be used by Landlord solely in the event of an emergency. Landlord, in responding to any emergency situation, shall not be deemed liable for trespass or breach of its Lease in entering on to the Premises to address or remediate any such situation; and Tenant shall permit such emergency access upon verbal request.

Landlord will provide Tenant, from time to time, and upon request by Tenant, with the telephone or call numbers, or location, of Landlord’s representatives authorized to respond to emergency circumstances.

2.    Security

Except as expressly provided herein or in the Lease, including, without limitation, the provisions of Section 7.8, Landlord bears no responsibility to provide any security personnel to monitor, operate within, secure, or respond to any disturbances or threats which may arise within the Premises, or the Project (inclusive of the parking garage or parking areas). Tenant shall be fully responsible for security within its own Premises, including the safety and wellbeing of its employees and invitees; and the security from theft, damage or destruction to its inventory, fixtures, equipment and other personalty kept within its Premises.

Tenant shall use commercially reasonable efforts to inform Landlord, in writing (as soon as possible under the circumstances), as to any and all conditions, situations, circumstances, events, actions, or behavior of which Tenant’s senior facilities manager is aware which require Landlord’s attention in the discharge of Landlord’s said responsibilities; and especially as to any such situation, circumstance, event, action, or behavior which poses a threat or danger to public safety or damage to property.

Subject to Section 7.8 of the Lease, Tenant shall comply with Landlord’s reasonable requests for the verifiable identification of Tenant’s employees working at or from the Premises,

Exhibit 11.3, Page 2

as circumstances may require. Tenant shall comply with Landlord’s imposition of any and all permanent or temporary security measures as may be necessary from time to time to ensure the safety of all invitees to the Project or any portions thereof; including but not limited to identification badges or measures; restricted access areas; metal/materials detectors; sign-in sheets; restrictions on parking; after hours call clearance; or other such protective devices and measures.

3.    Mail/Package Deliveries

Landlord shall designate central mail rooms within the Building to which Tenant shall have its mail delivered by the U.S. Postal Service, directly. Tenant shall comply with all requests and requirements of the U.S. Postal Services with respect thereto, inclusive of security and volume requests. Landlord does not provide any desk, central location, or service for the acceptances of Tenant’s deliveries, and Landlord shall not assume any responsibility whatsoever for the delivery of any letters, packages, or other deliveries by any private commercial delivery service; and Tenant shall have directed all such deliveries to its own space within the Premises.

Tenant shall make separate arrangements with the U.S. Postal Services or any private carriers, acceptable to Landlord, with respect to high volume or bulk deliveries.

Tenant shall have its mail and other deliveries sent or delivered to, and may identify its address at the Project, as follows:

[Tenant]

                                 , Suite [XXX]

Boston, Massachusetts

4.    Loading/Shipping Facilities

Tenant shall have access (which access shall be subject to the provisions of Exhibit 11.3-2) to the loading dock with entrance off of Boylston Street, for the dispatch and acceptance of deliveries of all inventory, furniture, fixtures and equipment. Tenant shall comply with Landlord’s directions, from time to time, relative to the movement of its deliveries/shipments to and from the loading dock to the Premises. This is the only loading dock from which Tenant may deliver or ship any of such merchandise or materials.

5.    Trash Disposal

All delivery/shipping and packing materials, and all daily routine trash and garbage, (especially any liquids or food products) shall be wrapped, contained, secured, bundled, organized, arranged, and disposed of by Tenant; in accord with Landlord’s directions, (which may be general in nature or directed to Tenant’s specific uses, needs, and generation) and subject to the provisions of Exhibit 11.3-2.

Disposal of trash by Tenant, other than trash removed by Landlord’s janitorial staff, shall be made in the manner directed by Landlord from time to time. Tenant shall comply with Landlord’s directions, from time to time, relative to the movement of its trash to and from the loading dock/trash disposal area to the Premises. Methods and modes of movement of trash shall

Exhibit 11.3, Page 3

not damage the floors, walls, ceilings, railings, fixtures, finishes, elevators, loading docks, or other elements forming the Common Areas of the Building or the common areas of the Project. All materials or merchandise shall be moved by appropriate means, in appropriate containers, and in volumes as shall not cause any excessive load, dangerous condition, foul odors, noise, or overall disruption. Harmful liquid wastes (e.g. cleaning solvents or solutions, caustic chemicals, etc.) shall not be released into the plumbing or drain or sewer system of the Project, but shall be disposed of appropriately in light of their quantities and characteristics.

At no time and under no conditions shall hazardous materials or any materials or substances harmful to public health of safety be disposed of by means or through the trash disposal system of the Project. Tenant shall immediately notify Landlord’s appropriate on site personnel of any such spill or release, and shall follow Landlord’s directions to ensure safe, prompt and complete disposal thereof.

6.    Vehicular Access and Parking

Vehicular access to the Project shall be by one primary means: through access off of Boylston Street. Truck access shall only be to the loading docks off of Boylston Street. All vehicular parking shall be on a separate fee basis in accordance with Article X of the Lease.

All vehicular traffic flow, access and parking shall be subject to the Project’s agreed TAPA, and Tenant, its deliverymen, employees, invitees and independent contractors shall be expressly subject to the requirements and directions of that Plan. Except as provided in the Lease, no tenant shall have any implied right or claim to specific vehicular parking, access/egress or traffic flow configurations either to or from or within the Project.

There shall be no parking in the loading or delivery areas. Parking and directional access flow, and egress throughout the Project shall be clearly designated by the Landlord, to be observed by all invitees.

The parking garage shall be open and operate during such hours as are determined from time to time by the garage operator. The parking garage shall be subject to such rates, and such separate rules and regulations as may be imposed by the parking garage operator from time to time.

No vehicles shall be parked for more than twenty-four (24) hours without Landlord’s express permission, either within the garage or on the Project, generally; and Landlord shall have the right to monitor and tow and remove from the site any such vehicles violating this prohibition, at the vehicle owner’s sole cost and expense. Additionally, Landlord shall have the right to tow and remove from the site any vehicles, at the vehicle owner’s sole cost and expense, if the any vehicle security systems emit any unreasonable noise, light or other offensive emission, whether in duration or intensity.

Tenant shall provide clear instruction as to its employees, invitees, deliverymen and customers, relative to these and all other vehicular access and parking restrictions; and shall require specific compliance on a case by case basis as informed by Landlord.

7.    Pedestrian Movement

Exhibit 11.3, Page 4

Pedestrian movement within the Project shall be initially as set forth on the general plans, and subsequently as determined by Landlord from time to time in its sole discretion. There shall be no implied right to access or egress to or from any tenant’s premises, unless specifically set forth in said Tenant’s lease; and except as may be provided in the Lease, Landlord reserves the right at any time to change, discontinue, restrict, or prohibit the access and egress through any corridors, passageways, elevators, escalators, sidewalks, walkways, garage, or other portions of the Project. Tenant shall provide clear instruction as to its employees, invitees, deliverymen and customers, relative to these and all other pedestrian access and movement restrictions; and shall require specific compliance on a case by case basis as informed by Landlord.

8.    Satellite, Cable, or Other Telecommunications Receivers, Transmitters, or Equipment

Tenant shall not place any satellite, cable or other telecommunications receivers, transmitters, monitors, or other such equipment outside of the Premises; nor shall Tenant have any implied right to operate the same within the Premises, unless these rights are specifically conferred by the Tenant’s lease. Tenant shall not operate any such permitted equipment in such a manner as interferes with the operations of other tenants in the Project; and Landlord reserves the right to make such determinations on a case by case basis. Tenant shall be responsible to obtain at its sole cost and expense any and all permits, licenses, or approvals required for operation of such equipment. Notwithstanding Landlord’s approval, Tenant shall be responsible for any and all damages as may arise from its placement, maintenance, or operation of such equipment (whether any harms are now known or later ascertained).

9.    Signs, Banners, Directories

No tenant shall have the right to erect or maintain any signs, banners, or directories except as set forth specifically in its Lease. Upon prior review and approval by Tenant, which approval shall not be unreasonably withheld, Landlord may reasonably use Tenant’s name in the promotion of the Project, at Landlord’s sole discretion; but no other tenant of the Project shall have such right without the express consent of Landlord and the tenant so consenting.

10.    Noise, Vibration, and Light

No tenant shall cause or permit to be emanated from the Premises any excessive music, sound, sound effects, or other noise (or attendant vibrations caused thereby), regardless of its nature or origin or relation to that tenant’s permitted uses of the Premises. All such noise shall be deemed presumptively excessive if it exceeds thirty-five (35) decibels, as measured at the exterior of the Premises closest to the, windows, entryways, vents, shafts, demising walls ceilings or floors. Tenant shall not cause or permit to be emanated from the Premises any excessively bright, offensive, flashing, pulsating, or strobe, light or lights.

11.    General Rules and Regulations

The public sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by Tenant (except as necessary for deliveries) or used for any purpose other than ingress and egress to and from the Premises.

Exhibit 11.3, Page 5

No awnings, curtains, blinds, shades, screens or other projections shall be attached to or hung in, or used in connection with, any exterior window of the Premises or any outside wall of the Building. Such awnings, curtains, blinds, shades, screens or other projections must be of a quality, type, design and color, and attached in the manner, approved by Landlord.

No show cases, signage (except as permitted in the Lease) or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the Building’s Common Areas, halls, corridors or vestibules.

The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed and constructed, and no sweepings, rubbish, rags, acids or like substances shall be deposited therein. All damages resulting from any misuse of the fixtures by Tenant shall be borne by the Tenant.

Tenant shall not use the Premises or any part thereof, or permit the Premises or any part thereof to be used, for manufacturing. Tenant shall not use the Premises or any part thereof or permit the Premises or any part thereof to be used as a public employment bureau or for the sale of property of any kind at auction, except in connection with Tenant’s business. Tenant must upon the termination of its tenancy, restore to the landlord all locks, cylinders and keys to offices and toilet rooms of the Premises.

The Landlord reserves the right to exclude from the Building between the hours of 6 p.m. and 6 a.m. and at all hours on Sunday and holidays all persons connected with or calling upon the Tenant who do not present a pass to the Building signed by the Tenant. Tenant shall be responsible for all persons for whom it issues any such pass and shall be liable to the Landlord for all wrongful acts of such persons.

The requirements of Tenant will be attended to only upon submission of a work request via the online work order system. Employees of Landlord shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of the Landlord.

There shall not be used in any space, or in the public halls of the Building, either by Tenant or by jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.

No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises, except service animals where necessary.

No Tenant shall make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of this or neighboring building or premises or those having business with them whether by use of any musical instrument, radio, talking machine, unmusical noise, whistling, singing, or in any other way. No Tenant shall throw anything out of the doors, windows or skylights or down the passageways.

The Premises shall not be used for lodging or sleeping or for any illegal purpose.

Exhibit 11.3, Page 6

No smoking, vaping and/or any technological evolution of either shall be permitted in the Premises or the Building.

Tenants shall reasonably cooperate with Landlord in obtaining maximum effectiveness of the cooling system by closing draperies when the sun’s rays fall directly on the windows of the Premises.

Landlord shall have the right, exercisable without notice and without liability to any tenant, to change the name and street address of the Building, except that Landlord shall not change the name of the Building to the name of a Tenant Competitor. Landlord shall promptly notify Tenant after any such changes have been made.

Any person desiring to use the bike cage or locker room facilities shall first execute and deliver to the Landlord a liability waiver form prepared by the Landlord.

Rules and Regulations Updated As Of August 30, 2018.

Exhibit 11.3, Page 7

EXHIBIT 11.3-1

CONSTRUCTION RULES AND REGULATIONS

I.	The following regulations are applicable to any additions. Alterations or improvements being undertaken by or for Tenant in the premises:

A.    General

1.    All alterations to be made by Tenant in, to or about the premises shall be made in accordance with the requirements of this Exhibit 11.3-1 and by contractors, subcontractors and/or mechanics approved by Landlord, such approval shall not be unreasonably withheld or delayed.

2.    Tenant shall, prior to the commencement of any work, submit for Landlord’s written approval, complete plans for the alterations. Drawings are to be complete with full details and specifications for all alterations.

3.    Alterations must comply with applicable building codes, and the requirements, rules, and regulations of any governmental agencies having jurisdiction over the property.

4.    No work shall be permitted to commence without the Landlord being furnished with a valid permit and all other necessary approvals from agencies having jurisdiction.

5.    All demolition, removals, or other categories of work that may inconvenience other tenants or disturb building operations, must be scheduled and performed before or after normal business hours and tenant shall provide the Building Manager with at least 24 hours’ notice prior to proceeding with such work.

6.    All inquiries, submissions, approvals and all other matters regarding alterations to the premises shall be processed through the Building Manager.

B.    Prior to Commencement of Work

1.    Tenant shall submit to the Building Manager a request to perform the work. The request shall include the following enclosures:

(i)    A list of Tenant’s contractors and/or subcontractors for Landlord’s approval. Ownership requires use of union workers for all work.

(ii)    Where appropriate, two complete sets of plans and specifications property stamped by a registered architect or professional engineer.

(iii)    An executed building permit application form.

Exhibit 11.3-1, Page 1

(iv)    Contractor’s and subcontractor’s insurance certificates including an indemnity in accordance with the Insurance Requirements and Schedule 1 of this Exhibit 11.3-1.

2.    Landlord will return the following to Tenant: One set of plans approved or a disapproval with specific comments as to the reasons therefor (such approval or comments shall not constitute a waiver of approval of governmental agencies) along with Landlord’s response to Tenant’s request for identification of alterations that will be required to be removed at the expiration of the term.

3.    Tenant shall obtain a building permit from the Building Department and necessary permits from other governmental agencies. Tenant shall be responsible for keeping current all permits. Tenant shall submit copies of all approved plans and permits to Landlord and shall post the original permit on the Premises prior to the commencement of any work. All work, if performed by a contractor or subcontractor, shall be subject to reasonable supervision and inspection by Landlord’s Construction Representative, at no additional cost to Tenant.

C.    Requirements and Procedures

1.    All “Noise Work” and odor causing activities, including but not limited to; demolition, hammer drilling, chipping, shooting of track or ceiling supports, operation of machinery, cutting of metals and related structure, painting, or coating are strictly forbidden during normal operating hours. All such work must be completed Monday through Friday after 6 PM and before 9 AM. Saturday and Sunday upon request.

2.    All Hot Work activities, including but not limited to, cutting, welding, burning, grinding, and/or soldering, must comply with the following:

(i)    Must obtain City of Boston/Boston Fire Department (BFD) hot work permit.

(ii)    Must comply with all NFPA 241 requirements.

(iii)    Landlord insurance Hot Work permit must also be obtained prior to any activities.

(iv)    Hot Work activities must be logged daily. These include but are not limited to start and finish dates and times, location of work, activities performed, and contractor name.

(v)    All Hot Work requires a BFD manned fire watch.

3.    All deliveries must be made to the loading dock. Deliveries shall not be permitted at any other door or location unless approved in advance by the Landlord. *See Loading Dock Rules and Regulations for all delivery policies and procedures.

4.    All structural and floor loading requirements shall be subject to the prior approval of Landlord’s structural engineer. Such approval shall be obtained at the tenant’s expense.

Exhibit 11.3-1, Page 2

5.    All MEP/FP requirements shall be subject to the approval of Landlord’s consulting engineers. All work must be performed by approved contractors. Landlord may require shop drawings prior to commencement of work. Approvals shall not be unreasonably withheld or delayed.

6.    Nonexclusive elevator service for construction related activities shall be provided at no cost to tenant. Building Management requires 48-hour advance notice for all major deliveries. Contractors and subcontractors shall be liable for any misuse or damage caused by its employees. Any additional requirements or union regulations shall be paid for by the tenant.

7.    If shutdown of risers and mains for electrical, HVAC, sprinkler, and plumbing work is required, such work shall be supervised by Landlord’s Construction Representative. No work will be performed in building mechanical, electrical, or elevator equipment rooms without Landlord’s approval and under Landlord’s supervision. All shutdowns require a minimum three-(3)-day notice.

8.    Tenant’s contractor shall:

(i)    have a superintendent or foreman on the Premises at all times;

(ii)    obtain, establish, and maintain a NFPA 241 plan through approval third party consultant;

(iii)    document all Hot Work activities in accordance with NFPA 241 and stated building rules and regulations;

(iv)    All fire alarm and fire protection shutdowns must be scheduled and performed in accordance with NFPA 241 and with stated building rules and regulations; All associated fees are at the tenant’s expense;

(v)    Provide applicable MSDS sheets upon Building Management’s request;

(vi)    police the job at all times, continually keeping the Premises orderly;

(vii)    maintain cleanliness and protection of all areas, including elevators and lobbies;

(viii)    protect the front and top of all peripheral HVAC units and thoroughly clean them at the completion of work;

(ix)    prior to work, contractor shall install prefilters, block off supply and return grills, diffusers and ducts to keep dust from entering into the Building air conditioning system. At completion of work, all equipment, supply and return grills, diffusers and ducts shall be clean and free of dust with new, permanent filters installed;

(x)    avoid the disturbance of other tenants.

Exhibit 11.3-1, Page 3

9.    If Tenant’s contractor is negligent in any of its responsibilities, Tenant shall be charged for all corrective work.

10.    All equipment and installations must be equal to the standards generally in effect with respect to the remainder of the Building. Any deviation from such standards will be permitted only if indicated or specified on the plans and specifications and approved by Landlord.

11.    A properly executed air balancing report signed by a professional engineer shall be submitted to landlord upon the completion of all HVAC work.

12.    Upon completion of the Alterations, Tenant shall submit to Landlord a permanent certificate of occupancy and final approval by the other governmental agencies having jurisdiction, where required.

13.    Where appropriate, Tenant shall submit to Landlord a final “as-built” set of drawings showing all items of the Alterations in full detail.

14.    Additional and differing provisions in the Lease, if any, will be applicable and will take precedence.

II.	The following regulations shall be effective with respect to any plans or specifications that Tenant is required to prepare under the Lease:

A.    Whenever Tenant shall be required by the terms of the Lease to submit plans to Landlord in connection with any improvement or Alteration to the Premises, such plans shall include at least the following:

1.    Floor plan indicating location of partitions and doors (details required of partition and door types).

2.    Location of standard electrical convenience outlets and tele/data outlets.

3.    Location and details of special electrical outlets: e.g., photocopiers, etc.

4.    Reflected ceiling plan showing layout of standard ceiling and lighting fixtures. Partitions to be shown lightly with switches located indicating fixtures to be controlled.

5.    Locations and details of special ceiling conditions, lighting fixtures, speakers, etc.

6.    Location and specifications of floor covering, paint, or paneling  with paint colors referenced to standard color system.

7.    Finish schedule plan indicating wall covering, paint, or paneling  with paint colors referenced to standard color system.

8.    Details and specifications of special millwork, glass partitions,  rolling doors and grilles, blackboards, shelves, etc.

Exhibit 11.3-1, Page 4

9.    Hardware schedule indicating door number keyed to plan, size, hardware required including butts, latch sets or locksets, closures, stops and any special items such as thresholds, soundproofing, etc. Keying schedule is required.

10.    Verified dimensions of all built-in equipment (file cabinets, lockers, plan files, etc.)

11.    Location and weights of storage files.

12.    Location of any special soundproofing requirements.

13.    Location and details of special floor areas exceeding 50 pounds of live load per square foot.

14.    All structural, mechanical, plumbing and electrical drawings, to be prepared by the base building consulting engineers or other engineer approved by Landlord, necessary to complete the Premises in accordance with Tenant’s plans.

15.    All drawings to be uniform size (30’ x 46’) and shall incorporate the standard project electrical and plumbing symbols and be at a scale of 1/8” = 1’ or larger.

16.    All drawings shall be stamped by an architect (or, where applicable, an engineer) licensed in the jurisdiction in which the Project is located and without limiting the foregoing, shall be sufficient in all respects for submission to applicable Governmental Authorities in connection with a building permit application.

17.    Landlord’s approval of the plans, drawings, specifications or other submissions in respect of any work, addition, Alteration or improvement to be undertaken by or on behalf of Tenant shall create no liability or responsibility on the part of Landlord for their completeness, design sufficiency or compliance with requirements of any applicable laws, rules or regulations of any governmental or quasi-governmental agency, board or authority.

Last modified January 2019

Please review, sign, and return a copy of this form to Building Management

I acknowledge that I have read the rules and regulations.

Name:
Date:
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Exhibit 11.3-1, Page 5

SCHEDULE 1 OF EXHIBIT 11.3-1

INSURANCE REQUIREMENTS FOR TENANT’S ALTERATIONS

Tenant shall, at its own expense, maintain and keep in force, and cause to be maintained and kept in force by any general contractors, sub-contractors or other third-party entities where required by contract, throughout any period of Alterations to the Premises or the Building by Tenant, the following insurance coverages:

(1)    Property Insurance. “All-Risk” or “Special” Form property insurance, and/or Builders Risk coverage for major renovation projects, including, without limitation, coverage for fire, earthquake and flood; boiler and machinery (if applicable); sprinkler damage; vandalism; malicious mischief coverage on all equipment, furniture, fixtures, fittings, tenants work, improvements and betterments, business income, extra expense, merchandise, inventory/stock, contents, and personal property located on or in the Premises. Such insurance shall be in an amount equal to the full replacement cost of the aggregate of the foregoing, including soft costs and delay in completion coverage, and shall provide coverage comparable to the coverage in the standard ISO “All-Risk” or “Special” form, when such coverage is supplemented with the coverages required above. Property policy shall also include coverage for Plate Glass, where required by written contract and no deductibles shall exist in excess of $50,000.

Builders Risk insurance coverage may be provided by Tenant or its general contractor on a blanket builders risk policy with limits adequate for the project, and evidencing the additional insureds as required in the Lease.

(2)    Liability Insurance. General Liability, Umbrella/Excess Liability, Workers Compensation and Auto Liability coverage as follows:

(a) General Liability	$1,000,000 per occurrence
$1,000,000 personal & advertising injury
$2,000,000 products/completed operations aggregate

The General Contractor is required to maintain, during the construction period and up to 6 years after project completion, a General Liability insurance policy, covering bodily injury, personal injury, property damage, products and completed operations, with limits to include a $1,000,000 limit for blanket contractual liability coverage and adding Landlord and Landlord’s designees as additional insured as respects the project during construction and for completed operations up to 6 years after the end of the project. Along with certificate of insurance, Landlord requires a copy of the Additional Insured endorsements, showing Landlord and Landlord’s designees as an additional insured to the GC’s policy for both ongoing operations and completed operations (which can be accomplished by ISO Forms CG 20 10 07 04 plus CG 20 37 07 04 or its equivalents) and endorsements evidencing that such coverage will apply on a primary and noncontributory basis and waive subrogation as to Landlord on ISO Forms CG 20 01 04 13 and CG 24 04 05 09 or their equivalents, respectively.

Exhibit 11.3-1, Page 6

(b) Auto Liability	$1,000,000 combined single limit (Any Auto) for bodily injury and property damage for owned, hired and non-owned cover.

(c) Workers Compensation	Statutory Limits

Employers Liability	$1,000,000 each accident*
$1,000,000 each employee*
$1,000,000 policy limit* * or such amounts as are customarily obtained by operators of comparable businesses and/or as meets the umbrella/excess liability carrier underlying limit requirements.

(d) Umbrella/Excess Liability	$20,000,000 per occurrence providing coverage excess of commercial general, auto, and employers liability insurance on a form that is not more restrictive than underlying. All Umbrella/Excess policies must be separately endorsed to apply on a primary and noncontributory basis as to Landlord; follow-form provisions are not sufficient.

Contractors’ commercial general liability/umbrella insurance policy(ies) shall include Landlord and Landlord’s designees as additional insureds’, and shall include a primary and non-contributory coverage and waiver of subrogation provision. Liability policy shall contain a clause that the insurer may not cancel or materially change coverage without first giving Landlord thirty (30) days prior written notice, except cancellation for non-payment of premium, in which ten (10) days prior written notice shall be required. Contractor’s worker’s compensation insurance must include a waiver of subrogation in favor of Landlord and Landlord’s designees on ISO Form WC 00 03 13 or equivalent.

(3)    Deductibles. If any of the above insurances have deductibles or self-insured retentions, the Tenant and/or contractor (policy Named Insured) shall be responsible for the deductible amount.

(4)    Subcontractor Insurance: General Contractor shall ensure that any and all sub-contractors shall maintain the same coverages and amounts required of General Contractor in this Agreement, except that excess/umbrella requirements for Concrete, Elevator, Scaffold, Masonry, Steel, Carpentry (other than finish carpentry), HVAC, Plumbing, & Electrical subcontractors shall be no less than $5,000,000 per occurrence, and excess/umbrella limits for all other contractors

Exhibit 11.3-1, Page 7

shall be no less than $1,000,000 per occurrence. General Contractor shall collect insurance certificates verifying same.

The required limits in this Agreement are minimum limits and nothing contained herein shall be construed to mean the required limits are adequate or appropriate to protect Tenant or Contractor from a greater loss or greater liability to Landlord. In the event Tenant or Contractor has in force any insurance coverage with coverages broader and or limits higher than those coverage amounts and terms specified herein, such broader terms and higher limits shall be available to Landlord, and this Agreement shall be deemed to required such broader terms and higher limits.

All of the insurance policies required in this Schedule 1 shall be written by insurance companies which are licensed to do business in the State where the property is located, or obtained through a duly authorized surplus lines insurance agent or otherwise in conformity with the laws of such state, with an A.M. Best rating of at least A- and a financial size category of not less than VII. Tenant shall provide Landlord with certificates of insurance and the endorsements listed in Section 2 above upon request, prior to commencement of the Tenant/contractor work, or within thirty (30) days of coverage inception and subsequent renewals or rewrites/replacements of any cancelled/non-renewed policies.

Exhibit 11.3-1, Page 8

EXHIBIT 11.3-2

LOADING DOCK RULES AND REGULATIONS

1.	Loading Area

a.

Loading Area shall operate between the hours of 6am and 5pm, Monday- Friday (non-holidays). All requests for dock operations outside normal operating hours shall require a security detail, and associated costs shall be billed directly to the requesting tenant. All requested details require a four-(4)-hour minimum.

b.

Loading Area shall have dedicated staff to facilitate scheduling, loading, unloading, and enforce the rules and regulations set forth in this document. Landlord’s security personnel must be present during any and all deliveries to the loading dock. Tenant shall provide Landlord’s appropriate onsite personnel with notice as to the date and estimated time of any large volume deliveries, such that deliveries can be coordinated between and among all tenants in as efficient a manner as possible; and priority use may be granted by Landlord, from time to time, on the basis of prior notice.

c.

Delivery trucks cannot leave vehicles unattended outside of delivery window; engines shall not be left idling; and no delivery truck will be permitted to remain in the delivery dock overnight or unattended

d.	Under no circumstances shall Tenant permit its deliveries to cause excessive noise, disturbance, or annoyance. Reverse alarms will not be permitted between the hours of 10pm and 7am.

e.

Methods and modes of movement of said deliveries/shipments shall not damage the floors, walls, ceilings, railings, fixtures, finishes, elevators, loading docks, or other elements forming the Common Areas of the Building or the common areas of the Project.

f.

All materials or merchandise shall be moved by appropriate means, in appropriate containers, and in volumes as shall not cause any excessive load, dangerous condition, foul odors, noise, or overall disruption. Any and all materials or merchandise which Tenant is moving as between the loading dock and its Premises shall be at Tenant’s sole risk of loss or damage.

g.	Landlord reserves the right to temporarily close the loading dock to restrict its hours of operation as circumstances may require, and to administer and manage all Tenant’ s deliveries.

h.

No storage shall be permitted at any time on the dock area or in the loading corridor, without prior, written consent from management. Landlord may (but shall not be obligated to) provide on Project, a fenced-in holding area to which Tenant may temporarily off-load its deliveries, (securing them by Tenant’s own padlock(s)), for actual delivery to Tenant’s Premises at a time later in the same day. Landlord and

Exhibit 11.3-2, Page 1

Tenant shall coordinate the duration of storage in such temporary holding areas. Management is not responsible for anything left in the dock area/storage/holding areas.

2.	Trash

a.	Any open top located in or at the loading dock is not available for tenant use without prior, written consent from management.

b.

For disposal of any bulk waste items, an open top dumpster can be provided. Please contact building management for scheduling. Current installation, hauling, and tonnage rates apply. An estimate can be provided upon request.

c.	All trash and recycling must be loaded into the designated container and fully compacted upon completion.

d.	E-waste disposal services are available upon request. Charges apply. Please contact building management for pick up, scheduling, and estimates.

3.	Tenant Deliveries

a.	Building personnel are not permitted to sign for or accept deliveries for any tenant at any time.

b.

All deliveries MUST be delivered through the loading dock. The loading dock is located on the back of the building, off Boylston Street. Deliveries will not be permitted through the lobby or other building entrances.

c.

All deliveries must be delivered to the tenants via the freight elevators. If a tenant space is not accessible via a freight elevator, Building Management must be contacted in advance to arrange access.

d.	No hand trucks or carts will be permitted in the passenger elevators for any reason.

e.	All deliveries shall be brought directly to the respective tenant or signed for by an authorized tenant representative.

i.

If the delivery cannot be brought directly to the tenant floor or a tenant representative is not available, the dock attendant will attempt to contact a tenant representative listed on the Tenant Contact List.

ii.	It is the tenant’s responsibly to maintain an updated contact list at all times.

f.	Deliveries that do not meet these requirements shall be refused.

4.	Freight Elevator Access

a.	One Freight elevators are available for use during operating hours.

Exhibit 11.3-2, Page 2

b.	No tenant or vendor shall have exclusive use of a freight elevator without prior written consent from Building Management.

c.	In the event of mechanical failure of a freight elevator, all prior consent for exclusive use shall be suspended until both elevators return to proper operation.

d.	Access to tenant floors require a building access card to be provided by the dock attendant. A valid photo ID will be required in order to obtain a building access card.

e.

Delivery personnel are required to report to the dock attendant to sign-in prior to being provided access to the freight elevator, and then must sign-out upon completion of delivery. Access cards are specific to floors/tenants and cannot be used to access unauthorized areas or floors of the building.

f.	Freight and service elevators are for construction and delivery activities only.

g.	Lifts, heavy equipment and machinery are strictly prohibited in any elevator.

h.	If a tenant space is not accessible via a freight elevator, Building Management must be contacted in advance to arrange access.

5.	Tenant Move-In/Move Out

a.	Tenant moves are not permitted during normal operating hours without prior written consent from Building Management; including but not limited to the following:

1.	Delivery or removal of moving materials (creates, boxes, tape, etc.);

2.	Delivery or removal of furniture or fixtures (not included in construction); and

3.	Delivery or removal of equipment (not included in construction).

b.	No tenant or vendor shall have exclusive use of a freight elevator without prior written consent from Building Management.

c.	In the event of mechanical failure of a freight elevator, all prior consent for exclusive use shall be suspended until both elevators return to proper operation.

6.	Emergency Procedures

a.	In the event of a Fire Alarm Evacuation, all deliveries shall halt until BFD has given the all clear. No trucks will be permitted to enter during the evacuation event.

b.	In the event of a building related emergency in the vicinity of the loading area, all deliveries shall halt until BFD, BPD, and/or Building Management has given the

Exhibit 11.3-2, Page 3

all clear and pedestrians have disbursed from the area. No trucks will be permitted to enter during this time.

Last updated January 2019

Please	review, sign, and return a copy of this form to Building Management

I acknowledge that I have read the rules and regulations.

Name:
Date:
Signature:
Company:

Exhibit 11.3-2, Page 4

EXHIBIT 11.10

TAPA

TRANSPORTATION ACCESS PLAN AGREEMENT

entered into between

THE CITY OF BOSTON TRANSPORTATION DEPARTMENT

and

S&A P-12 Property LLC, c/o Samuels & Associates

Parcel 12 Project

Boston, Massachusetts

This Transportation Access Plan Agreement (hereinafter “TAPA”) is entered into this      day of             , 2019 by and between the CITY OF BOSTON, acting through its TRANSPORTATION DEPARTMENT with offices at One City Hall Plaza, Room 721, Boston, Massachusetts, 02201, (hereinafter “BTD”) and S&A P-12 Property LLC with a principal place of business c/o Samuels & Associates at 136 Brookline Avenue, Boston, Massachusetts 02115 (hereinafter “Developer”)

WHEREAS, the Developer has completed the review process required by Article 80 of the Boston Zoning Code (hereinafter “Article 80 Review”), which review process contains a Transportation Component, (see Section 80B-3 (1)); and

WHEREAS, the Developer acknowledges that the construction and operation of the Development will impact the transportation network within the City of Boston; and

WHEREAS, BTD and the Developer desire to mitigate such transportation impacts through a Construction Management Plan (hereinafter “CMP”), and a Transportation Access Plan Agreement (hereinafter “TAPA”);

Now, therefore, in consideration thereof, the following is agreed between BTD and the Developer (hereinafter “Parties”):

●    Section 1.    Definitions and Exhibits

A.

“Access Plan” shall mean the Transportation Sections of the Project Notification Form, Draft Project Impact Report, Final Project Impact Report and any supplemental information as developed through the Article 80 Review process.

B.	“Article 80 Review” shall mean the City of Boston Development review requirements, regulations and process, as defined in Article 80 of the Boston Zoning Code.

C.	“BTD” shall mean the City of Boston Transportation Department, with offices at One City Hall Plaza, Room 721, Boston, Massachusetts, 02201, its successors and assigns.

Exhibit 11.10, Page 1

D.	“CMP” shall mean the Construction Management Plan.

E.	“Development” shall mean the Development discussed in this TAPA and summarized in Section 2 A.

F.	“Developer” shall mean the Developer described above.

G.	“ISD” shall mean the City of Boston Inspectional Services Department with offices at 1010 Massachusetts Avenue, Boston, Massachusetts, 02118, its successors and assigns.

H.	“PIC” shall mean the Public Improvement Commission of the City of Boston with offices at One City Hall Plaza, Room 714, Boston, Massachusetts, 02201, its successors and assigns.

I.	“City” shall mean the City of Boston.

J.	“PWD” shall mean the Public Works Department of the City of Boston with offices at One City Hall Plaza, Room 714, Boston, Massachusetts, 02201, its successors and assigns.

K.	“Site” shall mean the parcel(s) as set forth in the Site Plan (Exhibit A). The legal description of the Site is more fully set forth in Exhibit B.

L.	“Site Plan” shall mean the Development’s Site Plan as approved by BTD and set forth more fully in Exhibit A. The Site Plan is subject to change by BTD and/or PIC.

M.	“TAPA” shall mean this Transportation Access Plan Agreement.

N.	“MassDOT” shall mean the Massachusetts Department of Transportation with offices at 10 Park Plaza, Boston, MA 02116, its successors and assigns.

●    Section 2.    Development and Mitigation Summary

•	Development Summary

Described below is a summary of the proposed Development:

The Parcel 12 Project (the “Project”) is an air rights development in Boston’s Back Bay neighborhood. The site (the “Site”) consists of land and air rights generally bounded by Newbury Street to the north, Massachusetts Avenue to the east, and Boylston Street to the south. As part of the Project, the Developer will construct a deck over the Massachusetts Turnpike (I-90) and the adjacent railroad tracks.

The Project consists of an 18-story office tower approximately 298 feet in height to the top of the highest occupiable story containing up to 435,000 square feet (sf) of office space, rising from two-stories of ground floor retail containing approximately 55,000 sf fronting on the corner of Massachusetts Avenue and Boylston Street. The second tower will be approximately 158 feet in height containing 152,000 sf of hotel/residential land use, rising from one story of ground floor retail.

Exhibit 11.10, Page 2

The Project includes a two-story below-grade parking garage below the office tower containing up to 150 spaces. Separating the two towers is a publicly accessible plaza with outdoor seating and greenspace, overlooking I-90 and Boston’s Fenway neighborhood on the second level. Additionally, there will be a publicly accessible landscaped plaza at grade. In total, there will be over one-half acre of publicly accessible open spaces within the Project.

If the hotel option is selected for the site, it is expected to be a boutique hotel without ballroom or function space and smaller guest room sizes.

There are currently 28 parking spaces on the site and within the existing surface parking lot on the corner of Massachusetts Avenue and Boylston Street. The development will add up to 122 valet-only net new parking spaces in below-grade parking - for a total of up to 150 spaces. The garage will support the office and hotel space during the weekday but will be open to the public on nights and weekends.

The Development is more particularly described in a Draft Project Impact Report submitted to the Boston Planning and Development Agency (“BPDA”) on May 8, 2019 and in a PDA Development Plan submitted to the BPDA on June 28, 2019. The project was approved by the BPDA Board of Directors on August 15, 2019.

B. Mitigation Summary

In order to mitigate the impacts of the Development a summary of the major mitigation commitments is described below:

The Project will implement a robust streetscape improvement plan for Massachusetts Avenue and Boylston Street along the Site’s frontages aimed at improving conditions for pedestrians, bicyclists, and public transportation users. Included will be pedestrian amenities such as street trees, seating areas, upgraded sidewalks and limited use of specialty paving materials. The bicycle facilities will consist of separated bicycle lanes on both roadways.

•

The Development will create a widened, approximately 14-foot wide sidewalk along Boylston Street at the Site, resulting in a generous, barrier-free pedestrian zone along the entire project frontage on Boylston Street. The pedestrian zone along Massachusetts Avenue will also be widened up to approximately 15 feet at varying points along the project frontage.

•

In close coordination with MassDOT and the BTD, the Developer, as part of its project mitigation is advancing MassDOT’s proposed realignment of the I-90 Westbound On-Ramp by shifting it approximately 150 feet to the west of Massachusetts Avenue. Shifting the ramp will simplify the existing intersection of Massachusetts Avenue and Newbury Street and it will allow the narrowing of the existing crossing from 70 feet to approximately 30 feet, improving pedestrian, bicyclist and driver safety.

•	The Development will include improvement of the following intersections by making limited curb line modifications and curb ramp improvements adjacent to the Site:

Exhibit 11.10, Page 3

•	Massachusetts Avenue at Newbury Street/I-90 Westbound On-Ramp

•	Massachusetts Avenue at Boylston Street

•

As illustrated in Exhibit A, two approximately 80-foot long short-term pick-up/drop-off zones along the southern end of the site on Massachusetts Avenue and on Boylston Street may be designated for use by the public and Transportation Network Companies (TNCs) by BTD. These short-term pick-up/drop-off zone would accommodate the needs of the restaurant and retail uses of the Project, as well as the short-term needs for the office and hotel buildings. There are currently no metered spaces on Massachusetts Avenue adjacent to the Site. Four (4) metered spaces on Boylston Street westbound may be eliminated as part of this design at the discretion of BTD.

•	The Development will have a designated loading area and a trash compactor accessed from Boylston Street in an area fully internal to the building.

•

The Development will include up to 150 garage parking spaces below-grade. The intent of the spaces is that for daytime use, they will be primarily for the office tenants. Some hotel/retail use is expected during nights and weekends when the office demand is low.

•

The garage will initially contain eight (8) Electric Vehicle (EV) parking spaces as part of the total supply. An additional 10 percent of the parking spaces will be “EV ready,” meaning that they are able to be converted to EV-equipped spaces as the demand grows. These EV-ready spaces will be constructed with sufficient electrical capacity and conduit will be installed in advance to serve these spaces. With the provision for future conversion to EV spaces, the Project will provide for the creation of a total of 23 future EV spaces.

•

The Project will provide a total of 161 bicycle parking spaces; 15 of these will be publicly accessible and located outside of the building. The remainder will be inside the facility. The 15 outdoor spaces are intended to serve the project and will be used by the public, visitors and restaurant/retail patrons.

•

The Developer will designate an on-site Transportation Coordinator for the Project. The Transportation Coordinator may be part of the building management or property management staff. The Transportation Coordinator will be responsible for:

•	Overseeing parking;

•	Serving as the point person for managing, communicating and promoting the use of transportation alternatives with building employees and staff;

•	Developing an orientation packet to inform residents or hotel visitors, office employees, and restaurant/retail employees about available transportation options; and

•	Designating a loading dock manager responsible for overseeing loading/delivery operations.

Exhibit 11.10, Page 4

•

Subject to BTD review and approval and, as applicable, MassDOT approval, the Project will work with the BTD in making traffic signal timing modifications, should they be deemed necessary, upon the completion and full occupancy of the Development, at the intersection of Massachusetts Avenue at Newbury Street/I-90 Westbound On-Ramp.

•

The Development will implement a robust Transportation Demand Management Plan (TDM) to take advantage of the many readily accessible public transportation options in the area, including the MBTA’s Green Line and local bus service. Included within the TDM Plan are the following:

•	To help promote this accessibility, the Developer will provide transportation information, maps and schedules in the building lobby/public spaces.

•	This shall include the provision of real time on-site transit information screens in the office lobby and at the hotel/residential building’s concierge desk.

•

Directions and information relating to the Site will be provided on the Project’s website to encourage use of transit, bicycling, and walking. Development’s tenants will be encouraged to provide directions using public transportation on their individual tenant websites.

•	The Development will create marketing materials which will highlight the excellent pedestrian and transit accessibility of the Site.

•	The leases for retail and other commercial tenants will encourage any retail or other commercial tenant to promote public transportation for their employees.

•	The Developer will encourage retail or other commercial tenants to participate in the MBTA’s Corporate Pass Program.

•	With the assistance of MassRIDES, a website application will be employed to encourage use of alternative commuting modes and to provide ride matching services for people who work in the building.

•	Through the ABC TMA, any retail or other commercial tenant will be able to offer a “Guaranteed Ride Home” to employees in order to remove an obstacle to transit use and ridesharing.

•

Provide an annual (or more frequent) newsletter or bulletin summarizing transit, ridesharing, bicycling, alternative work schedules and other travel options, which may be included in the Project’s website.

•	Promote bicycles as an alternative to single occupant vehicle (SOV) travel, provide promotional material on bicycle commuting and bicycle safety and provide incentives for bicycle use.

Exhibit 11.10, Page 5

•	The Development (the building, as an entity) will become a member of the A Better City (ABC) TMA.

•	The Developer will work with the BTD to determine the best location for a BlueBikes station, to replace the station currently located in the roadway on Massachusetts Avenue at Boylston Street.

•	The Development will also create separated bicycle lanes on both Massachusetts Avenue and Boylston Street to improve the existing bicycle network connectivity through the neighborhood.

•	The Development will include an on-site shower, locker and changing facility for building staff use.

•

The Development will prepare a Transportation Monitoring and Annual Report to the BTD. The purpose of this report will be to provide the BTD with an update on transportation-related issues, such as the performance of TDM measures.

•

The Developer will provide a police detail at the site’s Boylston Street driveway during the afternoon peak period for an initial 12-month period following the completion and occupancy of the site. The detail’s purpose shall be to assist drivers exiting the site onto Boylston Street and to help manage queues that form from the adjacent intersections. The effectiveness of this police officer control will be monitored by the Developer and in consultation with the BTD, a decision will be made on the value of continuing to have an officer present.

●    Section 3. Site Access and Parking Management

A. Site Plan

The 1:20 scale Site Plan is attached as Exhibit A, signed and stamped by a licensed engineer in the state of Massachusetts, and approved by BTD. The Site Plan is subject to change by BTD and/or PIC.

Described below are the elements that have been included in the Site Plan:

A shows the Site Plan for the Project and includes the following types of information:

•	Public right-of-way layout

•	Sidewalk/pedestrian ramps

•	Curb cuts/driveways

•	Traffic control devices (signs, signals, pavement markings, etc.)

•	Existing and proposed curb regulations for on-street parking

•	Sidewalk furniture, bicycle racks

•	Truck turning path plotted on 1:20 scale plan for a design vehicle approved by BTD at entrances to all loading areas and intersections determined by BTD.

Exhibit 11.10, Page 6

Site Plan changes made subsequent to the execution of the TAPA materially affecting site access, site operations, and/or local area circulation will be fully coordinated among the Developer, BTD and PIC. Notwithstanding anything else provided in this TAPA, any changes to the Site Plan by BTD or PIC shall require approval by the Developer.

B. Site Access

a.	Described below is a summary of the vehicular ingress and egress as depicted in the Site Plan (Exhibit A):

As shown on the site plan illustrated in Exhibit A:

•	Primary pedestrian access/egress to the Site will be from Massachusetts Avenue for the hotel/residential building and from Boylston Street for the office building.

•	Vehicular access to/from the parking facility will be from Boylston Street.

•	Vehicular access to the internal loading/service area will be from Boylston Street.

b.	Described below is a summary of the truck loading and service management as depicted in the Site Plan (Exhibit A):

•

A designated truck loading area for the Development will be accessed from Boylston Street, adjacent to the parking garage entrance/exit. All off-street loading and trash removal will take place in a designated loading dock served from Boylston Street. A single large trash compactor will be located in the loading dock area. The dock will support tractor-trailer trucks (WB-50 vehicles) and smaller trucks.

•	All truck maneuvering will occur from Boylston Street.

•	Package deliveries will be required to be completed through the loading dock; deliveries will not be accepted curbside along either Boylston Street or Massachusetts Avenue.

•	Loading and service activities will be encouraged during off-peak hours.

•	A loading dock manager will be responsible for overseeing loading/delivery operations.

•	Permanent “No idling” signs will be posted in the loading areas, limiting idling to no more than five minutes as required by Commonwealth of Massachusetts law (310 CMR 7.11).

•

•	C. Parking Management

Described below is the Development’s parking management plan:

Exhibit 11.10, Page 7

•

The Development will include up to 150 garage parking spaces below-grade. The intent of the spaces is that for daytime use, they will be primarily for the office tenants. Some hotel/retail use is expected during nights and weekends when the office demand is low.

•	Because the garage is expected to be operated using parking valets, no spaces are specifically dedicated for handicap parking.

•	The Proponent will charge market rates for on-site parking.

•

The Development’s parking ingress/egress driveway will be located on Boylston Street, approximately 105 feet east of the Boylston Street intersection with Ipswich Street and approximately 185 feet west of the Boylston Street intersection with Massachusetts Avenue.

•

The garage will initially contain eight (8) Electric Vehicle (EV) parking spaces as part of the total supply. An additional 10 percent of the parking spaces will be “EV ready,” meaning that they are able to be converted to EV-equipped spaces as the demand grows. These EV-ready spaces will be constructed with sufficient electrical capacity and conduit will be installed in advance to serve these spaces. With the provision for future conversion to EV spaces, the Project will provide for the creation of a total of 23 future EV spaces.

•

The Project will provide a total of 161 bicycle parking spaces; 15 of these will be publicly accessible and located outside of the building. The remainder will be inside the facility. The 15 outdoor spaces are intended to serve the project and will be used by the public, visitors and restaurant/retail patrons.

•	146 secure/covered bicycle spaces will be provided within the building in the Project’s parking garage.

•	Audible and visual pedestrian warning devices will be installed along Boylston Street at the loading and parking curb cuts.

●    Section 4. Mitigation and Timeline

A.	Required before issuance of a Building or Foundation Permit by ISD (whichever is needed first by the Developer).

a. A signed and executed copy of this Agreement (TAPA).

b. An approved Construction Management Plan (CMP), (BTD Requirements for Construction Management Plan (CMP) are set forth in Appendix 1).

B.	Required after issuance of the first Building or Foundation Permit by ISD (whichever is needed first by the Developer).

Traffic Monitoring Equipment

In order to monitor construction and/or for long-term traffic and intersection monitoring,

Exhibit 11.10, Page 8

the Developer, when required, shall:

•	Traffic signal system improvements are proposed for the intersection of Massachusetts Avenue at Newbury Street/I-90 Westbound On-Ramp after the relocation of the on-ramp 150 feet to the west.

•	Implement the Traffic Monitoring Program as described in Section 4.D(g) of this TAPA

C.	Required before issuance of a Certificate of Occupancy by ISD.

Transportation Systems Improvements

When required, in order to mitigate the transportation impacts of the Development, the Developer shall implement the following Transportation System Improvements. These improvements will offset the transportation impacts of the Development on roadways, sidewalks, intersections and public transit. BTD Requirements for Implementation of Transportation System Improvements are set forth in Appendix 2.

a. Geometric Changes to Public Right-of-Way:

Described below are the Developer’s commitments for changes to the Public Right-of-Way:

•

As illustrated in Exhibit A and subject to review and approval of any governmental agency with jurisdiction, including, without limitation, the BPDA, MassDOT and the PIC, the Development will include improvements at the following intersections by making limited curb line modifications and curb ramp improvements adjacent to the Site:

•	Massachusetts Avenue at Newbury Street/I-90 Westbound On-Ramp

•	Massachusetts Avenue at Boylston Street

•

In close coordination with MassDOT and the BTD, the Developer, as part of its project mitigation is advancing MassDOT’s proposed realignment of the I-90 Westbound On-Ramp by shifting it approximately 150 feet to the west of Massachusetts Avenue. Shifting the ramp will simplify the existing intersection of Massachusetts Avenue and Newbury Street and it will allow the narrowing of the existing crossing from 70 feet to approximately 30 feet, improving pedestrian, bicyclist and driver safety.

•	The aforementioned curb line modifications and curb ramp improvements are intended to improve both pedestrian connections and accessibility.

•

As illustrated in Exhibit A, two approximately 80-foot long short-term pick-up/drop-off zones along the southern end of the site on Massachusetts Avenue and on Boylston Street will be designated for use by the public and Transportation Network Companies (TNCs). These short-term pick-up/drop-off zone will accommodate the needs of the restaurant and retail uses of the Project, as well as the short-term needs for the office and hotel buildings. There

Exhibit 11.10, Page 9

are currently no metered spaces on Massachusetts Avenue adjacent to the Site. Four (4) metered spaces on Boylston Street westbound will be eliminated as part of this design.

b. Traffic Signal System Improvements:

Described below are the Developer’s commitments for Traffic Signal System Improvements:

•

Traffic signal system improvements including new poles, mast arms and controller equipment are proposed for the intersection of Massachusetts Avenue at Newbury Street/I-90 Westbound On-Ramp after the relocation of the on-ramp 150 feet to the west of Massachusetts Avenue.

•

Subject to BTD review and approval and, as applicable, MassDOT approval, the Project will work with the BTD in making traffic signal timing modifications, should they be deemed necessary, upon the completion and full occupancy of the Development, at the intersection of Massachusetts Avenue at Newbury Street/I-90 Westbound On-Ramp.

c. Pavement Markings and Sign Improvements:

Described below are the Developer’s commitments for Pavement Markings and Sign Improvements:

Subject to BTD review and approval and, as applicable, MassDOT and PIC approval, and as indicated on Exhibit A:

•

The Project will implement a robust streetscape improvement plan for Massachusetts Avenue and Boylston Street along the Site’s frontage, all aimed at improving the pedestrian and bicyclist environment.

•

The Development will create an approximately 15-foot widened sidewalk along Massachusetts Avenue and a 14-foot wide sidewalk along Boylston Street at the Site, resulting in a generous, barrier-free pedestrian zone along the project frontage.

•	The Development will also create separated bicycle tracks on Massachusetts Avenue and Boylston Street to improve the existing bicycle network connectivity through the neighborhood.

•	Pedestrian crosswalks will be improved at the following two intersections:

•	Massachusetts Avenue at Newbury Street/I-90 Westbound On-Ramp

•	Massachusetts Avenue at Boylston Street

Appropriate signage and pavement markings will be installed along Massachusetts Avenue and Boylston Street, as indicated on Exhibit A.

Exhibit 11.10, Page 10

d. Public Transportation Improvements:

Described below are the Developer’s commitments for Public Transportation Improvements:

The Project Site is readily accessible to public transportation options including the MBTA’s Green Line and local bus services on Massachusetts Avenue, Dalton Street, Boylston Street and Huntington Avenue.

•

The Project will renovate ~~a~~ the currently unused ~~former~~ pedestrian tunnel that connects the west side of Massachusetts Avenue directly to the MBTA’s Hynes Station. In addition, the project will build an elevator, headhouse and stair to the tunnel on the project site on the west side of Massachusetts Avenue. The final design the headhouse and stair shall be approved by the MBTA and BTD.

•	The Project will reconstruct the bus shelter on Massachusetts Avenue and add shelter enhancements to improve the passenger experience.

•	The existing bus stop on Massachusetts Avenue will be constructed to accommodate two MBTA buses at one time. The final design shall be approved by the MBTA and BTD and meet all MBTA standards.

•	To help promote this accessibility, the Developer will provide transportation information, maps and schedules in the building lobby/public spaces.

•	Directions and information relating to the Site will be provided on the Project’s website to encourage use of alternative travel modes.

•	Other detailed actions related to public transportation as described elsewhere in this Agreement.

e. Street Furniture Improvements:

Described below are the Developer’s commitments for Street Furniture Improvements:

Subject to Public Improvement Commission (PIC) review and approval and as applicable, approval by the BPDA, the Project will:

•

Provide landscape and streetscape improvements on Massachusetts Avenue and Boylston Street, along their frontages, including pedestrian amenities such as street trees, seating areas, upgraded sidewalks and limited use of specialty paving materials.

f. All Other Mitigation:

Described below are other commitments by the Developer not addressed above:

Exhibit 11.10, Page 11

•	The Developer will provide $50,000 in funding to the BTD or the BPDA, as determined later to support concept development for the south side of Boylston Street opposite the site.

•

The Developer will provide a police detail at the site’s Boylston Street driveway during the afternoon peak period for an initial 12-month period following the completion and occupancy of the site. The detail’s purpose shall be to assist drivers exiting the site onto Boylston Street and to help manage queues that form from the adjacent intersections. The effectiveness of this police officer control will be monitored by the Developer and in consultation with the BTD, a decision will be made on the value of continuing to have an officer present.

•	The Developer will work with the BTD to determine the best location for a BlueBikes station, to replace the station currently located in Boylston Street just west of Massachusetts Avenue.

•	The Proponent will provide amenities for commuters who walk and bike to work, which will include on-site lockers and showers for building tenant staff.

D. Required after issuance of Certificate of Occupancy by ISD.

Transportation Demand Management (hereinafter “TDM”) Measures

In order to mitigate the transportation impacts of the Development on an ongoing basis after the Development is occupied, the Developer shall institute TDM Measures. TDM Measures minimize the use of automobiles being used by one person, also known as Single Occupancy Vehicle use (hereinafter “SOV”) and maximize the use of alternative modes of transportation. This will reduce traffic congestion and air pollution and provide employees with incentives for flexible work time.

a. Transportation Management Association (hereinafter “TMA”) Membership

The Developer shall work with other area businesses in implementing TDM Measures. Joining and participating in a local TMA will satisfy this requirement. TMA’s can provide many of the required TDM Measures, including ridematching, guaranteed ride home, and transit information and promotional materials.

Described below are the Developer’s commitments to TMA membership:

•

The Developer will provide evidence to the BTD that the Developer has contacted other area businesses or the A Better City (ABC) TMA in implementing TDM programs, prior to the issuance of a Certificate of Occupancy.

•	The Developer is an active member of the ABC TMA and it intends to maintain its membership in this important organization. BTD may waive this requirement at its discretion.

b. Transportation Coordinator

Exhibit 11.10, Page 12

A Transportation Coordinator shall oversee all transportation issues including, managing TDM Measures, parking, loading and service. In addition, the Transportation Coordinator will be responsible for the Transportation Monitoring and Annual Report described below, and will serve as the contact and liaison for BTD and TMA

Described below are the Developer’s commitments for a Transportation Coordinator:

•

The Developer will designate an on-site Transportation Coordinator for the Project. The Transportation Coordinator may be part of the building management or property management staff. The Transportation Coordinator will be responsible for:

•	Overseeing parking;

•	Serving as the point person for managing, communicating and promoting the use of transportation alternatives with building employees and staff;

•	Developing an orientation packet to inform residents or hotel visitors, office employees, and restaurant/retail employees about available transportation options; and

•	Designating a loading dock manager responsible for overseeing loading/delivery operations.

•	The Developer will provide BTD with the name and contact information for the Transportation Coordinator.

c. Transit Pass Programs

Described below are the Developer’s commitment for Transit Pass Programs:

•	The Development will create marketing materials to highlight the excellent pedestrian and transit accessibility of the Site.

•	Lease agreements will encourage any retail or other commercial tenant to promote public transportation and subsidize employees use of public transportation, as follows:

•	Encourage retail or other commercial tenants to provide a 50% subsidy for their full-time and part time employees;

•	Encourage retail or other commercial tenants to participate in the MBTA’s Corporate Pass Program; and

•	Encourage retail or other commercial tenants to provide information on bus and subway routes and schedules to their employees.

d. Ridesharing / Carpooling

Exhibit 11.10, Page 13

Described below are the Developer’s commitments to Ridesharing/Carpooling:

With the assistance of MassRIDES, a website application will be employed to encourage use of alternative commuting modes and to provide ride matching services for people who work in the building.

e. Guaranteed Ride Home Program

Described below are the Developer’s commitments to Guaranteed Ride Home Program:

The Developer will maintain its membership in the ABC TMA which will be available to any retail or other commercial tenant to offer a “Guaranteed Ride Home” through any such existing program to employees to help remove an obstacle to transit use and ridesharing.

f. Information and Promotion of Travel Alternatives

Described below are the Developer’s commitments to provide information and promote travel alternatives to employees and/or residents:

•

employees and visitors with public transit system maps and other system information. This shall include real time on-site transit information screens in the office lobby and in the hotel/residential building’s lobby.

•	Development’s tenants will be encouraged to provide directions using public transportation on their individual tenant websites.

•	The Proponent will offer a transit pass subsidy to its own employees who work in the building and will encourage building tenants to subsidize transit passes for their respective staff members.

•	The Proponent will encourage the building’s tenants to offer a carshare corporate membership.

•

Provide an annual (or more frequent) newsletter or bulletin summarizing transit, ridesharing, bicycling, alternative work schedules and other travel options, which may be included in the Project’s website.

•	Provide information on travel alternatives for employees and visitors via the Internet.

•	Provide information on travel alternatives to new employees.

•	Promote bicycles as an alternative to single occupant vehicle (SOV) travel, provide promotional material on bicycle commuting and bicycle safety and provide incentives for bicycle use.

g. Transportation Monitoring and Annual Report

The purpose of the Transportation Monitoring and Annual Report is to provide BTD an

Exhibit 11.10, Page 14

update on transportation related issues, such as the performance of TDM Measures.

The Developer shall provide an Annual Report to BTD by November 30th. If the Certificate of Occupancy for the Development is issued less than 6 months before November 30th, then the report will be due November 30th of the following year. All employee sites with 250 or more employees are required to submit yearly ridesharing surveys to the Massachusetts Department of Environmental Protection (DEP) by November 15th. The information may be used to inform the Annual Report due November 30th to BTD.

●    Section 5. Terms and Conditions

●

A. Defaults and Remedies

In the event that the Developer shall fail to comply with or shall breach any provisions of this TAPA, and such failure or breach shall continue for 60 days after written notice thereof from BTD, BTD may institute any such actions and proceedings as BTD may deem appropriate, including but not limited to actions: to compel specific performance; and/or to collect any and all damages, expenses, losses and costs caused by such failure or breach, including legal expenses.

B. Records and Reports

The Developer shall keep and maintain books, records, and other documents regarding compliance with this TAPA. The Developer shall make the same available at all reasonable times for inspection, copying, audit and examination by BTD, and shall provide BTD with an annual report that summarizes the same by November 30th of each calendar year.

This TAPA shall not be recorded with the Registry of Deeds. However, the Developer agrees, upon the request of BTD, to record a Notice of this Agreement with the Registry of Deeds. Any such notice shall expressly state that it is executed pursuant to the provisions contained in this TAPA and it is not intended to vary the terms and conditions of this Agreement.

The Developer shall assume the defense of BTD, its officers, agents, and/or employees, and hold them harmless from all suits and claims against them or any of them, arising from any act or omission of the Developer, its agents or employees in any way connected with performance under this Agreement.

D. Assignment

The Developer may assign its interest in this TAPA, but only subject to and by complying with the following conditions:

a.	Prior to the assignment, the Developer shall notify BTD of its intention to assign and identify all prospective assignees.

b.

At the time of assignment, the Developer shall not be in default of the terms and conditions of this TAPA imposed upon the Developer to date. If any terms and conditions are in default, the Developer must notify BTD and receive BTD’s approval to assign while in default.

Exhibit 11.10, Page 15

c.	BTD shall then supply the Developer with the appropriate form to be used as the instrument of assignment, which shall be executed as an Amendment to this TAPA.

d.

The TAPA Amendment shall be drafted by the Developer expressly stating the terms and conditions of the assignment, specifically which covenants and provisions the Assignee shall assume and agree to perform, including any mitigation that may be in default.

e.	There shall promptly be delivered to BTD three originals of the TAPA signed by the Developer and Assignee, for signature and approval by BTD.

E. Waiver

No act by or on behalf of BTD shall be, or deemed or construed to be, a waiver of any such requirement or provision of this TAPA, unless the same be in writing, signed by BTD and expressly stated to constitute such waiver. Any express waiver by BTD shall not operate to waive such rights, terms or conditions, beyond the specific instance of such waiver.

F. Conflict of Interest

The Developer covenants and agrees that it shall, in carrying out its responsibilities under this Agreement, comply strictly with each and every provision of Chapter 268A of the Massachusetts General Laws (the Conflict of Interest Law) to the full extent of the applicability of said provisions to the Developer.

G. Successors and Assigns

The provisions of this TAPA shall be binding upon, and shall inure to the benefit of, the successors and assigns of the Developer (including without limitation any condominium association or other association having powers of control over the Site or any portion thereof under Chapter 183A of the Massachusetts General Laws) and the public body or bodies succeeding to the interests of BTD.

It is the intention of the Parties that the provisions of this TAPA may only be enforced by the Parties hereto and that no other person or persons are authorized to undertake any action to enforce any provisions hereof without the prior written approval of the Parties.

H. Amendment

This TAPA, or any part thereof, may be amended from time to time hereafter only in writing executed by BTD and the Developer.

I. Severability

Each and every covenant and agreement contained in this TAPA is and shall be construed to be a separate and independent covenant and agreement. If any term or provision of this TAPA or the application thereof to any person or circumstance shall to any extent be invalid and unenforceable, the remainder of this Agreement or the application of such term to persons or circumstances other than those as to which it is invalid and unenforceable shall not be affected thereby, and each term and provision of this TAPA shall be valid and shall be enforced to the extent permitted by law.

Exhibit 11.10, Page 16

J. Governing Law

This TAPA shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

K. Conflict of Law

In the event that any action or activity required by the provisions herein cannot be undertaken without violating any special or general law, the failure to undertake or continue to undertake such action or activity shall not be considered a breach of this TAPA. Any Party relying on this section shall notify the other Party in writing identifying the affected action or activity, the applicable law that may be violated and providing an explanation as to why that law would be violated by taking such action or activity.

L. Execution in Triplicate

This TAPA shall be executed in triplicate. All three copies shall be deemed to be originals and together shall constitute but one and the same instrument.

M. Effective Date

This TAPA shall become effective as of the date it is executed by all Parties.

N. Terms of this Agreement

This Agreement shall commence on the “Effective Date” and shall terminate thirty (30) years from that date.

O. Mitigation Expenses

All mitigation measures undertaken pursuant to this contract shall be at the expense of the Developer and no expense will be incurred by BTD with respect to such measures.

P. Notices

All notices or other communication required or permitted to be given under this Agreement shall be in writing, signed by a duly authorized officer of the Developer, or of BTD, and shall be deemed delivered if mailed postage prepaid, by registered or certified mail, return receipt requested, or delivered by hand to the principal office of the intended Party, which is as follows unless otherwise designated by written notice to the other Party.

DEVELOPER:

Samuels & Associates

136 Brookline Avenue

Boston, Massachusetts 02115

Attn: Abe Menzin

With copies to:

Exhibit 11.10, Page 17

Goulston & Storrs, PC

400 Atlantic Avenue

Boston, MA 02110

Attn: Doug Husid

BTD:	Boston Transportation Department
Room 721
Boston City Hall
One City Hall Plaza
Boston, MA 02201
Attn. Commissioner

With copies to:
City of Boston Law Department
Room 615
One City Hall Plaza
Boston, MA 02201
Attn. Robert Arcangeli, Assistant Corporation Counsel

Exhibit 11.10, Page 18

R. Signatures

IN WITNESS WHEREOF, the parties hereto have caused this TAPA to be signed, sealed and delivered by their respective duly authorized representatives,

DEVELOPER:		S&A P-12 Property LLC

By

Its: Authorized Real Estate Signatory
(As duly authorized, see Exhibit C)

Date:

CITY OF BOSTON
TRANSPORTATION DEPARTMENT

By
Gregory T. Rooney, Acting Commissioner

Date:

Approved as to form:

Robert Arcangeli, Assistant Corporation Counsel

City of Boston Law Department

Attachments

Appendix 1: BTD Requirements for Construction Management Plan (CMP)

Appendix 2: BTD Requirements for Implementation of Transportation System Improvements

Exhibit A: Site Plan

Exhibit B: Legal Description of the Site

Exhibit C: Evidence of Authority

Exhibit 11.10, Page 19

●    Appendix 1

BTD Requirements for Construction Management Plan (CMP)

The Developer shall prepare a Construction Management Plan (which details measures to ensure the maintenance of existing levels of service on adjacent roadways during the construction of the Development and to minimize disruption in the area, and shall submit said plan to BTD for approval. Such approval shall be obtained prior to the Developer obtaining any building permit from ISD. It is understood by the Developer that the development of a CMP is a precondition to the issuance of a building permit for the Development by ISD.

The CMP shall include, without limitation, measures dealing with: proposed street occupancies; use of tower cranes; sidewalk occupancies or obstruction of pedestrian flow; materials staging; transportation and parking for construction workers; hours of construction work; materials delivery. Key issues to be incorporated in the CMP include:

•	The need for full or partial street closures, street occupancy, sidewalk closures and/or sidewalk occupancy during construction.

•	Frequency and schedule for truck movements and construction materials deliveries, including designated and prohibited delivery times.

•	Truck routing plan (including designated truck routes and sign plan).

•	Construction staging and material handling. Staging areas to be coordinated with existing construction occurring in the area.

•	Times of construction activity.

•	Plans for maintaining pedestrian and vehicle access during each phase of construction.

•	Parking provisions for construction workers.

•	Mode of transportation for construction workers, initiatives for reducing Driving and parking demand such as TDM Measures as applied to construction workers.

•	Coordination with other construction projects in the area.

•

Distribution of information regarding construction conditions and impact mitigation to abutters. This includes construction site signs. All construction sites shall include a sign that lists the name of the construction company (general contractor), their phone number, which is clearly visible to enable the public to call with any questions or concerns.

•	Costs. All construction costs are the responsibility of the developers.

Failure to comply with the provisions of the CMP may result in withdrawal of the building permit or street occupancy permit until such time as the Commissioner of BTD determines that the Developer is in compliance with the construction management plan.

Exhibit 11.10, Page 20

●    Appendix 2

●    BTD Requirements for Implementation of Transportation System Improvements

All transportation system improvements including, geometric changes, traffic signal changes and all elements of the design, construction and inspection, will be carried out and fully funded by the Developer in close coordination with BTD. All work must meet BTD specifications and standards and must be performed by certified and licensed firms that meet BTD’s approval. BTD must approve each step in the design and construction process. The Developer is responsible for obtaining all necessary permits and licenses. Once completed the improvements will be made available for BTD inspection. Based on inspection, the Developer shall complete any outstanding items or repairs within 3 months of the inspection date. If the Developer is unable to meet these deadlines, the Developer shall notify BTD in writing to request an extension. Based on consultation with the Developer, BTD may, at its discretion, set new deadlines. Once approved, ownership of the improvements will transfer to the City and the appropriate agency therein, and all final design documents will be submitted to the City.

Exhibit 11.10, Page 21

Exhibit A

●    Site Plan

[Attached]

Exhibit 11.10, Page 22

Exhibit B

LEGAL DESCRIPTION OF PROJECT SITE AREA

Boundary Description Parcel 12

A certain parcel of land situated in the City of Boston, County of Suffolk and Commonwealth of Massachusetts more particularly bounded and described as follows:

Beginning at the intersection of the northerly sideline of Boylston Street and the westerly sideline of Massachusetts Avenue;

Thence running S 69°40’56” W, a distance of 250.55 feet along said northerly side of Boylston Street to a point;

Thence turning and running N 20°56’45” W, a distance of 355.94 feet to a point on the southerly sideline of Newbury Street;

Thence turning and running N 88°11’08” E, a distance of 268.43 feet along said southerly sideline of Newbury Street to a point on the westerly sideline of Massachusetts Avenue;

Thence turning and running S 20°17’49” E, a distance of 270.73 feet along said westerly sideline of Massachusetts Avenue to the point of beginning.

Containing an area of 79,050 square feet or 1.815 acres, more or less.

Exhibit 11.10, Page 23

Exhibit C

●    Evidence of Authority

[Attached]

Exhibit 11.10, Page 24

EXHIBIT 16.27(b)

TENANT’S EXTERIOR SIGNAGE LOCATION, DESIGN AND DIMENSIONS

ANCHOR OFFICE TENANT SIGN
+/- 10' H X 63'W
CarGurus

63'-0"
10'-0"
CarGurus

SIGN DIMENSIONS

INTERNALLY ILLIMINATED SIGN WITH INDIVIDUAL PIN MOUNTED LETTERS

APPROVED IN CONCEPT ONLY
DESIGN REVIEW
BOSTON REDEVELOPMENT AUTHORITY
SIGNATURE M-Cannizzo
DATE 11/19/19

THE FINAL DESIGN, DETAILS SHALL BE SUBMITTED TO THE BPDA FOR REVIEW AND APPROVAL

VIEW FROM MASSACHUSETTS AVENUE

ELKUS MANFREDI ARCHITECTS

Samuels & Associates

Exhibit 16.27(b), Page 1

Exhibit 16.27(b), Page 2

ANCHOR OFFICE TENANT SIGN
+/- 3 'H X 21'W

VIEW FROM BOYLSTON STREET LOOKING EAST

ELKUS | MANFREDI ARCHITECTS

Samuels & Associates

APPROVED in concept only
DESIGN REVIEW
BOSTON REDEVELOPMENT AUTHORITY
SIGNATURE DATE 11/15/19

The final design, details shall be submitted to the

Exhibit 16.27(b), Page 3

ANCHOR OFFICE TENANT SIGN
+/- 3'H X 21'W
CarGurus

VIEW FROM MASS AVE LOOKING NORTH

ELKUS | MANFREDI ARCHITECTS

Samuels & Associates

APPROVED IN CONCEPT ONLY
DESIGN REVIEW
BOSTON REDEVELOPMENT AUTHORITY
11/19/19
SIGNATURE DATE

THE FINAL DESIGN DETAILS SHALL BE SUBMITTED TO THE BPDA FOR REVIEW AND APPROVAL.

Exhibit 16.27(b), Page 4

Exhibit 16.27(b), Page 5

EXHIBIT 24

CONTINGENT PAYMENT EXAMPLE

Sample Calculation Methodology

Gross Sale Price, Cash Refinancing or Gross Recapitalization Proceeds of Office Building

less Cost of Office Building (as determined by Cost Segregation Analysis)

less 6.25% Imputed Carry Costs

less Transaction Costs for Qualifying Capital Transaction

Net Sale, Financing or Recapitalization Proceeds [A]

Premises (RSF)
= Percentage [B]
Office Area (RSF)

Applicable Share of Office Building Profit [C] = [A] multiplied by [B]

Contingent Payment = [C] multiplied by 14.5%, less any prior Contingent Payments

*	Note: escrows/reserves/etc. to be excluded from calculation per lease terms.

Exhibit 24, Page 1

Costs of Office Building shall include, but not be limited to the following:

	TOTAL COST	COST PER SF
LAND		$75
HARD COSTS
DECK COSTS
INFRASTRUCTURE COSTS
TENANT IMPROVEMENT ALLOWANCE (current vacancies only)
ARCHITECTURAL & ENGINEERING
LEGAL
SOFT COSTS
FINANCING & CARRY
HOLDOVER PAYMENTS
CONTINGENCY

Exhibit 24, Page 2